UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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TELENAV, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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T +1 408.245.3800 F +1 408.245.0238 E IR@telenav.com

4655 Great America Parkway, Suite 300

Santa Clara, CA 95054

www.telenav.com

[●], 202[●]

Dear Stockholders:

You are cordially invited to attend a special meeting of stockholders of Telenav, Inc., a Delaware corporation (“Telenav”), to be held at [●], Pacific Time, on [●], 2021. Due to public health concerns regarding the coronavirus, or COVID-19, pandemic, for the safety and well-being of stockholders, employees and other community members, and taking into account the protocols of local, state and federal governments, the special meeting will be held in a virtual format only. To attend the meeting, please visit www.virtualshareholdermeeting.com/TNAV2021SM. For purposes of attendance at the special meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the special meeting. Telenav encourages you to vote by proxy—over the Internet, by telephone or by mail—well in advance of the special meeting, to ensure your shares are represented whether or not you decide to attend.

On November 2, 2020, Telenav entered into an Agreement and Plan of Merger (as amended on December 17, 2020, and as it may be further amended, supplemented or otherwise modified in accordance with its terms, the “Merger Agreement”) with V99, Inc., a Delaware corporation led by H.P. Jin, Co-Founder, Chair of the Board of Directors, President and Chief Executive Officer of Telenav (“V99”), and Telenav99, Inc., a newly formed Delaware corporation and a wholly owned subsidiary of V99 (“Merger Sub”), providing for, subject to the satisfaction or waiver of specified conditions, the acquisition of Telenav by V99. Subject to the terms and conditions of the Merger Agreement, Merger Sub will be merged with and into Telenav (the “Merger”), with Telenav surviving the Merger as a wholly owned subsidiary of V99.

At the special meeting, you will be asked to consider and vote on:

•	a proposal to adopt and approve the Merger Agreement;

•

a proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt and approve the Merger Agreement if there are insufficient votes at the time of the special meeting to approve such proposal; and

•	a proposal to approve, by nonbinding, advisory vote, compensation that will or may become payable to Telenav’s named executive officers in connection with the Merger.

If the Merger contemplated by the Merger Agreement is completed, the holders of Telenav’s common stock, par value $0.001 per share (the “Common Stock”), will receive $4.80 in cash, without interest and less applicable withholding tax, for each share of Common Stock that they own immediately prior to the time the Merger becomes effective (the “Effective Time”), other than shares (i) held in the treasury of Telenav or (ii) held by holders who shall neither have voted in favor of the Merger nor consented thereto in writing, and who shall have properly and validly perfected, and not withdrawn or lost, their statutory rights of appraisal under Section 262 of the Delaware General Corporation Law immediately prior to the Effective Time.

A special committee (the “Special Committee”) of the board of directors of Telenav (the “Telenav Board”), consisting entirely of independent and disinterested directors, carefully reviewed and considered the terms and conditions of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. The Special Committee unanimously (i) determined that the Merger Agreement and the Merger are advisable and in the best interests of Telenav and its stockholders, (ii) approved the Merger Agreement and the Merger, (iii) recommended that the Telenav Board approve and adopt the Merger Agreement and the Merger, and (iv) recommended that Telenav stockholders adopt the Merger Agreement and approve the Merger.

After due and careful discussion and consideration, and upon the unanimous recommendation of the Special Committee, the Telenav Board (unanimously, among those independent and disinterested directors voting) (i) determined that the Merger Agreement and the Merger are advisable and fair to, and in the best interests of, Telenav and its stockholders, (ii) approved, adopted and declared advisable the Merger Agreement and the Merger, and (iii) recommended that Telenav stockholders adopt the Merger Agreement and approve the Merger, subject to the right of the Telenav Board to withdraw or modify such recommendation in accordance with the Merger Agreement.

Accordingly, the Special Committee recommends, and the Telenav Board (unanimously, among those independent and disinterested directors voting) recommends, a vote (i) “FOR” the adoption and approval of the Merger Agreement, (ii) “FOR” the proposal to adjourn or postpone the special meeting if necessary or appropriate to solicit additional proxies, and (iii) “FOR” the nonbinding, advisory proposal to approve compensation that will or may become payable to Telenav’s named executive officers.

The proxy statement attached to this letter provides you with more specific information about the special meeting, the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. You should carefully read the entire proxy statement, including the annexes and documents incorporated by reference. You may also obtain more information about Telenav from documents Telenav has filed with the U.S. Securities and Exchange Commission (the “SEC”).

Your vote is important. Adoption and approval of the Merger Agreement requires the affirmative vote of the holders of (i) at least 66 and two-thirds percent of the outstanding shares of Common Stock not beneficially owned by V99, Merger Sub, Dr. Jin, Samuel Chen, Fiona Chang, Yi-Ting Chen, Yi-Chun Chen, Changbin Wang and Digital Mobile Venture Limited (and any affiliate of the foregoing or trust in which any of the foregoing are a beneficiary) (which will also serve as a waiver of certain limitations set forth in Section 203 of the Delaware General Corporation Law), and (ii) at least a majority of the outstanding shares of Common Stock. The failure of any stockholder to vote will have the same effect as a vote against adopting and approving the Merger Agreement. Accordingly, whether you plan to attend the special meeting, you are requested to promptly vote your shares by completing, signing and dating the enclosed proxy card and returning it in the envelope provided, or by voting over the telephone or over the Internet as instructed in these materials. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote:

1.	“FOR” adoption and approval of the Merger Agreement;

2.	“FOR” adjourning or postponing the special meeting, if necessary or appropriate, to solicit additional proxies; and

3.	“FOR” the nonbinding, advisory proposal to approve compensation that will or may become payable to Telenav’s named executive officers.

Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt and approve the Merger Agreement, without your instructions.

If you have any questions or need assistance voting your shares, please contact: MacKenzie Partners, Inc., Telenav’s proxy solicitor, by calling (800) 322-2885 (toll-free) or (212) 929-5500.

Thank you for your ongoing support of Telenav.

TELENAV, INC.

Steve Debenham

Vice President, General Counsel and Secretary

Santa Clara, California

PRELIMINARY COPY—SUBJECT TO COMPLETION

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held [●], 2021

To the Stockholders of Telenav, Inc.:

A special meeting of stockholders of Telenav, Inc., a Delaware corporation (“Telenav”), will be held at [●], Pacific Time, on [●], 2021. Due to public health concerns regarding the COVID-19 pandemic, for the safety and well-being of stockholders, employees and other community members, and taking into account the protocols of local, state and federal governments, the special meeting will be held in a virtual format only. To attend the meeting, please visit www.virtualshareholdermeeting.com/TNAV2021SM. For purposes of attendance at the special meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the special meeting. The special meeting will be held to consider and vote on the following proposals (as more fully described in the proxy statement accompanying this notice):

1.

Adoption and Approval of the Merger Agreement. To consider and vote on a proposal to adopt and approve the Agreement and Plan of Merger, dated as of November 2, 2020 (as amended on December 17, 2020, and as it may be further amended, supplemented, or otherwise modified in accordance with its terms, the “Merger Agreement”), among Telenav, V99, Inc., a Delaware corporation (“V99”), and Telenav99, Inc., a Delaware corporation and a wholly owned subsidiary of V99 (“Merger Sub”), pursuant to which Merger Sub will be merged with and into Telenav (the “Merger”), with Telenav surviving the Merger as a wholly owned subsidiary of V99 (such proposal, the “Merger Agreement Proposal”);

2.

Adjournment or Postponement of the Special Meeting. To consider and vote on a proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement (such proposal, the “Adjournment Proposal”); and

3.

Compensation Payable to Telenav’s Named Executive Officers. To consider and vote on a nonbinding, advisory proposal to approve compensation that will or may become payable to Telenav’s named executive officers in connection with the Merger (such proposal, the “Executive Compensation Proposal”).

The Board of Directors of Telenav (unanimously, among those independent and disinterested directors voting) recommends that the stockholders of Telenav vote (i) “FOR” the Merger Agreement Proposal, (ii) “FOR” the Adjournment Proposal, and (iii) “FOR” the Executive Compensation Proposal.

Only stockholders of record at the close of business on [●], 202[●] are entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting. All stockholders of record are cordially invited to attend the special meeting. To ensure your representation at the meeting in case you cannot attend, you are urged to vote your shares by completing, signing, dating and returning the enclosed proxy card as promptly as possible in the postage-paid envelope enclosed for that purpose or by submitting your proxy by telephone or over the Internet. Any stockholder attending the special meeting may vote in person even if he or she has returned or otherwise submitted a proxy card.

Stockholders who do not vote in favor of adopting and approving the Merger Agreement will have the right to seek appraisal of the fair value of their shares if the Merger is completed, but only if they submit a written demand for appraisal to Telenav prior to the time the vote is taken on the Merger Agreement and comply with all other requirements of the Delaware General Corporation Law (“DGCL”). A copy of the applicable DGCL statutory provisions is included as Annex C to the accompanying proxy statement, and a summary of these provisions can be found under the section captioned “Appraisal Rights” in the accompanying proxy statement.

Adoption and approval of the Merger Agreement requires the affirmative vote of the holders of (i) at least 66 and two-thirds percent of the outstanding shares of Telenav’s common stock, per value $0.001 per share (the “Common Stock”) not beneficially owned by V99, Merger Sub, H.P. Jin, Co-Founder, Chair of the Board of Directors, President and Chief Executive Officer of Telenav, Samuel Chen, a Telenav director, Fiona Chang, Yi-Ting Chen, Yi-Chun Chen, Changbin Wang or Digital Mobile Venture Limited (and any affiliate of the foregoing or trust in which any of the foregoing are a beneficiary) (which will also serve as a waiver of certain limitations set forth in Section 203 of the DGCL), and (ii) at least a majority of the outstanding shares of Common Stock. The failure to vote will have the same effect as a vote against the adoption and approval of the Merger Agreement. Even if you plan to attend the special meeting in person, please complete, sign, date and return the enclosed proxy or vote over the telephone or the Internet as instructed in these materials as promptly as possible to ensure that your shares will be represented at the special meeting if you are unable to attend. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of the Merger Agreement Proposal, the Adjournment Proposal and the Executive Compensation Proposal. If you fail to return your proxy card, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting, and it will have the same effect as a vote against the Merger Agreement Proposal.

By Order of the Board of Directors,
Steve Debenham Vice President, General Counsel and Secretary Santa Clara, California [●], 202[●]

PRELIMINARY COPY—SUBJECT TO COMPLETION

ABOUT THIS PROXY STATEMENT

This document constitutes the proxy statement of Telenav, Inc., a Delaware corporation (“Telenav” or the “Company”), under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act’). In addition, it constitutes a notice of meeting with respect to the special meeting of the stockholders of the Company to be held virtually at [●], Pacific Time, on [●], 2021.

On November 2, 2020, Telenav entered into an Agreement and Plan of Merger (as amended on December 17, 2020, and as it may be further amended, supplemented or otherwise modified in accordance with its terms, the “Merger Agreement”) with V99, Inc., a Delaware corporation led by H.P. Jin, Co-Founder, Chair of the Board of Directors, President and Chief Executive Officer of Telenav (“V99”), and Telenav99, Inc., a newly formed Delaware corporation and a wholly owned subsidiary of V99 (“Merger Sub”), providing for, subject to the satisfaction or waiver of specified conditions, the acquisition of Telenav by V99. Subject to the terms and conditions of the Merger Agreement, Merger Sub will be merged with and into Telenav (the “Merger”), with Telenav surviving the Merger as a wholly owned subsidiary of V99.

Other than as provided below, if the Merger is completed, each share of Telenav’s common stock, par value $0.001 per share (the “Common Stock”) will be converted into the right to receive $4.80 in cash, without interest and less any required withholding taxes (the “Merger Consideration”). The following shares of Common Stock will not be converted into the right to receive the Merger Consideration in connection with the Merger: (i) shares held by any Telenav stockholders who shall neither have voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly perfected, and not effectively withdrawn or lost, their statutory rights of appraisal in respect of such shares of Common Stock in accordance with Section 262 of the Delaware General Corporation Law (“DGCL”) and (ii) shares held in the treasury of Telenav.

You should rely only on the information contained in or incorporated by reference into this proxy statement. No one has been authorized to provide you with information that is different from that contained in or incorporated by reference into this proxy statement. This proxy statement is dated [●], 202[●] and, together with the enclosed form of proxy, is first being mailed to stockholders of Telenav on or about [●], 202[●]. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. The mailing of this proxy statement to stockholders will not create any implication to the contrary.

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

YOUR VOTE IS IMPORTANT

EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING, TELENAV ENCOURAGES YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY TELEPHONE, (2) OVER THE INTERNET, OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before it is voted at the special meeting.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee, how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the Merger Agreement Proposal, without your instructions.

If you are a stockholder of record, voting in person at the special meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote in person at the special meeting.

If you fail to (1) return your proxy card, (2) grant your proxy electronically over the Internet or by telephone or (3) attend the special meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, it will have the same effect as a vote “AGAINST” the Merger Agreement Proposal but will have no effect on the other two proposals.

Telenav encourages you to read the accompanying proxy statement and its annexes, including all documents incorporated by reference into the accompanying proxy statement, carefully and in their entirety. If you have any questions concerning the Merger, the special meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Common Stock, please contact:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, NY 10018

Stockholders May Call Toll-Free: (800) 322-2885

Banks & Brokers May Call Collect: (212) 929-5500

SUMMARY TERM SHEET

This Summary Term Sheet, together with “Questions and Answers About the Special Meeting and Merger” beginning on page 12, highlights certain information in this proxy statement but may not contain all of the information that may be important to you. Telenav encourages you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement for a more complete understanding of the matters being considered at the special meeting. Each item in this Summary Term Sheet includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information” beginning on page 128. In this proxy statement, the term “Telenav” refers to Telenav, Inc. and its subsidiaries, unless the context requires otherwise.

The Parties to the Merger (page 19)

Telenav is a leading provider of automotive software and services providing both in-vehicle and cloud-based solutions. Over the past twenty years, Telenav’s focus has been on navigation and location-based services (“LBS”), where Telenav has pioneered many innovations, including the market’s first mobile cloud-based navigation service. As a leader in hybrid navigation, Telenav counts among its customers three of the top five automotive manufacturers by revenue and sales—Ford Motor Company, General Motors Holdings and Toyota Motor Corporation. Navigation and LBS are the primary applications for in-vehicle infotainment (“IVI”) systems, and Telenav is using its strengths and core competencies to address the growing demand for overall connected-car services.

V99 was formed on September 30, 2020, for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the debt financing in connection with the Merger. Dr. Jin is the sole stockholder of V99.

Telenav99 is a wholly owned subsidiary of V99 and was formed on November 2, 2020, solely for the purpose of facilitating V99’s acquisition of Telenav.

The Merger (page 84)

You are being asked to adopt and approve the Merger Agreement. Pursuant to the Merger Agreement, Merger Sub will merge with and into Telenav, with Telenav surviving the Merger as the surviving corporation (the “Surviving Corporation”) and a wholly owned subsidiary of V99 (the “Merger Agreement Proposal”). Upon completion of the Merger, Telenav will cease to be a publicly traded company, and you will cease to have any rights in Telenav as a stockholder.

Consideration to be Received in the Merger (page 84)

Other than as provided below, if the Merger is completed, each share of the Common Stock will be converted into the right to receive the Merger Consideration. The following shares of Common Stock will not be converted into the right to receive the Merger Consideration in connection with the Merger: (i) shares held by any Telenav stockholders who shall neither have voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly perfected, and not effectively withdrawn or lost, their statutory rights of appraisal in respect of such shares of Common Stock in accordance with Section 262 of the DGCL and (ii) shares held in the treasury of Telenav.

Treatment of Options, RSUs and the ESPP (page 87)

Treatment of Options

No options to acquire shares of Common Stock (“Telenav Options”) will be assumed by V99, and all outstanding Telenav Options have exercise prices per share in excess of the Merger Consideration. Subject to the terms of the Merger Agreement, each Telenav Option that is outstanding and unexercised as of immediately prior to the time the Merger becomes effective (the “Effective Time”), will immediately vest and be cancelled and converted into the right to receive, at the Effective Time, an amount in cash, without interest, equal to the product of (i) the excess, if any, of the Merger Consideration over the per share exercise price of such Telenav Option and (ii) the total number of shares of Common Stock subject to such Telenav Option as of immediately prior to the Effective Time, less any taxes required to be withheld; provided, however, that any Telenav Option for which its per share exercise price is greater than the Merger Consideration will be cancelled and terminated at the Effective Time for no consideration. For more information, see “The Merger Agreement—Treatment of Options.”

Treatment of RSUs

Subject to the terms of the Merger Agreement:

•

Restricted stock unit awards covering shares of Common Stock (“Telenav RSUs”) that are outstanding and vested as of immediately prior to the Effective Time but for which the shares of Common Stock issuable with respect thereto have not yet been delivered immediately prior to the Effective Time (and after giving effect to any acceleration provided under the terms of the Telenav equity plans, the applicable RSU award agreement and any other written agreement between the holder of such Telenav RSU and Telenav or any of its subsidiaries governing any vesting terms of such Telenav RSU) will be cancelled and converted into the right to receive, at the Effective Time, an amount in cash, without interest, equal to the Merger Consideration for each share of Common Stock otherwise deliverable in settlement of such vested Telenav RSU, less any taxes required to be withheld.

•

Telenav RSUs (including without limitation those Telenav RSUs granted subject to any performance-based vesting requirements) that are unvested, outstanding and unsettled immediately prior to the Effective Time (and after giving effect to any acceleration provided under the terms of the Telenav equity plans, the applicable RSU award agreement and any other written agreement between the holder of such Telenav RSU and Telenav or any of its subsidiaries governing any vesting terms of such Telenav RSU) will be cancelled and converted into the unfunded, unsecured right to receive an amount in cash, without interest, equal to the Merger Consideration (less any taxes required to be withheld), subject to the holder’s satisfaction of any vesting based on continued service (“time-based” vesting terms) (including any accelerated vesting in connection with a termination of service) that applied to the corresponding Telenav RSU immediately prior to the Effective Time; provided, however, that V99 may enter into agreements after December 2, 2020, with up to twelve individuals holding such unvested Telenav RSUs providing for different treatment of such unvested Telenav RSUs.

For more information, see “The Merger Agreement—Treatment of RSUs.”

Treatment of the ESPP

With respect to Telenav’s 2019 Employee Stock Purchase Plan (the “ESPP”), Telenav will take all actions that may be necessary to provide that (i) no new offering period or purchase period will commence under the ESPP following the date of the Merger Agreement, (ii) participants in the ESPP as of the date of the Merger Agreement may not increase their payroll deductions under the ESPP from those in effect on the date of the Merger Agreement, and (iii) no new participants may commence participation in the ESPP following the date of the Merger Agreement.

Telenav will take such action as may be necessary prior to the closing to (i) cause any offering period or purchase period in progress under the ESPP as of the date of the Merger Agreement to be the final such period under the ESPP and to be terminated no later than three (3) business days prior to the anticipated date of closing (the “Final Exercise Date”), (ii) make any pro-rata adjustments that may be necessary to reflect the shortened offering or purchase period, but otherwise treat such shortened offering or purchase period as a fully effective and completed offering or purchase period for all purposes under the ESPP, (iii) cause each participant’s then-outstanding share purchase right under the ESPP (the “ESPP Rights”) to be exercised as of the Final Exercise Date, and (iv) terminate the ESPP as of the Effective Time.

For more information, see “The Merger Agreement—Treatment of the ESPP.”

When the Merger is Expected to be Completed

Telenav currently anticipates that the Merger will be completed in the first quarter of calendar 2021. However, there can be no assurances that the Merger will be completed at all, or if completed, that it will be completed by such time.

Record Date and Quorum (page 20)

Only holders of record of Telenav’s Common Stock as of the close of business on [●], 202[●], which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. If you own shares that are registered in the name of someone else, such as a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting. On the record date, there were [●] shares of Common Stock outstanding.

To conduct any business at the special meeting, a quorum must be present in person or represented by valid proxies. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy, will constitute a quorum for the transaction of business at the meeting. For more information, see “The Special Meeting of Telenav’s Stockholders—Who Can Vote at the Special Meeting” and “The Special Meeting of Telenav’s Stockholders—Quorum for the Special Meeting.”

Votes Required (page 20)

Approval of the Merger Agreement Proposal requires the affirmative vote of the holders of (i) at least 66 and two-thirds percent of the outstanding shares of Common Stock not beneficially owned by V99, Merger Sub, H.P. Jin, Samuel Chen, Fiona Chang, Yi-Ting Chen, Yi-Chun Chen, Changbin Wang and Digital Mobile Venture Limited (“Digital”), and any affiliate of the foregoing or trust in which any of the foregoing are a beneficiary (collectively, the “Purchaser Group”) (the “Two-Thirds of the Minority Approval”), which approval will also serve as a waiver of certain limitations set forth in Section 203 of the DGCL, and (ii) at least a majority of the outstanding shares of Common Stock (the “Company Stockholder Approval”).

Approval of the proposal for adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the Merger Agreement Proposal (the “Adjournment Proposal”) requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock having voting power present in person or represented by proxy at the special meeting and entitled to vote on the subject matter.

Approval of the nonbinding, advisory proposal of compensation that will or may become payable to Telenav’s named executive officers in connection with the Merger (the “Executive Compensation Proposal”) requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock having voting power present in person or represented by proxy at the special meeting and entitled to vote on the subject matter.

The Special Meeting

See “Questions and Answers About the Special Meeting and Merger” beginning on page 12 and “The Special Meeting of Telenav’s Stockholders” beginning on page 20.

Recommendation of the Telenav Special Committee and the Telenav Board (page 43)

A special committee (the “Special Committee”) of the board of directors of Telenav (the “Telenav Board”), consisting entirely of independent and disinterested directors, carefully reviewed and considered the terms and conditions of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. The Special Committee unanimously (i) determined that the Merger Agreement and the Merger are advisable and in the best interests of Telenav and its stockholders, (ii) approved the Merger Agreement and the Merger, (iii) recommended that the Telenav Board approve and adopt the Merger Agreement and the Merger, and (iv) recommended that Telenav stockholders adopt the Merger Agreement and approve the Merger.

After due and careful discussion and consideration, and upon the unanimous recommendation of the Special Committee, the Telenav Board (unanimously, among those independent and disinterested directors voting) (i) determined that the Merger Agreement and the Merger are advisable and fair to, and in the best interests of, Telenav and its stockholders, (ii) approved, adopted and declared advisable the Merger Agreement and the Merger, and (iii) recommended that Telenav stockholders adopt the Merger Agreement and approve the Merger, subject to the right of the Telenav Board to withdraw or modify such recommendation in accordance with the Merger Agreement.

The Special Committee further believes that the Merger is fair to Telenav’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act. The Telenav Board, on behalf of Telenav, further believes that the Merger is fair to Telenav’s “unaffiliated security holders,” as defined under Rule 13e-3 under the Exchange Act.

For a discussion of the material factors considered by the Special Committee in reaching its conclusions, see “Special Factors—Recommendation of the Telenav Special Committee and the Telenav Board of Directors; Purposes and Reasons for the Merger; Fairness of the Merger.”

Accordingly, the Special Committee recommends, and the Telenav Board (unanimously, among those independent and disinterested directors voting) recommends, a vote “FOR” the Merger Agreement Proposal, “FOR” the Adjournment Proposal, and “FOR” the Executive Compensation Proposal.

Interests of Telenav’s Directors and Executive Officers in the Merger (page 69)

In considering the recommendation of the Special Committee and the Telenav Board, you should be aware that some of Telenav’s directors and executive officers have interests in the Merger that are different from, or in addition to, your interests as a stockholder and that may present actual or potential conflicts of interest. These interests include, among others:

•

with respect to certain executive officers, the opportunity to receive cash severance payments and benefits and vesting acceleration of outstanding unvested equity awards in connection with a qualifying termination of employment pursuant to change in control and severance agreements entered into with Telenav; and

•	continued indemnification and directors’ and officers’ liability insurance applicable to the period prior to completion of the Merger.

The Telenav Board was aware of these interests and considered them, among other matters, prior to making its determination to recommend the adoption of the Merger Agreement to Telenav stockholders. For more information, see the section of this proxy statement captioned “Special Factors—Interests of Telenav’s Directors and Executive Officers in the Merger.”

Opinion of Financial Advisor to the Telenav Special Committee (page 51)

In connection with the Merger, B. Riley Securities, Inc. (“B. Riley”) rendered to the Special Committee its oral opinion, subsequently confirmed in writing, that as of November 2, 2020, and based upon and subject to the qualifications, limitations, assumptions and other matters considered by B. Riley in connection with the preparation of the opinion, the consideration to be received by the holders of shares of Common Stock (other than shares of Common Stock beneficially owned by the Purchaser Group) in the Merger pursuant to the Merger Agreement is fair from a financial point of view to such holders, as more fully described in the section of this proxy statement captioned “Special Factors—Opinion of Financial Advisor to the Telenav Special Committee.”

The full text of B. Riley’s written opinion to the Special Committee, dated November 2, 2020, is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. The summary of the opinion of B. Riley in this proxy statement is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read B. Riley’s opinion carefully. The written opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by B. Riley in rendering the opinion. B. Riley’s opinion was directed to the Special Committee, in its capacity as such, and addressed only the fairness from a financial point of view of the Merger Consideration to be received by holders of shares of Common Stock (other than shares of Common Stock beneficially owned by the Purchaser Group) in the Merger pursuant to the Merger Agreement as of the date of the opinion and did not address any other aspects of the Merger. B. Riley’s opinion was not intended to, and does not, constitute advice or a recommendation to any holder of Common Stock as to how to vote at the special meeting to be held in connection with the Merger or whether to take any other action with respect to the Merger.

Material U.S. Federal Income Tax Consequences of the Merger (page 80)

In general, the Merger will be a taxable transaction for you as a U.S. holder (as defined in “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger”) of Common Stock. For U.S. federal income tax purposes, you will generally recognize gain or loss measured by the difference, if any, between the cash you receive (before reduction for any required withholding tax) in exchange for your Common Stock in the Merger and your tax basis in your Common Stock. Gain or loss will be determined separately for each block of your Common Stock (i.e., shares you acquired at the same cost in a single transaction). You should consult your own tax advisor for a complete analysis of the effect of the Merger on your U.S. federal, state or local and/or non-U.S. taxes.

The “Go-Shop” Period; Solicitation of Other Offers (page 94)

In the Merger Agreement, until 11:59 p.m., Pacific Time, on December 2, 2020 (the “No-Shop Period Start Date”), Telenav and its subsidiaries and their respective representatives had the right to (1) initiate, solicit, facilitate and encourage any inquiry or the making of any proposal or offer that constitutes, or could reasonably be expected to constitute or lead to an Acquisition Proposal (as defined in “The Merger Agreement—The ‘Go-Shop’ Period; Solicitation of Other Offers”), and (2) engage in, enter into or otherwise participate in any discussions or negotiations with any persons (and their respective representatives, including potential Financing Sources (as defined below) with respect to any Acquisition Proposals (or inquiries, proposals or offers or other efforts that constitute or could reasonably be expected to constitute or lead to an Acquisition Proposal, including any person that has informed Telenav or its representatives of an intention to make or has publicly announced an intention to make an Acquisition Proposal) and cooperate with or assist or participate in or facilitate or encourage any such inquiries, proposals, offers, discussions or negotiations or any effort or attempt to make any Acquisition Proposals, including granting a waiver, amendment or release under any confidentiality or pre-existing standstill or similar provision with respect to Telenav and its subsidiaries.

From the date of the Merger Agreement until the No-Shop Period Start Date, Telenav and its financial advisor contacted 39 parties which were potential acquirers (for a total of 109 parties from the date of V99’s initial offer). Although Telenav entered into nondisclosure agreements with six parties from the date of V99’s initial offer and held discussions with three parties, no party made an offer to acquire Telenav or other proposal that the Special Committee determined would constitute or could reasonably be expected to constitute an Acquisition Proposal.

No Solicitation; Recommendations of the Merger (page 96)

In the Merger Agreement, Telenav agreed that, except as it may relate to an Excluded Party (as defined in “The Merger Agreement—The ‘Go-Shop’ Period; Solicitation of Other Offers”), and except for actions or omissions taken at the direction of V99 or Merger Sub (together, the “Purchaser Parties”), from the No-Shop Period Start Date until the Effective Time, neither Telenav nor its subsidiaries shall, and Telenav and its subsidiaries shall instruct their respective representatives not to, directly or indirectly:

•	solicit or initiate, or knowingly facilitate or knowingly encourage the submission of any Acquisition Proposal;

•

furnish any nonpublic information regarding or afford access to the properties, books or records of Telenav or its subsidiaries to any person for the purpose of knowingly facilitating or knowingly encouraging an Acquisition Proposal;

•	engage in discussions or negotiations with any person for the purpose of knowingly facilitating or knowingly encouraging any Acquisition Proposal;

•

approve, endorse, recommend or enter into any agreement in principle, letter of intent, Merger Agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal, other than an Acceptable Confidentiality Agreement (as defined in “The Merger Agreement—The ‘Go-Shop’ Period; Solicitation of Other Offers”) entered into in accordance with the terms of the Merger Agreement; or

•	resolve to propose, agree or publicly announce an intention to do any of the foregoing.

Telenav agreed further that it would immediately cease any solicitations, discussions or negotiations with any person in connection with any Acquisition Proposal, provided that Telenav could continue to engage in such activities with Excluded Parties until the receipt of the Company Stockholder Approval and Two-Thirds of the Minority Approval.

At any time prior to obtaining the Company Stockholder Approval and Two-Thirds of the Minority Approval, Telenav may furnish nonpublic information regarding Telenav, afford access to, and engage in discussions or negotiations with, any person in response to an Acquisition Proposal submitted to Telenav after the No-Shop Period Start Date if, among other things, (i) the Telenav Board or any Independent Committee (as defined in “The Merger Agreement—The ‘Go-Shop’ Period; Solicitation of Other Offers”) concludes in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to constitute or lead to a Superior Proposal (as defined in “The Merger Agreement—No Solicitation; Recommendations of the Merger”), (ii) the Telenav Board or any Independent Committee determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, and

(iii) (x) prior to furnishing nonpublic information regarding Telenav, Telenav receives from such person or group of persons an executed Acceptable Confidentiality Agreement and (y) subsequent to entering into discussions with such person, Telenav gives V99 written notice setting forth the identity of such person.

Neither Telenav, nor the Telenav Board nor any committee thereof may (i) withhold, withdraw, amend, qualify or modify, in a manner adverse to the Purchaser Parties, the recommendation that Telenav stockholders approve the Merger Agreement Proposal, (ii) adopt, approve or recommend any Acquisition Proposal, (iii) fail to include a recommendation that Telenav stockholders approve the Merger Agreement Proposal in this proxy statement or fail to recommend against any Acquisition Proposal as promptly as practicable after the commencement of such Acquisition Proposal (but in any event within ten (10) business days following such commencement), (iv) following receipt of an Acquisition Proposal, fail to reaffirm its approval or recommendation of the Merger Agreement and the Merger within ten (10) business days after receipt of any reasonable request to do so from V99, or (v) resolve or agree to take any of the foregoing actions (any of the actions or events described in any of the foregoing clauses (i) – (v), a “Change in Recommendation”), except that prior to obtaining the Company Stockholder Approval or Two-Thirds of the Minority Approval, the Telenav Board or any Independent Committee may make a Change in Recommendation in response to an Intervening Event (each as defined in “The Merger Agreement—No Solicitation; Recommendations of the Merger”) if it determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, or in response to an Acquisition Proposal, if it determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal and that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law.

Conditions to Completion of the Merger (page 102)

The completion of the Merger is subject to, among other things, the following conditions:

•	the adoption of the Merger Agreement by the holders of Telenav’s Common Stock pursuant to the votes described above in this Summary Term Sheet;

•	the absence of any laws or orders that have the effect of preventing the consummation of the Merger;

•	the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”);

•

each party’s respective representations and warranties in the Merger Agreement being true and correct as of the date of the Merger Agreement and the closing date in the manner described in “The Merger Agreement—Conditions to Completion of the Merger;” and

•

each party’s performance of its obligations and compliance with its covenants, in each case in all material respects, required by the Merger Agreement to be performed or complied with prior to the closing date of the Merger.

Financing (page 103)

The Merger Agreement does not contain any financing-related closing condition. In connection with the financing of the Merger, Dr. Jin, Mr. Chen and Digital (the “Financing Sources”) and V99 have entered into a commitment letter, dated as of November 2, 2020, as amended December 17, 2020 (the “Commitment Letter”), pursuant to which the Financing Sources have committed jointly and severally, to provide debt financing in an amount sufficient to pay (a) (i) the aggregate of all Merger Consideration payable in connection with the Merger, (ii) all fees and expenses associated with the transactions incurred by the Purchaser Parties or any of their respective affiliates and required to be paid on the closing date by such party, and (iii) all amounts necessary to repay or prepay any indebtedness of Telenav required to be repaid or prepaid at the closing of the Merger (the sum of clauses (i) through (iii), the “Commitment Amount”), or (b) the Parent Termination Fee (as defined below), if applicable. The funding of the Commitment Amount is subject only to the satisfaction by Telenav or waiver by V99 of the conditions to V99’s obligations to close the Merger that are applicable to Telenav. Subject to the terms and conditions of the Commitment Letter, Telenav has certain third party beneficiary rights to enforce the terms of the Commitment Letter against the Financing Sources.

Pursuant to the Commitment Letter, V99, Merger Sub and the Financing Sources are contemplating to enter into a credit agreement pursuant to which the debt funding sources will provide a term loan to Telenav. Although the terms of the loan are still being negotiated at this time, Telenav has been advised by V99 that the loan is expected to bear an interest rate equal to the sum of the Internal Revenue Service’s current “applicable federal rate” plus 1% per annum and to require a balloon payment equal to the total principal amount and all interest accrued thereon upon the maturity date, which is expected to be the fifth anniversary of the closing date of the loan. Telenav has been advised by V99 that the loan is intended to be unsecured. As currently contemplated, Telenav has been advised by V99 that V99 does not have any plans or arrangement to finance or repay the loan other than out of the revenues generated from business operations of Telenav or V99.

Termination of the Merger Agreement (page 104)

The Merger Agreement may be terminated, and the Merger may be abandoned at any time prior to its completion:

•	by mutual written agreement of Telenav and V99;

•	by either Telenav or V99, if:

•

the Merger has not occurred by May 2, 2021 (the “Initial Termination Date”); provided, however, that if on such date, the HSR Condition (as defined below), any other consents, approvals or waivers from governmental entities or the No Injunction Condition (each, as defined in “The Merger Agreement—Conditions to Completion of the Merger”) have not been satisfied, and each of other conditions to closing have been satisfied or waived, or are capable of being satisfied if the closing date were to occur on such date (such requirements, the “Automatic Extension Conditions”), then the Initial Termination Date will be automatically extended to July 31, 2021 (the “Second Termination Date”); provided further that, if on the Second Termination Date, the Automatic Extension Conditions are met, then the Second Termination Date will be automatically extended to October 29, 2021 (the “Third Termination Date”); provided further that the right to terminate the Merger Agreement will not be available to any party whose breach of its obligations under the Merger Agreement has been a primary cause of the failure to consummate the Merger by the applicable termination date;

•

a governmental entity having competent jurisdiction has enacted or issued a law or order, or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order or other action has become final and nonappealable; or

•

the Company Stockholder Approval and the Two-Thirds of the Minority Approval have not been obtained at the special meeting (after taking into account any adjournment or postponement thereof); provided, however, that V99 will not have the right to terminate the Merger Agreement if the failure to obtain the Company Stockholder Approval is due to the failure of one or more stockholder parties to the Voting and Support Agreement (as defined in “—Voting and Support Agreement”) to vote the shares of Common Stock beneficially owned by it in accordance with the Voting and Support Agreement;

•	by V99, if:

•

there has been a breach or failure of any representation, warranty or covenant of Telenav under the Merger Agreement, which breach or failure has given rise to the failure of any of V99’s conditions to effect the Merger, which has not been cured within thirty (30) days of the receipt by Telenav of written notice from V99 of such breach or failure stating V99’s intention to terminate the Merger Agreement; provided, however, that, V99 will not have the right to terminate the Merger Agreement pursuant to this provision if it is in material breach of the Merger Agreement; or

•	prior to obtaining the Company Stockholder Approval and the Two-Thirds of the Minority Approval, the Telenav Board or an Independent Committee has effected a Change in Recommendation; or

•	by Telenav, if:

•

there has been a breach or failure of any representation, warranty or covenant of V99 or Merger Sub under the Merger Agreement, which breach or failure has given rise to the failure of any of Telenav’s conditions to effect the Merger, which has not been cured within thirty (30) days of the receipt by V99 of written notice from Telenav of such breach or failure stating Telenav’s intention to terminate the Merger Agreement; provided, however, that, Telenav will not have the right to terminate the Merger Agreement pursuant to this provision if it is in material breach of the Merger Agreement;

•

If, prior to the receipt of the Company Stockholder Approval and the Two-Thirds of the Minority Approval, the Telenav Board authorizes Telenav to enter into a definitive agreement with respect to a Superior Proposal;

•

if (a) all mutual conditions to the Merger have been satisfied or waived, (b) all of the conditions to the Purchaser Parties’ obligations to effect the Merger have been satisfied or waived, (c) Telenav has irrevocably confirmed by written notice to V99 that (1) all of the conditions to Telenav’s obligations to effect the Merger have been satisfied or waived and (2) Telenav stands ready, willing and able to consummate the Merger and the transactions contemplated thereby, and (d) V99 fails to consummate the closing within two (2) business days of such notice; or

•	V99 has materially breached its obligation under the Merger Agreement to maintain at least $6,000,000 in its identified bank account.

Termination Fees and Expenses (page 106)

If the Merger Agreement is terminated under certain circumstances, Telenav will be obligated to pay V99 a termination fee of $3.5 million (or $2.0 million in the event an Excluded Party makes a Superior Proposal and the Special Committee changes its recommendation with respect to such Superior Proposal prior to obtaining the Company Stockholder Approval and the Two-Thirds of the Minority Approval), and V99 will be obligated to pay Telenav a termination fee of $3.5 million.

Specific Performance (page 107)

Under certain circumstances, Telenav and V99 are entitled to specific performance of the terms of the Merger Agreement, in addition to any other remedy at law or equity.

Voting and Support Agreement (page 110)

Concurrently with the initial execution of the Merger Agreement, as an inducement to Telenav to enter into the Merger Agreement, Dr. Jin, Mr. Chen, Fiona Chang, Digital, Yi-Ting Chen, Yi-Chun Chen and Changbin Wang (the “Support Agreement Stockholders”) entered into a voting and support agreement (the “Voting and

Support Agreement”) with Telenav, pursuant to which, among other things, and subject to the terms and conditions set forth therein, the Support Agreement Stockholders agreed to vote all shares of Common Stock owned by them in accordance with the publicly disclosed recommendation to Telenav stockholders by action of the Telenav Board, the Independent Committee or any other duly constituted committee of the Telenav Board (a “Public Board Recommendation”), irrespective of whether such Public Board Recommendation is to vote: (i) in favor of the adoption of the Merger Agreement and the approval of the Merger and the transactions contemplated thereby or against an extraordinary corporate transaction or proposal provided that certain specified circumstances are met, (ii) subject to specified exceptions, in favor of an Accepted Superior Proposal (as defined below) if, in the event that the Merger Agreement is terminated, the Telenav Board or Independent Committee has delivered a Change in Recommendation Notice (as defined in “The Merger Agreement—No Solicitation; Recommendations of the Merger”) to V99 no later than December 16, 2020 with respect to a Superior Proposal received from an Excluded Party (including any amendment to such Superior Proposal made in response to a proposal by V99 during any applicable Notice Period) (an “Accepted Superior Proposal”), or (iii) in favor of or against any other matter determined by action of the Telenav Board, the Independent Committee or any other duly constituted committee of the Telenav Board, in good faith, to be necessary or appropriate in connection with the Merger Agreement and the Merger or any Accepted Superior Proposal, in each case if recommended to Telenav stockholders by a Public Board Recommendation. As of [●], 202[●], the record date for the special meeting, the Support Agreement Stockholders held in the aggregate [●] shares of Common Stock, representing approximately [●]% of the outstanding shares of Common Stock. For more information, see the section of this proxy statement captioned “Voting and Support Agreement.”

Appraisal Rights (page 122)

Under the DGCL, holders of Common Stock who do not vote in favor of the Merger Agreement Proposal will have the right to seek appraisal of the fair value of their shares of Common Stock as determined by the Court of Chancery of the State of Delaware if the Merger is completed, but only if they comply with all requirements of the DGCL for exercising appraisal rights (including Section 262 of the DGCL, the text of which can be found in Annex C to this proxy statement), which are summarized in this proxy statement. This appraisal amount could be more than, the same as or less than the Merger Consideration. Any holder of Common Stock intending to exercise appraisal rights must, among other things, submit a written demand for an appraisal to Telenav prior to the vote on the Merger Agreement Proposal at the special meeting and must not vote or otherwise submit a proxy in favor of the Merger Agreement Proposal. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights.

Litigation Related to the Merger (page 81)

As of the date of this proxy statement, Telenav is aware of one complaint related to the Merger Agreement having been filed: George P. Assad, Jr. v. Telenav, Inc., et al., C.A. No. 2020-0950-JTL (Del. Ch.) (filed Nov. 6, 2020) (the “Delaware Action” and such complaint filed in the Delaware Action, the “Delaware Complaint”). The Delaware Complaint was brought by a putative stockholder against Telenav and members of the Telenav Board and Special Committee, and it asserts one count for violation of Section 203 of the DGCL (“Section 203”). Specifically, the Delaware Complaint alleges that Dr. Jin and/or his affiliated entities reached an “agreement, arrangement or understanding,” as those terms are defined in Section 203, with Samuel Chen and/or his affiliates, prior to Special Committee and Board approval of the Merger, that shares owned by Mr. Chen and/or his affiliates would be voted in favor of the Merger and, therefore, triggered Section 203’s requirement that at least 66 and two-thirds percent of the outstanding stock unaffiliated with Dr. Jin and Mr. Chen vote in favor of the Merger. The Delaware Complaint seeks, among other things, an order enjoining the stockholder vote on the Merger. Telenav disputes the Delaware Complaint’s allegations, including the allegation that Dr. Jin and Mr. Chen entered into any “agreement, arrangement, or understanding” with respect to the Merger prior to the Telenav Board’s approval of the Merger and/or prior to the Telenav Board’s approval of any such “agreement, arrangement, or understanding.” A preliminary injunction hearing is currently set for January 15, 2021. As of the date of this proxy statement, the parties to the Delaware Action have agreed that the Merger will be conditioned on the vote described in the section of this proxy statement captioned “The Special Meeting of Telenav’s Stockholders—Votes Required,” and have entered into and filed with the Delaware Court of Chancery a stipulation memorializing that agreement for the purpose of mooting the Delaware Action. The plaintiff in the Delaware Action has agreed to voluntarily dismiss the Delaware Action within three (3) days of the date of filing of this proxy statement.

Market Price of Telenav’s Common Stock

The closing trading price of the Common Stock on the NASDAQ Global Market (“NASDAQ”) was $3.60 on September 30, 2020 (the “Last Unaffected Trading Day”), the day before Dr. Jin filed an amendment to his Schedule 13D after the close of regular market trading hours disclosing that V99 had delivered a letter addressed to the Special Committee on September 30, 2020 pursuant to which it proposed to acquire all of the issued and outstanding shares of Common Stock for cash consideration of $4.32 per share. The closing trading price of the Common Stock on NASDAQ was $3.97 on November 2, 2020, the day the Merger Agreement was approved by the Special Committee and the Telenav Board. On [●], 202[●], which is the latest practicable trading day before this proxy statement was printed, the closing price for the Common Stock on NASDAQ was $[●].

Additional Information

You can find more information about Telenav in the periodic reports and other information Telenav files with the U.S. Securities and Exchange Commission (the “SEC”). The information is available at the website maintained by the SEC at www.sec.gov. See “Where You Can Find More Information” beginning on page 128.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND MERGER

Q:	What is the proposed Merger?

A:

The proposed transaction is the acquisition of Telenav by V99. V99 has agreed to acquire Telenav pursuant to the Merger Agreement, among V99, Merger Sub and Telenav. Merger Sub is a wholly owned subsidiary of V99. Once the Merger Agreement Proposal has been approved by Telenav stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into Telenav. Telenav will be the Surviving Corporation in the Merger and will become a wholly owned subsidiary of V99.

The Merger Agreement is attached as Annex A to this proxy statement.

Q:	What will Telenav stockholders receive in the Merger?

A:

If the Merger is completed, the holders of Common Stock will receive $4.80 for each share of Common Stock that they own immediately prior to the Effective Time, unless they exercise and perfect their appraisal rights under the DGCL.

Q:	Where and when is the special meeting?

A:

The special meeting will take place at [●], Pacific Time, on [●], 2021. Due to public health concerns regarding the COVID-19 pandemic, for the safety and wellbeing of stockholders, employees and other community members, and taking into account the protocols of local, state and federal governments, the special meeting will be held in a virtual format only. To attend the meeting, please visit www.virtualshareholdermeeting.com/TNAV2021SM. For purposes of attendance at the special meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the special meeting.

Q:	Who can attend and vote at the special meeting?

A:

All holders of Common Stock as of the close of business on [●], 202[●], the record date for the special meeting, including stockholders of record and beneficial owners, are invited to attend the special meeting, which will be held in a virtual only format at www.virtualshareholdermeeting.com/TNAV2021SM.

If you are a stockholder of record, you will need your assigned 16-digit control number to vote shares electronically at the special meeting. The control number can be found on the proxy card, voting instruction form, or other applicable proxy notices. If you hold your shares in “street name,” and you do not have the assigned 16-digit control number, please follow the instructions on the voting instruction form, or other applicable proxy notices, furnished by your bank, broker or other nominee to vote your shares accordingly.

Telenav encourages you to access the meeting prior to the start time. Please allow ample time for online check-in, which will begin at [●], Pacific Time, on [●], 2021. If you have difficulties during the check-in time or during the meeting, please call the technical support number that will be posted on the virtual meeting platform’s log in page.

Q:	How many votes do Telenav stockholders have?

A:	Holders of Common Stock have one vote for each share of Common Stock that such holder owned at the close of business on [●], 202[●], the record date for the special meeting.

Q:	What vote of Telenav stockholders is required to adopt and approve the Merger Agreement?

A:

Approval of the Merger Agreement Proposal requires the affirmative vote of the holders of (i) at least 66 and two-thirds percent of the outstanding shares of Common Stock not beneficially owned by any member of the Purchaser Group, which approval will also serve as a waiver of certain limitations set forth in Section 203 of the DGCL, and (ii) at least a majority of the outstanding shares of Common Stock.

Q:	What vote of Telenav stockholders is required to approve the Adjournment Proposal and the Executive Compensation Proposal?

A:

Approval of the Adjournment Proposal and the Executive Compensation Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock having voting power present in person or represented by proxy at the special meeting and entitled to vote on the subject matter.

Q:	How does the Telenav Board recommend that I vote?

A:

After due and careful discussion and consideration, and upon the unanimous recommendation of the Special Committee, the Telenav Board, unanimously among those independent and disinterested directors voting, (i) determined that the Merger Agreement and the Merger are advisable and fair to, and in the best interests of, Telenav and its stockholders, (ii) approved, adopted and declared advisable the Merger Agreement and the Merger, and (iii) recommended that Telenav stockholders adopt the Merger Agreement and approve the Merger, subject to the right of the Telenav Board to withdraw or modify such recommendation in accordance with the Merger Agreement.

Accordingly, the Special Committee recommends, and the Telenav Board (unanimously, among those independent and disinterested directors voting) recommends, a vote “FOR” the Merger Agreement Proposal, “FOR” the Adjournment Proposal, and “FOR” the Executive Compensation Proposal.

You should be aware that some of Telenav’s directors and executive officers are subject to agreements or arrangements that may provide them with interests in the Merger that are different from, or are in addition to, the interests of Telenav stockholders generally. These interests relate to equity securities held by such persons and their affiliates; change of control severance covering Telenav’s executive officers; and indemnification of Telenav’s directors and officers by the Surviving Corporation following the Merger. See the section of this proxy statement captioned “Special Factors—Interests of Telenav’s Directors and Executive Officers in the Merger.”

Q:

Have a majority of directors who are not employees of Telenav retained an unaffiliated representative to act solely on behalf of unaffiliated Telenav stockholders for purposes of negotiating the terms of the Merger or preparing a report concerning the fairness of the Merger?

A:

Neither the Special Committee nor a majority of the directors on the Telenav Board who are not employees of the Company retained an unaffiliated representative to act solely on behalf of the unaffiliated stockholders for purposes of negotiating the terms of the Merger Agreement and the Merger. The Special Committee and the directors on the Telenav Board who are not employees of the Company believe that it was not necessary to retain an unaffiliated representative because the Special Committee was charged with representing the interests of the unaffiliated stockholders and the Company, the Special Committee consisted solely of directors who are not officers or controlling stockholders of Telenav or any of the Purchaser Group Members, the Special Committee engaged its own financial and legal advisors to act on its behalf and was actively involved in deliberations and negotiations regarding the merger on behalf of the unaffiliated stockholders.

Q:	What do I need to do now?

A:

Please read this proxy statement carefully, including its annexes, to consider how the Merger affects you. After you read this proxy statement, you should complete, sign and date your proxy card and mail it in the enclosed return envelope or submit your proxy over the telephone or over the Internet as soon as possible so that your shares can be voted at the special meeting of Telenav stockholders. If you sign, date and mail your proxy card without indicating how you wish to vote, your shares will be voted in accordance with the recommendations of the Telenav Board, as applicable, with respect to each proposal.

Q:	Have any Telenav stockholders already agreed to support the Merger Agreement?

A:

Concurrently with the initial execution of the Merger Agreement, the Support Agreement Stockholders entered into the Voting and Support Agreement with Telenav, pursuant to which the Support Agreement Stockholders agreed to vote all shares of Common Stock owned by them in accordance with the Public Board Recommendation. As of [●], 202[●], the record date for the special meeting, the Support Agreement Stockholders held in the aggregate [●] shares of Common Stock, representing approximately [●]% of the outstanding shares of Common Stock.

Q:	What happens if I do not return a proxy card or otherwise vote?

A:

The failure to return your proxy card or to otherwise vote will have the same effect as voting against the Merger Agreement Proposal, but it will have no effect on the Adjournment Proposal or the Executive Compensation Proposal. A vote to abstain will have the same effect as voting against the Merger Agreement Proposal, against the Adjournment Proposal and against the Executive Compensation Proposal.

Q:	How can I vote my shares during the special meeting?

A:

Stockholders of record may vote their shares electronically during the meeting by logging in at www.virtualshareholdermeeting.com/TNAV2021SM. If you are a stockholder of record, you will need your assigned 16-digit control number to vote shares electronically at the special meeting. The control number can be found on the proxy card, voting instruction form, or other applicable proxy notices. Beneficial owners may vote their shares electronically during the meeting only if they obtain a “legal proxy” from the broker, bank or nominee that holds the shares giving the beneficial owner the right to vote the shares. Voting online during the meeting will replace any previous votes.

Whether or not you plan to attend the meeting, Telenav urges you to vote by proxy to ensure your vote is counted.

Q:	How can I vote my shares without attending the special meeting?

A:

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the special meeting. If you are a stockholder of record, you may vote by submitting a proxy over the Internet, by telephone or by mail; please refer to the voting instructions below. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, bank or nominee; please refer to the voting instructions provided to you by your broker, bank or nominee. If you vote by proxy, your shares will be voted as you specify. You may still attend the special meeting and vote in person if you have already voted by proxy.

•

Internet—Stockholders of record with Internet access may submit proxies over the Internet by following the instructions at www.proxyvote.com. You will be asked to provide your assigned 16-digit control number. Your vote must be received by [●], Pacific Time, on [●], 2021 to be counted.

•

Telephone—Stockholders of record may submit proxies telephonically by dialing the toll-free telephone number located on the enclosed proxy card and following the recorded instructions. Your vote must be received by [●], Pacific Time, on [●], 2021 to be counted.

•

Mail—Stockholders of record may submit proxies by mail using the enclosed proxy card. Simply complete, sign and date the enclosed proxy card and return it promptly in the enclosed return envelope. If you return your signed proxy card to Telenav before the special meeting, Telenav will vote your shares as you direct on the signed proxy card.

If your shares of Common Stock are held in “street name” by your broker, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Telenav. Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker to vote your shares, following the procedures provided by your broker. Without such instructions, your shares will not be voted, which will have the same effect as voting against the Merger Agreement Proposal. See “The Special Meeting of Telenav’s Stockholders—Voting by Proxy.”

Telenav provides Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Q:	What does it mean if I receive more than one set of materials?

A:

This means you own shares of the Common Stock that are registered under different names. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return each of the proxy cards that you receive, or vote all of your shares over the telephone or over the Internet in accordance with the instructions above in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope and control number(s); if you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card, and if you vote by telephone or over the Internet, use the control number(s) on each proxy card.

Q:	Am I entitled to appraisal rights?

A:

Under Section 262 of the DGCL, stockholders will be entitled to dissent and to seek appraisal for their shares only if certain criteria are satisfied. See the section of this proxy statement captioned “Appraisal Rights” and Annex C of this proxy statement.

Q:	Is the Merger expected to be taxable to owners of the Common Stock?

A:

In general, your receipt of the cash consideration for each of your shares of the Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may be a taxable transaction under U.S. state or local and/or non-U.S. tax laws. You should read the section of this proxy statement captioned “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” for a more detailed discussion of the U.S. federal income tax consequences of the Merger. You should also consult your own tax advisor regarding the U.S. state or local and/or non-U.S. tax consequences of the Merger in light of your particular circumstances.

Q:	When do you expect the Merger to be completed?

A:

Telenav and V99 are working to complete the Merger as quickly as possible after the special meeting. Telenav anticipates that the Merger will be completed in the first quarter of calendar 2021. In order to complete the Merger, Telenav must obtain the Company Stockholder Approval and the Two-Thirds of the Minority Approval, and a number of other closing conditions under the Merger Agreement must be satisfied or waived. See “The Merger Agreement—Conditions to Completion of the Merger.”

Q:	Should I send in my stock certificates now?

A:

No. At or about the date of completion of the Merger, if you hold certificated shares, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to V99’s Paying Agent (as defined below) in order to receive the Merger Consideration. You should use the letter of transmittal to exchange stock certificates for the Merger Consideration to which you are entitled as a result of the Merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

If you own shares of Common Stock that are held in “street name” by your broker, you will receive instructions from your broker as to how to surrender your “street name” shares and receive cash for those shares following the completion of the Merger.

Q:	Who can help answer my questions?

A:

The information provided above in the Q&A format is for your convenience only and is merely a summary of some of the information in this proxy statement. You should carefully read the entire proxy statement, including its annexes and the documents incorporated herein by reference. If you would like additional copies of this proxy statement, without charge, or if you have questions about the Merger, including the procedures for voting your shares, you should contact Telenav’s proxy solicitation agent:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, NY 10018

Stockholders May Call Toll-Free: (800) 322-2885

Banks & Brokers May Call Collect: (212) 929-5500

You may also wish to consult your legal, tax and/or financial advisors with respect to any aspect of the Merger, the Merger Agreement or other matters discussed in this proxy statement.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents incorporated by reference in this proxy statement, include “forward-looking statements” that reflect our current views, including without limitation views as to the expected completion and timing of the Merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary Term Sheet,” “Questions and Answers about the Special Meeting and Merger,” “Special Factors—Plans for Telenav After the Merger,” “Special Factors—Certain Effects of the Merger,” “Special Factors—Recommendation of the Telenav Special Committee and the Telenav Board of Directors; Purposes and Reasons for the Merger; Fairness of the Merger,” “Special Factors—Opinion of Financial Advisor to the Telenav Special Committee,” “Special Factors—Financial Projections,” “Special Factors—Sources and Amounts of Funds or Other Consideration; Expenses,” and “The Merger Agreement,” and in statements containing the words “believes,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. There can be no assurances that the actual results or developments described in such forward-looking statements will be realized, or even if realized, that they will have the expected effects on the business or operations of Telenav. These forward-looking statements speak only as of the date on which the statements were made. Telenav undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this proxy statement, except as required by law. In addition to other factors and matters contained or incorporated in this document, the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the inability to complete timely, if at all, the Merger due to the failure to obtain stockholder approval or failure to satisfy the other conditions precedent to the completion of the Merger;

•	the risk that the proposed Merger disrupts Telenav’s current plans and operations and the potential difficulties in employee retention as a result of the proposed transaction;

•	the risk related to diverting management’s attention from Telenav’s ongoing business operations;

•	the risk that the Merger Agreement may be terminated in circumstances that require Telenav to pay V99 a termination fee of $3.5 million;

•	the outcome of any legal proceedings that may be instituted against Telenav and others related to the Merger;

•	the effect of the announcement or pendency of the Merger on Telenav’s business relationships, operating results and business generally;

•	unexpected costs, charges or expenses resulting from the proposed Merger;

•

the impact of the COVID-19 pandemic on business activity, including but not limited to the shutdown of manufacturing operations by Ford, GM and other automobile manufacturer customers, consumer demand for new vehicles and Telenav’s operations;

•

whether Ford, GM and other automobile manufacturer partners will be required to suspend production in response to spikes in COVID-19 cases and if so, when and to what extent they will be able to resume full production and the impact the continued period of reduced volume of new vehicles being produced will have on Telenav’s revenue and operating results;

•	the economic recession resulting from the COVID-19 pandemic;

•

Telenav’s ability to achieve future revenue currently estimated under customer engagements, including Telenav’s ability to determine, achieve and accurately recognize revenue under customer engagements;

•	Telenav’s ability to develop and implement products for Ford, GM and Toyota and to support Ford, GM and Toyota and their customers;

•	the impact of tariffs on sales of automobiles in the United States and other markets;

•	Telenav’s success in extending its contracts for current and new generations of products with its existing automobile manufacturers and tier ones, particularly Ford;

•	the possibility that GM, Ford and other OEMs may transition additional business to other platforms and providers, such as Google Automotive Services;

•	Telenav’s ability to achieve additional design wins and the delivery dates of automobiles including Telenav’s products;

•	adoption by vehicle purchasers of Scout GPS Link;

•	Telenav’s dependence on a limited number of automobile manufacturers and tier ones for a substantial portion of its revenue, such as Ford and GM;

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reductions in demand for automobiles in general and specifically for Ford and GM vehicles; potential impacts of automobile manufacturers and tier ones, in particular Ford and GM, including competitive capabilities in their vehicles such as Apple CarPlay and Android Auto;

•	Telenav’s continued reporting of losses and operating expenses in excess of expectations;

•	the timing of new product releases and vehicle production by Telenav’s automotive customers, including inventory procurement and fulfillment;

•	possible warranty claims, and the impact on consumer perception of Telenav’s brand;

•	Telenav’s ability to perform under its initiatives with Amazon and Microsoft, and benefit from those initiatives;

•	the potential that Telenav may not be able to realize its deferred tax assets and may have to take a reserve against them; and

•

other factors that are described from time to time in Telenav’s periodic filings with the SEC. See the section of this proxy statement captioned “Where You Can Find More Information” for documents incorporated by reference into this proxy statement.

THE PARTIES TO THE MERGER

Telenav, Inc.

Telenav is a leading provider of automotive software and services providing both in-vehicle and cloud-based solutions. Over the past twenty years, Telenav’s focus has been on navigation and LBS, where Telenav has pioneered many innovations including the market’s first mobile cloud-based navigation service. As a leader in hybrid navigation, Telenav counts among its customers three of the top five automotive manufacturers by revenue and sales—Ford Motor Company, General Motors Holdings and Toyota Motor Corporation. Navigation and LBS are the primary applications for IVI systems, and Telenav is using its strengths and core competencies to address the growing demand for overall connected car services.

Telenav’s executive offices are located at 4655 Great America Parkway, Suite 300, Santa Clara, CA 95054. Telenav’s telephone number is (408) 245-3800. For additional information about Telenav, see “Important Information About Telenav, Inc.”

V99, Inc.

V99 was formed on September 30, 2020, for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the debt financing in connection with the Merger. V99’s business address is Attention: H.P. Jin, c/o Telenav, Inc., 4655 Great America Parkway, Suite 300, Santa Clara, CA 95054. V99’s telephone number is (408) 245-3800. Dr. Jin is the sole stockholder, sole director, and President, Chief Executive Officer and Treasurer of V99.

Telenav99, Inc.

Telenav99, or Merger Sub, is a wholly owned subsidiary of V99 and was formed on November 2, 2020, solely for the purpose of facilitating V99’s acquisition of Telenav. Merger Sub’s business address is Attention: H.P. Jin, c/o Telenav, Inc., 4655 Great America Parkway, Suite 300, Santa Clara, CA 95054. Merger Sub’s telephone number is (408) 245-3800.

THE SPECIAL MEETING OF TELENAV’S STOCKHOLDERS

Time, Place and Purpose of the Special Meeting

The special meeting will be held at [●], Pacific Time, on [●], 2021. Due to public health concerns regarding the COVID-19 pandemic, for the safety and well-being of stockholders, employees and other community members, and taking into account the protocols of local, state and federal governments, the special meeting will be held in a virtual format only at www.virtualshareholdermeeting.com/TNAV2021SM. For purposes of attendance at the special meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the special meeting. The purpose of the special meeting is to consider and vote on (i) the Merger Agreement Proposal, (ii) the Adjournment Proposal and (iii) the Executive Compensation Proposal.

After due and careful discussion and consideration, and upon the recommendation of the Special Committee, the Telenav Board (unanimously, among those independent and disinterested directors voting) (i) determined that the Merger Agreement and the Merger are advisable and fair to, and in the best interests of, Telenav and its stockholders, (ii) approved, adopted and declared advisable the Merger Agreement and the Merger, and (iii) recommended that Telenav stockholders adopt the Merger Agreement and approve the Merger, subject to the right of the Telenav Board to withdraw or modify such recommendation in accordance with the Merger Agreement.

Accordingly, the Special Committee recommends and the Telenav Board (unanimously, among those independent and disinterested directors voting) recommends, a vote (i) “FOR” the Merger Agreement Proposal, (ii) “FOR” the Adjournment Proposal and (iii) “FOR” the Executive Compensation Proposal.

Who Can Vote at the Special Meeting

Only holders of record of the Common Stock as of the close of business on [●], 202[●], which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. If you own shares that are registered in the name of someone else, such as a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting. On the record date, there were [●] shares of Common Stock outstanding.

Quorum for the Special Meeting

To conduct any business at the special meeting, a quorum must be present in person or represented by valid proxies. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy, will constitute a quorum for the transaction of business at the meeting.

Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum and any adjournment or postponement of the special meeting, unless the holder is present solely to object to the special meeting. In addition, broker nonvotes (shares held by banks, brokerage firms or nominees that are present in person or by proxy at the special meeting but with respect to which the broker or other stockholder of record is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal), if any, will be counted as present for purposes of establishing a quorum. Votes FOR and AGAINST and abstentions will be counted for purposes of determining the presence of a quorum. However, if a new record date is set for an adjourned meeting, a new quorum will have to be established.

Votes Required

Adoption and approval of the Merger Agreement requires the affirmative vote of the holders of (i) at least 66 and two-thirds percent of the outstanding shares of Common Stock not beneficially owned by the Purchaser

Group, which approval will also serve as a waiver of certain limitations set forth in Section 203 of the DGCL, and (ii) at least a majority of the outstanding shares of Common Stock. Approval of the transaction does not require the affirmative vote of the holders of at least a majority of “unaffiliated security holders,” as defined under Rule 13e-3 under the Exchange Act.

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock having voting power present in person or represented by proxy at the special meeting and entitled to vote on the subject matter.

Approval of the Executive Compensation Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock having voting power present in person or represented by proxy at the special meeting and entitled to vote on the subject matter.

Failure to submit a proxy or to vote in person will have the same effect as a vote AGAINST the Merger Agreement Proposal, but it will have no effect on the Adjournment Proposal or the Executive Compensation Proposal. A vote to abstain will have the same effect as voting against the Merger Agreement Proposal, against the Adjournment Proposal and against the Executive Compensation Proposal.

If your shares of Common Stock are held in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instructions form you will receive from your bank, broker or other nominee. Under applicable regulations, brokers who hold shares in “street name” for customers may not exercise their voting discretion with respect to nonroutine matters such as the approval of the Merger Agreement Proposal. As a result, if you do not instruct your broker to vote your shares of Common Stock, your shares will not be voted, which will have the same effect as voting against the Merger Agreement Proposal.

Voting by Proxy

This proxy statement is being sent to you on behalf of the Telenav Board for the purpose of requesting that you allow your shares of Common Stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of Common Stock represented at the special meeting by properly executed proxy cards, voted over the telephone or voted over the Internet will be voted in accordance with the instructions indicated on those proxies. If you sign and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Telenav Board. The Telenav Board (unanimously, among those independent and disinterested directors voting) recommends a vote (i) “FOR” the Merger Agreement Proposal, (ii) “FOR” the Adjournment Proposal and (iii) “FOR” the Executive Compensation Proposal.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise Telenav’s Corporate Secretary in writing, deliver a proxy dated after the date of the proxy you wish to revoke, or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy. If you have instructed your broker to vote your shares, you must follow the directions provided by your broker to change those instructions.

Householding

Certain Telenav stockholders who share an address and have consented, or been deemed by law to have consented, to receipt of a single notice are being delivered only one copy of this proxy statement unless Telenav or one of its mailing agents has received contrary instructions from such stockholders.

Upon the written request of a Telenav stockholder at a shared address to which a single copy of this proxy statement was delivered, Telenav will promptly deliver a separate copy of such document to the requesting stockholder. Written requests can be addressed to Telenav, Inc., Attn: Investor Relations, 4655 Great America Parkway, Santa Clara, California 95054 or emailed to Telenav’s Investor Relations at IR@telenav.com. Stockholders may also call Telenav’s Investor Relations at (408) 245-3800.

Telenav stockholders sharing an address who are receiving multiple copies of Telenav’s notice of internet availability of proxy materials and/or proxy statements and annual reports may request delivery of a single copy of such documents by emailing Telenav at the address above.

Solicitation of Proxies

The expense of soliciting proxies will be borne by Telenav. Telenav has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the special meeting and will pay MacKenzie Partners a fee of approximately $12,500, plus reimbursement of out-of-pocket expenses. The address of MacKenzie Partners is 1407 Broadway, 27th Floor New York, NY 10018. You can call MacKenzie Partners toll-free at (800) 322-2885 or collect at (212) 929-5500.

In addition to soliciting proxies by mail, directors, officers and employees of Telenav may solicit proxies personally and by telephone, email or otherwise. None of these persons will receive additional or special compensation for soliciting proxies.

SPECIAL FACTORS

The discussion of the Merger in this proxy statement is qualified by reference to the Merger Agreement, which is attached to this proxy statement as Annex A. You should read the Merger Agreement carefully.

Background of the Merger

As part of Telenav’s strategic planning process, the Telenav Board regularly reviews and discusses with Telenav management Telenav’s performance, business strategy, prospects for growth and competitive position in the industry in which it operates. In addition, the Telenav Board and Telenav management regularly review and evaluate various strategic alternatives, including acquisitions, dispositions, major commercial partnerships and other strategic transactions, as part of ongoing efforts to strengthen Telenav’s overall business and enhance stockholder value. In the course of Telenav’s strategic planning process, representatives of Telenav have, in the ordinary course and from time to time, discussed with various companies in the software, technology and automobile industries potential commercial and strategic relationships and investments that might expand their respective businesses, improve their respective customer offerings and create value for Telenav stockholders.

On September 7, 2020, Dr. Jin contacted Douglas Miller, a member of the Telenav Board and Telenav’s lead independent director, and indicated he had been considering strategic alternatives for Telenav and was exploring whether Mr. Miller thought the Telenav Board would be open to discussing a possible going private transaction in the event the transaction to purchase assets of a third party that Telenav had been considering did not go through and Dr. Jin were to consider making an offer to take Telenav private. Dr. Jin expressed concern about the timing or feasibility of such a transaction in light of the separate transaction to purchase assets of a third party that Telenav had been considering. Mr. Miller contacted Randy Ortiz and Wes Cummins, two other independent members of the Telenav Board, and they discussed the matter with representatives of Wilson Sonsini Goodrich and Rosati, P.C. (“WSGR”) on that day. The three board members had a subsequent discussion with representatives of WSGR on September 9, 2020. Dr. Jin also had contacted Steve Debenham, Telenav’s general counsel, to notify him of the possibility of a potential offer, and Mr. Miller also spoke with Mr. Debenham as did the representatives of WSGR. Mr. Miller contacted Dr. Jin and discussed disclosure issues related to the proposed asset acquisition and Dr. Jin informed Mr. Miller that he was not going to move forward in considering a potential transaction until such time as Telenav completed the asset acquisition or terminated the discussions relating to such transaction. On September 21, 2020, the potential third party seller of the assets notified Telenav that it was terminating discussions regarding the proposed asset acquisition by Telenav due to its internal determination not to sell the assets to a third party at such time.

On September 23, 2020, Dr. Jin contacted Mr. Miller by phone and indicated that in light of the termination of the discussions with a third party, Dr. Jin was contemplating making a proposal to acquire Telenav, and that Dr. Jin had engaged in preliminary exploratory discussions with Samuel Chen, another member of the Telenav Board, regarding such a transaction and potential financing in connection therewith. On September 23, 2020, Mr. Miller had a telephone discussion with representatives of WSGR during which Mr. Miller relayed Mr. Miller’s conversation with Dr. Jin. Dr. Jin also advised Mr. Miller that he would be represented by Norton Rose Fulbright US LLP (“Norton Rose”) in any possible transaction, whose relationship partner had represented Telenav from 1999 to 2009 while at another firm and had a long relationship with Dr. Jin.

On September 24, 2020, the Telenav Board held a telephonic meeting during which Ken Xie announced to the Telenav Board that he would not be seeking re-election at the upcoming 2020 Annual Meeting of Telenav Stockholders and would step down when his current term expired at the upcoming 2020 Annual Meeting of Stockholders. Thereafter, Dr. Jin and Mr. Chen informed the other members that they were considering making an offer to acquire Telenav in a negotiated transaction with the Telenav Board and that Mr. Chen was considering financially supporting such transaction, but confirmed that neither they, nor any of their affiliates, had yet made a proposal to Telenav regarding such a transaction. Representatives of WSGR reviewed with the Telenav Board relevant considerations and conditions that would guide the Telenav Board’s consideration of a proposal from

Dr. Jin and Mr. Chen regarding any potential strategic transaction, including the fiduciary duties of the Telenav Board and legal standards of review in the context of a potential management buyout, criteria to establish and demonstrate the Telenav Board’s independent consideration and evaluation of any such proposal, and a process for stockholder review and approval of any such transaction. The Telenav Board discussed with representatives of WSGR establishing a special committee comprised of independent and disinterested members of the Telenav Board to independently consider and evaluate a strategic transaction in the event that Dr. Jin and/or Mr. Chen made an offer to acquire Telenav, and to vest the special committee with authority sufficient and commensurate with this function. The Telenav Board discussed membership criteria for a special committee, and evaluated the independence of Douglas Miller, Wes Cummins and Randy Ortiz to serve on a special committee. The Telenav Board discussed Mr. Miller’s prior service as Telenav’s chief financial officer, which ended in June 2012, and discussed his relationship with Dr. Jin and Mr. Chen. The Telenav Board noted that Mr. Miller had a well-established career prior to serving as chief financial officer of Telenav, had served as a public company chief financial officer at two companies prior to Telenav and had served as a nonemployee, independent director on another public company board of directors prior to joining Telenav Board. The Telenav Board noted that Mr. Cummins had previously had a relationship with Nokomis Securities (which was a significant holder of Common Stock) but confirmed that he has no current or continuing agreements with Nokomis Securities, including any that would provide him with a certain benefit or profit upon the sale of any equity interests of Telenav held by Nokomis Securities or any of its affiliates. The Telenav Board also noted (i) that Mr. Cummins had confirmed that he had not made any proposals to Dr. Jin or Mr. Chen, or received any requests from Dr. Jin or Mr. Chen, to invest in Mr. Cummins’s new fund, (ii) discussed Mr. Cummins’ relationship with Dr. Jin and Mr. Chen, and (iii) concluded that Mr. Cummins had no other incentive in conjunction with any potential transaction with Dr. Jin or Mr. Chen. The Telenav Board also concluded that Mr. Ortiz had no business relationships with Dr. Jin and Mr. Chen and had no other relationships with them outside of his participation on the Telenav Board. The Telenav Board noted that each of Messrs. Cummins, Miller and Ortiz had separately confirmed that neither he nor any entity that he controlled or was affiliated with had or has any family, business, investment or social relationship with, or debt or other obligations to, either Dr. Jin or Mr. Chen or any entities they control or are affiliated with, or otherwise had or has any relationships which would compromise or preclude him from serving independently on a special committee or independently considering and evaluating any potential offer by Dr. Jin and/or Mr. Chen. Following such discussion, the Telenav Board identified no factors that would call into question the independence of Messrs. Cummins, Miller, and Ortiz or otherwise render any of them unfit to serve on the contemplated special committee. The Telenav Board also discussed compensation arrangements for members of the special committee and determined that Telenav would not pay fees above customary market rates for any such services and requested that Mr. Ortiz, the chair of the board’s compensation committee, contact Compensia LLC, a compensation consultant the board had engaged in prior board compensation matters, to discuss what market compensation for services on a special committee would be. The Telenav Board, determining it to be in the best interests of Telenav and its stockholders, formed the Special Committee with the full authority of the Telenav Board to review, evaluate and negotiate any potential strategic transaction involving Telenav, Dr. Jin and Mr. Chen (or any alternative thereto and any related transaction). The Telenav Board thereafter approved resolutions authorizing the Special Committee to, among other things, (i) review, evaluate, and negotiate any such potential transaction; (ii) exercise all power and authority that may otherwise be exercised by the Telenav Board that the Special Committee may determine is necessary in furtherance of the consideration of a potential transaction, including, without limitation, the power and authority to approve, modify, or amend any Telenav equity awards and other compensatory arrangements in connection with a potential transaction; (iii) explore, review, approve, or disapprove the terms of a potential transaction; (iv) make recommendations to the Telenav Board with respect to a potential transaction; (v) negotiate and approve all agreements and other documents in connection with a potential transaction, and (vi) direct and receive advice and cooperation from any officers, employees, advisors, consultants, and agents of Telenav, and to retain, at Telenav’s expense, legal counsel and any additional third parties or advisors that the Special Committee may deem necessary. The Telenav Board further resolved that Telenav would not effect a strategic transaction (a) if it had not first been approved by the Special Committee, and (b) if required by the Special Committee, unless holders of the majority of shares of Common Stock not held by (x) Dr. Jin and Mr. Chen and their respective affiliates and any other stockholder who is part of a “group” with Dr. Jin and Mr. Chen and (y) any officer of Telenav, had approved such transaction.

On September 24, 2020, the Special Committee held a telephonic meeting with representatives of WSGR in attendance during which the participants discussed a potential proposal from Dr. Jin and Mr. Chen to acquire the shares of Common Stock not owned by them. Representatives of WSGR led a discussion regarding the Special Committee’s fiduciary duties in the context of any potential strategic transaction, including the potential proposal from Dr. Jin and Mr. Chen, as well as the functions and authority of, and resources available to the Special Committee, and the process for stockholder approval of any transaction, including voting requirements. The Special Committee and representatives also discussed retaining a financial advisor, including possible conflicts of several financial advisors with which Telenav had recently interacted for various proposed transactions, as well as possible incentive structures for the financial advisor’s compensation to encourage the financial advisor to succeed in soliciting offers from parties other than Dr. Jin and Mr. Chen. The Special Committee also decided to advise Telenav’s Chief Financial Officer, Adeel Manzoor, of the potential transaction and the need to update Telenav’s long-term financial forecast in light of the discussions with a large manufacturing customer about a potential shift by the customer to the Android operating system for future vehicle models, which presented a lack of clarity regarding Telenav’s role in the customer’s next-generation products. The Special Committee discussed the uncertainty resulting from the change in operating systems and the need to consider a long-term forecast with different assumptions regarding such products. The Special Committee also expressed a desire to obtain Mr. Manzoor’s thoughts regarding the various financial advisors with whom Telenav had recently worked.

On September 27, 2020, the Special Committee held a telephonic meeting with representatives of WSGR in attendance during which the participants discussed Dr. Jin and Mr. Chen’s potential offer to acquire Telenav and the different interests of Telenav and Dr. Jin and Mr. Chen in any potential transaction. The Special Committee directed representatives of WSGR to contact outside legal counsel to Dr. Jin to discuss the potential timing of Dr. Jin’s offer, if any, and any associated Schedule 13D filing. The Special Committee discussed potential disclosure issues in the transaction related to a potential shift by a Telenav manufacturing customer to the Android operating system for future vehicle models, which presented a lack of clarity regarding Telenav’s role in the customer’s next-generation products, the status of the strategic market check process, and the content and timing of a possible disclosure. The Special Committee further discussed retaining a financial advisor, identifying five possible candidates, and discussed the factors to consider in retaining a financial advisor, and possible conflicts of interest therewith, ultimately determining to contact two potential advisors, B. Riley and another financial advisor referred to herein as “Advisor A.” The Special Committee also discussed whether to retain counsel other than WSGR in light of WSGR’s role as counsel to the Telenav Board and Telenav. Representatives of WSGR discussed with the Special Committee that the fees related to WSGR’s work for Telenav represented a relatively small percentage of WSGR’s revenue and reviewed the WSGR team’s relationships with members of Telenav management, the Telenav Board and the Special Committee. After representatives from WSGR left the meeting, the Special Committee determined that WSGR was sufficiently independent from Dr. Jin and Mr. Chen and Telenav’s management and given that WSGR’s primary relationships were with Telenav’s general counsel and members of the Special Committee, all of whom were not likely to participate in a buyer group in connection with a potential transaction. In light of these factors, as well as WSGR’s knowledge of Telenav, the sector, its mergers and acquisitions expertise, and the lack of perceived conflicts, the Special Committee approved the retention of WSGR as the Special Committee’s legal advisor.

On September 28, 2020, representatives of WSGR had a telephone call with representatives of Norton Rose, counsel to Dr. Jin, during which call the parties discussed Dr. Jin and Mr. Chen’s potential offer to acquire Telenav, the timing associated with any potential offer and any Schedule 13D filings, whether there would be additional members of the Purchaser Group, whether Dr. Jin and Mr. Chen had considered whether to allow Telenav to conduct a strategic market check prior to any definitive agreement or to have a “go-shop” period after execution of any such agreement, and how Dr. Jin and Mr. Chen proposed to finance any transaction. The representatives of Norton Rose communicated that discussions regarding potential financing for any proposal were ongoing and that no agreement in principle had been reached. WSGR responded that the Special Committee expected that fully committed financing be obtained and customary commitment papers be executed concurrently with the signing of any definitive agreement for a potential transaction.

On September 30, 2020, Mr. Miller had a telephone call with Dr. Jin, during which Dr. Jin indicated that he wanted to start the strategic process and that Dr. Jin would send a formal offer to the Special Committee shortly.

On September 30, 2020, the Special Committee held a telephonic meeting with representatives of WSGR in attendance to hear presentations from B. Riley and Advisor A, the two remaining candidates to serve as financial advisor to the Special Committee. The Special Committee and WSGR discussed the merits of each potential advisor, noting that both knew Telenav and its industry well, and that B. Riley had extensive recent experience working with the Telenav and its management (including in conjunction with the potential purchase of the third party’s assets). Representatives of Advisor A then joined the meeting, summarized Advisor A’s credentials and experience working with Telenav’s management, and provided an overview of what third parties it would target and its market check strategy. After all representatives of Advisor A left the meeting, representatives of B. Riley joined the meeting and presented to the Special Committee regarding its expertise and credentials, its substantial recent experience and familiarity in working with Telenav management, and its strategy to target numerous different strategic parties and financial sponsors in a variety of different technology, software and industrial spaces.

On September 30, 2020, the Special Committee held a second telephonic meeting with representatives of WSGR in attendance. There was discussion regarding the factors for the Special Committee to consider in its selection of a financial advisor to the Special Committee for a potential sale of Telenav, including its fiduciary duty obligations, and the approach of the Delaware courts to decisions regarding the selection of financial advisors in sale of control transactions. The Special Committee discussed the two final candidates and the strengths and weaknesses of each, noting that B. Riley provides research coverage for a large number of small cap issuers, had analyst coverage of Telenav, had recently been providing services to Telenav with respect to potential strategic alternatives and had assisted Telenav in other matters as well. Following a discussion regarding the terms of the potential engagement, the Special Committee unanimously determined to engage B. Riley as its financial advisor.

On the night of September 30, 2020, V99, of which Dr. Jin is the sole stockholder, sole director, Chief Executive Officer and Treasurer, delivered a letter to the Special Committee regarding its non-binding proposal to acquire 100% of the outstanding shares of Common Stock for a purchase price in cash equal to a 20% premium over the closing price of a share of Common Stock on September 30, 2020, or $4.32 per share. V99’s proposal stipulated that it would not move forward with any such transaction unless it was approved by the Special Committee, that the offer was subject to the satisfaction of certain conditions, including a nonwaivable condition that the holders of a majority of the shares of Common Stock not owned by V99 or its affiliates approve the transaction, and that V99 would permit the Special Committee to have a to-be-agreed upon “go-shop” period. V99’s proposal made no mention of V99’s financing arrangements or whether Mr. Chen would provide financing or otherwise participate in the proposed transaction.

On the morning of October 1, 2020, the Special Committee held a telephonic meeting with representatives of B. Riley and WSGR in attendance, during which the participants discussed V99’s proposal, the possible public announcements that might be made by the Special Committee and Dr. Jin in connection with such proposal, B. Riley’s preliminary analysis of the proposed consideration, and when and how to respond to Dr. Jin. The Special Committee authorized the representatives of B. Riley to reach out to third parties to gauge their interest in making a proposal to acquire Telenav. The Special Committee then again discussed management’s long-term financial model and the need to update it to reflect recent developments in Telenav’s business, including a potential shift by a Telenav customer to the Android operating system for future vehicle models, which presented a lack of clarity regarding Telenav’s role in the customer’s next-generation products. The Special Committee and representatives of WSGR discussed which members of Telenav’s management should serve as liaisons to the Special Committee and determined that Mr. Manzoor and Mr. Debenham should be requested to act as liaisons to

Telenav’s management for the Special Committee. The Special Committee discussed whether other members of Telenav’s management beyond Dr. Jin might be participating in V99’s proposed acquisition of Telenav and requested that the representatives of WSGR contact Norton Rose to discuss limitations on Dr. Jin’s communications with Telenav employees and members of Telenav’s management, and to seek clarification regarding certain matters regarding V99’s proposal.

On October 1, 2020, representatives of WSGR had a telephone call with representatives of Norton Rose in which the parties discussed V99’s proposal, including whether there was contemplated any financing from or other involvement of Mr. Chen, and the potential Schedule 13D filings by Dr. Jin and whether Mr. Chen would participate in Dr. Jin’s Schedule 13D filing in connection with V99’s offer. The representatives of Norton Rose indicated that Dr. Jin and Mr. Chen were still discussing potential financing arrangements from Mr. Chen and whether Mr. Chen would become a stockholder of V99, that there was not any agreement in principal between the two of them, and that Mr. Chen would not be filing a Schedule 13D with Dr. Jin at the time. The Norton Rose representatives also confirmed that Dr. Jin would be filing a Schedule 13D as soon as that evening.

Later on October 1, 2020, the Special Committee held a telephonic meeting with representatives of B. Riley and WSGR, Mr. Manzoor and Mr. Debenham in attendance. Representatives of WSGR reported on the discussions they had had with Norton Rose regarding the V99 proposal, the contemplated Schedule 13D filings by Dr. Jin and the timing thereof, as well as uncertainties regarding whether Mr. Chen would file a Schedule 13D in light of the status of the discussions between him and Dr. Jin. The Special Committee discussed its communications strategy, whether to have meetings with employees regarding the announcement that Telenav had received an offer from V99, and whether to permit Dr. Jin to appear at a meeting of Telenav employees and concluded that Dr. Jin should not participate in such meetings. The Special Committee discussed the V99 proposal, including V99’s possible sources of financing, the participants in any purchaser group, stockholders of V99, whether Mr. Chen would guarantee the payment of the consideration in the transaction contemplated by the V99 proposal, the diligence process Dr. Jin and V99 would expect to undertake, whether Dr. Jin, Mr. Chen and their affiliates would agree to support alternative transactions the Special Committee recommended to the Telenav Board, possible regulatory filings and regulatory and other impediments, and the impact on the timing of a potential strategic transaction if any regulatory and other impediments were not resolved. The Special Committee once again discussed the need to prepare an update to Telenav’s long-term financial model (the “Long Term Financial Model”) and its forecast for the fiscal year ending June 30, 2021 (the “Fiscal 2021 Plan”). The Special Committee also noted that the updated forecast would assist the Special Committee in its evaluation of Telenav and the V99 proposal and would also assist potential acquirers in considering whether or not to make a proposal to acquire Telenav. Mr. Manzoor summarized the various assumptions in the long-term financial model and the fiscal 2021 plan that would have to be updated. Those present discussed the status of Telenav’s discussions with a large automobile manufacturer customer regarding the customer’s plans to change direction in its next-generation product.

On October 1, 2020, Dr. Jin and V99 filed an amendment to Dr. Jin’s previously filed Schedule 13D with the SEC disclosing that V99 had made a nonbinding proposal to the Special Committee to acquire all of the issued and outstanding shares of Common Stock for a purchase price in cash equal to a 20% premium over the closing price of a share of Common Stock on September 30, 2020, or $4.32 per share.

On October 2, 2020, before markets opened, Telenav issued a press release announcing that Telenav had received V99’s proposal, and that the Telenav Board had formed the Special Committee to review the proposal and consider all potential strategic alternatives. Two letters were also sent to Telenav employees, one from the Special Committee, and one from Dr. Jin, in which Dr. Jin communicated that he had committed to the Special Committee that if the Special Committee decided to sell Telenav to another third party, that Dr. Jin would support that transaction by voting his shares in the manner directed by the Special Committee.

On October 2, 2020, the Special Committee and B. Riley executed an engagement letter for B. Riley to serve as financial advisor to the Special Committee. On October 2, 2020, Mr. Chen, his wife Fiona Chang, and his affiliate Digital jointly filed a Schedule 13D with the SEC in which Mr. Chen, Ms. Chang and Digital stated

that they intended to vote their shares of Common Stock in support of any transaction led by Dr. Jin to acquire Telenav, and that Mr. Chen orally expressed to Dr. Jin that he intended to provide funding for any such transaction on economic terms to be agreed and to provide Dr. Jin access to his network of potential financing sources. On October 5, 2020, the Special Committee held a telephonic meeting with representatives of B. Riley and WSGR in attendance. Representatives of B. Riley summarized discussions with a possible acquirer with which Telenav had engaged in strategic discussions early in calendar year 2020 and the process that party would undertake before reverting with a decision whether to engage in renewed discussions. Representatives of B. Riley then reviewed a list of other third parties that may be interested in entering a strategic transaction with Telenav. The Special Committee discussed such list and authorized B. Riley to contact such parties. The Special Committee also discussed when and how to respond to Dr. Jin regarding the offer he made on behalf of V99, including whether the Special Committee or B. Riley should engage in discussions with Dr. Jin. At the conclusion of this discussion, the Special Committee determined that Mr. Miller would set up discussions with Dr. Jin and representatives of B. Riley once the B. Riley representatives had the opportunity to review the revised draft long-term model.

As part of the strategic process, and at the direction of the Special Committee, prior to Telenav entering into the definitive merger agreement, B. Riley contacted 70 third parties, of which 50 were strategic parties and 20 were financial sponsors. Nine of such parties entered into nondisclosure agreements with Telenav (or confirmed that previously existing nondisclosure agreements entered into with Telenav would govern any information or materials shared in connection with a potential strategic transaction), all of which received access to a virtual data room containing nonpublic information of Telenav. Of those nine nondisclosure agreements, two contained standstill provisions preventing such counterparties from making public acquisition proposals for a period of one year after their respective execution of such nondisclosure agreements, which standstill restrictions would terminate and be of no further force and effect in certain circumstances, including upon Telenav’s entry into a definitive agreement contemplating a sale of more than 50% of Telenav’s outstanding equity securities or all or substantially all of its assets, and have terminated as a result of Telenav’s entry into the Merger Agreement with V99. None of such parties made a proposal to acquire Telenav prior to Telenav entering into the definitive Merger Agreement.

On October 6, 2020, the third party with which Telenav had previously engaged in strategic discussions in early calendar year 2020 informed B. Riley that it did not have interest in pursuing discussions regarding a strategic transaction with Telenav at that time.

On October 7, 2020, a member of Telenav management contacted a representative of a strategic party, which Telenav refers to as “Party A”, to provide an introduction to representatives of B. Riley.

On October 7, 2020, the Special Committee held a telephonic meeting with representatives of Telenav’s finance department, including Mr. Manzoor, and Mr. Debenham in attendance. Mr. Manzoor presented to the Special Committee two sets of draft financial projections of Telenav’s statement of operations for future periods. Mr. Manzoor noted that the primary difference between the two sets of draft projections related to a potential shift by the customer to the Android operating system for future vehicle models, presenting a lack of clarity regarding Telenav’s role in the customers’ next-generation products. The Special Committee authorized management to share the two draft sets of projections with B. Riley. In light of the uncertainty facing Telenav with industry trends among automobile manufacturers adopting competing services such as Android Auto, Apple Car Play and others, the Special Committee then requested that Telenav management prepare a third draft set of projections based on an assumption that Telenav would cease to compete for new contracts and programs, sell its investments in third party companies and minimize operating expenses to those necessary to support existing customer obligations.

Later on October 7, 2020, the Telenav Board held a telephonic meeting with representatives of WSGR in attendance, to discuss matters related to year end SEC filings, assessments of director independence and planning for the 2020 Annual Meeting of Stockholders. During the meeting, the Telenav Board discussed the recent filing on Schedule 13D by Mr. Chen in which Mr. Chen indicated his intention to support the transaction by V99 to acquire Telenav, including by providing financing in connection therewith. The Telenav Board determined to revisit the question of whether Mr. Chen could continue to serve as an independent member of the Telenav Board or its committees at a later time following additional developments with the potential transaction. The Telenav Board determined to defer the filing of the draft proxy statement for Telenav’s 2020 Annual Meeting of Stockholders and discussed the potential filing by October 28, 2020 of an amendment to Telenav’s Annual Report on Form 10-K to provide information that would typically be included in such proxy statement. The Telenav Board also reviewed information provided by Compensia regarding compensation for the members of the Special Committee and approved that each member of the Special Committee would receive $2,000 for each meeting of the Special Committee of at least thirty minutes, with a cap of $30,000 in total payments to any member for each 12-month period.

On October 8, 2020, a member of Telenav management contacted a representative of a strategic party, which Telenav refers to as “Party B”, to provide an introduction to representatives of B. Riley.

On October 9, 2020, representatives of B. Riley had a telephone call with representatives of Party A to discuss Party A’s interest in pursuing an opportunity to acquire Telenav, Party A’s interest in obtaining non-public information regarding Telenav, and whether Party A’s pre-existing non-disclosure agreement with Telenav could govern the exchange of any such non-public information.

On October 9, 2020, the Special Committee held a telephonic meeting with representatives of B. Riley and WSGR in attendance. The Special Committee discussed the appropriate strategy for speaking with Dr. Jin at a meeting scheduled for later that day among the Special Committee, representatives of WSGR, Dr. Jin and Norton Rose. The Special Committee also discussed the messaging for B. Riley to convey to Dr. Jin at a separate meeting to be scheduled between B. Riley and Dr. Jin.

Later that afternoon on October 9, 2020, the Special Committee and representatives of WSGR held a telephonic meeting with Dr. Jin and representatives of Norton Rose. Members of the Special Committee told Dr. Jin that the Special Committee had an obligation to run a regimented process in order to maximize stockholder value and to consider Telenav’s strategic alternatives, and in connection therewith, B. Riley was continuing to review and analyze V99’s proposal to acquire all outstanding shares of Telenav for $4.32 per share. In response to questions from the Special Committee and representatives of WSGR, Dr. Jin and representatives of Norton Rose informed the Special Committee that no other members of management were part of any potential purchaser group and Dr. Jin and Mr. Chen were continuing to negotiate how to structure the financing for the acquisition but that there was no arrangement then in place. Dr. Jin and the representatives of Norton Rose also noted that they were still evaluating the potential treatment of Telenav’s outstanding equity awards with respect to the offer and that Dr. Jin did not plan any material changes to Telenav’s operations following any potential transaction. The Special Committee then requested that Dr. Jin continue to refrain from discussing the potential transaction with any Telenav employees, including members of Telenav management.

On October 12, 2020, the Special Committee held a telephonic meeting with members of Telenav management and representatives of WSGR in attendance, during which the participants discussed Telenav’s planned annual evergreen restricted stock unit (“RSU”) grants to employees other than the officers of Telenav in light of V99’s proposal. Although a pool for annual evergreen awards had been approved by the board’s compensation committee in August 2020, management had just recently finalized individual award recommendations due to a change in Telenav’s annual performance review process unrelated to V99’s offer. In light of the pendency of V99’s proposal, the Special Committee discussed possible alternatives with respect to issuing the RSUs and representatives of WSGR discussed the impact of a possible transaction on the proposed RSUs and dilution to Telenav stockholders. Members of Telenav management also discussed with the Special Committee a proposal to provide retention bonuses to certain employees in connection with the potential announcement of an acquisition of Telenav by V99. The Special Committee discussed with representatives of WSGR its fiduciary duties in considering the proposed retention bonuses, and requested that Telenav management work with Compensia to obtain additional information and further refine a proposed candidate list.

On October 13, 2020, representatives of Party B contacted representatives of B. Riley to request a call to discuss the opportunity to pursue a strategic transaction with Telenav.

On October 13, 2020, representatives of WSGR delivered to Norton Rose a draft confidentiality agreement to be executed by and among the Special Committee, V99, Dr. Jin, Mr. Chen and Digital (the “V99 NDA”). On October 14, 2020 and October 15, 2020, representatives of WSGR and Norton Rose had multiple calls to discuss the terms of the proposed V99 NDA, including (i) Norton Rose’s request that Mr. Chen and Digital not be parties to the agreement, (ii) Dr. Jin’s objections to the proposed provisions that would preclude Dr. Jin and V99 from discussing the transaction or share confidential information with equity financing sources, and (iii) the proposed provisions that would require the parties to the proposed V99 NDA to be subject to a customary standstill arrangement.

On October 15, 2020, Party A received access to a virtual data room containing non-public information of Telenav, which information would be subject to Party A’s pre-existing non-disclosure agreement with Telenav, which agreement did not contain a standstill provision.

On October 15, 2020, the Special Committee held a telephonic meeting with representatives of B. Riley and WSGR in attendance. Representatives of B. Riley reviewed their preliminary financial analysis, including comparable market trading prices, a discounted cash flow analysis, a premiums-paid analysis and other matters, including the assumptions behind their analyses. The B. Riley representatives then reviewed the efforts that they had undertaken to contact other potential bidders, including their assessment of the various categories of potential bidders, those who had passed on a further discussion, those who had entered into nondisclosure agreements and those who had yet to respond. Representatives of WSGR updated the Special Committee on the status of negotiations regarding the proposed V99 NDA, including (i) Dr. Jin’s desire that he not be subject to a standstill agreement and the implications that the lack of a standstill agreement might have on other prospective bidders, including their willingness to provide standstills. Representatives of WSGR also discussed a request by Dr. Jin to contact persons other than Mr. Chen and Digital to provide debt or equity financing for V99, as well as the implications for the Special Committee’s efforts to obtain other proposals if prospective bidders were to team up with V99 instead of making a separate proposal. At the conclusion of the discussion, the Special Committee authorized WSGR to negotiate for a limited standstill that would accommodate some of Dr. Jin’s requests or, in the event that was not successful, no standstill, and instructed that WSGR request that Dr. Jin obtain the Special Committee’s consent prior to approaching other potential sources of debt or equity financing, which consent would not be unreasonably withheld, delayed or conditioned. The Special Committee with the assistance of B. Riley representatives then discussed a strategy to obtain a higher per-share price from Dr. Jin and possible negotiations with Dr. Jin. The Special Committee discussed various strategies and tactics and the risks and uncertainties of each.

On October 16, 2020, following various discussions between representatives of WSGR and Norton Rose, the Special Committee, V99 and Dr. Jin executed the V99 NDA. The V99 NDA prohibited Dr. Jin from approaching other potential bidders, required Dr. Jin to obtain the Special Committee’s written consent prior to approaching potential sources of equity financing, did not contain a standstill arrangement and restricted Dr. Jin from having any discussions or communications, or entering into any agreements with any director, officer or employee of Telenav regarding any employment arrangement with Telenav or any parent company thereof, any retention or other compensation arrangement or any equity rollover or other similar transaction.

On October 16, 2020, representatives of B. Riley informed Dr. Jin on a telephone call that the proffered price of $4.32 per share was not sufficiently high in order to permit the Special Committee to approve the proposed transaction. Dr. Jin told B. Riley that he believed that $4.32 was a fair price, and that while V99 may have room to increase the per share price, any such raise would not be significant. Dr. Jin reiterated that he believed V99’s proposal was in the best interests of Telenav and its stockholders, and that he wanted the potential transaction effected quickly.

On October 19, 2020, representatives of B. Riley contacted representatives of a financial sponsor, who Telenav refers to as “Sponsor A”, to inquire as to Sponsor A’s potential interest in a strategic transaction with Telenav. The next day, Sponsor A executed a non-disclosure agreement that did not contain a standstill provision.

On October 20, 2020, Dr. Jin and representatives of B. Riley had another telephone call during which Dr. Jin told B. Riley that he was increasing V99’s proposal to $4.80 per share, noting that this would be V99’s best and final offer, that negotiations on the definitive agreement must be expedited, and that a “go-shop” period would only be permitted until October 30, 2020. Dr. Jin conveyed that the Special Committee should accept this revised proposal. Dr. Jin also discussed alternatives Dr. Jin was considering if he could not come to agreement with the Special Committee on the proposal, including potentially initiating a tender offer for shares of Common Stock. Following the telephone call, Dr. Jin delivered a term sheet to B. Riley summarizing V99’s revised proposal, which term sheet reflected, among other things, a $4.80 per share price, a “go-shop” that expired on October 30, break-up fees in the event that Telenav opted for an alternative transaction after signing a definitive agreement with V99, proposed treatment for Telenav’s equity awards, and a transaction structured as a negotiated tender offer. On October 21, 2020, representatives of B. Riley and Party had a telephone call during which Party B described its typical process for acquiring companies, explained that it was exploring whether Telenav fit into its strategic plans, and agreed to review a non-disclosure agreement in order for it to obtain non-public information regarding Telenav.

On the morning of October 21, 2020, the Special Committee held a telephonic meeting with Mr. Manzoor, Mr. Debenham and representatives of B. Riley and WSGR in attendance. The Special Committee discussed Dr. Jin’s revised proposal, his anticipated timeline and his indication that he would not further increase the purchase price. Representatives of WSGR informed the Special Committee that the revised offer did not provide greater clarity regarding how Dr. Jin and V99 proposed to finance the transaction nor regarding the proposed transaction structure, and summarized other issues with V99’s proposal, including the shortened “go-shop” period and treatment of equity awards. The Special Committee then discussed the potential ramifications if Dr. Jin were to initiate a tender offer that was not approved by the Special Committee, as he indicated he was considering to the representatives of B. Riley. The representatives of B. Riley updated the Special Committee on B. Riley’s activities, summarizing the number of bidders contacted, the number of bidders that had passed on a further discussion, those that had entered into nondisclosure agreements, and the status of preliminary discussions with possible bidders who remained in the process. The Special Committee and representatives of WSGR and B. Riley discussed Dr. Jin’s proposed “go-shop” termination date of October 30th, whether such period would be sufficient for an appropriate “go-shop” process and whether such a proposal would comport with the Special Committee’s fiduciary duties and market norms. The Special Committee then discussed potential strategies with respect to V99’s revised proposal, including the timing of a definitive agreement, potential exclusivity with V99, the length of a “go shop”, breakup fees, transaction structure, equity award treatment and concerns regarding V99’s ability to finance the proposed transaction. Representatives of WSGR provided advice on the nature of a “go-shop”, breakup fees and financing commitments in light of the Special Committee’s fiduciary obligations related thereto. The Special Committee authorized the representatives of WSGR to contact Norton Rose to obtain clarity regarding the terms of V99’s revised proposal. Those present then discussed the financial forecasts that would be shared with potential bidders in light of the various scenarios the Special Committee had considered with respect to the lack of clarity regarding Telenav’s role in a large customer’s next-generation products, the likelihood that such information was already in the marketplace, and the financial analyses that B. Riley may perform in connection with any potential transaction as it related to such financial forecasts.

After the meeting of the Special Committee, representatives of WSGR and Norton Rose held a telephone call to discuss V99’s revised proposal. Representatives of Norton Rose communicated that V99 was willing to consider changes proposed by the Special Committee, including structuring the transaction as a merger, permitting the Special Committee to have a “go-shop” period after the signing of any definitive agreement and the proposed treatment of equity awards. The representatives also discussed the need for V99 to clarify how it intended to finance the potential acquisition.

Later on October 21, 2020, the Special Committee held a second meeting with Messrs. Manzoor and Debenham and representatives of B. Riley and WSGR in attendance. Representatives of WSGR updated the Special Committee on their discussions with representatives of Norton Rose, including Norton Rose’s input that V99 was willing to (i) structure the transaction as a merger, (ii) permit a “go-shop” period after the signing of the definitive agreement, and (iii) consider changes to the proposed equity award treatment. The Special Committee and others present discussed the proposed revisions to V99’s proposal, including the transaction structure, the proposed breakup fee, the “go-shop” period, and the treatment of proposed equity awards. Representatives of WSGR also provided an update of their discussions with representatives of Norton Rose regarding the timing and content of any commitment letters from Mr. Chen, Digital and other financing participants in the proposed transaction. In light of information received from V99’s counsel, the Special Committee expressed the belief that there was not currently a clear path to financing the transaction as it appeared that Dr. Jin and Mr. Chen had not yet reached an understanding with respect to V99’s capitalization or the financing of the offer. The Special Committee discussed the need to have a customary commitment letter for such financing entered into at the time of the execution of the merger agreement.

Following the second meeting of the Special Committee on October 21, 2020, representatives of WSGR delivered a revised draft of the term sheet to Norton Rose which modified the proposed equity award treatment, extended the “go-shop” period to 30 days after the signing of any definitive agreement, lowered the breakup fees payable by Telenav and revised the transaction structure to a statutory merger.

On the night of October 21, 2020, Norton Rose delivered to WSGR an initial draft of the merger agreement providing for V99’s acquisition of all of the outstanding shares of Common Stock.

On October 23, 2020, the Special Committee held a meeting with Mr. Manzoor, Mr. Debenham, Hassan Wahla (Telenav’s Chief Customer Officer) and representatives of B. Riley and WSGR in attendance. Members of management summarized for the Special Committee recent discussions with a large customer a potential shift by the customer to the Android operating system for future vehicle models, which presented a lack of clarity regarding Telenav’s role in the customers’ next-generation products. Telenav management noted that an agreement with GAS was still under negotiation and had not yet been signed by the customer and that the timeline to transition various vehicle models was likely to be delayed past the initial adoption date the customer had previously indicated. The Special Committee discussed the status of the customer relationship and potential the impact on Telenav’s business and on a proposed sale of Telenav. Mr. Wahla left the meeting after this discussion and Mr. Manzoor then reviewed and discussed with the Special Committee the assumptions and inputs underlying the third scenario for Telenav’s long-term financial projections (in addition to the “Extension Projection” and the “No Extension Projections” as further described in the section “Special Factors—Financial Projections,”) that Telenav’s management had modeled at the request of the Special Committee (the “Maintenance Projections”). Members of Telenav management reviewed the financial metrics underlying the Maintenance Projections, the impact that various assumptions had had on the Maintenance Projections, and the results of the analysis, including a review of the combined organic and inorganic revenue analysis for the Maintenance Projections. The Special Committee then discussed with the assistance of those present which of the three sets of projections should be provided to potential bidders and used by B. Riley in connection with its financial analysis, the assumptions underlying each, which set of projections was most consistent with management’s expectations for Telenav’s business and the costs and benefits of providing multiple projections to potential bidders. At the conclusion of the discussion, the Special Committee requested that management place the “Extension Projections” and “No Extension Projections” in the data room to be available to potential bidders.

On October 23, 2020, the Special Committee held a second telephonic meeting with members of WSGR in attendance. Representatives of WSGR led a discussion regarding the material terms of the draft merger agreement, which included a summary of the lack of financing commitments or covenants, the treatment of equity awards, fiduciary-out provisions and related breakup fees, the proposed closing conditions, the absence of employee-related covenants, regulatory matters, the obligations of the parties to use commercially reasonable best efforts to effect the closing, the termination dates and the proposed extension of such dates in the event that regulatory approvals were still pending, and representations and warranties. The Special Committee provided guidance to WSGR regarding WSGR’s response draft of the merger agreement, including that such draft must provide for the delivery of concurrent financial commitment papers by Mr. Chen and Digital. The Special Committee resumed its prior discussion regarding the projections for Telenav’s long-term financial model to be provided in the data room for prospective bidders and used by B. Riley in preparing its financial analysis.

On October 24, 2020, WSGR delivered a revised draft of the merger agreement to Norton Rose, which revisions included (i) provisions requiring V99 to deliver financing commitment papers concurrently with the execution of the merger agreement and customary representations and covenants regarding such financing, (ii) provisions requiring Dr. Jin and Mr. Chen and their respective affiliates to enter into a voting and support agreement concurrently with the execution of the merger agreement pursuant to which they would agree to vote their shares in accordance with directions from the Special Committee and otherwise support transactions consistent with the directions of the Special Committee, (iii) the deletion of certain closing conditions and other changes reducing closing uncertainty, (iv) a reduction in the number of days in which V99 could match a Superior Proposal and other changes so that Telenav’s fiduciary out provisions were more favorable, including a reduction in the related fees if the Special Committee were to terminate the merger agreement or change its recommendation in connection with a superior proposal, (v) covenants requiring the parties to use their respective reasonable best efforts to close the merger, (vi) revised provisions concerning the treatment of equity awards proposed to be cashed out at closing, (vii) improving the definition of what constituted a material adverse effect to provide additional carve outs, and (viii) otherwise requiring V99 to make more comprehensive representations and warranties.

On October 26, 2020, Norton Rose delivered to WSGR an initial draft of a financing commitment letter from Dr. Jin and Mr. Chen pursuant to which Dr. Jin and Mr. Chen would, if executed, agree to jointly and severally commit to provide equity and debt financing in an amount sufficient to fund the aggregate merger consideration. Representatives of WSGR and Norton Rose discussed the terms of the draft financing commitment letter over the course of the next two days.

On October 27, 2020, Telenav and Party B executed a non-disclosure agreement that did not contain a standstill provision. Later that day, Party B received access to a virtual data room containing non-public information of Telenav.

On October 28, 2020, Sponsor A informed B. Riley that it would like to have a meeting with members of Telenav’s management to further assess Telenav’s operations, technologies and prospects. Later that day, Sponsor A received access to a virtual data room containing non-public information of Telenav.

On October 28, 2020, Norton Rose delivered an updated draft of a financing commitment letter, which provided greater clarity and certainty regarding all operative terms, including limiting the conditionality of the financing to the satisfaction or waiver of the conditions to V99’s obligations to consummate the merger contemplated by the merger agreement and revising the financing construct such that Dr. Jin and Mr. Chen would be jointly and severally committing to provide V99 with debt financing in an amount sufficient to fund the aggregate merger consideration.

On October 28, 2020, the Telenav Board held a regularly scheduled telephonic meeting with members of Telenav management and representatives of WSGR in attendance. The Telenav Board did not discuss V99’s proposal to acquire Telenav during such meeting.

After the regularly scheduled Telenav Board meeting on October 28, 2020, the Special Committee held a telephonic meeting with Mr. Manzoor, Mr. Debenham, Scott Kelly (Telenav’s executive leader of human resources), and representatives of B. Riley and WSGR in attendance. Members of Telenav management led a discussion regarding annual incentive equity awards proposed to be issued to nonexecutive employees, and explained how the pool of proposed awards differed from the pool of awards approved by the board’s compensation committee in August 2020, and summarized the prior communications to employees regarding the proposed awards subject to approval by the compensation committee. Representatives of WSGR reviewed the fiduciary duties of the Special Committee in approving grants of equity awards and, after further discussion, the Special Committee approved the annual equity incentive awards and equity incentive awards for new hires. A member of Telenav management informed the Special Committee that Telenav management was deferring any request regarding cash retention bonuses. Mr. Kelly left the meeting after this discussion. Next, representatives of B. Riley updated the Special Committee regarding the strategic process being conducted on behalf of the Special Committee, summarizing the third parties that had indicated that they were not interested in acquiring Telenav, the parties that had entered into nondisclosure agreements, the parties that had been granted access to the virtual data room, the level of activity of their review of the materials in the data room, and that two parties had requested a management meeting. The Special Committee then discussed the timetable for the two management meetings and the timing of the strategic process relative to negotiation of a transaction with V99. The Special Committee led a discussion regarding the merger agreement, including (i) the proposed “go-shop” period and the potential impact that signing a definitive agreement with V99 on the expedited timeline required by Dr. Jin could have on other potential bidders evaluating whether to make an offer during the “go shop” period, and (ii) potential regulatory matters. Representatives of WSGR updated the Special Committee regarding negotiations with Norton Rose on the terms and conditions of the financing commitment letter, and discussed the need for Telenav to have third-party beneficiary rights in respect of any such commitment. The Special Committee discussed the timeline of negotiations with Dr. Jin in light of Telenav’s schedule to issue its earnings release on November 5, 2020, and provided input to WSGR regarding negotiations with Norton Rose on the merger agreement and other ancillary agreements.

On October 28, 2020, Mr. Miller, on behalf of the Special Committee, had a call with Dr. Jin to discuss open issues on the merger agreement, commitment letter and transaction timing. Mr. Miller communicated to Dr. Jin that it was important for a financing commitment to be in place at the time of signing the merger agreement so that the Special Committee could enforce the terms of any such commitment and have visibility into the V99 capital structure and its financing arrangements. Dr. Jin told Mr. Miller that V99 planned to finalize its financing after the signing of the merger agreement and did not necessarily agree that it had to be organized before then. Mr. Miller and Dr. Jin agreed that an additional call between the Special Committee, Dr. Jin and their respective legal counsel would be helpful to reach an understanding. Mr. Miller also conveyed to Dr. Jin the challenges with requiring any Telenav employee to convert his or her equity awards into equity awards for shares of V99 common stock or that of the surviving corporation. At the conclusion of the call, Dr. Jin reiterated to Mr. Miller his desire to sign the merger agreement and announce the transaction as soon as practicable and, in any event, before Telenav’s planned November 5, 2020 earnings call.

On October 28, 2020, representatives of WSGR and Norton Rose had a call to discuss the merger agreement, the commitment letter, a voting and support agreement, and transaction timing. During such call, representatives of Norton Rose informed representatives of WSGR that Dr. Jin wanted to sign the merger agreement by October 30, 2020, and that Dr. Jin had indicated that V99 might reduce the proposed offer price per share or withdraw V99’s offer to acquire Telenav, if the merger agreement was not signed by such date. In addition, representatives of Norton Rose communicated that, irrespective of the timing of signing of a merger agreement, Dr. Jin was not willing to agree to vote in accordance with the recommendations of the Special Committee with respect to any alternative transaction proposal submitted after the 30-day “go-shop” period.

On October 28, 2020, Norton Rose delivered a revised draft of the merger agreement to WSGR, which revisions included a construct of mutual termination fees in the event either party breached its obligations under the merger agreement under certain circumstances, a mutual liability cap for potential damages, a limitation of the period of time in which V99 could match a superior proposal, a reduction of V99’s financing-related representations and covenants, an expansion of the circumstances in which V99 could claim that Telenav had suffered a material adverse effect, and a revision to the proposed equity award treatment such that holders of unvested RSUs would receive cash payments equal to the merger consideration, subject to continued vesting requirements, but that the unvested restricted stock units of certain specified employees would convert into restricted stock units of the surviving corporation.

On October 29, 2020, B. Riley contacted representatives of Party A to assess Party A’s interest in acquiring Telenav and to potentially schedule a telephonic meeting with members of Telenav’s management.

On October 29, 2020, WSGR sent an initial draft of the voting and support agreement to Norton Rose, the terms of which required Dr. Jin, Mr. Chen, Digital and other members of the purchaser group to, among other things, vote all shares of Common Stock held by such persons in accordance with the publicly disclosed recommendation to Telenav stockholders by the Telenav Board or Special Committee, irrespective of whether such recommendation was to vote in favor of the adoption of the merger agreement or in favor of alternative superior transaction proposal.

On October 29, 2020, the Special Committee held a telephonic meeting with Messrs. Manzoor and Debenham and representatives of B. Riley and WSGR in attendance. Representatives of WSGR summarized for the Special Committee the material terms of the merger agreement and the latest draft financing commitment letter, and provided an update on their conversations with Norton Rose, including that Dr. Jin wanted to sign the merger agreement by October 30, and that Dr. Jin said V99 might lower the per share price or withdraw the offer if that timing was not met. The Special Committee discussed its concerns regarding V99’s status as a newly formed company with no material assets, Mr. Chen being a non-U.S. resident and Digital’s status as a British Virgin Islands entity, and the resulting difficulty in enforcing a judgment against V99, Mr. Chen or Digital, and the various mechanisms for providing remedies to Telenav in the event that any of V99, Dr. Jin or Mr. Chen failed to perform. The Special Committee discussed the benefits and costs of the various alternatives to enforce the obligations under the commitment letter, including the Special Committee’s concern that reacting too aggressively could stall further negotiations. The Special Committee then discussed a package for breakup fees and reverse breakup fees, and instructed the WSGR representatives to make a proposal regarding those fees to V99’s counsel. Representatives of WSGR also discussed V99’s proposed treatment of Telenav’s equity awards in the merger agreement, and the Special Committee determined that the equity awards held by certain employees should not be subject to different treatment as compared to equity awards held by other employees, but that V99 should be permitted to negotiate with a limited number of individuals after the “go-shop” period in case of mutual interest. Representatives of WSGR updated the committee that V99’s counsel had indicated that Dr. Jin would not agree to vote in accordance with the recommendations of the Special Committee with respect to any alternative transaction proposal submitted after expiration of the “go-shop” period. The Special Committee discussed Dr. Jin’s position, including that it was inconsistent with Dr. Jin’s prior public statements.

On October 30, 2020 at 7:00 a.m. (Pacific Time), the Special Committee and representatives from WSGR held a telephonic meeting with Dr. Jin and representatives from Norton Rose. The Special Committee discussed the importance of finalizing financing documentation and V99’s structure, including ensuring that Telenav had adequate remedial measures in the event that V99 or its financing sources did not perform their obligations under the merger agreement or the commitment letter. Dr. Jin communicated that the commitment papers would be finalized, but under no circumstances would V99, or any of its affiliates, deposit cash into a third party escrow account. Instead, Dr. Jin proposed that he would deposit an amount of cash equal to a percentage of the transaction value into V99’s bank account in the United States, and, to assuage the Special Committee’s concerns regarding V99 or the financing sources’ performance under the merger agreement and/or commitment letter, V99 would accept a reverse breakup fee equal to 4% of the transaction value. Dr. Jin communicated that this reverse breakup fee was contingent upon the Special Committee accepting the breakup fee proposed in V99’s latest draft of the merger agreement. Dr. Jin again expressed his desire to sign the merger agreement and conveyed that it was imperative that the Special Committee and its advisors finalize all transaction documentation expeditiously.

Following the call with Dr. Jin and his legal counsel, the Special Committee held a meeting on the morning of October 30, 2020, with representatives of B. Riley and WSGR in attendance. The Special Committee led a discussion regarding the terms of the financing commitment letter, its concerns regarding V99’s status as a newly formed company with no material assets, the identities of the financing sources under the commitment letter and the difficulty in enforcing remedies against them, the proposals related to breakup fees in the merger agreement in connection with V99’s failure to perform, and Dr. Jin’s proposal that Dr. Jin deposit and retain funds a U.S. bank account of which V99 was the beneficiary. The Special Committee also discussed the terms of the voting and support agreement, Dr. Jin’s statement that he would not agree to vote in accordance with the recommendations of the Special Committee with respect to any alternative transaction proposal submitted after the “go-shop” period, and the likelihood that another party would provide an offer that would be superior to V99’s proposal. Representatives of WSGR reviewed with the Special Committee its fiduciary obligations to Telenav stockholders in negotiating the terms of the definitive transaction documents, and the Special Committee discussed such duties and the means by which the Special Committee was addressing them in negotiating such agreements. The Special Committee then discussed the proposed transaction timing and the upcoming Telenav earnings release, and, at the request of the Special Committee, representatives of B. Riley confirmed that B. Riley expected to be in a position to render an opinion as to the fairness of the consideration in the proposed merger in line with the anticipated timing. The Special Committee discussed a proposed package of provisions to resolve open issues on the merger agreement, the commitment letter and the voting and support agreement and instructed WSGR to present the proposal to Dr. Jin and his counsel.

Later that morning on October 30, 2020, representatives of WSGR held a telephone call with representatives of Norton Rose, during which meeting the WSGR representatives communicated the package that the Special Committee proposed to resolve the open issues in the merger agreement, commitment letter and voting and support agreement, including a reverse breakup fee of 4% of the transaction value payable by V99 (limited to 3% with respect to a regulatory termination), agreeing to V99’s position on a 3% breakup fee payable by Telenav (limited to 1.5% in circumstances related to an excluded party), that V99 must have a specified amount of cash in its U.S. bank account prior to signing and covenant to leave such amount in the account during the pendency of the merger agreement, that the Special Committee be permitted to terminate the merger agreement and recover a reverse breakup fee in the event that the amount in such account fell below the agreed-upon threshold any time prior to closing, that the counterparties to the voting and support agreement need only vote their shares in favor of an alternative transaction with respect to an excluded party, and that Digital be a party to the commitment letter. In summarizing this position, representatives of WSGR also reiterated that the proposal assumed that Dr. Jin was and would continue to be the sole equity owner of V99. Following the telephone call, representatives of Norton Rose communicated to WSGR that Dr. Jin would agree to deposit an amount of cash into V99’s bank account up to $10 million, but that V99’s reverse breakup fee would be limited to 2% of the transaction value calculated based not on the equity value of Telenav, but on the merger consideration payable to Telenav stockholders not part of the Purchaser Group, which Dr. Jin estimated to be approximately $150 million, resulting in an approximate $3 million reverse breakup fee. Conversely, Norton Rose communicated Dr. Jin’s position that Telenav’s breakup fee of 3.5% would be calculated based on the equity value of Telenav and not the merger consideration payable to Telenav stockholders not part of the Purchaser Group. Finally, representatives of Norton Rose indicated that with respect to the voting and support agreement, Dr. Jin and the other members of the Purchaser Group would only agree to follow the Special Committee’s instruction that they support an alternative superior proposal if an agreement with such third party was reached during the “go-shop” period.

On October 30, 2020 at 12:30 p.m. (Pacific Time), the Special Committee held a second telephonic meeting with representatives of WSGR in attendance. Representatives of WSGR updated the Special Committee on their communications with Norton Rose regarding the open issues in the merger agreement, commitment letter and voting and support agreement, and Dr. Jin’s latest counterproposals in respect thereof. The Special Committee agreed upon a response for representatives of WSGR to present to Norton Rose addressing the outstanding matters, including the reverse breakup fees, the breakup fees, the “go shop” period, the terms of the voting and support agreement, and the requirement that V99 maintain certain minimum levels of cash during the pendency of the transaction.

Following the meeting of the Special Committee, representatives of WSGR had a telephone call with representatives of Norton Rose, during which call the WSGR representatives conveyed the Special Committee’s proposal, including: (i) a breakup fee of $4 million payable by Telenav with respect to terminations relating to superior proposals (limited to $2 million with respect to excluded parties), (ii) a reverse breakup fee of $4 million payable by V99 in cases of breaches of the merger agreement, or $3 million for regulatory-related terminations, (iii) that V99 be required to have $6 million in its U.S. bank account at signing, which amount must be maintained through the closing of the proposed transaction, and (iv) that the counterparties to the voting and support agreement agree to support alternative transaction proposals from excluded parties recommended by the Special Committee.

Soon after WSGR’s telephone call with Norton Rose, representatives of Norton Rose communicated to representatives of WSGR that Dr. Jin would accept a reverse breakup fee limited to $3 million payable by V99 in all respects, and that he and the other counterparties to the voting and support agreement would only agree to vote their shares in favor of a superior proposal with respect to a definitive agreement that was entered into during the “go-shop” period. Representatives of WSGR and Norton Rose then had another telephone call during which representatives of Norton Rose indicated that Dr. Jin and the other members of the Purchaser Group would agree to vote their shares in favor of a superior proposal received during the “go-shop” period and recommended by the Special Committee so long as the Special Committee notified V99 no later than two weeks after the expiration of the “go-shop” period that it was entering into a merger agreement in respect of such superior proposal.

On the afternoon of October 30, 2020, Mr. Cummins, on behalf of the Special Committee, had a telephone call with Dr. Jin, during which call both sides agreed that the breakup fee payable by Telenav in respect of terminations related to a superior proposal would be $3.5 million (limited to $2 million for superior proposals with respect to excluded parties), the reverse breakup fee payable by V99 would be $3.5 million in all applicable circumstances, and Dr. Jin and the other counterparties to the voting and support agreement would vote their shares in favor of a superior proposal recommended by the Special Committee so long as such proposal was received during the “go-shop” period and a definitive agreement was entered into within fifteen days of the end of the “go-shop” period.

On October 30, 2020 at 4:00 p.m. (Pacific Time), the Special Committee held a telephonic meeting with members of B. Riley and WSGR in attendance. Mr. Cummins updated the Special Committee regarding his recent discussion with Dr. Jin, and representatives of WSGR updated the Special Committee regarding their recent interactions with Norton Rose, including clarifying that Dr. Jin and the other members of the Purchaser Group would agree to vote their shares in favor of a superior proposal recommended by the Special Committee so long as the Special Committee notified V99 no later than two weeks after the expiration of the “go-shop” period that it was effecting a change in recommendation in accordance with the terms of the merger agreement in respect of such superior proposal. The Special Committee also discussed V99’s revised proposal regarding reverse breakup fees, breakup fees and the likelihood of a third party making an offer after the “go shop” period. The Special Committee discussed its fiduciary duties with representatives of WSGR and asked B. Riley to provide an update on the strategic process and the status of its discussions with potential bidders. The Special Committee discussed the current market environment, the likelihood of Telenav receiving offers from third parties, Dr. Jin’s position that it was his best and final offer and the results of the negotiations to date, the impact of stock market volatility on Dr. Jin’s, Mr. Chen’s and Digital’s ability to fund the merger consideration for the potential transaction, the premium relative to the unaffected price of shares of Common Stock before Dr. Jin’s initial offer and various other considerations for and against V99’s proposal to acquire Telenav. After discussion, the Special Committee authorized the WSGR representatives to agree to the proposal made by Dr. Jin with the changes proposed by the Special Committee and to continue negotiation of the definitive agreements on those terms.

On the night of October 30, 2020, WSGR sent updated drafts of the merger agreement, commitment letter and voting and support agreement to Norton Rose. In addition to revising the terms of the merger agreement to match the parties’ agreements with respect to breakup fees, reverse breakup fees, and the requirement that V99 maintain $6 million in its U.S. bank account at signing and all times during the period prior to closing, the updated draft merger agreement, among other things, clarified the circumstances in which Telenav would be entitled to receive a reverse breakup fee from V99 in connection with a termination of the merger agreement, revised the proposed equity award treatment such that all employees that held unvested restricted stock units would receive a cash payment equal to the merger consideration in respect of such awards, subject to continued vesting requirements, and enhanced the representations that V99 would be making to Telenav, including in respect of its financing arrangements. The updated draft commitment letter clarified that Telenav was an express third-party beneficiary of Dr. Jin’s, Mr. Chen’s and Digital’s joint and several commitment to provide V99 with financing in an amount sufficient to fund the aggregate merger consideration, and that Telenav had the right to specific performance in connection therewith.

On the morning of October 31, 2020, Mr. Cummins and Dr. Jin had a telephone call during which Dr. Jin expressed his frustration that the definitive transaction documents were not yet finalized, and communicated that he wanted to sign the definitive agreements by Sunday, November 1, 2020 so that the transaction could be publicly announced prior to the market opening on Monday, November 2, 2020. Dr. Jin told Mr. Cummins that the proposed purchase price would drop by 10 cents every day after Monday, November 2, 2020 if the merger agreement had not yet been signed.

Later that morning, Dr. Jin sent an email to the Special Committee and representatives of WSGR that he wanted the definitive agreements executed by 8:00 p.m. (Pacific Time) that evening. To the extent that the merger agreement was not signed by 8:00 p.m. (Pacific Time) on October 31, 2020, Dr. Jin said that the offer price would drop to $4.70 per share, that if the merger agreement was not signed by 8:00 p.m. (Pacific Time) on November 1, 2020, the offer price would drop to $4.60 per share, and that if the merger agreement was not signed by 6:00 a.m. (Pacific Time) on November 2, 2020, V99 would withdraw its offer.

On the afternoon of October 31, 2020, representatives of Norton Rose contacted representatives of WSGR to discuss two potential modifications to the merger agreement: (i) Dr. Jin’s proposal that the sole remedy for V99’s failure to close the transaction if all closing conditions had otherwise been satisfied would be the reverse breakup fee of $3.5 million payable by V99, and (ii) that Dr. Jin be permitted to contact certain employees to inquire whether they would agree to different treatment in respect of their unvested RSUs than as otherwise set forth in the merger agreement. Representatives of WSGR and Norton Rose also discussed Dr. Jin’s email and the fact that it was not possible to sign a definitive merger agreement on Dr. Jin’s timeline because V99 had not formed a merger subsidiary, which would need to execute the merger agreement, and because V99 had not provided evidence of the required deposit of funds into a U.S. bank account in the name of V99.

Representatives of WSGR subsequently discussed the proposed changes with the members of the Special Committee and, following the Special Committee’s approval, WSGR sent a revised draft of the merger agreement incorporating these revisions, with the qualification that Dr. Jin’s communications in respect of the Telenav equity awards be limited to no more than 12 Telenav employees, and that all such discussions take place after the “go-shop” period.

On the afternoon of October 31, 2020, Norton Rose sent a revised draft of the commitment letter, eliminating Telenav’s third-party beneficiary and specific performance rights. WSGR and Norton Rose finalized the terms of the commitment letter shortly thereafter, reinserting such rights, but clarifying that Dr. Jin’s, Mr. Chen’s and Digital’s obligation to fund a cash amount equal to the aggregate merger consideration in accordance with the terms of the commitment letter would terminate upon a valid termination of the merger agreement in accordance with its terms. Norton Rose confirmed that it had no further substantive modifications to the voting and support agreement last circulated by WSGR on October 30, 2020.

On October 31, 2020 at 6:30 p.m. (Pacific Time), the Special Committee held a telephonic meeting with representatives of WSGR in attendance. Representatives of WSGR updated the Special Committee regarding the status of the definitive agreements and discussed Dr. Jin’s requirement that the parties sign such agreements by 8:00 p.m. that evening. Representatives of WSGR informed the Special Committee that even if Dr. Jin wanted to sign the merger agreement that evening, formally doing so was impossible because V99 had yet to create its merger subsidiary and impracticable because V99 had not yet provided evidence that it had $6 million in its U.S. bank account. Representatives of WSGR discussed possible approaches considering Dr. Jin’s requirement that the parties “sign” by 8:00 p.m. (Pacific Time). The Special Committee authorized representatives of WSGR to prepare signature pages, stipulating that such signature pages, when signed, would be held in escrow until after the merger subsidiary had been formed, V99 had the funds in its bank account, and the Special Committee and Telenav Board had approved the merger agreement and the merger.

On October 31, 2020 at 8:00 p.m. (Pacific Time), representatives of WSGR circulated signature pages to all contemplated parties to the merger agreement, voting and support agreement and commitment letter. The parties to such agreements executed the applicable signature pages, with such signature pages to be held in escrow until the merger subsidiary had been formed, V99 had the funds in its bank account and the Special Committee and Telenav Board had approved the merger agreement and the merger, and that in the event there was any modification to the terms of the applicable underlying agreements, such signatory would have to confirm that his, her or its signature was effective once again.

From the night of October 31, 2020 through November 2, 2020, WSGR and Norton Rose exchanged several drafts of the merger agreement to clarify and/or correct certain nonmaterial terms. The merger agreement was finalized on the morning of November 2, 2020.

On November 1, 2020, the Special Committee held a meeting with Messrs. Manzoor and Debenham and representatives of B. Riley in attendance. Representatives of WSGR updated the Special Committee on the status of the merger agreement, commitment letter, and the voting and support agreement, and reviewed the open action items, which included evidence that a merger subsidiary had been formed and that wire of funds had been made to V99’s bank account. Representatives of B. Riley reviewed a draft of B. Riley’s financial analysis. The Special Committee discussed the impact on B. Riley’s analysis of the different sets of assumptions previously discussed by the Special Committee about whether a large customer would transition to an Android platform. Representatives from B. Riley indicated that based on the October 31, 2020 draft of the merger agreement and related documents and B. Riley’s preliminary financial analysis, and assuming no material changes to the draft merger agreement, B. Riley would be prepared to render an opinion as to the fairness, from a financial point of view, to Telenav stockholders (other than the members of the Purchaser Group) of the per share consideration of $4.80 to be received by such holders in the merger pursuant to the merger agreement. Representatives of WSGR then reviewed the fiduciary duties applicable to the Special Committee in considering the merger agreement and the merger and the other components of the transaction, as well as the legal standard for review in the context of a potential sale of Telenav. Representatives of WSGR reviewed the material terms of the merger agreement, the terms of the commitment letter and the voting and support agreements, including, with respect to the merger agreement, the treatment of equity awards, certain covenants and closing conditions, the termination provisions, including those that would be applicable in the event that the Special Committee changed its recommendation in respect of a superior proposal during and after the “go shop” period, as well as the various fees payable upon the occurrence of certain events. Representatives of WSGR then discussed a proposed amendment to Telenav’s bylaws to adopt a forum-selection provision, and reviewed the draft resolutions that the Special Committee would be adopting in the event it approved the merger agreement and merger.

On November 2, 2020, representatives of Party A confirmed to B. Riley that it was available to telephonically meet with members of Telenav’s management on November 4, 2020, and provided an agenda of the topics to be covered during such meeting.

On November 2, 2020 at 12:00 p.m. (Pacific Time), the Telenav Board held a telephonic meeting with Messrs. Manzoor and Debenham and representatives of B. Riley and WSGR in attendance. Two directors were absent, Mr. Chen and Ken Xie. Representatives of WSGR explained the purpose of the meeting and noted that Mr. Chen had waived notice of the meeting, but that Mr. Xie had not yet responded to a request for such a waiver. At the end of this discussion, Dr. Jin left the meeting. The meeting was then suspended so that the Special Committee could hold its meeting.

On November 2, 2020 at 12:05 p.m. (Pacific Time), the Special Committee held a telephonic meeting with members of Telenav management and representatives of B. Riley and WSGR in attendance. Representatives of WSGR reported that the definitive transaction agreements were in final form and summarized the changes since the prior Special Committee meeting and updated the Special Committee regarding the receipt of open deliverables, including evidence that a merger subsidiary had been formed and a wire of funds had been made into V99’s U.S. bank account. Representatives of B. Riley confirmed that there had been no changes to the financial analysis B. Riley reviewed with the Special Committee on November 1, 2020, and reviewed the various qualifications, assumptions and limitations set forth in B. Riley’s draft written opinion. At the request of the Special Committee, a representative of B. Riley orally provided the opinion of B. Riley that, as of November 2, 2020, and based upon and subject to the qualifications, limitations and assumptions set forth in the draft written opinion provided to the Special Committee, the per-share consideration of $4.80 to be received by Telenav stockholders (other than the members of the Purchaser Group) in the Merger pursuant to the Merger Agreement was fair to such stockholders from a financial point of view. The B. Riley representative noted that such opinion would be confirmed in writing by delivery of a written opinion promptly following the meeting. Representatives of WSGR then reviewed the draft resolutions that had been provided to the Special Committee prior to the meeting, and at the conclusion of the discussion, the Special Committee adopted resolutions approving, among other things, the Merger Agreement and the Merger.

Following the conclusion of the Special Committee meeting, the Telenav Board resumed its telephonic meeting, without Dr. Jin rejoining, and without Messrs. Chen or Xie attending. Representatives of WSGR reviewed with the Telenav Board the draft resolutions that were circulated prior to the meeting to consider the proposal by V99 to acquire the outstanding shares of Common Stock pursuant to the merger agreement and the transactions contemplated thereby. Representatives of WSGR reviewed with the Telenav Board the actions taken by the Special Committee, including the Special Committee’s recommendation that the Telenav Board adopt resolutions to approve the merger agreement and merger. At the conclusion of the discussion, the Telenav Board adopted resolutions approving, among other things, the Merger Agreement, the Merger and the amendment of Telenav’s bylaws to adopt a forum-selection provision.

Following the conclusion of the Telenav Board meeting, in response to requests that Mr. Xie waive notice of such meeting, Mr. Xie informed Dr. Jin that Mr. Xie would not be providing a waiver of notice of the Telenav Board meeting, and notified Dr. Jin and representatives of WSGR that Mr. Xie resigned from the Telenav Board with immediate effect.

On November 2, 2020 at 6:00 p.m. (Pacific Time), the Telenav Board held a telephonic meeting with Messrs. Manzoor and Debenham and representatives of B. Riley and WSGR in attendance. Mr. Chen was absent from and waived notice of the meeting. Representatives of WSGR described the purpose of the meeting and noted that Mr. Chen had provided a waiver of notice of the meeting. Representatives of WSGR noted that Mr. Xie had earlier resigned from the Telenav Board and had not provided his waiver of notice of the meeting held at 12:00 p.m. (Pacific Time). Representatives of WSGR described the impact of the lack of waiver on the validity of the prior Telenav Board meeting from a legal perspective. Those present discussed reducing the size of the Telenav Board to five members and, at the end of this discussion, Dr. Jin left the meeting. The meeting was then suspended so that the Special Committee could hold its meeting.

On November 2, 2020 at 6:05 p.m. (Pacific Time), the Special Committee held a telephonic meeting with Messrs. Manzoor and Debenham and representatives of B. Riley and WSGR in attendance. Representatives of WSGR described the purpose of the meeting and noted that Mr. Xie had resigned from the Telenav Board and had not provided his waiver of notice of the Telenav Board meeting held at 12:00 p.m. (Pacific Time). Representatives of WSGR described the impact of the lack of waiver on the validity of such board meeting from a legal perspective. Representatives of WSGR reported on discussions between Norton Rose and counsel for Mr. Xie regarding the possibility of Mr. Xie becoming a member of the Purchaser Group, and noted that Mr. Xie would need the approval of his employer to join the Purchaser Group, which approval had not yet been provided. The Special Committee then discussed whether Mr. Xie’s resignation and his possible participation in the

Purchaser Group would alter the Special Committee’s views of the transaction and whether the Special Committee would have undertaken a different process. The Special Committee determined that it would not have changed its process and that its conclusions regarding V99’s proposal and the proposed Merger would not change as a result of Mr. Xie’s resignation and possible participation in the Purchaser Group. At the request of the Special Committee, representatives of B. Riley confirmed that Mr. Xie’s resignation would not impact B. Riley’s financial analysis or its fairness opinion. The representatives of B. Riley confirmed that there had been no changes to the analysis previously provided by B. Riley and again reviewed the various qualifications, assumptions and limitations set forth in B. Riley’s draft written opinion. At the request of the Special Committee, representatives of B. Riley then orally confirmed the opinion of B. Riley that, as of November 2, 2020, and based upon and subject to the qualifications, limitations and assumptions set forth in the draft written opinion provided to the Special Committee, the per share consideration of $4.80 to be received by Telenav stockholders (other than the members of the Purchaser Group) in the Merger pursuant to the Merger Agreement was fair to such stockholders from a financial point of view. The representatives of B. Riley further noted that such opinion would be confirmed in writing by delivery of a written opinion promptly following the meeting. Representatives of WSGR then reviewed the draft resolutions that had been provided to the Special Committee prior to the meeting, and at the conclusion of the discussion, the Special Committee adopted resolutions approving, among other things, the Merger Agreement and the Merger.

Following the conclusion of the Special Committee meeting, the Telenav Board resumed its telephonic meeting, without Dr. Jin rejoining or Mr. Chen attending. Representatives of WSGR reviewed with the Telenav Board the draft resolutions that were circulated prior to the meeting to reduce the size of the board to five members and to consider the proposal by V99 to acquire the outstanding shares of Common Stock pursuant to the Merger Agreement and the transactions contemplated thereby. Representatives of WSGR reviewed with the Telenav Board the actions taken by the Special Committee, including the Special Committee’s recommendation that the Telenav Board adopt resolutions to approve the Merger Agreement and Merger. At the conclusion of the discussion, the Telenav Board adopted resolutions approving, among other things, the reduction of the size of the board to five members, the Merger Agreement, the Merger, and the amendment of Telenav’s bylaws to adopt a forum-selection provision.

Also on November 2, 2020 following the conclusion of the Telenav Board meeting, Telenav, V99 and Telenav99, Inc., executed and delivered the Merger Agreement and, concurrently therewith, the Commitment Letter and the Voting and Support Agreement were executed and delivered by the parties thereto.

Before markets opened on November 3, 2020, the parties issued a joint press release announcing the execution of the Merger Agreement.

On November 3, 2020, at the direction of the Special Committee, B. Riley began contacting additional potential counterparties to an alternative transaction proposal with Telenav in connection with the “go-shop” period. During the “go-shop” period, which expired at 11:59 p.m. (Pacific Time) on December 2, 2020, B. Riley contacted 39 third parties, of which 16 were strategic parties and 23 were financial sponsors. No third party first contacted by B. Riley during the “go-shop” period entered into a non-disclosure agreement or made a proposal to acquire Telenav prior to the expiration of the “go-shop” period. During the “go-shop” period, B. Riley continued to engage with certain third parties who had been contacted by B. Riley during the strategic process prior to Telenav entering into the Merger Agreement, including Party A, Party B and Sponsor A, all of whom would have telephonic management meetings with Telenav during the “go-shop” period, as described below. Ultimately, no third party made a proposal to acquire Telenav prior to the expiration of the “go-shop” period.

During the “go-shop” period, the Special Committee held weekly telephonic meetings with representatives of B. Riley and WSGR in attendance (the dates of such meetings: November 6, 2020, November 13, 2020, November 20, 2020, November 27, 2020 and December 1, 2020). During each meeting, B. Riley representatives reviewed the efforts that they had undertaken to contact other potential bidders during the “go-shop” period and summarized discussions that they or Telenav’s management had with third parties potentially interested in a strategic transaction with Telenav, including Party A, Party B and Sponsor A, and the Special Committee discussed efforts to contact additional potentially interested third parties and solicit an offer from parties already engaged in discussions with B. Riley.

On November 3, 2020, B. Riley updated representatives of Party A, Party B, and Sponsor A regarding Telenav’s entry into the Merger Agreement with V99. B. Riley informed all such parties that (i) the “go-shop” period expired at 11:59 p.m. (Pacific Time) on December 2, 2020, (ii) pursuant to the voting and support agreement, any third party must submit an alternative transaction proposal prior to the expiration of the “go-shop” period in order for Dr. Jin and the other members of the Purchaser Group to have any possible contractual obligation to vote in favor of such alternative proposal, and (iii) pursuant to the Merger Agreement, Telenav’s termination fee would be $2,000,000 (and not $3,500,000) if Telenav terminated the Merger Agreement to enter into a definitive agreement with respect to an alternative transaction proposal that was made by such party prior to the expiration of the “go-shop” period.

On November 4, 2020, B. Riley sent representatives of Party A, Party B and Sponsor A a presentation summarizing Telenav’s operations, competitors, products, technologies, growth initiatives, investments, and financial performance and prospects.

On November 4, 2020, Telenav held a telephonic management presentation with representatives of Party A, with representatives of B. Riley participating as well. Members of Telenav’s management presented to Party A regarding operational, financial, and technical aspects of Telenav.

On November 11, 2020, representatives of Party B, responding to outreach from representatives of B. Riley, confirmed that Party B still had interest in a possible strategic transaction with Telenav and wanted to schedule a meeting with members of Telenav’s management.

On November 11, 2020, representatives of Party A informed B. Riley that Party A’s corporate development team continued to assess the opportunity to pursue a strategic transaction with Telenav and planned to hold an internal meeting during the week of November 16, 2020, and would contact B. Riley thereafter.

On November 16, 2020, representatives of B. Riley and Party B had a telephone call during which the agenda for Party B’s upcoming management meeting was discussed.

On November 19, 2020, Telenav held a telephonic management presentation with representatives of Party B, with representatives of B. Riley participating as well. Members of Telenav’s management presented to Party B regarding operational, financial, and technical aspects of Telenav. Later that day, representatives of Party B indicated to B. Riley that Party B would like a second management meeting with Telenav, and Party B circulated diligence questions regarding certain of Telenav’s businesses, competitors and financial performance.

On November 23, 2020, B. Riley circulated to Party B Telenav’s response to Party B’s diligence questions. Later that day, Telenav held a second telephonic management presentation with representatives of Party B, with representatives of B. Riley participating as well. Members of Telenav’s management presented to Party B regarding revenue forecasts, operational expenses, insurance and human resource matters.

On November 24, 2020, a member of Telenav’s management had a telephone call with a representative of Party B to discuss potential synergies between Party B and Telenav.

On November 30, 2020, a member of Telenav’s management had a telephone call with a representative of Party B to discuss Party B’s interest in acquiring Telenav, including the potential benefits and risks associated with any such strategic transaction, and the expiration of the “go-shop” period on December 2, 2020.

On December 1, 2020, representatives of Party B and B. Riley had a telephone call during which Party B explained that it was passing on the opportunity to acquire Telenav because Party B believed that potential opportunities could be optimally pursued through a commercial partnership between the two companies.

On December 2, 2020, a representative of Party A informed B. Riley that Party A would not pursue a strategic transaction with Telenav because Party A had concluded that acquiring Telenav would not provide Party A with the capabilities Party A was looking to develop, and that Party A would have to purchase additional assets to supplement any such strategic transaction.

In connection with the Delaware Complaint and after the expiration of the “go shop” period, the Special Committee met on December 3, 2020 and authorized representatives of WSGR to enter into a stipulation with the plaintiff that would provide for the Two-Thirds of the Minority Approval to be a nonwaivable closing condition to the Merger. Telenav and the plaintiff entered into the stipulation on December 10, 2020.

On December 17, 2020, the Special Committee held a telephonic meeting with Mr. Debenham and representatives of WSGR in attendance to consider a proposed amendment to the Merger Agreement to provide for (i) the Two-Thirds of the Minority Approval as a nonwaivable closing condition to the Merger and (ii) the shares of Common Stock held by the Purchaser Group to be converted into the right to receive the Merger Consideration (rather than no consideration as initially set forth in the Merger Agreement). Representatives of WSGR provided an overview of the proposed amendment, and, at the conclusion of the discussion, the Special Committee adopted resolutions approving the proposed amendment and the Merger Agreement, as amended by the proposed amendment. The Special Committee further believes that the Merger is fair to Telenav’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act.

Following the conclusion of the Special Committee meeting, the Telenav Board held a telephonic meeting, without Dr. Jin or Mr. Chen attending, with Mr. Debenham and representatives of WSGR in attendance to consider the proposed amendment to the Merger Agreement to provide for (i) the Two-Thirds of the Minority Approval as a nonwaivable closing condition to the Merger and (ii) the shares of Common Stock held by the Purchaser Group to be converted into the right to receive the Merger Consideration (rather than no consideration as initially set forth in the Merger Agreement). Representatives of WSGR provided an overview of the proposed amendment, and, at the conclusion of the discussion, the Telenav Board adopted resolutions approving the proposed amendment and the Merger Agreement, as amended by the proposed amendment. The Telenav Board, on behalf of Telenav, further believes that the Merger is fair to Telenav’s “unaffiliated security holders,” as defined under Rule 13e-3 under the Exchange Act.

Thereafter, on December 17, 2020, Telenav, V99 and Merger Sub entered into an amendment to the Merger Agreement to provide for (i) the Two-Thirds of the Minority Approval as a nonwaivable closing condition to the Merger and (ii) the shares of Common Stock held by the Purchaser Group to be converted into the right to receive the Merger Consideration (rather than no consideration as initially set forth in the Merger Agreement).

Recommendation of the Telenav Special Committee and the Telenav Board of Directors; Purposes and Reasons for the Merger; Fairness of the Merger

In response to Dr. Jin’s indication to independent members of the Telenav Board that he was considering a potential acquisition of Telenav, in light of, among other things, the presence of Dr. Jin and Mr. Chen on the Telenav Board and the fact that the beneficial ownership of Dr. Jin and Mr. Chen combined was approximately 20% of the outstanding Common Stock of Telenav, the Telenav Board determined that it was in the best interests of Telenav and its stockholders to form the Special Committee to manage the process for reviewing, evaluating, and negotiating the any potential strategic transaction involving Telenav, Dr. Jin and Mr. Chen (or any alternative thereto or related transactions). The Telenav Board delegated full power and authority to the Special Committee in connection with its evaluation of any potential transaction, including the full power and authority to, among other things: (i) review, evaluate, and negotiate any potential transaction; (ii) exercise all power and authority that may otherwise be exercised by the Telenav Board that the Special Committee may determine is necessary in furtherance of the consideration of a potential transaction, including, without limitation, the power and authority to approve, modify, or amend any Telenav equity awards and other compensatory arrangements in connection with a potential transaction; (iii) explore, review, approve, or disapprove the terms of a potential transaction; (iv) make recommendations to the Telenav Board with respect to a potential transaction;

(v) negotiate and approve all agreements and other documents in connection with a potential transaction; and (vi) direct and receive advice and cooperation from any officers, employees, advisors, consultants, and agents of Telenav, and to retain, at Telenav’s expense, legal counsel and any additional third parties or advisors that the Special Committee may deem necessary. The Telenav Board further resolved that Telenav would not effect a strategic transaction (a) if it had not first been approved by the Special Committee, and (b) if required by the Special Committee, unless holders of the majority of shares of Common Stock not held by (x) Dr. Jin and Mr. Chen and their respective affiliates and any other stockholder who is part of a “group” with Dr. Jin and Mr. Chen and (y) any officer of Telenav, had approved such transaction.

The Special Committee

The Special Committee, acting with the advice and assistance of its independent legal and financial advisors, evaluated and directed the negotiation of the proposed Merger, including the terms and conditions of the Merger Agreement and the December 17, 2020 amendment thereto. At the telephonic meeting held on the evening of November 2, 2020 (described above in the section captioned “—Background of the Merger”), the Special Committee unanimously (i) determined that the Merger Agreement and the Merger were advisable and in the best interests of Telenav and its stockholders, (ii) approved the Merger Agreement and the Merger, (iii) recommended that the Telenav Board approve and adopt the Merger Agreement and the Merger, and (iv) recommended that Telenav stockholders adopt the Merger Agreement and approve the Merger. The Special Committee also recommended that the Telenav Board approve an amendment to the Telenav bylaws regarding forum selection matters.

At the telephonic meeting held on December 17, 2020 (described above in the section captioned “—Background of the Merger”), the Special Committee unanimously: (i) determined that (a) the proposed amendment to the Merger Agreement, (b) the Merger Agreement, as amended by such proposed amendment, and (c) the Merger were advisable and in the best interests of Telenav and its stockholders, (ii) approved the proposed amendment, the Merger Agreement, as amended by the amendment, and the Merger, (iii) recommended that the Telenav Board approve and adopt the proposed amendment, the Merger Agreement, as amended by the proposed amendment, and the Merger, and (iv) recommended that Telenav stockholders adopt the Merger Agreement, as amended by the proposed amendment, and approve the Merger. The Special Committee further believes that the Merger is fair to Telenav’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act.

In the course of its deliberations and in reaching its determination and making its recommendations, the Special Committee considered a number of substantive and procedural factors, including the following material factors:

•	the attractiveness of the Merger Consideration to the holders of Common Stock other than the members of the Purchaser Group, including:

•

the Special Committee’s belief that it had obtained V99’s best and final offer at the conclusion of an active negotiation process and that the Merger Consideration of $4.80 per share in cash represented the highest per share consideration reasonably obtainable;

•

the then-current and recent trading prices of the Common Stock on NASDAQ relative to the $4.80 Merger Consideration, including that: (i) the Merger Consideration represented an approximate 33.3% premium to $3.60, the closing trading price on the Last Unaffected Trading Day, and (ii) the Merger Consideration represented a 14.3% premium to $4.20, the volume weighted average closing trading prices of the Common Stock on NASDAQ for the 30 days ending on the Last Unaffected Trading Day; and

•	the fact that the Merger Consideration will be paid in cash, providing certainty, immediate value and liquidity to the holders of the Common Stock;

•

the oral opinion of B. Riley, subsequently confirmed in writing, rendered to the Special Committee, that as of November 2, 2020, and based upon and subject to the qualifications, limitations, assumptions and other matters considered by B. Riley in connection with the preparation of the opinion, the consideration to be received by the holders of shares of Common Stock (other than members of the Purchaser Group) in the Merger pursuant to the Merger Agreement was fair from a financial point of view to such holders, as set forth in such opinion, together with B. Riley’s financial analyses, each as more fully described in the section captioned “—Opinion of Financial Advisor to the Telenav Special Committee;”

•

the Special Committee’s analysis and discussions with the assistance of Telenav management and representatives of B. Riley regarding the current and historical financial condition, results of operations, business and prospects of Telenav, as well as Telenav’s financial plan and prospects and risks if Telenav were to remain independent and the potential impact of those factors on the trading price of the Common Stock;

•	the likelihood that the Merger would be completed based on, among other things:

•

the concurrent execution of the Commitment Letter with the Merger Agreement, and the representations and warranties of V99 in the Merger Agreement that the aggregate proceeds contemplated by the Commitment Letter are sufficient to enable the purchaser parties to consummate the Merger upon the terms contemplated by the Merger Agreement;

•	the absence of any significant regulatory impediments to the Merger;

•	Telenav’s ability, under certain circumstances pursuant to the Merger Agreement, to seek specific performance and to enforce specifically the terms of the Merger Agreement; and

•	the factors described below regarding the Voting and Support Agreement;

•

the financial projections, prepared by Telenav’s management and more fully described in the section “Special Factors—Financial Projections”, which were reviewed by the Special Committee and provided to B. Riley by Telenav management and approved by the Special Committee for use by B. Riley for the purposes of its financial analysis and opinion;

•	the terms of the Merger Agreement, including:

•

the fact that the Merger Agreement was not likely to preclude competing acquisition proposals, considering, among other things: (i) the ability of Telenav to solicit proposals for an offer that constitutes, or could reasonably be expected to constitute or lead to an Acquisition Proposal, and engage in discussions or negotiations with respect to any Acquisition Proposals until 11:59 p.m. on December 2, 2020, (ii) the ability of Telenav under certain circumstances to entertain unsolicited proposals for an acquisition that constitutes or is reasonably likely to constitute or lead to a Superior Proposal and negotiate with, and provide information to, third parties making such proposals, (iii) the ability of the Special Committee under certain circumstances to withdraw or modify its recommendation that the holders of Common Stock approve the Merger, including in connection with a Superior Proposal, (iv) Telenav’s right to terminate the Merger Agreement under certain circumstances in order to enter into a definitive agreement with respect to a Superior Proposal, (v) the termination fee Telenav would be required to pay to V99 in connection with the termination of the Merger Agreement in order to enter into an agreement with respect to a Superior Proposal and certain other circumstances being limited to $3.5 million (or $2.0 million in connection with superior proposals from excluded parties), which the Special Committee considered to be reasonable and customary given market practice, (vi) the termination fee of $3.5 million V99 would be required to pay Telenav in connection with the termination of the Merger Agreement in connection with, among other circumstances, a failure by V99 to consummate the Merger upon the satisfaction or waiver of all closing conditions and Telenav’s notice to V99 that it was ready, able and willing to close, and (vii) the factors described below regarding the Voting and Support Agreement; and

•	the other terms and conditions of the Merger Agreement, described in the section of this proxy statement captioned “The Merger Agreement,” which the Special Committee, after consulting with its legal counsel, considered to be reasonable and consistent with precedents it deemed relevant;

•	with respect to the entry by each Support Agreement Stockholders into the Voting and Support Agreement with Telenav:

•

the fact that the Voting and Support Agreement obligates the Support Agreement Stockholders to, subject to the terms and conditions of the Voting and Support Agreement, vote all shares of Common Stock owned by them in accordance with a Public Board Recommendation to Telenav stockholders (with respect to a Superior Proposal, if such proposal is made by an Excluded Party and the Special Committee changes its recommendation within 14 days after the end of the “go shop” period); and

•

the other terms of the Voting and Support Agreement, described in the section of this proxy statement captioned “Voting and Support Agreement,” which the Special Committee, after consulting with its legal counsel, considered to be reasonable;

•

the fact that there were no indications of interest or other proposals from third parties with respect to an acquisition of or other strategic transaction involving Telenav following the public announcement on October 1, 2020 in an amendment to Dr. Jin’s Schedule 13D, in a press release issued by Telenav on October 2, 2020 and a Current Report on Form 8-K publicly filed by Telenav on October 2, 2020, disclosing that V99 made a nonbinding proposal to Telenav regarding the acquisition by V99 of 100% of the outstanding shares of Common Stock of Telenav;

•

the factors that the Special Committee believes were and are present to establish sufficient procedural safeguards providing for the fairness of the Merger and for the Special Committee to represent the interests of Telenav’s unaffiliated security holders:

•	the Special Committee consists solely of directors of Telenav who are independent, disinterested with respect to the Merger and not otherwise affiliated with Telenav or V99;

•	the Special Committee engaged independent financial and legal advisors to advise it;

•

the fact that the consummation of the Merger was originally conditioned on, among other things, the vote of the holders of a majority of the shares of Common Stock not beneficially owned by any member of the Purchaser Group, which condition was not waivable, and the fact that, following the December 17, 2020 amendment to the Merger Agreement, the consummation of the Merger is conditioned on, among other things, the vote of the holders of 66 and two-thirds percent of the shares of Common Stock not beneficially owned by any member of the Purchaser Group, which condition is not waivable;

•	the resolutions of the Telenav Board forming the Special Committee and delegating to it the exercise all power and authority that may otherwise be executed by the Telenav Board;

•

the availability of appraisal rights to each of the holders of Common Stock who comply with all of the required procedures under the DGCL, as further described in the section of this proxy statement captioned “Appraisal Rights;” and

•

the Telenav Board’s ability (acting upon the recommendation of the Special Committee), under certain circumstances, to withdraw (or modify or qualify) its recommendation that Telenav stockholders vote to adopt the Merger Agreement; and

•	the process followed by the Special Committee prior to entry into the Merger Agreement, including that:

•

the Special Committee, together with its legal and financial advisors, met on twenty-five (25) occasions prior to Telenav’s entry into the Merger Agreement on November 2, 2020 to discuss and evaluate the strategic and other alternatives available to Telenav (including Telenav’s standalone growth prospects), the procedures for the sale process, the management of the sale process and the review of various transaction documents including the Merger Agreement, Voting and Support Agreement and Commitment Letter;

•

the fact that the terms of the Merger Agreement and the Merger Consideration resulted from arms’ length negotiations between the Special Committee, Telenav management and their legal and financial advisors, on the one hand, and V99 and its legal and financial advisors, on the other hand;

•

the uncertainties present in Telenav’s long-term business prospects as a result of one of its large automobile manufacturer customer’s likely shift to the Android operating system for future vehicle models and a lack of clarity regarding Telenav’s role in the customer’s next generation products as a result;

•

the fact that the Special Committee, Telenav management and their financial advisors ran an extensive pre-signing market check that resulted in B. Riley contacting seventy (70) strategic parties and financial sponsors, of which nine (9) entered into nondisclosure agreements with Telenav (or confirmed that previously existing nondisclosure agreements entered into with Telenav would govern any information or materials shared in connection with a potential strategic transaction), nine (9) received access to a virtual data room hosted by Telenav and three (3) held management meetings with Telenav; and

•

the fact that the Special Committee and its advisors negotiated the right for Telenav to solicit alternative acquisition proposals from third parties and to provide information to, and participate in discussions and engage in negotiations with, third parties regarding any alternative acquisition proposals for a 30-day “go shop” period beginning on November 2, 2020 and continuing until 11:59 p.m. on December 2, 2020.

The Special Committee also considered a number of potentially negative factors in its deliberations concerning the Merger, including the following material factors:

•	the risk that the Merger might not be completed, including the effect of the pendency of the Merger and the effect such failure to be completed may have on:

•	the trading price of shares of the Common Stock;

•	Telenav’s operating results, including the costs incurred in connection with the Merger; and

•	Telenav’s ability to attract and retain key personnel and customers;

•	that Telenav will no longer exist as a publicly traded company and that the unaffiliated security holders will no longer participate in the future potential growth of Telenav’s business;

•

that, under the terms of the Merger Agreement, Telenav is restricted from, after December 2, 2020, actively soliciting acquisition proposals other than from certain Excluded Parties who make certain proposals prior to such date;

•

that, under the terms of the Merger Agreement, Telenav will be required to pay to V99 a termination fee if the Merger Agreement is terminated to enter into an alternative agreement in connection with a Superior Proposal and under certain other circumstances, which may deter other parties from making an Acquisition Proposal that may be more advantageous to Telenav stockholders;

•

that, under the terms of the Merger Agreement, in order for Telenav to terminate the Merger Agreement to enter a definitive agreement with respect to a Superior Proposal from (i) a third party that is not an Excluded Party or (ii) an Excluded Party to the extent that the Telenav Board or an Independent Committee does not provide a Change in Recommendation notice to V99 by December 16, 2020, Telenav must enter into such definitive agreement with respect to such Superior Proposal without knowing with certainty if the Support Agreement Stockholders, who collectively own 34.7% of the outstanding Common Stock as of December 5, 2020 will support such Superior Proposal;

•

that if the Merger does not close, (i) Telenav’s management and employees will have expended extensive time and efforts to attempt to complete the Merger and will have experienced significant distractions from their work during the pendency of the Merger, (ii) Telenav will have incurred significant transaction costs, and (iii) Telenav’s relationships with its customers, key partners, personnel and other third parties may be adversely affected;

•

the restrictions on the conduct of Telenav’s business prior to the completion of the Merger, which could delay or prevent Telenav from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Telenav absent the pending completion of the Merger and which could impact the ability of Telenav to attract and retain key personnel;

•

the fact that there can be no assurance that all conditions to the parties’ obligations to complete the Merger will be satisfied or waived within the time frames contemplated by the Merger Agreement, and, as a result, the Merger may not be consummated;

•	the risk of litigation in connection with the Merger;

•

the fact that certain of Telenav’s directors and officers have interests in the Merger that are different from, or in addition to, Telenav stockholders. See “—Interests of Telenav’s Directors and Executive Officers in the Merger;” and

•	the fact that, for U.S. federal income tax purposes, the Merger Consideration will be taxable to Telenav stockholders who are entitled to receive such consideration.

The foregoing discussion of the factors considered by the Special Committee is not intended to be exhaustive, but rather includes the material factors considered by the Special Committee. In reaching its decision to approve the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement, the Special Committee did not quantify or assign any relative weights to the factors considered and individual directors may have given different weights to different factors. The Special Committee based its recommendation to the Telenav Board on the totality of the information made available to the Special Committee.

Neither the Special Committee nor a majority of the directors on the Telenav Board who are not employees of the Company retained an unaffiliated representative to act solely on behalf of the unaffiliated stockholders for purposes of negotiating the terms of the Merger Agreement and the Merger. The Special Committee and the directors on the Telenav Board who are not employees of the Company believe that it was not necessary to retain an unaffiliated representative because the Special Committee was charged with representing the interests of the unaffiliated stockholders and the Company, the Special Committee consisted solely of directors who are not officers or controlling stockholders of Telenav or any of the Purchaser Group Members, the Special Committee engaged its own financial and legal advisors to act on its behalf and was actively involved in deliberations and negotiations regarding the merger on behalf of the unaffiliated stockholders.

The Telenav Board

At a special meeting of the Telenav Board on the evening of November 2, 2020, after careful consideration, and acting upon the unanimous recommendation of the Special Committee, the Telenav Board unanimously (other than Dr. Jin and Mr. Chen) (i) determined that the Merger Agreement and the Merger are advisable and fair to, and in the best interests of, Telenav and its stockholders, (ii) approved, adopted and declared advisable the Merger Agreement and the Merger, (iii) recommended that Telenav stockholders adopt the Merger Agreement and approve the Merger, and (iv) approved an amendment to the Telenav bylaws regarding forum selection matters. The approval of the members of the Telenav Board present at the meeting constituted the approval of a majority of the directors who are not employees of Telenav.

At a special meeting of the Telenav Board on December 17, 2020, after careful consideration, and acting upon the unanimous recommendation of the Special Committee, the Telenav Board unanimously (other than Dr. Jin and Mr. Chen): (i) determined that (a) the proposed amendment to the Merger Agreement, (b) the Merger

Agreement, as amended by such proposed amendment, and (c) the Merger are advisable and fair to, and in the best interests of, Telenav and its stockholders, (ii) approved, adopted and declared advisable the proposed amendment, the Merger Agreement, as amended by the proposed amendment, and the Merger, and (iii) recommended that Telenav stockholders adopt the Merger Agreement, as amended by the proposed amendment, and approve the Merger. The approval of the members of the Telenav Board present at the meeting constituted the approval of a majority of the directors who are not employees of Telenav.

The Telenav Board, on behalf of Telenav, further believes that the Merger is fair to Telenav’s “unaffiliated security holders,” as defined under Rule 13e-3 under the Exchange Act.

As described in the section captioned “—Background of the Merger,” prior to and in reaching these determinations, the Telenav Board consulted with and received the advice of the Special Committee and the financial and legal advisors to the Special Committee, and considered a variety of factors weighing positively in favor of the Merger and the fairness of the Merger to Telenav’s “unaffiliated security holders,” as defined under Rule 13e-3 under the Exchange Act, including the following material factors:

•

the factors considered by the Special Committee that are listed in the section of this proxy statement captioned “The Special Committee” above (including with respect to the process followed by the Special Committee prior to entering into the Merger Agreement);

•

the Special Committee’s analysis, conclusions and unanimous (i) determination that the Merger Agreement and the Merger are advisable and in the best interests of Telenav and its stockholders (other than the Purchaser Group), (ii) approval of the Merger Agreement and the Merger, (iii) recommendation that the Telenav Board approve and adopt the Merger Agreement and the Merger and (iv) recommendation that Telenav stockholders adopt the Merger Agreement and approve the Merger; and

•

the fact that the Special Committee is comprised of three independent directors who are not affiliated with the Purchaser Group or their respective affiliates and are not employees of Telenav or any of its subsidiaries, and the fact that, other than any compensation for their service on the Telenav Board and the Special Committee (which is not contingent upon the consummation of the Merger or the Special Committee’s or Telenav Board’s recommendation of the Merger) and their interests described under “—Interests of Telenav’s Directors and Executive Officers in the Merger,” the members of the Special Committee do not have an interest in the Merger different from, or in addition to, that of the holders of the Common Stock generally.

The Telenav Board also considered a number of potentially negative factors in its deliberations concerning the Merger, including the same potentially negative factors considered by the Special Committee that are listed in the above-captioned section of this proxy statement under the heading “—The Special Committee.”

To avoid any actual conflict of interest or the appearance of any conflict of interest, Dr. Jin, the Chief Executive Officer of V99 and the President and Chief Executive Officer of Telenav and a director of the Telenav Board, and Mr. Chen recused themselves from all discussions and presentations of Telenav and the Special Committee regarding the transactions contemplated by the Merger Agreement, including the Merger. As a result of the recusal of Dr. Jin and Mr. Chen and the resignation of Mr. Xie, the board members approving the matters were the members of the Special Committee.

The foregoing discussion of the factors considered by the Telenav Board is not intended to be exhaustive, but rather includes the material factors considered by the Telenav Board. In reaching its decision to approve the Merger Agreement and deem the Merger Agreement and the Merger advisable and in the best interests of Telenav and its stockholders, the Telenav Board did not quantify or assign any relative weights to the factors considered and individual directors may have given different weights to different factors. The Telenav Board based its recommendation on the totality of the information made available to the Telenav Board.

The Special Committee and the Telenav Board determined, on behalf of Telenav, that the Merger is procedurally and substantively fair to Telenav’s unaffiliated security holders after considering the variety of factors described or referenced above under this heading starting on page 48 and the heading “—The Special

Committee” starting on page 44. In the course of reaching their respective determinations, the Special Committee and the Telenav Board considered that the consummation of the Merger was originally conditioned, among other things, on approval by a majority of the outstanding shares of Common Stock not beneficially owned by any member of the Purchaser Group and, after the December 17, 2020 amendment to the Merger Agreement, is conditioned, among other things, on the Two-Thirds of the Minority Approval. The Special Committee and the Telenav Board considered that Telenav’s directors and officers, who are deemed under SEC rules to be affiliates of Telenav, are able to vote their shares of Common Stock in support of the approval of the Merger Agreement as part of the Two-Thirds of the Minority Approval condition so long as such directors and officers are not affiliates of V99 (the “Unaffiliated Telenav Directors and Officers”). The Special Committee and the Telenav Board believe that the interests of the Unaffiliated Telenav Directors and Officers are aligned with those of the unaffiliated security holders of Telenav. Following the Merger, the Unaffiliated Telenav Directors and Officers will not retain any equity interest in Telenav. None of the Unaffiliated Telenav Directors and Officers will be a director of Telenav or V99 following the Merger. In addition, as of December 5, 2020, the Unaffiliated Telenav Directors and Officers hold approximately 1.4% of the outstanding shares of Common Stock.

In the course of reaching its decision, the Special Committee and the Telenav Board did not consider the liquidation value of Telenav’s assets because they consider Telenav to be a viable going concern business where value is derived from cash flows generated from its continuing operations. In addition, they believed that the value of Telenav’s assets that might be realized in a liquidation would be significantly less than its going concern value. Further, the Special Committee and the Telenav Board did not consider net book value, which is an accounting concept, as a factor because they believe that net book value is a not a material indicator of the value of Telenav as a going concern but rather is indicative of historical costs and because net book value does not take into account the prospects and opportunities of Telenav, market conditions, trends in Telenav’s industry or the business risks inherent in such industry. Telenav notes, however, that the Merger Consideration of $4.80 per share is higher than the net book value of Telenav per share of $2.16 as of September 30, 2020. The Special Committee and the Telenav Board did not view the purchase prices paid in the transactions described under “Transactions in Common Stock” beginning on page 113 to be relevant except to the extent those prices indicated the trading price of the Common Stock during the applicable periods. The Special Committee and Telenav Board did not seek to determine a pre-merger going concern value for the Common Stock to determine the fairness of the Merger Consideration to Telenav’s unaffiliated stockholders. The Special Committee and Telenav Board believe that the trading price of the Common Stock at any given time represents the best available indicator of Telenav’s going concern value at that time, so long as the trading price at that time is not impacted by speculation regarding the likelihood of a potential transaction. The Special Committee and the Telenav Board were not aware of any offer during the past two years by any person, other than V99, for the merger or consolidation of Telenav with or into another company, the sale or other transfer of all or any substantial part of the assets of Telenav or a purchase of Telenav’s securities that would enable the holder to exercise control of Telenav. There are no material U.S. federal tax consequences to Telenav in connection with the Merger. The Special Committee and the Telenav Board considered the opinion and related financial analyses of B. Riley, among other factors described or referenced above, in the course of its evaluation of the Merger. The Special Committee and the Telenav Board noted that the opinion of B. Riley related to the Merger Consideration to be received by all holders of shares of Common Stock (other than shares of Common Stock beneficially owned by the Purchaser Group). However, the fact that the opinion of B. Riley related to the Merger Consideration to be received by all such stockholders, including unaffiliated security holders and certain affiliated stockholders of Telenav such as certain officers and directors of Telenav, did not affect the determination of the Special Committee and the Telenav Board that the Merger was fair to all Telenav stockholders since all such persons would be entitled to the same $4.80 per share Merger Consideration on the terms set forth in the Merger Agreement.

None of the Special Committee or the Telenav Board, nor a majority of the directors of Telenav who are not employees of Telenav (excluding Mr. Chen) retained an unaffiliated representative to act solely on behalf of the unaffiliated stockholders for purposes of negotiating the terms of the Merger Agreement and the Merger. The Special Committee, the Telenav Board and the directors of Telenav who are not employees of Telenav (excluding Mr. Chen) believe that it was not necessary to retain an unaffiliated representative because the Special

Committee was charged with representing the interests of the unaffiliated stockholders and Telenav, the Special Committee consisted solely of directors who are not officers or controlling stockholders of Telenav or members of the Purchaser Group, the Special Committee engaged its own financial and legal advisors to act on its behalf and the Special Committee was actively involved in deliberations and negotiations regarding the Merger on behalf of the unaffiliated stockholders.

The Special Committee and the Telenav Board unanimously (other than Dr. Jin and Mr. Chen) approved the Merger. The Special Committee and the Telenav Board (other than Dr. Jin and Mr. Chen) is each composed of independent directors who are not affiliated with the Purchaser Group or their respective affiliates and who are not employees of Telenav or any of its subsidiaries. Accordingly, the Merger was approved by a majority of the directors of Telenav who are not employees of Telenav.

This summary of the Telenav Special Committee’s and the Telenav Board’s reasons for recommending the adoption of the Merger Agreement and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described in the section of this proxy statement captioned “Cautionary Statement Concerning Forward-Looking Statements.” In addition, in considering the recommendation of the Telenav Board with respect to the Merger Agreement, you should be aware that some of Telenav’s directors and executive officers have interests that may be different from, or in addition to, the interests of Telenav stockholders generally. Please see the section captioned “—Interests of Telenav’s Directors and Executive Officers in the Merger.”

Opinion of Financial Advisor to the Telenav Special Committee

On November 2, 2020, B. Riley rendered to the Special Committee its oral opinion (which was subsequently confirmed in writing by delivery of B. Riley’s written opinion dated November 2, 2020), that, as of November 2, 2020, and based upon and subject to the qualifications, limitations, assumptions and other matters considered by B. Riley in connection with the preparation of the opinion, the Merger Consideration to be received by the holders of shares of Common Stock (other than shares of Common Stock beneficially owned by the Purchaser Group) in the Merger pursuant to the Merger Agreement was fair from a financial point of view to such holders.

B. Riley’s opinion was directed to the Special Committee (in its capacity as such) and only addressed the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of shares of Common Stock (other than shares of Common Stock beneficially owned by the Purchaser Group) in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger, the Merger Agreement or any other agreement or understanding entered into in connection with the Merger or otherwise. The summary of B. Riley’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by B. Riley in preparing its opinion. However, neither B. Riley’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement is intended to be, and they do not constitute, a recommendation to the Special Committee, the Telenav Board, Telenav, any security holder of Telenav or any other person as to how to act or vote on any matter relating to the Merger or otherwise.

In arriving at its opinion, B. Riley, among other things:

•	reviewed the financial terms of the draft Merger Agreement circulated to the Special Committee on November 1, 2020;

•	reviewed certain publicly available business and financial information related to Telenav;

•

reviewed certain other information relating to Telenav concerning its business, financial condition and operations, made available to B. Riley by Telenav, including forecasts with respect to the future financial performance of Telenav prepared and furnished to B. Riley by Telenav management (the “Projections”);

•	held discussions with members of senior management of Telenav concerning the Merger and the business, financial condition, and strategic objectives of Telenav;

•	reviewed certain publicly available financial data, stock market performance data and trading multiples of companies which B. Riley deemed relevant;

•	reviewed the publicly available financial terms of certain other business combinations that B. Riley deemed relevant; and

•	performed such other financial studies, analyses and investigations, and considered such other matters, as B. Riley deemed necessary or appropriate for purposes of rendering its opinion.

In preparing its opinion, at the Special Committee’s direction, B. Riley relied, without assuming responsibility or liability for independent verification, upon the accuracy and completeness of all financial and other information available from public sources and all other information provided to B. Riley or otherwise discussed with or reviewed by B. Riley. Telenav management advised B. Riley and, at the Special Committee’s direction, B. Riley assumed that the Projections were reasonably prepared in good faith and represent Telenav management’s best currently available estimates and judgments with respect to the future financial performance of Telenav. B. Riley assumed no responsibility for and expressed no view or opinion as to such Projections or the assumptions on which they were based. At the Special Committee’s direction, B. Riley used and relied upon such Projections for purposes of its analyses and opinion and assumed that such Projections provided a reasonable basis upon which to evaluate Telenav and the proposed Merger. B. Riley also assumed that there were no changes in the assets, financial condition, results of operations, business or prospects of Telenav since the respective dates of the last financial statements and other information, financial or otherwise, made available to B. Riley that would be material to its analyses or opinion, and that there was no information or any facts or developments that would make any of the information reviewed by B. Riley inaccurate, incomplete or misleading.

B. Riley was not asked to, and did not, undertake an independent verification of any information provided to or reviewed by it, nor was B. Riley furnished with any such verification, and B. Riley did not assume any responsibility or liability for the accuracy or completeness of such information. B. Riley did not make an independent evaluation or appraisal of the assets or the liabilities (contingent or otherwise) of Telenav, nor did B. Riley evaluate the solvency of Telenav under any state or federal laws. B. Riley did not undertake any independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities to which Telenav was may have been a party or was or may have been subject, and its opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

B. Riley also assumed, with the Special Committee’s consent, that (i) in the course of obtaining any regulatory or third party consents or approvals in connection with the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Telenav or the contemplated benefits of the Merger, (ii) the representations and warranties made by the parties in the Merger Agreement were accurate and complete in all respects material to its analyses and opinion; (iii) each party to the Merger Agreement would perform all of its covenants and obligations thereunder; and (iv) the Merger would be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any term, condition or provision thereof material to B. Riley’s analyses or opinion. B. Riley also assumed that the Merger Agreement, when executed by the parties thereto, would conform to the version reviewed by B. Riley in all respects material to its analyses and opinion. B. Riley is not a legal, tax or regulatory advisor, and B. Riley relied upon, without independent verification, the assessments of Telenav and its legal, tax and regulatory advisors with respect to such matters.

B. Riley’s opinion was limited to the fairness, from a financial point of view, to the holders of shares of Common Stock (other than shares of Common Stock beneficially owned by the Purchaser Group) of the Merger

Consideration to be received by such holders in the Merger pursuant to the Merger Agreement, and B. Riley expressed no view or opinion as to the fairness of the Merger to the holders of any other class of securities, creditors or other constituencies of Telenav. B. Riley’s opinion did not address any other aspect or implication of the Merger, the Merger Agreement, or any other agreement or understanding entered into in connection with the Merger or otherwise. B. Riley expressed no view or opinion as to the fairness of the amount or nature of the compensation to any of Telenav’s officers, directors or employees, or any class of such persons, relative to the Merger Consideration or otherwise. B. Riley expressed no view or opinion as to the prices or range of prices at which the Common Stock may trade at any time. Furthermore, B. Riley did not express any opinion as to the impact of the Merger on the solvency or viability of Telenav, or the ability of Telenav to pay its obligations when they become due.

B. Riley’s opinion was necessarily based upon economic, market, monetary, regulatory and other conditions as they existed and could be evaluated, and the information made available to it, as of the date of the opinion. Although subsequent developments may affect its opinion, B. Riley does not have any obligation to update, revise or reaffirm its opinion. As the Special Committee was aware, the credit, financial and stock markets were experiencing significant volatility due to, among other things, the COVID-19 pandemic and related illnesses and the direct and indirect business, financial, economic and market implications thereof, and B. Riley expressed no view or opinion as to any potential effects of such volatility on Telenav or the proposed Merger.

B. Riley’s opinion was for the information of the Special Committee (in its capacity as such) in connection with its consideration of the proposed Merger. B. Riley’s opinion does not constitute a recommendation to the Special Committee, the Telenav Board, Telenav, any security holder of Telenav or any other person as to how to act or vote on any matter relating to the Merger or otherwise. B. Riley’s opinion does not address the relative merits of the Merger as compared to alternative transactions or strategies that might be available to Telenav or any other party to the Merger, nor does it address the underlying business decision of the Special Committee, the Telenav Board, Telenav or any other party to effect the Merger.

In preparing its opinion to the Special Committee, B. Riley performed a variety of analyses, including those described below. The summary of B. Riley’s analyses is not a complete description of the analyses underlying B. Riley’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither B. Riley’s opinion nor its underlying analyses is readily susceptible to summary description. B. Riley arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching B. Riley’s overall conclusion with respect to fairness, B. Riley did not make separate or quantifiable judgments regarding individual analyses. Accordingly, B. Riley believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying B. Riley’s analyses and opinion.

In performing its analyses, B. Riley considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, transaction or business used in B. Riley’s analyses for comparative purposes is identical to Telenav or the proposed Merger and an evaluation of the results of those analyses is not entirely mathematical. The estimates contained in the Projections and the implied value reference ranges indicated by B. Riley’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of Telenav. Much of the information used in, and accordingly the results of, B. Riley’s analyses are inherently subject to substantial uncertainty.

B. Riley’s opinion was only one of many factors considered by the Special Committee in evaluating the proposed Merger. Neither B. Riley’s opinion nor its analyses were determinative of the Merger Consideration or of the views of the Special Committee, the Telenav Board or management with respect to the Merger or the Merger Consideration. The type and amount of Merger Consideration payable in the Merger were determined through negotiation between Telenav and V99, and the decision to enter into the Merger Agreement was solely that of the Special Committee and the Telenav Board.

Summary of Financial Analyses

The following is a summary of the material financial analyses performed by B. Riley in connection with the preparation of its opinion and reviewed with the Special Committee on November 2, 2020. The order of the analyses does not represent relative importance or weight given to those analyses by B. Riley. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis could create a misleading or incomplete view of B. Riley’s analyses.

For purposes of its analyses, B. Riley reviewed a number of financial metrics, including:

•

Enterprise Value—generally, the value as of a specified date of the relevant company’s outstanding equity securities plus the amount of debt outstanding, preferred stock and non-controlling interests, and less the amount of cash and cash equivalents and the carrying value of its equity investments on its balance sheet.

•	EBITDA—generally, the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization for a specified time period.

•

Adjusted EBITDA—generally, the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization for a specified time period, as adjusted for stock-based compensation and certain non-recurring items.

Unless the context indicates otherwise, enterprise values and equity values used in the selected companies analysis described below were calculated using the closing price of Telenav’s Common Stock and the common stock of the selected companies listed below as of October 30, 2020, and transaction values for the selected transactions analysis described below were calculated on an enterprise value basis based on the value of the equity consideration in the announced transaction and other publicly available information at the time of the announcement. The estimates of the future financial performance of Telenav relied upon for the financial analyses described below were based on the Projections. The estimates of the future financial performance of the selected companies listed below were based on publicly available research analyst estimates for those companies.

Selected Companies Analysis. B. Riley reviewed certain financial data for selected companies with publicly traded equity securities that B. Riley deemed relevant. The selected companies were selected because they were deemed similar to Telenav in one or more respects. The financial data reviewed included enterprise value as a multiple of estimated adjusted EBITDA for the calendar year ending December 31, 2021, or “CY 2021E Adjusted EBITDA.”

The selected companies and corresponding multiples were:

Enterprise Value / CY 2021E Adj. EBITDA
Garmin Ltd.	16.2x
Trimble Inc.	18.5x
Cerence Inc.	17.9x
TomTom N.V.	7.0x
Ituran Location and Control Ltd.	4.2x
CalAmp Corp.	9.5x
PowerFleet, Inc.	9.9x
MiX Telematics Limited	6.7x

Taking into account the results of the selected companies analysis and its experience and professional judgment, B. Riley applied a selected multiple range of 7.0x to 9.0x to Telenav’s estimated fiscal year 2021E Adjusted EBITDA and, taking into account the results of its analysis of the estimated tax savings attributable to Telenav’s net operating losses, or “NOLs,” B. Riley added $0.17 to the resulting implied value reference range per share of Telenav Common Stock. The selected companies analysis indicated an implied value reference range per share of Telenav Common Stock, inclusive of the implied value of Telenav’s NOLs, of $4.13 to $4.47, as compared to the Merger Consideration of $4.80 per share of Telenav Common Stock in the Merger pursuant to the Merger Agreement. After the completion of the Merger, V99 will receive the benefit of the NOLs for fiscal years 2017-2020, but such amounts will be subject to an annual limitation.

Selected Transactions Analysis. B. Riley reviewed certain financial terms of certain transactions involving target companies that B. Riley deemed relevant. The selected transactions were selected because they involved target companies that were deemed similar to Telenav in one or more respects. The financial data reviewed included enterprise value as a multiple of EBITDA for the last twelve months available prior to the date of announcement, or “LTM EBITDA.”

The selected transactions and corresponding multiples were:

Date Announced	Acquiror	Target	Enterprise Value/ LTM EBITDA
4/2/2019	Lear Corporation	Xevo Inc	NA
1/22/2019	Bridgestone Europe NV/SA	TomTom Telematics BV (nka:Webfleet Solutions B.V.)	NA
11/1/2018	AMETEK, Inc.	Telular Corporation/Forza Silicon Corporation	NA
10/24/2017	Delphi Automotive PLC (nka:Aptiv PLC)	nuTonomy Inc.	NA
3/13/2017	Intel Corporation	Mobileye N.V.	NM
11/14/2016	Samsung Electronics America, Inc.	Harman International Industries, Incorporated	10.4x
8/1/2016	Verizon Communications Inc.	Fleetmatics Group PLC	32.9x
12/18/2015	Laird PLC	Novero GmbH	6.9x
12/10/2015	CalAmp Corp.	LoJack Corporation	18.4x
8/3/2015	Daimler AG; Bayerische Motoren Werke AG; AUDI AG	HERE Holding Corporation	NA
7/30/2015	BSM Technologies Inc.	Webtech Wireless Inc.	16.0x
5/19/2015	Continental Aktiengesellschaft	Elektrobit Automotive GmbH	26.8x
6/16/2014	Vodafone Global Enterprise Limited	Cobra Automotive Technologies SPA (nka:Vodafone Automotive)	10.9x

“NM” refers to data not meaningful.

“NA” refers to not publicly available.

Taking into account the results of the selected transactions analysis and its experience and professional judgment, B. Riley applied a selected multiple range of 6.0x to 8.0x to Telenav’s LTM EBITDA for the period ended September 30, 2020 and, taking into account the results of its analysis of the estimated tax savings attributable to Telenav’s NOLs and limitations on use following a change in control, B. Riley added $0.04 to the resulting implied value reference range per share of Telenav Common Stock. The selected transactions analysis indicated an implied value reference range per share of Telenav Common Stock, inclusive of the implied value of Telenav’s NOLs, of $4.60 to $5.20, as compared to the Merger Consideration of $4.80 per share of Telenav Common Stock in the Merger pursuant to the Merger Agreement. After the completion of the Merger, V99 will receive the benefit of the NOLs for fiscal years 2017-2020, but such amounts will be subject to an annual limitation.

Discounted Cash Flow Analysis. B. Riley performed a discounted cash flow analysis of Telenav based on the Projections under two scenarios provided by Telenav management: one that assumed Telenav would secure a next-generation program with one of its automobile manufacturer customers and a second that assumed that Telenav would not secure a next-generation program with one of its automobile manufacturer customers. The Projections for each scenario included Telenav management’s estimates of the impact of Telenav’s NOLs. With respect to the scenario in which Telenav secured a next-generation program with one of its automobile manufactures, B. Riley applied a range of terminal value multiples of 5.5x to 6.5x to Telenav’s estimated fiscal year 2025E Adjusted EBITDA and discount rates ranging from 15.5% to 20.5% taking into account a calculation of Telenav’s weighted average cost of capital. With respect to the scenario in which Telenav did not secure a next-generation program with one of its automobile manufactures, B. Riley applied a range of terminal value multiples of 3.5x to 4.5x to Telenav’s estimated fiscal year 2025E Adjusted EBITDA and discount rates ranging from 15.5% to 20.5%. The discounted cash flow analysis indicated implied value reference ranges per share of Telenav Common Stock of $5.36 to $6.36 based on the scenario in which Telenav secured a next-generation program with one of its automobile manufactures and $4.47 to $5.22 based on the scenario in which Telenav did not secure a next-generation program with one of its automobile manufactures, in each case as compared to the Merger Consideration of $4.80 per share of Telenav Common Stock in the Merger pursuant to the Merger Agreement.

Premiums Paid Analysis. B. Riley performed a premiums paid analysis of Telenav using the stock price premiums paid in transactions involving U.S. public company targets over the last five years prior to October 30, 2020, which resulted in 265 transactions, including 158 small-cap transactions with deal values of less than $500 million. B. Riley calculated the median premiums paid to the target company’s stockholders relative to the target company’s single day closing share price for the date (i) one day prior to the announcement of the transaction, (ii) one week prior to the announcement of the transaction and (iii) one month prior to the announcement of the transaction. The results of these calculations are summarized in the following table:

	Median Transaction Premium
	1 Day Prior	1 Week Prior	1 Month Prior
All Transactions	27.2%	28.3%	25.8%
Small Cap Transactions	31.4%	31.1%	26.0%

Taking into account the results of the premiums paid analysis, B. Riley applied the premiums indicated above for all transactions and the small cap transactions for the date (i) one day prior to the announcement of the transaction, (ii) one week prior to the announcement of the transaction and (iii) one month prior to the announcement of the transaction to the corresponding stock prices of Telenav Common Stock for the date (a) one day prior to the public announcement of V99’s initial proposal to acquire Telenav, (b) one week prior to the public announcement of V99’s initial proposal to acquire Telenav and (c) one month prior to the public announcement of V99’s initial proposal to acquire Telenav. The premiums paid analysis indicated an implied value reference range per share of Telenav Common Stock of $4.58 to $5.83, as compared to the Merger Consideration of $4.80 per share of Telenav Common Stock in the Merger pursuant to the Merger Agreement.

NOL Analysis. For purposes of the selected companies analysis and the selected transactions analysis, B. Riley calculated the implied net present value of the estimated tax savings attributable to Telenav’s NOLs based on Telenav management estimates under two scenarios: one without limitations on the use of such NOLs to achieve future tax savings and a second with limitations arising from a change in control of Telenav on the use of such NOLs to achieve future tax savings. For purposes of this analysis B. Riley applied discount rates ranging from 16.5% to 19.5% taking into account a calculation of Telenav’s weighted average cost of capital. This analysis indicated an implied value reference range of the Telenav NOLs of $0.14 to $0.20 per share of Telenav Common Stock without limitations on the use of such NOLs to achieve future tax savings and an implied reference value of the Telenav NOLs of $0.04 per share of Telenav Common Stock with limitations arising from a change of control on the use of such NOLs to achieve future tax savings. After the completion of the Merger, V99 will receive the benefit of the NOLs for fiscal years 2017-2020, but such amounts will be subject to an annual limitation.

Other Matters. B. Riley acted as financial advisor to the Special Committee of Telenav in connection with the Merger and will receive a fee for such services based on the transaction value of the proposed Merger, which fee is currently estimated to be approximately $2,090,000, of which $200,000 became payable to B. Riley upon its engagement as the financial advisory to the Special Committee, $500,000 became payable to B. Riley upon the delivery of its opinion to the Special Committee and the remainder is payable to B. Riley upon the consummation of the Merger. B. Riley may become entitled to an additional fee in connection with the solicitation of third party indications of interest in acquiring Telenav following the execution of the Merger Agreement. In addition, Telenav has agreed to indemnify B. Riley and certain related parties for certain liabilities arising out of or related to its engagement and to reimburse B. Riley for certain expenses incurred in connection with its engagement. The Special Committee engaged B. Riley based on B. Riley’s knowledge of Telenav and its industry, as well as its extensive experience working with Telenav and its management. B. Riley is regularly engaged to render financial opinions in connection with mergers, acquisitions, divestitures, leveraged buyouts, and for other purposes.

B. Riley is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, B. Riley and its affiliates may acquire, hold or sell, for its and its affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Telenav, V99, certain of their affiliates and any other company that may be involved in the transaction. B. Riley and its affiliates in the past provided, and may in the future provide, investment banking and other financial services to Telenav and certain of its affiliates, for which B. Riley and its affiliates have received, or would expect to receive, compensation, including, during the past two years, having provided financial advisory services to Telenav in connection with contemplated acquisition opportunities as well as financing alternatives for which B. Riley and its affiliates may in the future receive compensation. B. Riley and its affiliates may in the future provide investment banking and other financial services to V99 and certain of its affiliates, for which B. Riley and its affiliates would expect to receive compensation. B. Riley has adopted policies and procedures designed to preserve the independence of its research and credit analysts whose views may differ from those of the members of the team of investment banking professionals advising Telenav.

Financial Projections

In the ordinary course of business, Telenav’s management prepared the Fiscal 2021 Plan, as well as the Long Term Financial Model. In October 2020, the Special Committee directed Telenav management to update the Fiscal 2021 Plan and the Long Term Financial Model in order to assist B. Riley in connection with B. Riley’s financial analyses and potential acquirors other than V99 in considering whether or not to make a proposal to acquire Telenav. The Special Committee directed Telenav management to prepare two updates—one that assumed that Telenav would secure a next generation program with one of its automobile manufacturer customers (the “Extension Projections”) and one that assumed that Telenav would not secure a next generation program with such automobile manufacturer customer (the “No Extension Projections”, and together with the Extension Projections, the “Financial Projections”). The Extension Projections and No Extension Projections were each based upon certain financial, operating and commercial assumptions developed solely using the information available to Telenav’s management at the time such projections were developed and prepared. The Special Committee reviewed the Financial Projections and directed B. Riley to use and rely on the Financial

Projections to prepare its financial analyses and fairness opinion. For a detailed description of B. Riley’s fairness opinion, see “—Opinion of Financial Advisor to the Telenav Special Committee.”

Telenav’s management does not, as a matter of course, publicly disclose forecasts or internal projections as to future performance due to, among other things, the inherent difficulty of predicting financial performance for future periods and the likelihood that the underlying assumptions and estimates may not be realized. The Financial Projections are included herein because (1) the Financial Projections were made available to V99 in connection with its due diligence review, (2) the Financial Projections were made available to B. Riley by Telenav management and approved by the Special Committee for use in connection with its financial analysis as described in the section of this proxy statement captioned “—Opinion of Financial Advisor to the Telenav Special Committee” and (3) the Financial Projections were made available to the Special Committee in connection with its consideration of the Merger and other strategic alternatives available to Telenav.

The Financial Projections were not prepared with a view toward public disclosure or with a view toward complying with the published guidelines of the SEC regarding projections or accounting principles generally accepted in the United States (“GAAP”), or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. In the view of Telenav management, the Financial Projections have been reasonably prepared by Telenav management on bases reflecting the best currently available estimates and judgments of Telenav management of the future financial performance of Telenav and other matters covered thereby. However, the information contained in the Financial Projections is not fact and should not be relied upon as being necessarily indicative of future results.

The Financial Projections were developed by Telenav management without giving effect to the Merger and the other transactions contemplated by the Merger Agreement and, therefore, the Financial Projections do not give effect to the Merger and the other transactions contemplated by the Merger Agreement or any changes to Telenav’s operations or strategy that may be implemented after the consummation of the Merger, including any costs incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement. Furthermore, the management projections do not take into account the effect of any failure of the transactions contemplated by the Merger Agreement to be completed and should not be viewed as accurate or continuing in that context.

The Financial Projections, while presented with numerical specificity, reflect numerous estimates and assumptions made by Telenav management with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Telenav’s business, all of which are difficult or impossible to predict accurately and many of which are beyond Telenav’s control, including assumptions that (i) customer demand for Telenav’s products and services would continue consistent with recent years, (ii) the competitive environment would not change significantly and (iii) Telenav would continue to invest in the business, particularly in sales and marketing and research and development. Further, the Extension Projections assume that Telenav will secure a next generation program with an automobile manufacturer, while the No Extension Projections assume that Telenav will not secure such program. The Financial Projections reflect subjective judgment in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the projections constitute forward-looking information and are subject to many risks and uncertainties that could cause actual results to differ materially from the results forecasted in the Financial Projections, including, but not limited to, Telenav’s performance, industry performance, general business and economic conditions, customer requirements, staffing levels, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in Telenav’s reports filed with the SEC. There can be no assurance that the Financial Projections will be realized or that actual results will not be significantly higher or lower than forecast. The Financial Projections cover several years and such information by its nature becomes less reliable with each successive year. In addition, the Financial Projections will be affected by Telenav’s ability to achieve strategic goals, objectives and targets over the applicable periods. The Financial Projections reflect assumptions as to certain business decisions that are subject to change. The Financial Projections cannot, therefore, be considered a guarantee or reliable prediction of future operating results, and this information should not be relied on as such. The inclusion of the Financial Projections should not be regarded as an indication that Telenav, B. Riley, their respective officers, directors, affiliates, advisors, or other representatives or anyone who received this information then considered, or now considers, them a reliable prediction of future events, and this information should not be relied upon as such. The inclusion of the Financial Projections herein should not be deemed an admission or representation by Telenav that Telenav views such Financial Projections as material information; in fact, Telenav views the Financial Projections as nonmaterial because of the inherent risks and uncertainties associated with such long-range forecasts. The inclusion of the Financial Projections in this proxy statement should not be regarded as an indication that the Financial Projections will be necessarily predictive of actual future events. No representation is made by Telenav or any other person regarding the Financial Projections or Telenav’s ultimate performance compared to such information. The Financial Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information about Telenav contained in Telenav’s public filings with the SEC. For more information, please see the section of this proxy statement captioned “Where You Can Find More Information.” In light of the foregoing factors, and the uncertainties inherent in the Financial Projections, stockholders are cautioned not to place undue, if any, reliance on the Financial Projections.

Neither Telenav’s independent auditor nor any other independent accountant has compiled, examined, or performed any procedures with respect to the Financial Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

Operating profit, income before taxes, income from continuing operations, net income, pro-forma net income and adjusted EBITDA contained in the Financial Projections are “non-GAAP financial measures,” which are financial performance measures that are not calculated in accordance with GAAP. Such financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. Telenav’s or B. Riley’s calculations of these financial measures may differ from others in Telenav’s industry and are not necessarily comparable with information presented under similar captions used by other companies. Financial measures provided to a financial advisor are excluded from the SEC’s definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which may otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure to be presented. Reconciliations of these financial measures were not relied upon by B. Riley for purposes of its financial analyses as described above in the section captioned “—Opinion of Financial Advisor to the Telenav Special Committee” or by the Special Committee or the Telenav Board. Accordingly, a reconciliation of the financial measures included in the Financial Projections is not provided.

In addition, the Financial Projections have not been updated or revised to reflect information or results after the date they were prepared or as of the date of this proxy statement, and, except as required by applicable securities laws, Telenav does not intend to update or otherwise revise the Financial Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the underlying assumptions are shown to be in error.

Subject to the foregoing qualifications, the following is a summary of the Financial Projections.

Extension Projections

	(dollars in millions)
	FY21F	FY22F	FY23F	FY24F	FY25F
Product	$203.7	$199.6	$170.1	$177.8	$162.4
Service	$38.9	$61.5	$112.7	$172.8	$235.0
Total Revenue	$242.6	$261.1	$282.8	$350.6	$397.4
Product	$112.0	$111.8	$95.3	$99.6	$90.9
Service	$23.9	$36.8	$65.1	$98.3	$130.4
Cost of Revenue	$135.9	$148.5	$160.4	$197.9	$221.3
Gross Profit	$106.7	$112.6	$122.4	$152.7	$176.1
R&D	$77.1	$76.0	$74.8	$82.8	$85.3
Sales and Marketing	$8.1	$12.0	$16.5	$21.4	$26.1
G&A	$25.8	$24.3	$24.5	$27.9	$30.7
Restructuring and other costs	$—	$—	$—	$—	$—
Operating Profit	$(4.3)	$0.3	$6.6	$20.6	$34.0
Interest Income (expense)	$2.7	$3.8	$3.6	$3.8	$3.6
Income before taxes	$(1.6)	$4.1	$10.2	$24.5	$37.5
Income tax expense	$0.3	$0.3	$0.3	$0.3	$0.3
Income from continuing operations	$(1.9)	$3.8	$9.9	$24.2	$37.3
Equity in net (income) of equity method investees	$(0.6)	$—	$—	$—	$—
Discontinued operations, net of tax	$—	$—	$—	$—	$—
Net Income	$(1.3)	$3.8	$9.9	$24.2	$37.3
Pro-forma Net Income	$9.0	$11.6	$16.5	$30.7	$42.9
Adjusted EBITDA	$8.7	$10.8	$16.1	$30.7	$43.7

No Extension Projections

	(dollars in millions)
	FY21F	FY22F	FY23F	FY24F	FY25F
Product	$203.7	$198.8	$164.9	$165.8	$152.6
Service	$38.9	$61.5	$112.2	$170.7	$229.7
Total Revenue	$242.6	$260.3	$277.2	$336.5	$382.2
Product	$112.0	$111.3	$92.4	$92.8	$85.4
Service	$23.9	$36.8	$64.8	$96.9	$127.2
Cost of Revenue	$135.9	$148.1	$157.1	$189.7	$212.7
Gross Profit	$106.7	$112.2	$120.0	$146.8	$169.6
R&D	$77.1	$76.0	$72.8	$79.3	$83.3
Sales and Marketing	$8.1	$12.0	$16.0	$20.9	$25.6
G&A	$25.8	$24.3	$24.5	$27.9	$30.7
Restructuring and other costs	$—	$—	$—	$—	$—
Operating Profit	$(4.3)	$0.1	$6.8	$18.7	$29.9
Interest Income (expense)	$2.7	$3.8	$3.6	$3.8	$3.4
Income before taxes	$(1.6)	$3.7	$10.4	$22.5	$33.4
Income tax expense	$0.3	$0.3	$0.3	$0.3	$0.3
Income from continuing operations	$(1.9)	$3.5	$10.1	$22.2	$33.1
Equity in net (income) of equity method investees	$(0.6)	$—	$—	$—	$—
Discontinued operations, net of tax	$—	$—	$—	$—	$—
Net Income	$(1.3)	$3.5	$10.1	$22.2	$33.1
Pro-forma Net Income	$9.0	$11.3	$16.4	$28.3	$38.4
Adjusted EBITDA	$8.7	$10.5	$16.0	$28.3	$39.2

Purposes and Reasons of the Purchaser Group for the Merger

Under the SEC rules governing “going-private” transactions, each member of the Purchaser Group may be deemed to be an affiliate of Telenav and engaged in a “going-private” transaction and, therefore, may be required to express his, her or its purposes and reasons for the Merger to Telenav’s “unaffiliated security holders” as defined under Rule 13e-3 of the Exchange Act. Each member of the Purchaser Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. However, the views of each member of the Purchaser Group should not be construed as a recommendation to any Telenav stockholder as to how that stockholder should vote on the Merger Agreement Proposal. Certain members of the Purchaser Group have interests in the Merger that are different from, or in addition to, those of other Telenav stockholders.

If the Merger is completed, Telenav will become a wholly owned subsidiary of V99 and the Common Stock will cease to be publicly traded. For the Purchaser Group, the purpose of the Merger is to enable V99 to acquire 100% ownership and control of Telenav in a transaction in which the holders of Common Stock (other than the Dissenting Shares (as defined below)) will receive the Merger Consideration. In this regard, V99 and Dr. Jin will bear the risks and receive the rewards of such ownership of Telenav after the Merger, including any future earnings and growth of Telenav as a result of improvements to Telenav’s operations, acquisitions of other businesses and the benefits of operating Telenav within V99.

The benefits of the Merger for the Purchaser Group include, but are not limited to the following:

•

the Purchaser Group believes the Merger will provide Telenav with greater operational flexibility to pursue alternatives than it would have had as a public company, and management will be able to concentrate on long-term growth, reducing the focus on the quarter-to-quarter performance and the impact thereof on the public equity market’s valuation of the Common Stock; and

•

the Purchaser Group believes that, as a privately-held company, Telenav will be relieved of many of the expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the federal securities laws of the United States, thereby enabling management and employees of Telenav to devote more time and be able to better execute on Telenav’s future strategic plans.

The Purchaser Group also believes that structuring the transaction as a Merger is preferable to other transaction structures as it enables the holders of shares of Common Stock (other than the Dissenting Shares) to immediately realize the value of their investment in Telenav through their receipt of the Merger Consideration of $4.80 in cash, which represents a premium of approximately 33.3% to $3.60, the closing trading price of the Common Stock on the Last Unaffected Trading Day. In addition, the Purchaser Group believes that structuring the transaction in such a manner is preferable to other alternative transaction structures because it will enable V99 to indirectly acquire all of the outstanding shares of Telenav at the same time in a single step and allow Telenav to cease to be a public reporting company, without the necessity of financing separate purchases of the Common Stock in a tender offer and implementing a second-step merger to acquire any Common Stock not tendered into any such tender offer, and without incurring additional transaction costs associated with such activities.

Accordingly, the Purchaser Group has decided to undertake to pursue the Merger at this time for the reasons described above.

Position of the Purchaser Group as to the Fairness of the Merger

Under the SEC rules governing “going-private” transactions, each member of the Purchaser Group may be deemed to be an affiliate of Telenav and engaged in a “going-private” transaction and, therefore, may be required to express his, her or its beliefs as to the fairness of the Merger to Telenav’s “unaffiliated security holders” as defined under Rule 13e-3 of the Exchange Act. Each member of the Purchaser Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. However, the views of each member of the Purchaser Group should not be construed as a recommendation to any Telenav stockholder as to how that stockholder should vote on the Merger Agreement Proposal. Certain members of the Purchaser Group have interests in the Merger that are different from, or in addition to, those of other Telenav stockholders.

Telenav’s unaffiliated stockholders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement on the unaffiliated stockholders’ behalf, with the assistance of the Special Committee’s independent financial and legal advisors. The Special Committee consisted solely of independent and disinterested directors who are not affiliated with any member of the Purchaser Group, are not employees of Telenav or any of its affiliates and have no financial interest in the Merger different from, or in addition to, Telenav’s unaffiliated stockholders (other than their interests described in the section of this proxy statement captioned “—Interests of Telenav’s Directors and Executive Officers in the Merger”). The members of the Purchaser Group did not participate in the deliberations of the Special Committee or the Telenav Board regarding, or receive advice from Telenav’s or the Special Committee’s legal or financial advisors as to, the substantive or procedural fairness of the Merger to Telenav’s unaffiliated stockholders, nor did the Purchaser Group undertake any independent evaluation of the fairness of the Merger to Telenav’s unaffiliated stockholders, or engage a financial advisor for such purposes. See “—Background of the Merger.”

The Purchaser Group believes, based on, among other things, the factors considered by, and the analysis and resulting conclusions of, the Telenav Board and the Special Committee described in the section entitled “—Recommendation of the Telenav Special Committee and the Telenav Board of Directors; Purposes and Reasons for the Merger; Fairness of the Merger,” that the Merger is substantively and procedurally fair to Telenav’s unaffiliated security holders.

In particular, the Purchaser Group considered the following substantive factors, which are not presented in any relative order of importance:

•

the Merger Consideration represented (i) an approximate 33.3% premium to $3.60, the closing trading price on the Last Unaffected Trading Day, (ii) an increase of 11.1% over the $4.32 purchase price per share initially offered by V99, and (iii) a 14.3% premium to $4.20, the volume weighted average closing trading prices of the Common Stock on NASDAQ for the thirty (30) days ending on the Last Unaffected Trading Day;

•

the Merger Consideration is all cash, which provides a degree of certainty of value and liquidity to Telenav’s unaffiliated stockholders, since such stockholders are able to immediately realize a certain value for all of their shares of Common Stock and such stockholders will no longer be exposed to the various risks and uncertainties related to continued ownership of Common Stock and will have the ability to pursue other investment alternatives;

•

in addition to being conditioned on approval by the holders of at least a majority of the outstanding shares of Common Stock, the fact that consummation of the Merger was originally conditioned on approval by the holders of a majority of the shares of Common Stock not beneficially owned by any member of the Purchaser Group, which condition was not waivable, and the fact that, following the December 17, 2020 amendment to the Merger Agreement, consummation of the Merger is conditioned on approval by the holders of 66 and two-thirds percent of the shares of Common Stock not beneficially owned by any member of the Purchaser Group, which condition is not waivable;

•

the Merger Agreement allows the Special Committee under certain circumstances to withdraw or modify its recommendation that Telenav stockholders approve the Merger, including in connection with a Superior Proposal, subject to Telenav paying V99 a termination fee of $2.0 million or $3.5 million, as the case may be, depending upon the timing of the Superior Proposal;

•

the Special Committee was deliberative in its process to determine whether the Merger was fair and reasonable to, and in the best interests of, Telenav’s unaffiliated stockholders and to analyze, evaluate and negotiate the terms of the Merger;

•

no member of the Purchaser Group participated in or had any influence on the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee;

•

the authorization of the Special Committee to (i) review and evaluate any potential conflicts arising in connection with the Merger, (ii) review and evaluate the terms and conditions of the Merger on behalf of Telenav and Telenav’s unaffiliated stockholders, (iii) negotiate the terms and conditions of the Merger, (iv) determine whether the Merger is fair and reasonable to Telenav, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to Telenav), and in the best interests of Telenav, and (v) determine whether to recommend that the Telenav Board approve the Merger;

•

the Merger and the Merger Agreement were unanimously recommended by the Special Committee for approval by the Telenav Board and the Telenav Board unanimously, among those independent and disinterested directors voting, determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, were in the best interests of Telenav and its stockholders;

•

notwithstanding that the Purchaser Group may not rely upon the opinion provided by B. Riley to the Special Committee, the Special Committee received from B. Riley, an opinion, dated November 2, 2020, as to the fairness, from a financial point of view, of the Merger Consideration to be received by the unaffiliated stockholders in the Merger, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by B. Riley in preparing its opinion;

•	the Merger Agreement requires V99 to pay Telenav a termination fee of $3.5 million, if the Merger Agreement is terminated under certain circumstances;

•	V99 has deposited $6 million into its bank account, and agreed to maintain a cash balance of not less than such amount, to enable payment to Telenav of any requisite V99 termination fee;

•	Telenav has the ability, under certain circumstances, to specifically enforce the terms of the Merger Agreement and specifically enforce the terms of the Commitment Letter;

•	the Merger is not conditioned on any financing being obtained by the Purchaser Parties;

•

the fact that, subject to the terms and conditions of the Voting and Support Agreement, the Support Agreement Stockholders agreed to vote all their shares of Common Stock in accordance with a Public Board Recommendation to Telenav stockholders, including with respect to a Superior Proposal, if such proposal is made by an Excluded Party and the Special Committee changes its recommendation within 14 days after the expiration of the “go shop” period; and

•

the availability of appraisal rights under Delaware law to Telenav stockholders who do not vote in favor of the adoption of the Merger Agreement and comply with all the required procedures under Delaware law, which provides those eligible stockholders with an opportunity to have the Delaware Court of Chancery determine the fair value of their shares, which may be more than, less than, or the same as the amount such stockholders would have received under the Merger Agreement.

In addition, the Purchaser Group considered the following procedural factors, which are not presented in any relative order of importance:

•	the Telenav Board established a Special Committee of independent and disinterested directors who are not affiliated with the Purchaser Group, to consider V99’s proposal and to negotiate with V99;

•	the Telenav Board and Telenav were advised by experienced and qualified legal counsel, consisting of WSGR;

•	the Special Committee retained and was advised by experienced and qualified advisors, consisting of WSGR, as legal counsel, and B. Riley, as financial advisor;

•	the V99 board and V99 were advised by experienced and qualified legal counsel, consisting of Norton Rose;

•	the Merger Consideration resulted from active negotiations between the Special Committee and V99 and their respective advisors;

•	the Merger Agreement and the transactions contemplated thereby, including the Merger, were negotiated by the Special Committee, V99 and other relevant parties;

•

in addition to the approval by the holders of at least a majority of the outstanding shares of Common Stock, the fact that consummation of the Merger was originally conditioned on approval by the holders of a majority of the shares of Common Stock not beneficially owned by any member of the Purchaser Group, which condition was not waivable, and the fact that, following the December 17, 2020 amendment to the Merger Agreement, consummation of the Merger is conditioned on approval by the holders of 66 and two-thirds percent of the shares of Common Stock not beneficially owned by any member of the Purchaser Group, which condition is not waivable;

•

the “going private” proposal from V99 was conditioned on the approval of the Special Committee and included a nonwaivable condition requiring the approval of the proposal by a majority of the disinterested stockholders; and

•

the Merger and the Merger Agreement were unanimously recommended by the Special Committee for approval by the Telenav Board, and the Telenav Board unanimously, among those independent and disinterested directors voting, determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, were in the best interests of Telenav and its stockholders.

In the course of reaching their determination as to the fairness of the Merger to Telenav’s unaffiliated stockholders, the Purchaser Group also considered a variety of risks and other countervailing factors related to the Merger Agreement and Merger, including the following:

•

the fact that Telenav stockholders unaffiliated with V99 will have no ongoing equity participation in Telenav following the Merger and that those unaffiliated stockholders (i) will cease to participate in Telenav’s future earnings or growth, if any, (ii) will not benefit from increases, if any, in the value of the Common Stock, and (iii) will not benefit from any potential sale to a third party in the future;

•

the risk that the Merger might not be completed in a timely manner or that the Merger might not be consummated at all as a result of a failure to satisfy the conditions contained in the Merger Agreement, and the fact that a failure to complete the Merger could negatively affect the trading price of the Common Stock or could result in significant costs and disruption to Telenav’s normal business;

•

the restrictions on the conduct of Telenav’s business prior to the completion of the proposed Merger, which may delay or prevent Telenav from undertaking business opportunities that may arise and certain other actions it might otherwise take with respect to the operations of Telenav’s pending completion of the proposed Merger;

•

the fact that consummation of the Merger was originally conditioned on approval by the holders of a majority of the shares of Common Stock not beneficially owned by any member of the Purchaser Group, which condition was not waivable, and the fact that, following the December 17, 2020 amendment to the Merger Agreement, consummation of the Merger is conditioned on approval by the holders of 66 and two-thirds percent of the shares of Common Stock not beneficially owned by any member of the Purchaser Group, which condition is not waivable and which reduces the certainty that the Merger will be completed;

•	the fact that litigation may occur in connection with the Merger and any such litigation may result in significant costs and a diversion of management focus;

•

the risk, if the Merger is not consummated, that the pendency of the Merger could affect adversely the relationship of Telenav and its subsidiaries with their respective customers, employees, suppliers, agents and others with whom they have business dealings;

•

the fact that the Merger Agreement provides that, after the end of the “go-shop” period, Telenav is restricted from actively soliciting alternative Acquisition Proposals from third parties other than certain Excluded Parties who make certain proposals prior to the end of such period;

•	the fact that Telenav has incurred and will continue to incur significant transaction costs and expenses in connection with the potential transaction, regardless of whether the Merger is consummated;

•

the risk related to amounts that may be payable by Telenav upon the termination of the Merger Agreement, including a termination fee of $2.0 million or $3.5 million, depending on the basis for termination, and the processes required to terminate the Merger; and

•

the fact that the receipt of the Merger Consideration in exchange for Common Stock pursuant to the Merger generally will be taxable to U.S. holders (as defined below in “—Material U.S. Federal Income Tax Consequences of the Merger”) of Common Stock.

The Purchaser Group did not conduct a going-concern valuation of the Common Stock for the purposes of determining the fairness of the Merger Consideration, including the Merger Consideration to Telenav’s unaffiliated stockholders, because the Purchaser Group believes that the trading price of Common Stock at any given time represents the best available indicator of Telenav’s going-concern value at that time, so long as the trading price at that time is not impacted by speculation regarding the likelihood of a potential transaction.

In addition, the Purchaser Group did not consider net book value, which is an accounting concept, for purposes of determining the fairness of the Merger Consideration to Telenav’s unaffiliated stockholders because, in the Purchaser Group’s view, net book value is neither indicative of Telenav’s market value nor its value as a going concern, but rather is an indicator of historical costs.

Moreover, the Purchaser Group did not consider liquidation value in determining the fairness of the Merger Consideration, including the fairness of the Merger Consideration to Telenav’s unaffiliated stockholders, because (i) of their belief that liquidation sales generally result in proceeds substantially less than the sales of a going concern, (ii) of the impracticability of determining a liquidation value given the significant execution risk involved in any breakup, (iii) they considered Telenav to be a viable going concern, and (iv) Telenav’s business is expected to continue to be operated following the Merger.

In making their determination as to the substantive fairness of the Merger to Telenav stockholders unaffiliated with V99, while the Purchaser Group considered the trading history of the Common Stock and noted that at various times, this trading history reflected prices above the $4.80 to be paid for each share of Common Stock held by Telenav stockholders (other than the Dissenting Shares) as part of the Merger Consideration, the Purchaser Group concluded that was not relevant to determining present value. In the Purchaser Group’s judgment, the historical trading prices for the Common Stock are not indicative of the value of the Common Stock as of the date of the proposed Merger in light of Telenav’s current business operations and future prospects.

In making their determination as to the substantive fairness of the Merger to Telenav’s unaffiliated stockholders, the Purchaser Group was not aware of any firm offers by any person for (i) the merger or consolidation of Telenav with another company, (ii) the sale or transfer of all or any substantial part of Telenav’s assets, or (iii) a purchase of Telenav’s securities that would enable the holder to exercise control of Telenav.

As discussed above, the Purchaser Group determined that the Merger is procedurally and substantively fair to the unaffiliated security holders. In the course of reaching this determination, the Purchaser Group considered that the consummation of the Merger is conditioned, among other things, on the Two-Thirds of the Minority Approval condition.

The foregoing discussion of the information and factors considered and given weight by the Purchaser Group in connection with the fairness of the Merger is not intended to be exhaustive but includes all material factors considered by the Purchaser Group. The Purchaser Group did not find it practicable to, and did not, quantify or otherwise assign relative weights to the individual factors considered in reaching their conclusions as to the fairness of the Merger. Rather, the fairness determinations were made after consideration of all of the foregoing factors as a whole.

Sources and Amounts of Funds or Other Consideration; Expenses

V99 estimates that the aggregate amount of cash required to consummate the Merger will consist of the approximately $254.6 million required to pay the Merger Consideration and to make all payments in respect of Telenav Options and Telenav RSUs (each as defined under “—Interests of Telenav’s Directors and Executive Officers in the Merger”), plus all related fees and expenses. V99 anticipates that substantially all the funds needed by it to complete the Merger will be derived from debt financing under the Commitment Letter described below.

In connection with the financing of the Merger, V99 entered into the Commitment Letter with the Financing Sources, for an aggregate debt commitment equal to the sum of (i) the entire Merger Consideration, (ii) all fees and expenses associated with the transaction incurred by the Purchaser Parties or any of their respective affiliates and required to be paid on the closing date by such party, and (iii) all amounts necessary to repay or prepay indebtedness required under the Merger Agreement to be repaid or prepaid on the closing date. Telenav cannot assure you that the amount committed under the Commitment Letter will be sufficient to consummate the Merger. Those amounts might be insufficient if, among other things, one or more of the parties to the Commitment Letter fails to fund the committed amounts in breach of such letter or if the conditions to such commitment are not met. Although obtaining the proceeds of any financing, including the financing under the Commitment Letter, is not a condition to the consummation of the Merger, the failure of V99 and Merger Sub to obtain any portion of the debt financing (or any alternative financing) is likely to result in the failure of the Merger to be completed. In that case, V99 may be obligated to pay Telenav a termination fee of $3.5 million, as described in the section of this proxy statement captioned “The Merger Agreement—Termination Fees and Expenses.”

The estimated fees and expenses incurred or expected to be incurred by Telenav, V99 and Merger Sub in connection with the Merger are as follows:

Item	Amount
(in thousands)
Financial advisory fees and expenses	$1,487.6
Legal, accounting and other professional fees	2,500.0
Filing fees	158.1
Proxy solicitation, printing and mailing costs	$35.4
Miscellaneous	30.0
Total	$4,211.1

The estimate for legal fees set forth in the table above does not include any amounts attributable to any existing or future litigation challenging the Merger. All fees and expenses incurred in connection with the Merger Agreement, the Merger and the other transactions contemplated under the Merger Agreement will be paid by the party incurring such fees or expenses, whether the Merger is consummated.

Pursuant to the Commitment Letter, V99, Merger Sub and the Financing Sources are contemplating to enter into a credit agreement pursuant to which the debt funding sources will provide a term loan to Telenav. Although the terms of the loan are still being negotiated at this time, Telenav has been advised by V99 that the loan is expected to bear an interest rate equal to the sum of the Internal Revenue Service’s current “applicable federal rate” plus 1% per annum and to require a balloon payment equal to the total principal amount and all interest accrued thereon upon the maturity date, which is expected to be the fifth anniversary of the closing date of the loan. Telenav has been advised by V99 that the loan is intended to be unsecured. As currently contemplated, Telenav has been advised by V99 that V99 does not have any plans or arrangement to finance or repay the loan other than out of the revenues generated from business operations of Telenav or V99.

Plans for Telenav After the Merger

Following the consummation of the Merger, V99 will own 100% of the Equity Interests (as defined below) of Telenav. The Purchaser Parties and Dr. Jin anticipate that Telenav’s operations will continue to be conducted substantially as they currently are being conducted.

Following the completion of the Merger, Telenav will no longer be subject to the Exchange Act and the NASDAQ listing rules and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

Immediately following the Merger, the director of Merger Sub will be the sole director of the Surviving Corporation. The Purchaser Parties and Dr. Jin intend that, upon consummation of the Merger, the officers of Telenav will remain officers of the Surviving Corporation.

As of the date of this proxy statement, other than the Merger, the Purchaser Parties and Dr. Jin have no current plans, proposals or negotiations which would relate to or result in an extraordinary transaction involving Telenav’s business or management, such as a merger, reorganization, liquidation, relocation of any operations, or sale or transfer of a material amount of assets, or any other material changes to its business or the composition of its management. Following the Merger, the Purchaser Parties and Dr. Jin plan to evaluate and review Telenav’s business and operations, its assets, capital structure, capitalization, properties and personnel to determine what changes, if any, would be desirable following the Merger to enhance the business and operations of Telenav and may cause Telenav to engage in the types of extraordinary transactions set forth above if the management or board of directors decides that such transactions are in the best interest of Telenav upon such review.

Certain Effects of the Merger

If the Merger Agreement Proposal receives the required approvals of the stockholders described elsewhere in this proxy statement and the other conditions to the closing of the Merger are either satisfied or waived, Merger Sub will be merged with and into Telenav upon the terms set forth in the Merger Agreement. As the Surviving Corporation in the Merger, Telenav will continue to exist following the Merger as a wholly owned subsidiary of V99.

Telenav’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated Bylaws (“Bylaws”) will be the certificate of incorporation and bylaws of the Surviving Corporation following the Merger until thereafter amended in accordance with their respective terms and the DGCL.

Following the Merger, all of Telenav’s Common Stock will be beneficially owned by V99 and none of the holders of the Common Stock will, by virtue of the Merger, have any direct ownership interest in, or be a stockholder of, Telenav, the Surviving Corporation or V99 after the consummation of the Merger (other than Dr. Jin’s equity ownership in V99). As a result, the holders of the Common Stock will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of Common Stock. Following the Merger, V99 (and Dr. Jin through his equity ownership in V99) will benefit from any increase in Telenav’s value and also will bear the risk of any decrease in Telenav’s value.

Upon consummation of the Merger, each share of Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (other than shares held in the treasury of Telenav and Dissenting Shares) will be converted into the right to receive the Merger Consideration and all shares of Common Stock so converted will, at the Effective Time, be cancelled. Please see the section of this proxy statement captioned “The Merger Agreement—Consideration to be Received in the Merger.”

For information regarding the effects of the Merger on Telenav’s outstanding equity awards and the employee stock purchase plan, please see the sections of this proxy statement captioned “The Merger Agreement—Treatment of Options,” “The Merger Agreement—Treatment of RSUs,” “The Merger Agreement—Treatment of the ESPP” and “—Interests of Telenav’s Directors and Executive Officers in the Merger.”

The Common Stock is currently registered under the Exchange Act and trades on the NASDAQ under the symbol “TNAV.” Following the consummation of the Merger, shares of Common Stock will no longer be traded on the NASDAQ or any other public market. In addition, the registration of the Common Stock under the Exchange Act will be terminated and Telenav will no longer be required to file periodic and other reports with the SEC with respect to the Common Stock or otherwise. Termination of registration of the Common Stock under the Exchange Act will reduce the information required to be furnished by Telenav to its stockholders and the SEC, and would make provisions of the Exchange Act, such as the requirement to file annual and quarterly reports pursuant to Section 13(a) or 15(d) of the Exchange Act, the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement to furnish a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to Telenav. The Company has made preliminary estimates of certain structural and recurring costs it currently incurs and which it potentially could avoid in the future were it no longer a publicly listed company subject to associated governance, reporting and disclosure requirements. Based on these current preliminary estimates, the Company projects that such savings for annual recurring fees could be between $3,350,000 and $3,650,000 for the Company’s fiscal year beginning July 1, 2021. V99 will become the beneficiary of the cost savings achieved by Telenav no longer remaining a company subject to the reporting requirements under the federal securities laws.

Net Book Value and Net Earnings

Following consummation of the Merger, V99 will own 100% of the interest in Telenav’s net book value and net earnings and Dr. Jin will own 100% of the outstanding common stock of V99. The table below sets forth the direct and indirect interests in Telenav’s net book value and net earnings and in Merger Sub immediately before the Merger and immediately after the Merger based on the net book value at September 30, 2020 and June 30, 2020, and net income attributable to stockholders for the three months ended September 30, 2020 and the fiscal year ended June 30, 2020.

	Prior to the Merger (in thousands, except percentages)					After the Merger (in thousands, except percentages)
	% Interest at September 30, 2020 (1)	Net book value at September 30, 2020	Net book value at June 30, 2020	Net income (loss) for the three months ended September 30, 2020	Net income (loss) for the fiscal year ended June 30, 2020	% Interest at September 30, 2020	Net book value at September 30, 2020	Net book value at June 30, 2020	Net income (loss) for the three months ended September 30, 2020	Net income (loss) for the fiscal year ended June 30, 2020
V99(2)	—%	$—	$—	$—	$—	100%	$102,489	$96,970	$3,335	$(930)
Dr. Jin(3)	5.0%	$5,124	$4,848	$167	$(47)	100%	$102,489	$96,970	$3,335	$(930)
Dr. Chen(4)	15.4%	$15,783	$14,933	$514	$(143)	—%	$—	$—	$—	$—
Merger Sub(5)	—%	$—	$—	$—	$—	N/A	N/A	N/A	N/A	N/A

(1)	Percentage interest expresses percentage interest in net book value and net earnings.
(2)	Reflects shares of Common Stock beneficially owned by V99.
(3)	Reflects shares of Common Stock beneficially owned directly or indirectly by Dr. Jin.
(4)	Reflects shares of Common Stock beneficially owned directly or indirectly by Dr. Chen.
(5)	Merger Sub’s separate corporate existence will cease as a result of the Merger.

A primary benefit of the Merger to Telenav stockholders (other than any member of the Purchaser Group) will be the right of such stockholders to receive the Merger Consideration as described above: the Merger Consideration of $4.80 per share of Common Stock, which represents a premium of approximately 33.3% premium to the closing trading price on September 30, 2020, the Last Unaffected Trading Day.

The primary detriments of the Merger to such stockholders include the lack of interest of such stockholders in Telenav’s potential future earnings, growth or value. Additionally, the receipt of cash in exchange for the Common Stock pursuant to the Merger will generally be a taxable sale transaction for U.S. federal income tax purposes to Telenav’s stockholders who surrender shares of Common Stock in the Merger.

Effects on Telenav if the Merger is Not Completed

In the event that the Merger Agreement Proposal does not receive the required approvals of the stockholders described elsewhere in this proxy statement, or if the Merger is not completed for any other reason, Telenav stockholders will not receive any payment for their shares of Common Stock in connection with the Merger. Instead, Telenav will remain an independent public company, the Common Stock will continue to be listed and traded on the NASDAQ, the Common Stock will continue to be registered under the Exchange Act and Telenav stockholders will continue to own their shares of the Common Stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of the Common Stock.

If the Merger is not completed, there can be no assurances as to the effect of these risks and opportunities on the future value of your shares of Common Stock, including the risk that the market price of the Common Stock may decline to the extent that the current market price of the Common Stock reflects a market assumption that the Merger will be completed. If the Merger is not completed, there can be no assurances that any other transaction acceptable to Telenav will be offered or that the business, operations, financial condition, earnings or prospects of Telenav will not be adversely impacted. Pursuant to the Merger Agreement, under certain circumstances Telenav is permitted to terminate the Merger Agreement in order to enter into an alternative transaction. Please see the section of this proxy statement captioned “The Merger Agreement—Termination of the Merger Agreement.”

Under certain circumstances, if the Merger is not completed, Telenav may be obligated to pay to V99 a termination fee. Please see the section of this proxy statement captioned “The Merger Agreement—Termination Fees and Expenses.”

Interests of Telenav’s Directors and Executive Officers in the Merger

Certain of Telenav’s directors and executive officers have interests in the Merger that are in addition to, or different from, the interests of other stockholders. The Special Committee and the Telenav Board were each aware of these interests and considered them, among other matters, in evaluating and approving the Merger Agreement and the Merger, and in recommending the approval of the Merger Agreement Proposal, the Adjournment Proposal and the Executive Compensation Proposal to Telenav stockholders. These interests are described in further detail below. For purposes of the agreements and plans described below, to the extent applicable, the completion of the Merger will constitute a change in control.

Dr. Jin, Telenav’s President and Chief Executive Officer and Chair of the Telenav Board, owns stock in V99. In addition, Mr. Chen, a member of the Telenav Board, is a member of the Purchaser Group.

Certain of Telenav’s directors and executive officers hold Telenav Options and Telenav RSUs. See the section of this proxy statement captioned “Security Ownership of Certain Beneficial Owners and Management.”

Treatment of Options

In connection with the completion of the Merger and subject to the terms of the Merger Agreement, each Telenav Option that is outstanding and unexercised as of immediately prior to the Effective Time will immediately vest and be cancelled and converted into the right to receive, at the Effective Time, an amount in cash, without interest, equal to the product of (i) the excess, if any, of the Merger Consideration over the per share exercise price of such Telenav Option and (ii) the total number of shares of Common Stock subject to such option as of immediately prior to the Effective Time, less any taxes required to be withheld; provided, however, that any Telenav Option for which its per share exercise price is greater than the Merger Consideration (“Underwater Options”) will be cancelled and terminated at the Effective Time for no consideration.

As of December 5, 2020, there were outstanding Telenav Options to purchase an aggregate of 1,582,374 shares of Common Stock, of which Telenav Options to purchase an aggregate of 400,666 shares of Common Stock were held by Telenav’s current executive officers and of which Telenav Options to purchase an aggregate of 74,162 shares of Common Stock were held by Telenav’s current nonemployee directors and Karen Francis, whose service as a director terminated in November 2019 but who remains an advisor to Telenav as of such date. As of the same date, Philipp Kandal, Telenav’s former Vice President, Engineering, whose employment with Telenav terminated effective October 4, 2019, did not hold any Telenav Options. All Telenav Options outstanding as of December 5, 2020, including any held by Telenav’s executive officers and directors and Ms. Francis, were Underwater Options.

Treatment of RSUs

In connection with the completion of the Merger and subject to the terms of the Merger Agreement, each Telenav RSU (including without limitation those granted subject to any performance-based vesting requirements) will be treated as follows:

•

Telenav RSUs that are outstanding and vested as of immediately prior to the Effective Time but for which the shares of Common Stock issuable with respect thereto have not yet been delivered immediately prior to the Effective Time (and after giving effect to any acceleration provided under the terms of the Telenav equity plans, the applicable RSU award agreement and any other written agreement between the holder of such Telenav RSU and Telenav or any of its subsidiaries governing any vesting terms of such Telenav RSU) will be cancelled and converted into the right to receive, at the Effective Time, an amount in cash, without interest, equal to the Merger Consideration for each share of Common Stock otherwise deliverable in settlement of such vested Telenav RSU, less any taxes required to be withheld.

•

Telenav RSUs that are unvested, outstanding and unsettled immediately prior to the Effective Time (and after giving effect to any acceleration provided under the terms of the Telenav equity plans, the applicable RSU award agreement and any other written agreement between the holder of such Telenav RSU and Telenav or any of its subsidiaries governing any vesting terms of such Telenav RSU) will be cancelled and converted into the unfunded, unsecured right to receive an amount in cash, without interest, equal to the Merger Consideration (less any taxes required to be withheld), subject to the holder’s satisfaction of any time-based vesting terms (including any accelerated vesting in connection with a termination of service) that applied to the corresponding Telenav RSU immediately prior to the Effective Time; provided, however, that V99 may enter into agreements after December 2, 2020, with up to twelve individuals holding such unvested Telenav RSUs providing for different treatment of such unvested Telenav RSUs.

As of December 5, 2020, there were outstanding Telenav RSUs covering an aggregate of 4,356,710 shares of Common Stock, of which Telenav’s executive officers held Telenav RSUs covering an aggregate of 2,290,426 shares of Common Stock, including Telenav RSUs that are subject to the achievement of performance-based goals in addition to any service-based vesting requirements (“Telenav PRSUs”) covering an aggregate of 1,495,000 shares of Common Stock (at target, which also is equal to the maximum number of shares eligible to vest under the Telenav PRSUs). All outstanding Telenav PRSUs are held by Telenav’s executive officers. As of the same date, Mr. Kandal did not hold any outstanding Telenav RSUs. As of December 5, 2020, none of Telenav’s current nonemployee directors held any outstanding Telenav RSUs, and Ms. Francis held Telenav RSUs covering an aggregate of 21,331 shares of Common Stock, none of which constitute Telenav PRSUs.

Additional Terms of Telenav PRSUs

Telenav granted certain Telenav PRSUs to Dr. Jin in October 2018 and to each of Messrs. Dhanani and Wahla in September 2019 under Telenav’s 2009 Equity Incentive Plan (the “2009 Plan”) and applicable award agreements under such plan. Each such Telenav PRSU award agreement between such executive officer and Telenav provides for certain performance goals relating to Telenav’s stock price to be achieved generally over a three-year performance period starting on the date of grant, in order for the Telenav PRSUs to become eligible to vest, subject additionally to certain time-based vesting requirements. Each such Telenav PRSU award agreement also provides that, if a change in control (as defined in the 2009 Plan and which the Merger will constitute) occurs during the performance period, then the performance period will be shortened, and Telenav will measure the final performance with respect to the Telenav PRSUs prior to the change in control based on the per-share consideration Telenav stockholders would receive in connection with the change in control. If no portion of such award of Telenav PRSUs has become eligible to vest based on actual performance achievement with respect to the shortened performance period, then 20% of the target number of shares subject to the Telenav PRSUs will become eligible to vest, and will be scheduled to vest on the one-year anniversary of the change in control, subject to continued service through the applicable vesting date. Any remaining shares subject to such Telenav PRSUs that have not become eligible to vest upon the final performance measurement will be forfeited. Any portion of such Telenav PRSUs that has become eligible to vest is subject to any vesting acceleration applicable to time-based Telenav RSUs as may be specified in the executive officer’s change in control and severance agreement, as described further below.

Telenav granted certain Telenav PRSUs to each of Messrs. Dhanani and Wahla in February 2020 and to each of Dr. Jin and Messrs. Dhanani, Manzoor, Wahla and Debenham in September 2020 under Telenav’s 2019 Equity Incentive Plan (the “2019 Plan”) and applicable award agreements under such plan. Each such Telenav PRSU award agreement between the applicable executive officer and Telenav provides for certain performance goals relating to Telenav’s stock price to be achieved over a specified performance period, in order for the Telenav PRSUs to become eligible to vest, subject additionally to certain time-based vesting requirements. If the Telenav Board approves entering into a transaction that if consummated would constitute a change in control (as defined in the 2019 Plan and which the Merger will constitute), these Telenav PRSUs require achievement of adjusted performance goals relating to higher Telenav stock prices than were applicable prior to the occurrence of such approval, over a five-year performance period. Each such Telenav PRSU award agreement also provides that if a change in control occurs during the performance period and at least 50% of the total consideration paid by the acquirer to Telenav stockholders is in the form of cash, then the performance period will be shortened, and Telenav will measure the final performance with respect to the Telenav PRSUs prior to the change in control based on the per-share consideration Telenav stockholders would receive in connection with the change in control. For purposes of these Telenav PRSUs, the Merger constitutes a change in control of Telenav pursuant to which at least 50% of the total consideration to be paid by the acquirer to Telenav stockholders is in the form of cash. Any shares of Common Stock subject to such Telenav PRSUs that have not become eligible to vest based on actual achievement of the performance goals upon the final performance measurement will be forfeited. Any portion of such Telenav PRSUs that has become eligible to vest will be scheduled to vest in equal, quarterly installments on March 10, June 10, September 10, and December 10 following the date of the final performance measurement, subject to continued service through the applicable vesting date and any vesting acceleration applicable to time-based RSUs as may be specified in the executive officer’s change in control and severance agreement, as described further below.

Additional Terms of Director Equity Awards

Each of the 2009 Plan and 2019 Plan provides that, with respect to any equity awards covering shares of Common Stock granted to a nonemployee director that are assumed or substituted for in a change in control (as defined in the applicable plan), if on the date of or after such assumption or substitution the individual’s status as a director of Telenav or its successor, as applicable, is terminated other than upon a voluntary resignation by him or her (unless such resignation is at the request of the acquirer), then such individual will fully vest in all of such equity awards covering shares of Common Stock held by him or her (and have the right to exercise any such awards that are options or stock appreciation rights), with any performance goals or other vesting criteria, if applicable, deemed achieved at one hundred percent (100%) of target levels, unless, in the case of any such awards granted under the 2019 Plan, specifically provided otherwise under the applicable award agreement or other written agreement between the individual and Telenav (or any of its parents or subsidiaries, as applicable) governing such award. As of December 5, 2020, none of Telenav’s current nonemployee directors held any outstanding Telenav RSUs, and all Telenav Options held by Telenav’s current nonemployee directors were fully vested and Underwater Options.

Treatment of the ESPP

The ESPP will be terminated as of the Effective Time of the Merger. Telenav will take all actions that may be necessary to provide that (i) no new offering period or purchase period will commence under the ESPP following the date of the Merger Agreement, (ii) participants in the ESPP as of the date of the Merger Agreement may not increase their payroll deductions under the ESPP from those in effect on the date of the Merger Agreement, and (iii) no new participants may commence participation in the ESPP following the date of the Merger Agreement.

Telenav will take such action as may be necessary prior to the closing to (i) cause any offering period or purchase period in progress under the ESPP as of the date of the Merger Agreement to be the final such period under the ESPP and to be terminated no later than three (3) business days prior to the Final Exercise Date, (ii) make any pro-rata adjustments that may be necessary to reflect the shortened offering or purchase period, but otherwise treat such shortened offering or purchase period as a fully effective and completed offering or purchase period for all purposes under the ESPP, (iii) cause each participant’s then-outstanding ESPP Rights to be exercised as of the Final Exercise Date, and (iv) terminate the ESPP as of the Effective Time. On the Final Exercise Date, the funds credited by participants in the ESPP as of such date under the ESPP will be used to purchase shares of Common Stock in accordance with the terms of the ESPP, and each such share purchased under the ESPP will be cancelled as of the Effective Time and converted into the right to receive the Merger Consideration, less any taxes required to be withheld. Any accumulated contributions of a participant in the ESPP and not used to purchase shares of Common Stock will be refunded to such participant as promptly as practicable following the Final Exercise Date, without interest. Of Telenav’s executive officers, Messrs. Dhanani, Wahla and Debenham currently participate in the ESPP. Mr. Kandal (who no longer is a Telenav employee), Ms. Francis and Telenav’s nonemployee directors are not eligible to participate in the ESPP.

Equity Interests of Telenav’s Executive Officers and Nonemployee Directors

The following table sets forth for each person who has been a Telenav executive officer or member of the Telenav Board at any time since the beginning of Telenav’s fiscal year ended June 30, 2020, (i) the number and value of shares of Common Stock held directly, (ii) the number of shares of Common Stock subject to and value of Telenav RSUs other than Telenav PRSUs, and (iii) the number of shares of Common Stock subject to and value of Telenav PRSUs (at target, which also is the maximum), assuming the following and such additional assumptions set forth in the footnotes to the table:

•

the Telenav RSUs and Telenav PRSUs include such awards that would be outstanding as of January 22, 2021 (which solely for purposes of this proxy statement, is the assumed closing date of the Merger), prior to the Effective Time, in accordance with their regular vesting schedules and assuming continued service by each holder of any such awards through such date;

•	the values of the shares of Common Stock and equity awards held by the individuals are based on the Merger Consideration of $4.80; and

•	Telenav grants no additional Telenav Options, Telenav RSUs, Telenav PRSUs, or other Telenav equity awards to any such individual on or before such date.

None of the individuals set forth in the table below holds any Telenav Options with a per share exercise price that is less than the Merger Consideration.

Equity Interests of Telenav’s Executive Officers and Nonemployee Directors

Name	Number of Shares of Common Stock Held Directly (#)(1)	Value of Shares of Common Stock Held Directly ($)(2)	Number of Shares of Common Stock Subject to Telenav RSUs Excluding Telenav PRSUs (#)(3)	Value of Shares of Common Stock Subject to Telenav RSUs Excluding Telenav PRSUs ($)(4)	Number of Shares of Common Stock Subject to Telenav PRSUs (#)(5)	Value of Shares of Common Stock Subject to Telenav PRSUs ($)(6)	Total ($)(7)
H.P. Jin	2,358,200	11,319,360	4,583	21,998	655,000	3,144,000	14,485,358
Salman Dhanani	284,388	1,365,062	276,667	1,328,002	510,000	2,448,000	5,141,064
Adeel Manzoor	26,363	126,542	200,634	963,043	60,000	288,000	1,377,585
Hassan Wahla	87,541	420,197	122,500	588,000	240,000	1,152,000	2,160,197
Steve Debenham	24,942	119,722	174,375	837,000	30,000	144,000	1,100,722
Philipp Kandal(8)	167,815	805,512	0	0	0	0	805,512
Samuel Chen(9)	54,183	260,078	0	0	0	0	260,078
Wes Cummins	89,848	431,270	0	0	0	0	431,270
Douglas Miller(10)	70,450	338,160	0	0	0	0	338,160
Randy Ortiz	99,848	479,270	0	0	0	0	479,270
Ken Xie(11)	115,288	553,382	0	0	0	0	553,382
Karen Francis(12)	73,022	350,506	15,998	76,790	0	0	427,296

(1)

This number represents the number of shares of Common Stock directly held by the individual as of January 22, 2021, without regard to any change in control-related accelerated vesting, and consisting of the number of shares of Common Stock directly held by the individual as of December 5, 2020 (or with respect to Mr. Kandal, Mr. Xie and Ms. Francis, as of the date set forth in footnotes (8), (11) and (12) below, respectively), plus any additional shares expected to be issued to such individual as a result of the vesting of any of his or her Telenav RSUs that occurs on or before January 22, 2021. The number assumes that no individual will dispose of shares of Common Stock from December 5, 2020, through January 22, 2021, and that any Telenav RSUs scheduled to vest in accordance with its regular time-based vesting requirements after December 5, 2020, but before January 22, 2021 (and which consists of Telenav RSUs covering 16,667 shares for Mr. Dhanani and 5,333 shares for Ms. Francis, each scheduled to vest on December 10, 2020), are issued in full without regard to any shares that may be withheld to satisfy any applicable tax obligations and are settled by such date. No Telenav PRSUs held by the individuals are scheduled to vest through January 22, 2021, in accordance with their regular vesting requirements. The number of shares shown does not include shares of Common Stock that an executive officer may purchase after December 5, 2020, under the ESPP. For additional information regarding the treatment of the ESPP in the Merger, see the above-captioned section under the heading “—Treatment of the ESPP” and the section of this proxy statement captioned “The Merger Agreement—Treatment of the ESPP.” For additional information regarding beneficial ownership of Common Stock, see the section of this proxy statement captioned “Security Ownership of Certain Beneficial Owners and Management.”

(2)

The value shown with respect to the shares is determined as the product of (a) the corresponding number of shares of Common Stock in the “Number of Shares of Common Stock Held Directly” column, multiplied by (b) the Merger Consideration.

(3)

This number represents the total number of shares of Common Stock subject to outstanding Telenav RSUs (excluding Telenav PRSUs) that are not scheduled to vest in accordance with their regular vesting schedules on or before January 22, 2021 (and without giving effect to any vesting acceleration as may apply in connection with the completion of the Merger). For additional information regarding the Telenav RSUs held by Telenav’s named executive officers including certain vesting acceleration applicable to the Telenav RSUs, see the section of this proxy statement captioned “—Golden Parachute Compensation.”

(4)

The value shown with respect to Telenav RSUs (excluding Telenav PRSUs) is determined as the product of (a) the corresponding number of shares of Common Stock in the “Number of Shares of Common Stock Subject to Telenav RSUs Excluding Telenav PRSUs” column, multiplied by (b) the Merger Consideration.

(5)

This number represents the total number of shares of Common Stock subject to outstanding Telenav PRSUs that have not yet become eligible to vest or are not otherwise scheduled to vest in accordance with any applicable time-based vesting schedule on or before January 22, 2021, and assuming that no additional portion of the Telenav PRSUs becomes eligible to vest on or before such date based on performance achievement or otherwise (and without giving effect to any vesting or vesting acceleration as may apply in connection with the completion of the Merger). Certain adjustments and vesting provisions apply to the Telenav PRSUs in connection with the Merger, as described in the section of this proxy statement captioned “—Additional Terms of Telenav PRSUs.” For additional information regarding the Telenav PRSUs held by Telenav’s named executive officers, see the section of this proxy statement captioned “—Golden Parachute Compensation.”

(6)

The value shown with respect to Telenav PRSUs is determined as the product of (a) the corresponding number of shares of Common Stock in the “Number of Shares of Common Stock Subject to Telenav PRSUs” column, multiplied by (b) the Merger Consideration.

(7)

Each of Telenav’s named executive officers is eligible for vesting acceleration of his time-based Telenav equity awards in connection with certain qualifying terminations of employment under his severance agreement. For additional information regarding the Telenav RSUs and Telenav PRSUs for the Telenav named executive officers, see the section of this proxy statement captioned “—Golden Parachute Compensation.” Each of Telenav’s nonemployee directors is eligible for full vesting acceleration of his Telenav RSUs if his or her status as a director is terminated other than upon a voluntary resignation by him (unless such resignation is at the request of the acquirer). For additional information regarding the Telenav RSUs for the Telenav nonemployee directors, see the section of this proxy statement captioned “—Additional Terms of Director Equity Awards.”

(8)

Mr. Kandal’s employment with Telenav terminated on October 4, 2019. The number of shares of Common Stock held by Mr. Kandal shown in the table above is based on Telenav’s records as of October 4, 2019.

(9)

The number of shares of Common Stock held by Mr. Chen shown in the table above excludes shares of Common Stock held by Digital over which Mr. Chen and his wife share voting and dispositive power as described in the section of this proxy statement captioned “Security Ownership of Certain Beneficial Owners and Management.”

(10)

The number of shares of Common Stock held by Mr. Miller shown in the table above includes shares of Common Stock held by a trust over which Mr. Miller has shared control as described in the section of this proxy statement captioned “Security Ownership of Certain Beneficial Owners and Management.”

(11)

Mr. Xie’s service as a member of the Telenav Board terminated on November 2, 2020. The number of shares of Common Stock held by Mr. Xie shown in the table above is based on Telenav’s records as of November 2, 2020, and includes 23,433 shares of Common Stock held by a trust over which Mr. Xie has shared control as of the same date.

(12)

Ms. Francis’ service as a member of the Telenav Board terminated on November 20, 2019. The number of shares of Common Stock held by Ms. Francis shown in the table above is based on Telenav’s records as of November 20, 2019. The portion of the Telenav RSUs held by Ms. Francis covering a total of 15,998 shares of Common Stock is subject to vesting acceleration as described in the section of this proxy statement captioned “—Other Agreements.”

Change in Control and Severance Agreements

Telenav entered into a change in control and severance agreement with each of Dr. Jin and Messrs. Dhanani, Manzoor, Debenham, and Wahla (each, a severance agreement). Each of the severance agreements provides that if during the period beginning on the date three (3) months prior to a change in control of Telenav through the one-year anniversary of the change in control (the “Change in Control Period”), the executive officer’s employment is terminated by (x) Telenav other than for “cause,” death or disability, or (y) by him for “good reason,” then Telenav will provide the executive officer:

•	a lump sum payment equal to eighteen (18) months (in the case of Dr. Jin) or twelve (12) months (in the case of such other executive officers) of his then-current annual base salary;

•

a lump sum payment equal to the amount of such executive officer’s target cash bonus in effect for the year in which the termination occurs, prorated to reflect the portion of the applicable performance period during which he was employed with Telenav;

•	a lump sum payment equal to 50% (or 75% for Dr. Jin) of the amount of such executive officer’s target cash bonus in effect for the year in which the termination occurs;

•

up to eighteen (18) months (in the case of Dr. Jin) or twelve (12) months (in the case of such other executive officers) of company-paid group health, dental and vision coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for such executive officer and any of his eligible dependents; and

•	accelerated vesting as to 100% of the executive officer’s outstanding equity awards that are subject to vest based on continued employment or other service but not any performance-based objectives.

Each severance agreement conditions receipt of the severance payments and benefits under the severance agreement on the executive officer entering into a separation agreement and release of claims in favor of Telenav and continuing to comply with his obligations under a proprietary information agreement entered into with Telenav, including non-disclosure obligations of certain confidential or proprietary information of Telenav. The proprietary information agreement for each of Dr. Jin and Messrs. Dhanani and Wahla also obligates them not to solicit any Telenav employees for a period of one year after employment with Telenav terminates, or to solicit following termination of employment any customers or other parties with which Telenav does business to the extent that the information regarding such parties constitute trade secrets. The severance agreements superseded any prior terms under an employment agreement or change in control and severance agreement providing for severance benefits payable upon certain qualifying terminations of employment. The closing of the Merger will constitute a change in control under each of the severance agreements.

For purposes of the severance agreements, the following terms generally have the following meanings:

The term “cause” generally means any material act of personal dishonesty by the executive officer in connection with his responsibilities as an employee; the executive officer’s conviction of, or plea of no contest to, a felony or any crime involving fraud, embezzlement or act of moral turpitude; the executive officer’s gross misconduct; the executive officer’s unauthorized use or disclosure of any proprietary information or trade secrets of Telenav or any other party to whom the executive officer owes an obligation of nondisclosure as a result of his relationship with Telenav; the executive officer’s willful breach of any obligations under any written agreement or covenant with Telenav; or the executive officer’s continued failure to perform his employment duties after he has received written demand of performance from Telenav and a ten (10) business day cure period.

The term “good reason” generally means the executive officer’s resignation within thirty (30) days after expiration of Telenav’s cure period after the occurrence of any of the following, without the executive officer’s written consent: assignment to the executive officer of any duties, reduction of his duties, or removal of the executive officer from his position and responsibilities, that results in a material reduction of his authorities, duties or responsibilities with Telenav, unless he is provided with a comparable position; a material reduction in the executive officer’s base salary unless Telenav also similarly reduces the base salaries of all other similarly situated employees; a material change in the geographic location of the executive officer’s primary work facility or location; failure of Telenav to have the executive officer’s severance agreement assumed by any successor to Telenav. To resign for good reason, the executive officer must provide Telenav with notice of occurrence of the good reason trigger within ninety (90) days of its initial existence and provide Telenav with a reasonable cure period of at least thirty (30) days.

Other Agreements

Telenav paid certain merit-based retention bonuses to Messrs. Dhanani and Wahla in the amount of $250,000 and $150,000, respectively, as approved by the compensation committee of the Telenav Board in February 2020 and pursuant to a retention bonus letter agreement between Telenav and such executive officer.

Each of Messrs. Dhanani and Wahla has an obligation to repay his retention bonus in full to Telenav pursuant to the terms of such letter agreement in the event that the executive officer’s employment with Telenav is terminated at any time before March 1, 2022, by Telenav for cause or by the executive officer other than for good reason (as defined in the executive officer’s severance agreement).

Telenav paid a signing bonus in the amount of $150,000 to Mr. Manzoor, pursuant to an offer of employment agreement between Telenav and him, in September 2019 in connection with the commencement of his employment with Telenav. Mr. Manzoor’s signing bonus is subject to full repayment if Mr. Manzoor’s employment with Telenav is terminated within the first two years of his employment by Telenav for cause (as defined in his severance agreement), or other than due to his death or disability and other than as a result of a termination pursuant to which he is entitled to receive severance benefits under his severance agreement during the Change in Control Period, as described in the above section of this proxy statement captioned “—Change in Control and Severance Agreements.”

Ms. Francis provides consulting services to Telenav pursuant to an advisor agreement between Ms. Francis and Telenav, which became effective as of November 20, 2019, and contemplates a term of two years (unless extended, renewed or earlier terminated). The advisor agreement provides that if during the term of the advisor agreement a change in control of Telenav (as defined in the 2019 Plan) occurs after the one-year anniversary of the effective date of such advisory agreement, then the RSU award that Telenav granted to her under the 2019 Plan in November 2019 in connection with the commencement of her consulting services and that is scheduled to vest over the two-year term of the advisory agreement, will accelerate vesting to the extent that such award otherwise would have vested during the term of her advisory agreement.

Golden Parachute Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K published by the SEC regarding certain compensation that each of Telenav’s named executive officers may receive that is based on, or that otherwise relates to, the Merger. Telenav’s “named executive officers” for purposes of the disclosure in this proxy statement are H.P. Jin, Salman Dhanani, Adeel Manzoor, Hassan Wahla and Steve Debenham. For additional details regarding the terms of the payments quantified below, see the sections of this proxy statement captioned “—Change in Control and Severance Agreements” and “—Additional Terms of Telenav PRSUs.”

The amounts in the table are estimated using the following assumptions and such additional assumptions set forth in the footnotes to the table: (i) that the Effective Time of the Merger will occur on January 22, 2021 (which is the assumed closing date of the Merger solely for purposes of this proxy statement, including this golden parachute compensation disclosure); (ii) that the named executive officer will have a qualifying termination of his employment at the Effective Time of the Merger that results in severance benefits becoming payable to him under his change in control and severance agreement; (iii) that all of the Telenav equity awards held by the named executive officers that are outstanding as of January 22, 2021, are those equity awards that Telenav granted to the named executive officers through December 5, 2020; and (iv) the compensation and benefit levels in effect on the date of the termination of the named executive officer’s employment with Telenav are those in effect as of December 5, 2020, that otherwise are scheduled to be outstanding through January 22, 2021. The amounts reported below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date. Accordingly, the ultimate values to be received by a named executive officer in connection with the Merger may differ from the amounts set forth below. Telenav’s named executive officers will not receive pension, non-qualified deferred compensation, or tax reimbursements in connection with the Merger.

As required by the applicable SEC rules, all amounts below that are determined using the per share value of the Common Stock have been calculated based on the Merger Consideration.

Golden Parachute Compensation (estimated assuming an Effective Time of the Merger and a qualifying employment termination as of January 22, 2021)

Name	Cash ($)(1)	Equity ($)(2)	Perquisites / Benefits ($)(3)	Total Payments ($)(4)
H.P. Jin	1,122,939	617,198	36,093	1,776,230
Salman Dhanani	675,800	1,404,802	24,090	2,104,692
Adeel Manzoor	557,134	963,043	18,442	1,538,619
Hassan Wahla	516,168	684,000	24,046	1,224,214
Steve Debenham	499,404	837,000	21,400	1,357,804

(1)

This amount would be considered “double trigger” cash severance payments to which each named executive officer may become entitled under his severance agreement, as described in further detail in the section of this proxy statement captioned “—Change in Control and Severance Agreements.” The amount for each named executive officer represents a single, lump sum cash payment of severance upon a qualifying termination of employment that occurs during the Change in Control Period, which is the period beginning on the date three (3) months prior to a change in control of Telenav through the one-year anniversary of the change in control. The amount of such cash severance consists of: twelve (12) months (or eighteen (18) months, in the case of Dr. Jin) of salary severance, in the amounts of $598,500 for Dr. Jin, $365,000 for Mr. Dhanani, $340,000 for Mr. Manzoor, and $315,000 for each of Messrs. Wahla and Debenham; target cash bonus in effect for the year in which the termination occurs, prorated for the portion of the performance period during which the named executive officer was employed with Telenav, in the amount of $225,189 for Dr. Jin, $164,800 for Mr. Dhanani, $115,134 for Mr. Manzoor, $106,668 for Mr. Wahla, and $97,779 for Mr. Debenham; and 50% (or 75%, in the case of Dr. Jin) of the named executive officer’s target bonus in effect for the year in which the termination occurs, in the amount of $299,250 for Dr. Jin, $146,000 for Mr. Dhanani, $102,000 for Mr. Manzoor, $94,500 for Mr. Wahla and $86,625 for Mr. Debenham.

(2)

This amount represents the value of the equity awards unvested as of January 22, 2021, held by each of the named executive officers that are eligible for the “double trigger” vesting acceleration under the named executive officer’s severance agreement. Except for such equity awards subject to performance-based objectives, 100% of the portion of such equity awards that are scheduled to vest based on continued employment or other service that are outstanding and unvested as of the date that the named executive officer has a qualifying termination of employment during the Change in Control Period are subject to such vesting acceleration provisions under his severance agreement (as described in further detail in the section of this proxy statement captioned “—Change in Control and Severance Agreements”). The following table quantifies the value of the payments and the number of shares to which such payments relate. All Telenav Options held by the named executive officers are Underwater Options.

Name	Number of Shares Subject to Telenav RSUs Excluding Telenav PRSUs (#)(a)	Value of Telenav RSUs Excluding Telenav PRSUs ($)(b)	Number of Shares Subject to Telenav PRSUs (#)(c)	Value of Telenav PRSUs ($)(d)
H.P. Jin	4,583	21,998	124,000	595,200
Salman Dhanani	276,667	1,328,002	16,000	76,800
Adeel Manzoor	200,634	963,043	0	0
Hassan Wahla	122,500	588,000	20,000	96,000
Steve Debenham	174,375	837,000	0	0

(a)

Excludes 16,667 shares of Common Stock subject to time-based Telenav RSUs held by Mr. Dhanani that are scheduled to vest on December 10, 2020, subject to Mr. Dhanani’s continued service. No Telenav RSUs held by any other named executive officer is scheduled to vest before January 22, 2021.

(b)

This amount represents a cash amount equal to the product of (i) the Merger Consideration and (ii) the aggregate number of shares of Common Stock subject to the Telenav RSUs held by the named executive officer as set forth in the column immediately to the left of this column in the table set forth in this footnote (2).

(c)

This amount represents the number of shares of Common Stock subject to Telenav PRSUs that would become eligible to vest upon achievement of the applicable performance goals under the Telenav PRSUs, based on a Telenav stock price equal to the Merger Consideration. Such Telenav PRSUs consist of the Telenav PRSUs granted to Dr. Jin in October 2018 and September 2019, and to each of Messrs. Dhanani and Wahla in September 2019, pursuant to which 20% of the total number of shares subject to the Telenav PRSUs will become eligible to vest, and will be scheduled to vest on the one-year anniversary of the change in control subject to continued service through such date, as a result of no portion of such award of Telenav PRSUs having become eligible to vest based on actual performance achievement as of the final performance measurement shortly before the closing of the Merger. For additional information regarding the named executive officers’ Telenav PRSUs, see the sections of this proxy statement captioned “—Additional Terms of Telenav PRSUs” and “—Equity Interests of Telenav’s Executive Officers and Nonemployee Directors.” Upon becoming eligible to vest in connection with the Merger, these Telenav PRSUs will be considered solely time-based for purposes of the named executive officer’s severance agreement and thus will be eligible for the “double trigger” vesting acceleration as described above in this footnote (2).

(d)

This amount represents a cash amount equal to the product of (i) the Merger Consideration and (ii) the number of shares of Common Stock subject to Telenav PRSUs held by the named executive officer that would be payable (based on the assumptions described in footnote (b) above) as set forth in the column immediately to the left of this column in the table above in this footnote (2). The amounts would be paid to the named executive officer upon vesting on the one-year anniversary of the change in control, subject to continued service through such date and the vesting acceleration described in footnote (c) above.

(3)

This amount represents “double trigger” company-paid group health, dental and vision coverage under COBRA for the executive officer and any of his eligible dependents, that each named executive officer may become entitled to receive under his severance agreement upon a qualifying termination of employment that occurs during the Change in Control Period, as described in further detail in the section of this proxy statement captioned “—Change in Control and Severance Agreements.” Telenav will pay the cost of such continued COBRA coverage for a period of up to eighteen (18) months in the case of Dr. Jin or twelve (12) months in the case of each of the other named executive officers.

(4)

Under the severance agreements, amounts are subject to reduction in the event that the named executive officer would receive a greater benefit on an after-tax basis by having some of his change in control-related payments and benefits being reduced rather than paying the excise tax under Internal Revenue Code Section 4999 on such amounts. This amount assumes no such reduction is applied.

Board of Directors and Management Following the Merger

Prior to the Effective Time, Telenav will direct each member of the Telenav Board to execute and deliver a resignation letter, which will be effective immediately prior to the Effective Time. At the Effective Time, the director of Merger Sub will be the sole director of the Surviving Corporation, and the officers of Telenav will be the officers of the Surviving Corporation, in each case, until the earlier of their resignation or removal or until their successors are duly elected and qualified, subject to the Surviving Corporation’s certificate of incorporation and bylaws and the DGCL.

Indemnification and Insurance

Under the Merger Agreement, V99 and Merger Sub agreed that all preexisting rights to indemnification in favor of Telenav’s current or former directors or officers as in effect on the date of the Merger Agreement for acts or omissions occurring prior to the Effective Time will be assumed and performed by the Surviving Corporation and will continue in full force and effect until the later of six (6) years following the Effective Time or the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions, except as otherwise required by applicable law. For six (6) years after the Effective Time, V99 will cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence prior to the date of the Merger Agreement. In addition, at or prior to the Effective Time, Telenav will, or if Telenav is unable to, V99 will, cause the Surviving Corporation to obtain and pay the premium for a six-year prepaid noncancelable “tail policy” providing directors’ and officers’ liability insurance on terms that are no less favorable than the coverage provided under Telenav’s existing policies, with respect to matters arising at or prior to the Effective Time and with a claims reporting or discovery period of at least six (6) years from the Effective Time. For more information, see “The Merger Agreement—Indemnification and Insurance.”

New Arrangements

As of the date of this proxy statement, none of Telenav’s directors or executive officers has entered into any amendments or modifications to his existing employment, compensation or other agreements or arrangements with Telenav in connection with the Merger, nor have they entered into any such agreements or arrangements with V99 or its affiliates. The Merger is not conditioned upon any director or executive officer of Telenav entering into any such agreements or arrangements.

Post-Closing Compensation and Employee Benefits

Under the Merger Agreement, V99 has agreed to provide, or cause the Surviving Corporation to provide, to any continuing employee, including any continuing employee who was an executive officer of Telenav, the compensation and benefits described under “The Merger Agreement—Employee Matters.”

Interests of the Purchaser Group

Certain members of the Purchaser Group have interests in the Merger that are in addition to, or different from, the interests of other Telenav stockholders. These interests are described below.

Among the Purchaser Group, Dr. Jin is Telenav’s Chairman, Chief Executive Officer and President. Mr. Chen is a member of the Telenav Board. Dr. Jin holds Telenav Options and Telenav RSUs, and Mr. Chen holds Telenav Options. See the section of this proxy statement captioned “Security Ownership of Certain Beneficial Owners and Management.” Also, see the section captioned “Special Factors—Interests of Telenav’s Directors and Executive Officers in the Merger” for a detailed discussion on treatment of the Telenav Options and the Telenav RSUs held by Dr. Jin and Mr. Chen and their interests in the Merger in their capacity as a director and/or executive officer of Telenav.

Dr. Jin is the sole stockholder in V99, and after the consummation of the Merger, Telenav will become a wholly owned subsidiary of V99. As the sole stockholder of the parent entity of Telenav, Dr. Jin will bear the risks and receive the rewards of such indirect ownership of Telenav after the Merger, including any future earnings and growth of Telenav as a result of improvements to Telenav’s operations, acquisitions of other businesses. Dr Jin has agreed to fund the transaction, jointly and severally, with Mr. Chen and Digital.

Mr. Chen and Digital, a British Virgin Islands company beneficially owned by Mr. Chen and his wife, Fiona Chang, agreed to fund the transaction, jointly and severally with Dr. Jin. See the section of this proxy statement captioned “Special Factors—Sources and Amounts of Funds or Other Consideration; Expenses.” Under the Merger Agreement as initially executed, each member of the Purchaser Group (V99, Merger Sub, Dr. Jin, Mr. Chen, Digital and Ms. Chang, along with Yi-Ting Chen and Yi-Chun Chen (who are daughters of Mr. Chen and Ms. Chang), and Changbin Wang) had agreed to the cancellation of their shares of Common Stock beneficially owned by them and to not receive the Merger Consideration. Under the Merger Agreement Proposal to be voted on by Telenav stockholders, each member of the Purchaser Group will receive the Merger Consideration in exchange for their shares of Common Stock on the same terms as Telenav’s unaffiliated stockholders.

Material U.S. Federal Income Tax Consequences of the Merger

The following are the material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below) of the Common Stock. This discussion applies only to U.S. holders that hold the Common Stock as a capital asset within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion does not address the consequences of the Merger to U.S. holders who receive cash pursuant to the exercise of appraisal rights. In addition, this discussion does not address the application of the Medicare contribution tax on net investment income or the application of the U.S. alternative minimum tax. This discussion does not describe all of the tax consequences that may be relevant to a U.S. holder in light of the U.S. holder’s particular circumstances or to U.S. holders subject to special rules, such as:

•	dealers or traders subject to a mark-to-market method of tax accounting with respect to the Common Stock;

•	persons holding the Common Stock as part of a straddle, hedging transaction, conversion transaction, integrated transaction or constructive sale transaction;

•	persons whose functional currency is not the U.S. dollar;

•	entities classified as partnerships or other pass-through entities for U.S. federal income tax purposes;

•	persons who acquired the Common Stock through the exercise of compensatory stock options or otherwise as compensation;

•	persons who own stock or another equity interest in V99;

•	persons subject to special accounting rules under Section 451(b) of the Code;

•	certain financial institutions;

•	regulated investment companies;

•	real estate investment trusts; or

•	tax-exempt entities, including an “individual retirement account” or “Roth IRA.”

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Common Stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding the Common Stock and partners in such partnerships should consult their own tax advisers as to the particular U.S. federal income tax consequences of the Merger to them.

This discussion is based on the Code, published administrative pronouncements, judicial decisions and final and temporary Treasury regulations, all as of the date hereof, any of which is subject to change, possibly with retroactive effect. Tax considerations under U.S. federal tax laws other than income tax laws (such as estate and gift tax laws), U.S. state or local tax laws and non-U.S. tax laws are not addressed.

Telenav has not requested, and does not intend to request or obtain, a ruling from the U.S. Internal Revenue Service (the “IRS”) regarding the U.S. federal income tax consequences described below. This summary is not binding on the IRS, and the IRS may take a position that is different from, or contrary to, the positions described in this summary. There can be no assurance that a court will not sustain any challenge by the IRS.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of the Common Stock that is:

•	a citizen or individual who is a resident of the United States for U.S. federal income tax purposes;

•

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) if a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that was in existence on August 20, 1996, and has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes.

The exchange of the Common Stock for cash in the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose Common Stock is converted into the right to receive cash in the Merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such Common Stock and the U.S. holder’s tax basis in such Common Stock. Gain or loss will be determined separately for each block of the Common Stock (i.e., each group of shares of the Common Stock acquired at the same cost in a single transaction). Such gain or loss generally will be treated as long-term capital gain or loss if the U.S. holder’s holding period for the relevant block of the Common Stock exceeds one year at the time of the completion of the Merger. Long-term capital gains of noncorporate U.S. holders generally are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations.

Payments made in exchange for shares of the Common Stock generally will be subject to information reporting unless the U.S. holder is an “exempt recipient” and may also be subject to backup withholding at a rate of 24%. To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return IRS Form W-9, certifying that such U.S. holder is a U.S. person and is not subject to backup withholding, and also providing its U.S. federal identification number and certifying that the number provided is correct.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

You are urged to consult your own tax adviser with respect to the application of U.S. federal income tax laws to your particular circumstances as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under any U.S. state or local or non-U.S. tax laws.

Litigation Related to the Merger

As of the date of this proxy statement, Telenav is aware of one complaint related to the Merger Agreement having been filed: George P. Assad, Jr. v. Telenav, Inc., et al., C.A. No. 2020-0950-JTL (Del. Ch.) (filed Nov. 6, 2020). The Delaware Complaint was brought by a putative stockholder against Telenav and members of the Telenav Board and Special Committee, and it asserts one count for violation of Section 203. Specifically, the Delaware Complaint alleges that Dr. Jin and/or his affiliated entities reached an “agreement, arrangement or understanding,” as those terms are defined in Section 203, with Samuel Chen and/or his affiliates, prior to Special Committee and Board approval of the Merger, that shares owned by Mr. Chen and/or his affiliates would be voted in favor of the Merger and, therefore, triggered Section 203’s requirement that at least 66 and two-thirds percent of the outstanding stock unaffiliated with Dr. Jin and Mr. Chen vote in favor of the Merger. The Delaware Complaint seeks, among other things, an order enjoining the stockholder vote on the Merger. Telenav disputes the Delaware Complaint’s allegations, including the allegation that Dr. Jin and Mr. Chen entered into any “agreement, arrangement, or understanding” with respect to the Merger prior to the Telenav Board’s approval of the Merger and/or prior to the Telenav Board’s approval of any such “agreement, arrangement, or understanding.” A preliminary injunction hearing is currently set for January 15, 2021. As of the date of this proxy statement, the parties to the Delaware Action have agreed that the Merger will be conditioned on the vote described in the section of this proxy statement captioned “The Special Meeting of Telenav’s Stockholders—Votes Required,” and have entered into and filed with the Delaware Court of Chancery a stipulation memorializing that agreement for the purpose of mooting the Delaware Action. The plaintiff in the Delaware Action has agreed to voluntarily dismiss the Delaware Action within three (3) days of the date of filing of this proxy statement.

SELECTED CONSOLIDATED FINANCIAL DATA OF TELENAV

The following tables contain selected consolidated financial data of Telenav. Telenav’s fiscal year ends on June 30 of each year. Telenav’s fiscal 2021 (“Fiscal 2021”) ends on June 30, 2021, Telenav’s fiscal 2020 (“Fiscal 2020”) ended on June 30, 2020, Telenav’s fiscal 2019 (“Fiscal 2019”) ended on June 30, 2019, Telenav’s fiscal 2018 (“Fiscal 2018”) ended on June 30, 2018, Telenav’s fiscal 2017 (“Fiscal 2017”) ended on June 30, 2017, and Telenav’s fiscal 2016 (“Fiscal 2016”) ended on June 30, 2016. Telenav’s first quarter of Fiscal 2021 ended on September 30, 2020, and Telenav’s first quarter of fiscal 2020 ended on September 30, 2019.

The selected consolidated statements of operations data for Fiscal 2020, Fiscal 2019, Fiscal 2018, Fiscal 2017 and Fiscal 2016 and the selected consolidated balance sheet data as June 30, 2020, 2019, 2018, 2017 and 2016 are derived from the annual audited consolidated financial statements included in Telenav’s Annual Reports on Form 10-K for Fiscal 2020, Fiscal 2019, Fiscal 2018 and Fiscal 2017, which are incorporated by reference herein. The selected consolidated statements of operations data for the three months ended September 30, 2020 and 2019, and the selected consolidated balance sheet data as of September 30, 2020 is derived from the unaudited consolidated financial statements included in Telenav’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, which is incorporated by reference herein. Telenav has prepared the consolidated financial statements in accordance with U.S. generally accepted accounting principles, or GAAP. Telenav has classified the results of operations of its advertising business, which were previously presented as a component of consolidated operating results, as discontinued operations in the statement of operations for all periods presented. Telenav has not declared or distributed any cash dividends on its Common Stock.

Telenav’s historical results are not necessarily indicative of the results that may be expected in the future. The following summary consolidated financial and other data should be read in conjunction with the other information contained in Telenav’s Annual Report on Form 10-K for Fiscal 2020 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included therein.

Consolidated Statements of Operations Data: (in thousands, except per share data)	Three Months Ended September 30,		Fiscal Year Ended June 30,
	2020	2019	2020	2019	2018	2017	2016(1)
Total revenue	$69,596	$66,629	$240,351	$196,655	$191,234	$182,874	$161,602
Total cost of revenue	40,083	36,851	126,431	113,149	114,730	107,712	88,501

Gross profit	29,513	29,778	113,920	83,506	76,504	75,162	73,101

Operating expenses:
Research and development	18,986	20,663	79,256	78,603	79,946	62,340	64,189
Sales and marketing	1,996	1,946	8,280	7,584	9,168	11,470	11,765
General and administrative	6,512	7,287	25,822	23,811	21,550	21,854	21,063
Goodwill impairment	—	—	—	—	2,666	—	—
Legal settlements and contingencies	—	—	—	700	425	6,424	935
Restructuring	—	—	—	—	—	—	(1,132)

Total operating expenses	27,494	29,896	113,358	110,698	113,755	102,088	96,820

Income (loss) from operations	2,019	(118)	562	(27,192)	(37,251)	(26,926)	(23,719)
Other income (expense), net	714	561	3,010	2,916	833	892	(229)

Income (loss) from continuing operations before provision for income taxes	2,733	443	3,572	(24,276)	(36,418)	(26,034)	(23,948)
Provision for income taxes	14	411	1,336	1,376	1,012	841	511
Equity in net (income) of equity method investees	(616)	—	(876)	—	—	—	—

Income (loss) from continuing operations	3,335	32	3,112	(25,652)	(37,430)	(26,875)	(24,459)
Loss on discontinued operations, net of tax	—	(3,986)	(4,042)	(6,836)	(3,404)	(2,661)	(10,862)

Net income (loss)	$3,335	$(3,954)	$(930)	$(32,488)	$(40,834)	$(29,536)	$(35,321)

Consolidated Statements of Operations Data: (in thousands, except per share data)	Three Months Ended September 30,		Fiscal Year Ended June 30,
	2020	2019	2020	2019	2018	2017	2016(1)
Basic income (loss) per share
Income (loss) from continuing operations	$0.07	$—	$0.07	$(0.56)	$(0.84)	$(0.62)	$(0.59)
Loss on discontinued operations	—	(0.08)	(0.08)	(0.15)	(0.08)	(0.06)	(0.26)

Net income (loss)	$0.07	$(0.08)	$(0.02)	$(0.71)	$(0.92)	$(0.68)	$(0.85)

Diluted income (loss) per share
Income (loss) from continuing operations	$0.07	$—	$0.06	$(0.56)	$(0.84)	$(0.62)	$(0.59)
Loss on discontinued operations	—	(0.08)	(0.08)	(0.15)	(0.08)	(0.06)	(0.26)

Net income (loss)	$0.07	$(0.08)	$(0.02)	$(0.71)	$(0.92)	$(0.68)	$(0.85)

Weighted average shares used in computing income (loss) per share, basic	47,227	47,780	47,868	45,577	44,498	43,343	41,567

Weighted average shares used in computing income (loss) per share, diluted	47,841	49,648	48,761	45,577	44,498	43,343	41,567

Consolidated Balance Sheet Data: (in thousands)	As of September 30,	As of June 30,
	2020	2020	2019	2018	2017	2016(1)
Current assets	$178,968	$177,495	$200,075	$149,742	$186,531	$163,870
Non-current assets	116,977	116,256	96,940	87,938	54,363	54,377
Total assets	$295,945	$293,751	$297,015	$237,680	$240,894	$218,247

Current liabilities	$92,484	$89,975	$100,403	$72,746	$78,714	$45,688
Non-current liabilities	100,972	106,806	105,972	56,051	20,476	22,874
Total liabilities	$193,456	$196,781	$206,375	$128,797	$99,190	$68,562

(1)

The summary consolidated financial data for Fiscal 2016 have not been updated to reflect the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606) and subsequent amendments (ASC 606). Refer to Telenav’s Annual Report on Form 10-K for Fiscal 2019 for additional discussion regarding the adoption of ASC 606.

Book Value Per Share

Telenav’s net book value per share as of September 30, 2020 was approximately $2.16 (calculated based on 47,522,790 shares outstanding as of such date).

THE MERGER AGREEMENT

The following discussion sets forth the principal terms of the Agreement and Plan of Merger, which is referred to as the Merger Agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this discussion, which is summary by nature. This discussion is not complete and is qualified in its entirety by reference to the complete text of the Merger Agreement. You are urged to read the Merger Agreement carefully in its entirety, as well as this proxy statement, before making any decisions regarding the Merger.

The Merger

Subject to the terms and conditions of the Merger Agreement and in accordance with the DGCL, Merger Sub, a Delaware corporation and a wholly owned subsidiary of V99, will merge with and into Telenav, and Telenav will survive the Merger as a wholly owned subsidiary of V99.

Closing and Effective Time of the Merger

The closing of the Merger will occur at 9:00 a.m., San Francisco, California local time, on a date to be specified by the parties, which shall be no later than two (2) business days after the satisfaction or waiver (subject to the restriction on waiving the condition that 66 and two-thirds percent of the outstanding shares of Common Stock not beneficially owned by any member of the Purchaser Group have approved the Merger Agreement) of the conditions to the closing described under “—Conditions to Completion of the Merger” (other than conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions). The Merger will become effective at such time as the parties duly file a certificate of merger with the Delaware Secretary of State (or at such later time as the parties may agree in writing and be specified in the certificate of merger).

Directors and Officers

Prior to the Effective Time, Telenav will direct each member of the Telenav Board to execute and deliver a resignation letter, which will be effective immediately prior to the Effective Time. At the Effective Time, the director of Merger Sub will be the sole director of the Surviving Corporation, until his successor shall have been duly elected or appointed and qualified, or until his earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

The officers of Telenav shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

Consideration to be Received in the Merger

Common Stock. At the Effective Time, each share of Common Stock (other than shares held in treasury (the “Cancelled Shares”) and shares issued and outstanding immediately prior to the Effective Time held by holders who shall neither have voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly perfected, and not effectively withdrawn or lost, their statutory rights of appraisal in respect of such shares of Common Stock in accordance with section 262 of the DGCL (the “Dissenting Shares”)) will be converted into the right to receive the Merger Consideration. As of the Effective Time, all shares of Common Stock will no longer be outstanding and will cease to exist, and will cease to have any rights with respect to such shares of Common Stock other than the right to receive the Merger Consideration. All Cancelled Shares will be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor. Additionally, any share of Common Stock of Merger Sub issued and outstanding prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation.

Dissenting Shares. A holder of Common Stock may exercise appraisal rights available under Section 262 of the DGCL, the text of which is included with this proxy statement as Annex C. The shares of stock held by holders who have neither voted in favor of the Merger nor consented thereto in writing and who have properly and validly perfected, and not effectively withdrawn or lost, their statutory appraisal rights in respect of such shares will not be converted into, or represent the right to receive, the Merger Consideration, but will instead be entitled to receive payment of the appraised value of such shares in accordance with the provisions of Section 262 of the DGCL.

Payment for the Common Stock

V99 will designate Telenav’s transfer agent or a U.S.-based bank or trust company reasonably acceptable to Telenav (the “Paying Agent”) for the purpose of exchanging certificates that, immediately prior to the Effective Time, represented shares of outstanding Common Stock (“Certificates”), and shares of outstanding Common Stock not represented by Certificates (“Book-Entry Shares”), and, immediately prior to the Effective Time, the Purchaser Parties will, for the benefit of the holders of shares of Common Stock at the Effective Time, deposit cash with the Paying Agent in an amount sufficient to pay the aggregate Merger Consideration in exchange for all outstanding shares of Common Stock (other than Cancelled Shares and Dissenting Shares) (such deposited cash amount, the “Exchange Fund”).

If you are a holder of record of Common Stock, you will not be entitled to receive the Merger Consideration until you deliver a duly completed and executed letter of transmittal to the Paying Agent. If your shares are certificated, you must also surrender your Certificates to the Paying Agent. As promptly as practicable after the Effective Time, any in any event not later than the second business day thereafter, the Surviving Corporation will cause the Paying Agent to mail to each holder of record of Certificates or Book-Entry Shares (other than Cancelled Shares or Dissenting Shares) a form of letter of transmittal and instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the payment of the Merger Consideration. Upon surrender of a Certificate (or affidavit in lieu thereof) together with a duly executed letter of transmittal to the Paying Agent, the holder of such Certificate will be entitled to receive the Merger Consideration for each surrendered share, and any Certificate so surrendered will be cancelled. As promptly as practicable after Effective Time, the Paying Agent will issue and deliver to each holder of Book-Entry Shares (other than Cancelled Shares or Dissenting Shares) a check or wire transfer for the Merger Consideration that such holder is entitled to receive in respect of such shares, without such holder having to deliver a Certificate or letter of transmittal to the Paying Agent; provided, that an “agent’s message” has been previously delivered to the Paying Agent regarding such Book-Entry Shares, and such Book-Entry Shares will then cease to represent any right to receive the Merger Consideration.

If the Merger Consideration is to be paid to someone other than in whose name the surrendered Certificate representing Common Stock or book-entry share is registered, it is a condition to such exchange that the person requesting such exchange will pay to the Paying Agent any transfer or other taxes required by reason of such payment of the Merger Consideration, or such person must establish that any such tax has been paid or is not applicable.

At the Effective Time, the share transfer books of Telenav will be closed and there will be no further registration of transfers of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares representing Common Stock are presented to the Surviving Corporation or Paying Agent for any reason, they will be cancelled and exchanged for the Merger Consideration.

The Paying Agent will invest the Exchange Fund as directed by V99, or after the Effective Time, the Surviving Corporation, provided that any such investments shall be in securities issued or directly and fully guaranteed or insured as to principal and interest by the United States government or any agency or instrumentality thereof. Earnings on the Exchange Fund will be the sole and exclusive property of the Surviving Corporation and will be paid to the Surviving Corporation. No investment will relieve the Purchaser Parties, the Surviving Corporation or the Paying Agent from paying the Merger Consideration, and following any losses from any such investment (or any other circumstance in which the Exchange Fund diminishes below the level required for the Paying Agent to promptly pay the Merger Consideration, the Purchaser Parties will promptly provide additional funds to the Paying Agent in the amount of such losses (or in the amount necessary to ensure that the Exchange Fund is at all times fully available for paying the Merger Consideration), which additional funds shall be deemed to be part of the Exchange Fund.

Any portion of the Exchange Fund that remains unclaimed by former holders of Common Stock for a period of twelve (12) months after the Effective Time will be delivered, upon demand, to V99. Holders of Common Stock who have not complied with the procedures described in the Merger Agreement will look only to V99 for payment of their Merger Consideration. If any holder shall not have surrendered a Certificate or book-entry share prior to the date on which such amounts would otherwise escheat to or become property of any governmental entity, any Merger Consideration in respect thereof will become, to the extent permitted by applicable law, the property of the Surviving Corporation, and any holder shall only look to the Surviving Corporation for payment of the Merger Consideration. None of V99, the Merger Sub, the Surviving Corporation, the Paying Agent, Telenav or any other stockholder, partner, member, representative or affiliate thereof will be liable in respect of any portion of the Exchange Fund that is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Prior to the Effective Time, the Purchaser Parties will cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) with the objective that the Paying Agent will transmit to DTC or its nominees no later than the first business day after closing an amount in cash equal to the number of shares of Common Stock (other than Cancelled Shares and Dissenting Shares) held of record by DTC or such nominee immediately prior to the effective Time multiplied by the Merger Consideration.

Lost, Stolen or Destroyed Certificates

If a Certificate has been lost, stolen or destroyed, the Paying Agent will still deliver the Merger Consideration to the holder claiming such Certificate to be lost, stolen or destroyed, provided such holder makes an affidavit in form and substance reasonably acceptable to V99 and the Paying Agent, and, if required by the Paying Agent, providing an indemnity against any claim that may be made against the Paying Agent in respect of such Certificate.

Treatment of Options

No Telenav Options will be assumed by V99, and all outstanding Telenav Options have exercise prices per share in excess of the Merger Consideration. In connection with the completion of the Merger and subject to the terms of the Merger Agreement, each Telenav Option that is outstanding and unexercised as of immediately prior to the Effective Time, will immediately vest and be cancelled and converted into the right to receive, at the Effective Time, an amount in cash, without interest, equal to the product of (i) the excess, if any, of the Merger Consideration over the per share exercise price of such Telenav Option, and (ii) the total number of shares of Common Stock subject to such Telenav Option as of immediately prior to the Effective Time, less any taxes required to be withheld; provided, however, that any Telenav Option for which its per share exercise price is greater than the Merger Consideration will be cancelled and terminated at the Effective Time for no consideration.

Treatment of RSUs

In connection with the completion of the Merger and subject to the terms of the Merger Agreement, each Telenav RSU (including without limitation any Telenav RSU granted subject to any performance-based vesting requirements) will be treated as follows:

•

Vested Company RSU Awards. As of the Effective Time, each Telenav RSU (or portion thereof) that is outstanding and vested as of immediately prior to the Effective Time but for which the shares of Common Stock issuable with respect thereto have not yet been delivered immediately prior to the Effective Time (and after giving effect to any acceleration provided under the terms of the Telenav equity plans, the applicable Telenav RSU award agreement and any other written agreement between the holder of such Telenav RSU and Telenav or any of its subsidiaries governing any vesting terms of such Telenav RSU) will be cancelled and converted into the right to receive, at the Effective Time, an amount in cash, without interest, equal to the Merger Consideration for each share of Common Stock otherwise deliverable in settlement of such vested Telenav RSU (or portion thereof), less any taxes required to be withheld.

•

Unvested Company RSU Awards. Each Telenav RSU (or portion thereof) that is unvested, outstanding and unsettled immediately prior to the Effective Time (and after giving effect to any acceleration provided under the terms of the Telenav equity plans, the applicable RSU award agreement and any other written agreement between the holder of such Telenav RSU and Telenav or any of its subsidiaries governing any vesting terms of such Telenav RSU) will be cancelled and converted into the unfunded, unsecured right (the “Cash-Out RSU Award”) to receive an amount in cash, without interest, equal to the Merger Consideration (less any taxes required to be withheld), subject to the holder’s satisfaction of any time-based vesting terms (including any accelerated vesting in connection with a termination of service) that applied to the corresponding Telenav RSU immediately prior to the Effective Time; provided, however, that V99 may enter into agreements after December 2, 2020, with up to twelve individuals holding such unvested Telenav RSUs providing for different treatment of such unvested Telenav RSUs. Each Cash-Out RSU Award will continue to have, and will be subject to, the same terms and conditions (including time-based vesting conditions and, if applicable, any accelerated vesting in connection with a termination of service) that applied to the corresponding Telenav RSU immediately prior to the Effective Time, except that the Surviving Corporation may modify terms rendered inoperative by reason of the Merger, or as necessary or appropriate to reflect that the Surviving Corporation’s securities are not publicly traded, or for such other immaterial administrative or ministerial changes as in the reasonable and good faith determination of the Surviving Corporation are appropriate to administer the Cash-Out RSU Award.

Treatment of the ESPP

With respect to the ESPP, Telenav will take all actions that may be necessary to provide that (i) no new offering period or purchase period will commence under the ESPP following the date of the Merger Agreement, (ii) participants in the ESPP as of the date of the Merger Agreement may not increase their payroll deductions under the ESPP from those in effect on the date of the Merger Agreement, and (iii) no new participants may commence participation in the ESPP following the date of the Merger Agreement.

Telenav will take such action as may be necessary prior to the closing to (i) cause any offering period or purchase period in progress under the ESPP as of the date of the Merger Agreement to be the final such period under the ESPP and to be terminated no later than three (3) business days prior to the Final Exercise Date, (ii) make any pro-rata adjustments that may be necessary to reflect the shortened offering or purchase period, but otherwise treat such shortened offering or purchase period as a fully effective and completed offering or purchase period for all purposes under the ESPP, (iii) cause each participant’s then-outstanding ESPP Rights to be exercised as of the Final Exercise Date, and (iv) terminate the ESPP as of the Effective Time.

Any accumulated contributions of a participant under the ESPP will, if not used to purchase shares in accordance with the terms and conditions of the ESPP (and consistent with the terms of the Merger Agreement), be refunded to such participant as promptly as practicable following the Final Exercise Date (without interest). No further ESPP Rights will be exercised under the ESPP after the Final Exercise Date. Telenav will provide timely notice to participants of the setting of the Final Exercise Date and the termination of the ESPP in accordance with the terms of the ESPP.

Representations and Warranties

The Merger Agreement contains representations and warranties made by Telenav to V99 and representations and warranties made by V99 and Merger Sub, jointly and severally, to Telenav. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement, were made only as of specific dates and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement. The assertions embodied in Telenav’s representations and warranties are qualified by information contained in a confidential disclosure letter that Telenav provided to V99 and Merger Sub in connection with the Merger Agreement, were made for the purpose of allocating contractual risk between the parties instead of establishing matters of facts and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or security holders. Additionally, certain of the assertions embodied in Telenav’s representations and warranties are qualified by information disclosed in documents publicly filed Telenav with the SEC. Accordingly, Telenav stockholders and other investors should not rely on representations and warranties as characterizations of the actual state of facts or circumstances. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in the Telenav’s public disclosures. For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of fact. This description of the representations and warranties is included to provide Telenav stockholders with information regarding the terms of the Merger Agreement. The representations and warranties in the Merger Agreement and the description of them in this proxy statement should be read in conjunction with the other information contained in the reports, statements and filings the parties publicly file with the SEC. See the section of this proxy statement captioned “Where You Can Find More Information.”

In the Merger Agreement, Telenav, V99 and Merger Sub made a number of representations and warranties to each other. The parties each made representations and warranties relating to, among other things:

•	due organization, valid existence, good standing, qualification, and corporate power to carry on their businesses as conducted;

•	the parties’ capitalization;

•

corporate power and authority, subject to the receipt of the requisite stockholder approvals, to execute, deliver and perform such party’s obligations under the Merger Agreement and to consummate the transactions contemplated thereby;

•

the absence of any violation of or conflict with such party’s organizational documents, material contracts or applicable laws, rulings or regulations as a result of entering into the Merger Agreement and consummating the Merger;

•

the absence of consents, approvals or authorizations of, or registration, filing with or notice to governmental entities, subject to certain exceptions, including this proxy statement and a Schedule 13E-3, such filings and reports as may be required under the federal securities laws, compliance with any applicable foreign or states securities or “blue sky” laws, the filing of the certificate of merger with the Delaware Secretary of State, the HSR filing required under the HSR Act, and any required NASDAQ filings or approvals;

•	this proxy statement, a Schedule 13E-3 and the accuracy of information contained herein and therein;

•	the absence of undisclosed brokers’ and financial advisors’ fees related to the Merger; and

•	the absence of litigation or legal proceedings.

In addition to the foregoing, the Merger Agreement contains representations and warranties made by Telenav to V99 and Merger Sub, including regarding:

•

the Telenav Board’s (unanimously, among those independent and disinterested directors voting and acting on the recommendation of the Special Committee) approval of the Merger Agreement and its resolution to recommend that Telenav stockholders adopt the Merger Agreement and approve the Merger;

•	receipt by the Special Committee of a fairness opinion from B. Riley;

•	Telenav’s subsidiaries;

•	required third-party consents and approvals related to the Merger;

•	documents filed by Telenav with the SEC since July 1, 2018 and Telenav’s financial statements;

•	disclosure controls and internal control over financial reporting;

•	the absence of undisclosed liabilities;

•

the absence, since June 30, 2020, of any change, circumstance, development or event that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined below) on Telenav;

•

the absence of any action or omission since June 30, 2020, that would constitute a breach of certain interim operating covenants of Telenav if such actions were taken following the execution of the Merger Agreement;

•	compliance with applicable laws and possession of permits, licenses and authorizations of any governmental entity owned, leased or used in the operation of the business;

•	employment, benefits and labor matters;

•	required stockholder approvals;

•	compliance with environmental laws and regulations and other environmental matters;

•	tax matters;

•	matters with respect to material contracts;

•	insurance matters;

•	matters related to property, leases and assets;

•	intellectual property matters;

•	the inapplicability of certain state takeover statutes to the Merger; and

•	information technology matters.

In addition to the foregoing, the Merger Agreement contains representations and warranties made by V99 to Telenav, including regarding:

•	Merger Sub’s operations;

•

that no Purchaser Party, or any other member of the Purchaser Group, became an interested stockholder (as such term is defined in Section 203 of the DGCL) of Telenav at any time during the three years prior to the date of the Merger Agreement;

•	absence of a shareholder vote of V99 to approve the Merger Agreement;

•

the absence of any arrangement between any member of the Purchaser Group and any of their affiliates, on the one hand, and any beneficial owner of Common Stock, or any member of the Telenav Board or management (other than a member of the Purchaser Group) relating to Common Stock, the transactions contemplated by the Merger Agreement or the ownership or operations of Telenav after the Effective Time;

•

the absence of any discussions between any member of the Purchaser Group and any of their affiliates, on the one hand, and any director, officer or employee of Telenav on the other hand (other than a member of the Purchaser Group) relating to retention, severance or other compensation or incentive benefits, any equity rollover or equity or other investment in Telenav, or any directorship or employment arrangement with Telenav or any affiliate of Telenav or any parent company following the Merger;

•	the solvency of the Purchaser Parties;

•	V99’s bank account;

•	V99’s financing arrangements;

•

acknowledging that the Purchaser Parties have conducted their own investigation of Telenav and its subsidiaries, and that the Purchaser Parties have relied solely upon such investigation in entering into the Merger Agreement;

•

acknowledging that any estimates, projections or forecasts provided by Telenav to the members of the Purchaser Group contain uncertainties and that the Purchaser Parties are fully responsible for making their own evaluation of the adequacy and accuracy of such materials, and that no Purchaser Party is relying on any such materials or the accuracy thereof, and that the Purchaser Parties will not, and will cause their affiliates and representatives not to, hold any person liable with respect thereto; and

•	acknowledging the absence of other representations and warranties from Telenav outside of the representations and warranties contained in the article IV of the Merger Agreement.

A “Material Adverse Effect” is defined with respect to Telenav as any effect, event, fact, development, occurrence, circumstance, condition or change that, individually or in the aggregate, (A) has had or would reasonably be expected to have a material adverse effect on the business, financial conditions, results of operations or assets of the of Telenav and its subsidiaries, taken as a whole, or (B) the ability of Telenav to consummate the Merger or comply with its obligations under this Agreement.

The definition of Material Adverse Effect in clause (A) immediately above excludes any effect to the extent resulting from:

•

any change or prospective change in the market price or trading volume of the Telenav’s Common Stock or the credit ratings of Telenav (but not any effect underlying such change to the extent that such effect would otherwise constitute a Material Adverse Effect);

•

general economic conditions in the United States or any other country or region in the world (or changes in such conditions) or conditions in the global economy generally (or changes in such conditions);

•

changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (A) changes in interest rates or credit ratings in the United States or any other country; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

•	changes in applicable laws (or any interpretation or enforcement thereof) that are binding on any of Telenav or any of its subsidiaries;

•	changes in GAAP or regulatory accounting requirements (or any interpretation or enforcement thereof);

•

geopolitical conditions (or changes in such conditions) or acts of war, outbreak of hostilities, sabotage, military actions, terrorism, civil unrest, protests, or riots (including any escalation or general worsening of any such acts of war, outbreak of hostilities, sabotage, military actions, terrorism, civil unrest, protests, or riots) in the United States or any other country or region in the world;

•	changes in regulatory, legislative or political conditions in the United States or any other country or region in the world;

•

the existence, occurrence or continuation of any force majeure event, including any earthquakes, floods, mudslides, hurricanes, tropical storms, nuclear incidents, pandemics, epidemics, or disease outbreaks (including COVID-19), quarantine restrictions, severe weather conditions, tsunamis, tornados, volcanic eruptions, fires or other natural disasters in the United States or any other country or region in the world (including any quarantine, shelter-in-place, stay-at-home or any other law, order, directive, guideline or recommendation by any governmental entity in connection with or in response to COVID-19 (each, a “COVID-19 measure”);

•	changes in conditions generally affecting the principal industry in which Telenav or its subsidiaries operate;

•

any failure by Telenav to meet any analysts’ estimates or expectations of Telenav’s revenue, earnings or other financial performance or results of operations for any period, or any failure by Telenav or its subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the effects giving rise to or contributing to such failures may constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect);

•	matters disclosed on a specified section of the disclosure letter provided by Telenav to V99; or

•

the execution and delivery of the Merger Agreement and compliance by Telenav with the terms of, or any action taken or not taken by any of Telenav or its subsidiaries that is expressly required by, the Merger Agreement, or any action taken or not taken by or at the written request of a Purchaser Party, or the public announcement of the Merger Agreement or the Merger, departures of officers or employees, changes in relationships with suppliers or customers or other business relations, in each case only to the extent resulting from the execution and delivery of the Merger Agreement and the Merger.

The exclusions described in the second through ninth bullet above in the immediately preceding list require that the impact of such effect is not disproportionately adverse to Telenav and its subsidiaries, taken as a whole, as compared to other companies of a similar size in the industries in which Telenav and its subsidiaries operate (in which case, only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Material Adverse Effect).

The definition of Material Adverse Effect in clause (B) above excludes any effect resulting from the execution and delivery of the Merger Agreement and compliance by Telenav with the terms of, or any action taken or not taken by any of Telenav or its subsidiaries that is expressly required by, the Merger Agreement, or any action taken or not taken by or at the written request of a Purchaser Party, or the public announcement of the Merger Agreement or the Merger, departures of officers or employees, changes in relationships with suppliers or customers or other business relations, in each case only to the extent resulting from the execution and delivery of the Merger Agreement and the Merger.

A “Parent Material Adverse Effect” means any effect that, individually or in the aggregate, prevents or materially impedes, or materially delays or would reasonably be expected to prevent or materially impede, or materially delay (i) the consummation by the Purchaser Parties of the Merger or (ii) the compliance by each of the Purchaser Parties of each of their respective obligations under the Merger Agreement in any material respect.

Conduct of Business Pending the Merger

From the date of the Merger Agreement until the closing, or the date, if any, on which the Merger Agreement is terminated, except (i) as consented to in writing in advance by V99 (which consent may not be unreasonably withheld, conditioned or delayed), (ii) for any actions required to comply with any COVID-19 measure, (iii) as may be required by law, (iv) as required or specifically contemplated by the Merger Agreement, (v) confidential disclosure letter that Telenav provided to V99 and Merger Sub in connection with the Merger Agreement, or (vi) for such actions or omissions taken by or at the direction of any member of the Purchaser Group, Telenav has agreed to ensure that the business of Telenav and its subsidiaries will be conducted in the ordinary course in accordance with past practices and in compliance with laws.

In addition, during such period, (i) as consented to in writing in advance by V99 (which consent may not be unreasonably withheld, conditioned or delayed), (ii) for any actions required to comply with any COVID-19 measure, (iii) as may be required by law, (iv) as required or specifically contemplated by the Merger Agreement, (v) confidential disclosure letter that Telenav provided to V99 and Merger Sub in connection with the Merger Agreement, or (vi) for such actions or omissions taken by or at the direction of any member of the Purchaser Group, neither Telenav nor any of its subsidiaries will:

•

offer, issue, deliver, sell, grant, dispose of, pledge or otherwise encumber (other than encumbrances that are permitted by the terms of the Merger Agreement), or authorize or propose the offering, issuance, delivery, sale, grant, disposition, or encumbrance (other than encumbrances that are permitted by the terms of the Merger Agreement) of (i) any shares of capital stock of any class or any other ownership interest of any of Telenav or its subsidiaries, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of any of Telenav or its subsidiaries, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other ownership interest of Telenav or its subsidiaries or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other ownership interest of Telenav or its subsidiaries (collectively, the “Equity Interests”) or (ii) any other securities of Telenav or its subsidiaries in respect of, in lieu of, or in substitution for, Common Stock outstanding on the date of the Merger Agreement, other than, with respect to each of clauses (i) and (ii), (A) the issuance of or sales of Common Stock pursuant to the ESPP or pursuant to a Telenav benefits plan in effect as of the date of the Merger Agreement in accordance with its terms, (B) grants of Telenav Options or RSUs covering up to 50,000 shares of Common Stock and made in the ordinary course of business in accordance with past practices, and the issuance of or sales of Common Stock in settlement of such Telenav Options or RSUs in accordance with their terms, or (C) in connection with the settlement of Telenav Options or RSUs pursuant to the terms of award agreements in effect as of the date of the Merger Agreement, or as contemplated by the sixth bullet point in this list below;

•

redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding shares of capital stock or other securities of Telenav or its subsidiaries, except (i) in order to satisfy tax obligations with respect to awards granted under the applicable Telenav equity plan or the exercise price of Telenav Options, in accordance with the terms and conditions of the applicable Telenav equity plan or award agreement governing the applicable award, (ii) upon forfeiture of any awards granted under any applicable Telenav equity plan or ESPP by the holder thereof, (iii) transactions between Telenav or any of its subsidiaries, or (iv) in connection with contracts in effect as of the date of the Merger Agreement or entered into in compliance with the terms of the Merger Agreement;

•

split, combine, subdivide or reclassify any capital stock or other Equity Interests of Telenav or its subsidiaries or declare, accrue, set aside for payment or pay any dividend in respect of any outstanding capital stock or other Equity Interests of Telenav or its subsidiaries or otherwise make any payments to any such holders in their capacity as such (other than dividends and distributions by a subsidiary of Telenav to its parent and distributions resulting from the vesting, exercise or settlement (as applicable) of Telenav Options or RSUs or under the ESPP);

•

acquire, sell, transfer, encumber or dispose of, or agree to acquire, sell, transfer, encumber or dispose of, any material assets or properties owned by Telenav or its subsidiaries, except (i) in connection with contracts in effect as of the date of this Merger Agreement or entered into in compliance with the terms of the Merger Agreement, (ii) any intellectual property abandoned or permitted to lapse in accordance with Telenav’s reasonable business judgment, (iii) encumbrances permitted by the terms of the Merger Agreement or (iv) otherwise in the ordinary course of business (including sales of products of Telenav or its subsidiaries, and ordinary course disposals of inventory or used equipment);

•

(i) incur, create, issue or assume any indebtedness or guarantee or otherwise become liable for any indebtedness (including increasing the indebtedness under contracts in existence as of the date of the Merger Agreement) in excess of $50,000; or (ii) make any loans, advances or capital contributions to, or investments in, any other person or entity in excess of $50,000, other than (A) to Telenav or any wholly-owned subsidiary of Telenav, (B) trade payables and extensions of credit in the ordinary course of business, and (C) advances to employees, in each case in the ordinary course of business consistent with past practice;

•

except as may be required to the terms of a Telenav compensatory or benefit plan, agreement or arrangement, or as otherwise required by law, (A) increase the compensation or other benefits payable or to become payable to current or former employees, directors or officers of Telenav or its subsidiaries, other than in the ordinary course of business consistent with past practice and in an amount not to exceed $1,000,000 in the aggregate for all such individuals, (B) grant any rights to severance or termination pay or other termination benefit, or enter into or amend any employment or severance agreement with, any current or former employees, directors, or officers of Telenav or its subsidiaries, (C) enter into any consulting, bonus, retention, retirement or similar agreement with any employee, officer or director of Telenav (including any change to performance targets associated therewith), (D) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former employees, directors or officers or any of their beneficiaries, except, in each case, such action with respect to current or former employees that would not result in an increase to Telenav in the cost of maintaining such collective bargaining agreement, plan, trust, fund, policy or arrangement; (E) amend or adopt any material benefit plans (other than (i) any such adoption or amendment that is not material to and does not materially increase the cost to Telenav of maintaining such material benefits plan, (ii) as required pursuant to the terms of such material Telenav compensatory or benefit plan, agreement or arrangement, or (iii) at-will offer letters with new-hire employees entered into in the ordinary course of business consistent with past practice that do not provide for any severance or change-in-control benefits)); (F) amend or adopt any of Telenav’s equity plans; (G) accelerate the vesting, exercisability or payment of (or waive any performance conditions with respect to), any compensation or benefit (including any equity-based awards), except as otherwise expressly set forth in the Merger Agreement; or (H) grant any additional awards under any applicable Telenav equity plan;

•

terminate, materially modify, assign or materially amend, or waive or assign any material rights under, any material contract, except in the ordinary course of business or for renewals, expirations or terminations in accordance with the terms of any material contract;

•	change any of Telenav’s accounting principles, practices or methods unless required by law or GAAP, including Regulation S-X under the Exchange Act;

•	amend or permit the adoption of any amendment to the organizational documents of Telenav or to the charter or other organizational documents of any of its subsidiaries, or form any subsidiary;

•

acquire any equity interest or other interest in any other person or entity or effect or become a party to any Merger, consolidation, plan of arrangement, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, issuance of bonus shares, division or subdivision of shares, consolidation of shares or similar transaction;

•

authorize or make any commitment with respect to any material capital expenditure greater than $100,000 that is not budgeted in Telenav’s current plan approved by the Telenav Board as of the date of the Merger Agreement;

•

(i) make, revoke or change any material tax election, (ii) adopt or change any method of tax accounting, (iii) file any amended tax return, (iv) enter into any tax allocation agreement, tax sharing agreement or tax indemnity agreement or similar contract relating to any tax (other than contracts entered in the ordinary course of business consistent with past practices the primary purpose of which is not tax), (v) surrender the right to claim a tax refund, (vi) settle or compromise any claim, notice, assessment or legal proceeding in respect of any tax, (vii) consent to any waiver of the statute of limitations period applicable to any material tax claim or assessment, (viii) request any tax ruling, (ix) fail to pay any material tax when due and payable, (x) incur any material taxes outside of the ordinary course of business, or (xi) prepare and file any income or other material tax return in a manner which is not consistent with the past custom and practice with respect to the preparation of such tax return;

•

commence any legal proceeding, except (A) as required with respect to continuation of legal proceedings previously commenced and routine collection matters and other matters in the ordinary course of business consistent with past practices, (B) legal proceedings to enforce the terms of the Merger Agreement, (C) as required to perfect or protect material rights of Telenav or its subsidiaries or (D) legal proceedings in connection with the Merger Agreement and the Merger;

•	subject to section 6.12 of the Merger Agreement, waive, release, assign, settle or compromise or offer or propose to waive, release, assign, settle or compromise any material legal proceeding;

•

take affirmative action to extend, renew or enter into any contracts containing noncompete or exclusivity provisions that (A) would restrict or limit, in any material respect, the operations of Telenav or its subsidiaries and (B) apply to any current or future affiliates of Telenav, the Surviving Corporation or V99;

•

authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, merger (other than the Merger), consolidation or other reorganization (other than reorganizations involving only wholly owned subsidiaries of Telenav which would not result in a material increase in the tax liability of Telenav or its subsidiaries); or

•	enter into any contract to do any of the foregoing.

The “Go-Shop” Period; Solicitation of Other Offers

In the Merger Agreement, from November 2, 2020 until the No-Shop Period Start Date, Telenav and its subsidiaries and their respective representatives had the right to, (1) initiate, solicit, facilitate and encourage any inquiry or the making of any proposal or offer that constitutes, or could reasonably be expected to constitute or lead to an Acquisition Proposal, including by providing information (including nonpublic information and data) regarding, and affording access to the business, properties, assets, books, records and personnel of, Telenav and its subsidiaries to any person (and its representatives, including potential financing sources) subject to the entry into, and in accordance with, an Acceptable Confidentiality Agreement; provided that Telenav makes available to the Purchaser Parties any nonpublic information or data concerning Telenav or its subsidiaries that Telenav has provided to any person given such access that was not previously made available to the Purchaser Parties, and (2) engage in, enter into or otherwise participate in any discussions or negotiations with any persons (and their respective representatives, including potential financing sources) with respect to any Acquisition Proposals (or inquiries, proposals or offers or other efforts that constitute or could reasonably be expected to constitute or lead to an Acquisition Proposal, including any person that has informed Telenav or its representatives of an intention to make or has publicly announced an intention to make an Acquisition Proposal) and cooperate with or assist or participate in or facilitate or encourage any such inquiries, proposals, offers, discussions or negotiations or any effort or attempt to make any Acquisition Proposals, including granting a waiver, amendment or release under any confidentiality or pre-existing standstill or similar provision with respect to the Telenav and its subsidiaries. No later than 48 hours after the No-Shop Period Start Date, Telenav must notify V99 in writing of the number of parties that submitted an Acquisition Proposal prior to the No-Shop Period Start Date, which notice shall include a summary of all material terms of any pending Acquisition Proposals that were made in writing by any Excluded Party or any other Acquisition Proposal which the Telenav Board or any Independent Committee determined in good faith, after consultation with its financial advisor and outside legal counsel, warranted the Telenav Board’s or any Independent Committee’s further discussion.

For purposes of this proxy statement and the Merger Agreement:

•

“Acceptable Confidentiality Agreement” means an executed confidentiality agreement (including any confidentiality agreement entered into prior to the date of the Merger Agreement together with any amendment thereto), containing terms determined in good faith by any Independent Committee or its representatives to be appropriate for transactions of the nature contemplated by an Acquisition Proposal; provided, for the avoidance of doubt, that an Acceptable Confidentiality Agreement need not prohibit the making or amendment of an Acquisition Proposal or otherwise prohibit compliance by Telenav with any of the applicable nonsolicitation provisions of the Merger Agreement. Notwithstanding the foregoing, an “Acceptable Confidentiality Agreement” need not contain any “standstill” or other similar provisions.

•

“Acquisition Proposal” means other than the Merger, any offer or proposal of any third party relating to (i) any acquisition or purchase, direct or indirect, of assets equal to 15% or more of the consolidated assets of Telenav or its subsidiaries or to which 15% or more of the consolidated revenues or earnings of Telenav or its subsidiaries are attributable or 15% or more of the total voting power of the equity securities of Telenav; (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning 15% or more of the total voting power of the equity securities of Telenav; (iii) a Merger, consolidation, statutory share exchange, business combination, sale of assets, liquidation, dissolution or other similar extraordinary transaction involving any of Telenav or its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of Telenav or its subsidiaries or to which 15% or more of the consolidated revenues or earnings of Telenav or its subsidiaries are attributable; or (iv) any combination of the foregoing.

•

“Excluded Party” means any person or group of persons from whom Telenav, the Telenav Board (or any Independent Committee) or any of their respective representatives has received a bona fide written Acquisition Proposal prior to the No-Shop Period Start Date that the Telenav Board (or any Independent Committee) determines in good faith (such determination to be made no later than three (3) business days after the No-Shop Period Start Date and after consultation with its financial advisor and outside legal counsel), constitutes or is reasonably likely to constitute or lead to a Superior Proposal; provided that any person shall immediately and irrevocably cease to be an Excluded Party (and the provisions of the Merger Agreement applicable to excluded parties shall cease to apply with respect to such person) if the Acquisition Proposal submitted by such person is withdrawn or terminated (it being understood that a modification of an Acquisition Proposal submitted by such person or group of persons shall not, in and of itself, be deemed to be a withdrawal or termination of an Acquisition Proposal submitted by such person or group of persons).

•

“Independent Committee” means the Special Committee and, solely if the Special Committee no longer exists, any other committee of the Telenav Board composed solely of disinterested and independent directors who are (i) unaffiliated with the Purchaser Group and (ii) appointed by the Telenav Board (including by directors constituting at least a majority of the Unaffiliated Directors (as defined below)).

•

“Unaffiliated Directors” means a member of the Telenav Board who is not an employee of any of Telenav or its subsidiaries and who is (a) independent from the Purchaser Group, (b) not an affiliate (including an employee, director or officer) of any member of the Purchaser Group, and (c) has not received any material consideration from any member of the Purchaser Group or entered into any agreement, arrangement or understanding (whether written or oral) to receive any material consideration from any member of the Purchaser Group.

No Solicitation; Recommendations of the Merger

In the Merger Agreement, Telenav has agreed that, except as it may relate to an Excluded Party, and except for actions or omissions taken at the direction of a Purchaser Party, from the No-Shop Period Start Date until the Effective Time, neither Telenav nor its subsidiaries shall, and Telenav and its subsidiaries shall instruct their respective representatives not to, directly or indirectly:

•	solicit or initiate, or knowingly facilitate or knowingly encourage the submission of any Acquisition Proposal;

•

furnish any nonpublic information regarding or afford access to the properties, books or records of Telenav or its subsidiaries to any person for the purpose of knowingly facilitating or knowingly encouraging an Acquisition Proposal;

•	engage in discussions or negotiations with any person for the purpose of knowingly facilitating or knowingly encouraging any Acquisition Proposal;

•

approve, endorse, recommend or enter into any agreement in principle, letter of intent, Merger Agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with the terms of the Merger Agreement); or

•	resolve to propose, agree or publicly announce an intention to do any of the foregoing.

Telenav agreed further that it would, and it would cause each of its subsidiaries and its and their respective representatives to cease, any solicitations, discussions or negotiations with any person (other than the Purchaser Parties and their respective representatives) in connection with any Acquisition Proposal, provided that Telenav and its subsidiaries and their respective representatives could, until the receipt of the requisite stockholder approval of the Merger, continue to engage in the permitted activities with respect to excluded parties (described in the immediately preceding section captioned “—The ‘Go-Shop’ Period; Solicitation of Other Offers”) so long as such Excluded Party remained an Excluded Party, including with respect to any amended Acquisition Proposal submitted by an Excluded Party following the No-Shop Period Start Date if such Excluded Party’s Acquisition Proposal had not been withdrawn or terminated at any time prior to the submission of such amendment.

Telenav also agreed that, except as it relates to an Excluded Party, (1) Telenav would within three (3) business days of the No-Shop Period Start Date request each person that executed a confidentiality agreement in connection with its consideration of a potential transaction involving the acquisition of Telenav return or destroy all confidential information furnished to such person, and (2) Telenav would within 48 hours of the No-Shop Period Start Date notify Parent in writing of the receipt of any Acquisition Proposal (or any inquiry that could reasonably be expected to lead to an Acquisition Proposal) after the No-Shop Period Start Date, which notice must include a copy of any such Acquisition Proposal made in writing and any other written terms and proposals provided (including financing commitments) to Telenav and its representatives and a written summary of material terms and conditions of any such Acquisition Proposal not made in writing. Telenav agreed to keep V99 reasonably informed of the status and material terms of any such Acquisition Proposal including any material changes in respect thereof and the material terms thereof. Telenav further agreed that it would not enter into any agreement with any person that prohibited Telenav from providing any information or materials to V99 in accordance with the terms of the Merger Agreement.

Telenav is permitted under the Merger Agreement to grant a waiver, amendment or release under any confidentiality or standstill agreement to allow for an Acquisition Proposal to be made to Telenav or the Telenav Board or any Independent Committee so long as Telenav notifies V99 within 48 hours after granting any such waiver, amendment or release.

At any time following the date of the Merger Agreement and prior to obtaining stockholder approval and Two-Thirds of the Minority Approval, Telenav may furnish nonpublic information regarding Telenav and its subsidiaries to, afford access to, and engage in discussions or negotiations with, any person or group of persons in response to an Acquisition Proposal submitted to Telenav, the Telenav Board or any Independent Committee by such person or group after the No-Shop Period Start Date if:

•

the Telenav Board or any Independent Committee concludes in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to constitute or lead to a Superior Proposal;

•

such Acquisition Proposal did not arise from a material breach of Telenav’s nonsolicitation obligations in the Merger Agreement (other than any such breach caused by any member of the Purchaser Group);

•

the Telenav Board or any Independent Committee determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law;

•

(x) prior to furnishing nonpublic information regarding Telenav or its subsidiaries, Telenav receives from such person or group of persons an executed Acceptable Confidentiality Agreement and (y) subsequent to entering into discussions with such person or group of persons, Telenav gives V99 written notice setting forth the identity of such person or group of persons and the Telenav’s intention to furnish nonpublic information to, or enter into discussions with, such person or group of persons; and

•

concurrently with furnishing any such material nonpublic information to such person or group of persons, Telenav furnishes such nonpublic information to V99 (to the extent such nonpublic information has not been previously furnished or made available by Telenav to any Purchaser Party); provided that, notwithstanding the foregoing, following the receipt of an Acquisition Proposal that did not arise from a material breach of Telenav’s nonsolicitation obligations in the Merger Agreement (other than any such breach caused by any member of the Purchaser Group), the Telenav Board or any Independent Committee may contact the person or group of persons who has made such Acquisition Proposal solely to clarify and understand the terms and conditions thereof.

In the Merger Agreement, Telenav has also agreed that neither Telenav, nor the Telenav Board nor any committee thereof will:

•	withhold, withdraw, amend, qualify or modify, in a manner adverse to the Purchaser Parties, the recommendation that Telenav stockholders approve the Merger Agreement Proposal;

•	adopt, approve or recommend any Acquisition Proposal;

•

fail to include a recommendation that Telenav stockholders approve the Merger Agreement Proposal in this proxy statement or fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in any solicitation or recommendation statement on Schedule 14D-9 as promptly as practicable after the commencement of such Acquisition Proposal (but in any event within ten (10) business days following such commencement);

•

following receipt of an Acquisition Proposal, fail to reaffirm its approval or recommendation of the Merger Agreement and the Merger within ten (10) business days after receipt of any reasonable request to do so from V99; or

•	resolve or agree to take any of the foregoing actions (any of the actions or events described in this bullet point or any of the foregoing four bullet points, a “Change in Recommendation”).

However, at any time prior to obtaining the Company Stockholder Approval or Two-Thirds of the Minority Approval, the Telenav Board or any Independent Committee may make a Change in Recommendation if:

•

in response to an Intervening Event, the Telenav Board or any Independent Committee determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law; or

•

in response to an Acquisition Proposal that did not arise from a material breach of Telenav’s nonsolicitation obligations in the Merger Agreement (other than any such breach caused by any member of the Purchaser Group) and that has not been previously withdrawn or terminated, the Telenav Board or any Independent Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal and that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law.

The Merger Agreement provides that Telenav can make such Change in Recommendation only if:

•

the Telenav Board or any Independent Committee has notified V99 in writing of its intent to take such action (any such notice, a “Change in Recommendation Notice”), which notice shall be provided at least four business days in advance of such action, and, if delivered in connection with (A) a Superior Proposal, such Change in Recommendation Notice shall include the material terms and conditions of the Superior Proposal and a copy of the available proposed transaction agreement to be entered into in respect of such Superior Proposal) or (B) an Intervening Event, such Change in Recommendation Notice contains a reasonably detailed description of the material details of such Intervening Event;

•

if requested by V99, Telenav will, and will cause its representatives to, following receipt by V99 of the Change in Recommendation Notice and a period of four (4) business days in advance of making a change of recommendation (such time period, the “Notice Period”), negotiate with V99 and its representatives in good faith to permit V99 to propose amendments to the terms and conditions of the Merger Agreement (a “V99 Proposal”);

•

following the Notice Period, and taking into account any received V99 Proposal, the Telenav Board or any Independent Committee must have considered in good faith such V99 Proposal, if any, and must have determined that the Superior Proposal would continue to constitute a Superior Proposal or, in respect of such Intervening Event, the failure to make a Change in Recommendation with respect to such Intervening Event would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, if the revisions proposed in such V99 Proposal, if any, were to be given effect; and

•	such Superior Proposal did not arise from a material breach of Telenav’s nonsolicitation obligations in the Merger Agreement (other than any such breach caused by any member of the Purchaser Group).

Telenav further agreed that, in connection with a Change in Recommendation Notice delivered in connection with an Acquisition Proposal that is determined to be a Superior Proposal, each successive material modification to the financial terms or other material terms or conditions (including the provision of financing) of such Acquisition Proposal would be deemed to constitute a new Acquisition Proposal and trigger a new obligation (taking into account any changes offered and agreed to in writing by V99 during the Notice Period), except that such Change in Recommendation Notice need only be delivered two business days in advance of any Change in Recommendation (during which time, if V99 requests, Telenav will, and will cause its representatives to, negotiate with V99 and its representatives in good faith).

For purposes of this proxy statement and the Merger Agreement:

•

The term “Intervening Event” means any material effect with respect to Telenav and its subsidiaries taken as a whole that (A) was not, as of the date of the Merger Agreement, known to or reasonably foreseeable to the Telenav Board or the Special Committee or if known to, or reasonably foreseeable to the Telenav Board or the Special Committee as of the date of the Merger Agreement, the material consequences of which were not known and reasonably foreseeable to the Telenav Board or the Special Committee as of the date of the Merger Agreement and (B) becomes known to or by the Telenav Board or the Special Committee prior to the receipt of the later of the Company Stockholder Approval and the Two-Thirds of the Minority Approval; provided, however, that in no event shall the following alone constitute an Intervening Event: (i) the receipt, existence or terms of any Acquisition Proposal or any matter relating thereto; (ii) any change in the price, or change in trading volume, of the Common Stock or the fact that Telenav meets or exceeds internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period (provided, however, that the underlying causes giving rise to or contributing to such change or fact may be taken into account in determining whether an Intervening Event has occurred); or (iii) any matters generally affecting the industry in which Telenav operates as a whole that have not had or would not reasonably be expected to have a disproportionate effect on Telenav or its subsidiaries.

•

The term “Superior Proposal” means a bona fide written Acquisition Proposal which did not arise from a material breach of Telenav’s nonsolicitation obligations in the Merger Agreement (with all references to “15%” in the definition of Acquisition Proposal increased to “50%”) that the Telenav Board or any Independent Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, to be more favorable from a financial point of view to the holders of shares not beneficially owned by members of the Purchaser Group than the transactions contemplated hereby (including the Merger), in each case taking into account all financial considerations, the identity of the third party making such Superior Proposal, all legal and regulatory (including antitrust and CFIUS) considerations, the anticipated likelihood, timing and conditions thereof (including any financing condition or the reliability of any debt or equity funding commitments, any break-up fee, expense reimbursement provisions and conditions to consummation) and after taking into account any changes to the Merger Agreement proposed by V99 in connection with the exercise of its rights in response to such Superior Proposal pursuant to the terms of the Merger Agreement described above, and all other factors and matters that the Telenav Board or any Independent Committee determines in good faith to be relevant.

Reasonable Best Efforts; Other Agreements

Reasonable Best Efforts

Telenav and V99 agreed to use their reasonable best efforts to, among other things, (i) take, or cause to be taken, all actions and to do, or to cause to be done, and to assist and cooperate with the other parties to the Merger Agreement in doing all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the Merger, (ii) obtain from any governmental entity any actions, nonactions, clearances, waivers, consents, approvals, permits or orders required to be obtained by Telenav and V99 or any of their respective subsidiaries in connection with the authorization, execution, delivery and performance of the Merger Agreement and the consummation of the Merger, (iii) make all registrations, filings, notifications or submissions which are necessary or advisable, and thereafter make any other required submissions, with respect to the Merger Agreement and the Merger required under (a) any applicable federal or state securities laws and (b) any other applicable law, and (iv) avoid the entry of, or have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the consummation of the Merger, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the Merger. V99’s obligations to use reasonable best efforts include, solely to the extent that any of the following actions are not material to the business, financial condition, results of operations of assets of

Telenav or its subsidiaries, taken as a whole, (i) proposing, negotiating, committing to or effecting, by consent decree, hold separate order, or otherwise, the sale, transfer, license, divestiture or other disposition of, or any prohibition or limitation on the ownership (including conduct or behavioral remedies or covenants), operation, effective control or exercise of full rights of ownership of, any of the businesses, product lines or assets of V99 or any of its affiliates or of Telenav, and (ii) defending any judicial or administrative action or similar proceeding instituted (or threatened to be instituted) by any governmental entity or seeking to have any stay, restraining order, injunction or similar order entered by any governmental entity vacated, lifted, reversed, or overturned.

Preparation of Proxy Statement, Schedule 13E-3 and Other Filings

Under the Merger Agreement, Telenav agreed to prepare and file this proxy statement with the SEC, and to prepare and file with V99 a Schedule 13E-3. Telenav agreed to reasonably cooperate with and allow V99 a reasonable opportunity to review and comment on the proxy statement, and Telenav and the Purchaser Parties agreed to cooperate and provide each other with a reasonable opportunity to review and comment on the Schedule 13E-3 and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with or sending such to the SEC. Telenav and the Purchaser Parties agreed to use their respective reasonable best efforts so that the proxy statement and the Schedule 13E-3 comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, and to have the proxy statement and Schedule 13E-3 cleared by the SEC as promptly as reasonably practicable after such filing.

Telenav also agreed that it would use its reasonable best efforts to take all action required under the DGCL, its organizational documents and the rules of NASDAQ to hold a special meeting of stockholders for the purposes of obtaining the Company Stockholder Approval and the Two-Thirds of the Minority Approval required for the Merger as promptly as reasonably practicable after mailing of the of the proxy statement. Except in the case of a Change in Recommendation, Telenav agreed to use all reasonable efforts to solicit proxies in favor of the adoption of the Merger Agreement and approval of the Merger. However, Telenav is not required to convene and hold the special meeting at any time prior to the twentieth business day following the mailing of the proxy statement to Telenav stockholders.

V99 and Telenav have the right to review in advance any material communication (and consider the other party’s reasonable comments thereto) delivered to any governmental entity relating to the Merger or in connection with any legal proceeding by a private party relating thereto, consult in advance with and give the other party the opportunity to attend and participate in any meetings and conferences with any governmental entity relating to the Merger or in connection with any legal proceeding by a private party relating thereto (to the extent permitted by such governmental entity or private party), and keep the other party promptly (and in any event within three (3) days) informed in all material respects of any material communication received by such party from, or given by such party to, any governmental entity and of any material communication received or given in connection with any legal proceeding by a private party, in each case relating to the Merger, and if in writing, provide a copy of such material communication to the other party.

Other Agreements

The Merger Agreement contains certain other agreements, including agreements relating to access to information, confidentiality and publicity, Telenav’s and the Purchaser Parties’ and their respective board of director’s obligations with respect to the application of takeover laws to Telenav, the Purchaser Parties or the Merger, notification obligations of Telenav upon the initiation of, or to the knowledge of Telenav, threatened, litigation regarding the Merger, the Merger Agreement or the transactions contemplated thereby, participant rights for V99 and consultation with V99 regarding the defense and settlement of any such litigation, the process of delisting the Common Stock from NASDAQ and deregistering the Common Stock under the Exchange Act, matters related to Section 16 of the Exchange Act and the rules and regulations thereunder, V99’s obligation to cause Merger Sub and the Surviving Corporation to perform their obligations under the Merger Agreement, and to ensure that prior to the Effective Time, Merger Sub does not conduct any business, make any investments or incur any indebtedness, V99’s obligation to execute a written consent approving the Merger in its capacity as sole stockholder of Merger Sub, and the parties’ respective agreements that the restrictions in the Merger Agreement are not intended to give the Purchaser Parties, on the one hand, or Telenav, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time.

Indemnification and Insurance

Under the Merger Agreement, for six (6) years after the Effective Time, the Surviving Corporation will, and V99 will cause the Surviving Corporation to, indemnify and hold harmless all past and present directors and officers of Telenav and its subsidiaries (collectively, the “Indemnified Parties”) against any costs, expenses or damages (or other related items) in connection with actual or threatened claims, actions or investigations (or related matters) in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of the Merger Agreement and the consummation of the Merger), to the fullest extent permitted by applicable law, the organizational documents of Telenav or its subsidiaries, or any indemnification, employment or other similar contracts by and between Telenav or its subsidiaries and an indemnified party.

For six (6) years after the Effective Time, V99 has agreed to cause the Surviving Corporation to provide that the organizational documents of the Surviving Corporation and its subsidiaries will contain provisions with respect to exculpation, indemnification and advancement of expenses at least as favorable as the exculpation, indemnification and advancement of expenses provisions set forth in the organizational documents of Telenav and its subsidiaries in effect immediately prior to the Effective Time, and the Surviving Corporation shall not, and V99 has agreed to cause its subsidiaries not to amend repeal or otherwise modify such exculpation, indemnification and advancement of expenses provisions, or similar provisions in any in any indemnification, employment or other similar contracts by and between Telenav and its subsidiaries and an indemnified party in effect immediately prior to the Effective Time, except as required by applicable law.

Telenav must obtain at or prior to the Effective Time, a “tail” insurance policy from an insurance carrier with the same or better credit rating as Telenav’s current directors’ and officers’ liability insurance carrier, with a claims period of six (6) years from the Effective Time with at least the same coverage and amounts, and containing terms, conditions and exclusions that are not less advantageous to the Indemnified Parties than Telenav’s current directors’ and officers’ liability insurance policies, in each case in respect of claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by the Merger Agreement); provided, however, that Telenav is not required to expend an annual premium for such coverage in excess of three hundred percent (300%) of the last annual premium paid by Telenav or any of its subsidiaries. If such “tail” policy has been established by Telenav, V99 has agreed not to terminate such policy and will cause all of Telenav’s obligations thereunder to be honored by V99, the Surviving Corporation and its subsidiaries.

Special Committee

Prior to the Effective Time, without the consent of the Special Committee, (i) the Telenav Board must not eliminate the Special Committee, or revoke or diminish its authority, (ii) none of the Purchaser Parties will, and each of the Purchaser Parties will cause each member of the Purchaser Group not to, remove or cause the removal of any director of the Telenav Board that is a member of the Special Committee either as a member of the Telenav Board or such Special Committee and (iii) each Purchaser Party will, and will cause each member of the Purchaser Group to, vote, or cause to be voted, all shares of Common Stock beneficially owned by any member of the Purchaser Group, or over which any member of the Purchaser Group has voting control, from time to time and at all times, in whatever manner necessary to ensure that at any annual or special meeting of the stockholders of Telenav at which an election of directors is held or pursuant to any written consent of the stockholders of Telenav, each director of the Telenav Board that is a member of the Special Committee shall be elected to the Telenav Board.

V99 Bank Account

V99 has agreed to maintain a cash balance in its bank account of an amount not less than $6,000,000, and V99 will not, and V99 will cause its representatives not to, transfer, distribute, or otherwise dispose of any cash to the extent that such transfer, distribution or dispositions would result in its bank account having a cash balance less than $6,000,000.

Purchaser Party Restrictions

V99 agreed that without the prior written consent of any Independent Committee, that no Purchaser Party will, and each Purchaser Party will use its reasonable best efforts to cause the other members of the Purchaser Group not to, (a) have any communications or discussions or enter into any agreements with any of Telenav’s or its subsidiaries’ directors, officers, employees or stockholders (i) that relate to the Merger, (ii) regarding any directorship, employment arrangement, consulting arrangement or similar association with the Surviving Corporation or any of its subsidiaries, affiliates or parent companies after the Effective Time, (iii) regarding any retention, severance or other compensation, incentives or benefits that may be or become payable to such individuals in connection with the Merger or following its consummation, (iv) pursuant to which any stockholder of Telenav would be entitled to receive consideration of a different amount or nature than the Merger Consideration, (v) pursuant to which any such individual would agree to provide, directly or indirectly, an equity investment, debt financing or similar transaction to the Purchaser Parties, the Surviving Corporation or any of their respective subsidiaries, affiliates or parent companies, or (vi) pursuant to which any stockholder of Telenav would agree to vote to approve the Merger Agreement or the Merger or against any Superior Proposal or (b) enter into or modify any contract which would prevent or materially impair the ability of any management member, director or stockholder of Telenav or any of its respective affiliates, with respect to any Acquisition Proposal Telenav may receive, from taking any of the actions that Telenav is permitted to take under the Merger Agreement with respect to such proposals.

Conditions to Completion of the Merger

The obligations of Telenav, V99 and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (other than the Two-Thirds of the Minority Approval) of certain customary conditions on or prior to the Effective Time, including the following:

•	the receipt of the Two-Thirds of the Minority Approval and the Company Stockholder Approval;

•

the expiration or termination of the applicable waiting period under the HSR Act (the “HSR Condition”) or any other consents, waivers or approvals from any other governmental entity has been obtained; and

•

the absence of any order or law having been enacted, issued, promulgated, enforced or entered into by any governmental entity or any other action which is then in effect (whether temporary, preliminary or permanent) that has the effect of enjoining, restraining or otherwise prohibiting the consummation of the Merger (the “No Injunction Condition”).

V99’s and Merger Sub’s obligations to consummate the Merger are subject to the satisfaction or waiver of additional conditions, which include the following:

•

the representations and warranties of Telenav relating to organization, authorization, validity and Telenav action, the opinion of Telenav’s financial advisor and the absence of any Material Adverse Effect being true and correct on the date of the Merger Agreement and as of the date on which the closing occurs as though made on such date;

•

the representations and warranties of Telenav relating to Telenav’s capitalization being true and correct on the date of the Merger Agreement and as of the date on which the closing occurs as though made on such date, except for any de minimis inaccuracies;

•

the other representations and warranties of Telenav set forth elsewhere in the Merger Agreement being true and correct on the date of the Merger Agreement and as of the date on which the closing occurs as though made on such date, except for such failures to be true and correct does not have, and would not reasonably be expected to have, a Material Adverse Effect;

•

Telenav having performed all obligations and complied with all covenants, in each case in all material respects, required by the Merger Agreement to be performed or complied with by it at or prior to the closing; and

•	the delivery to V99 of a certificate of Telenav, signed by a duly authorized executive officer of Telenav, certifying that the conditions described in the preceding four bullets have been satisfied.

Telenav’s obligations to complete the Merger are subject to the satisfaction or waiver of additional conditions, which include the following:

•

the representations and warranties of V99 and Merger Sub set forth in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the date on which the closing occurs as though made on such date, except where the failure of such representations and warranties of such Purchaser Party to be so true and correct, does not have, and would not reasonably be expected to have, individually, or in the aggregate, a Parent Material Adverse Effect;

•

V99 and Merger Sub having performed all obligations and complied with all covenants, in each case in all material respects, required by the Merger Agreement to be performed or complied with by it at or prior to the closing; and

•	the delivery to Telenav of a certificate signed by duly authorized executive officer of V99 certifying that the conditions described in the immediately preceding two bullets have been satisfied.

Financing

The Merger Agreement does not contain any financing-related closing condition.

Pursuant to the Commitment Letter, the Financing Sources have committed, jointly and severally, to provide debt financing in an amount sufficient to pay the Commitment Amount or the Parent Termination Fee, if applicable. The funding of the Commitment Amount is subject only to the satisfaction by Telenav or waiver by V99 of the conditions to V99’s obligations to close the Merger that are applicable to Telenav.

The Commitment Letter provides, among other things, that Telenav is an express third party beneficiary thereof, that Telenav is entitled to specifically enforce the terms of the Commitment Letter against the Financing Sources, and that the Financing Sources will not oppose the granting of specific performance or other equitable relief in connection with the exercise of such third party beneficiary rights. The Financing Sources’ obligation to fund the Commitment Amount will terminate and expire upon the valid termination of the Merger Agreement in accordance with its terms.

Regulatory Approvals

HSR Act

Under the HSR Act and the rules promulgated thereunder, the Merger cannot be completed until Telenav and V99 file a notification and report form with the FTC and the Antitrust Division of the Department of Justice (the “DOJ”) under the HSR Act and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a thirty (30) calendar day waiting period following the parties’ filing of their respective HSR Act notification forms or the early termination of that waiting period. Telenav and V99 made the necessary filings with the FTC and the Antitrust Division of the DOJ on November 16, 2020. On December 3, 2020, the U.S. Federal Trade Commission notified Telenav that early termination of the waiting period under the HSR Act was granted, effective immediately.

At any time before or after consummation of the Merger, the FTC or the Antitrust Division of the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Other Regulatory Approvals

One or more governmental entities may impose a condition, restriction, qualification, requirement or limitation when it grants the necessary approvals and consents. Third parties may also seek to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals, any of which actions could significantly impede or even preclude obtaining required regulatory approvals. There is currently no way to predict how long it will take to obtain all of the required regulatory approvals or whether such approvals will ultimately be obtained and there may be a substantial period of time between the approval by stockholders and the completion of the Merger.

Although Telenav expects that all required regulatory clearances and approvals will be obtained, Telenav cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Merger, including the requirement to divest assets, or require changes to the terms of the Merger Agreement. These conditions or changes could result in the conditions to the Merger not being satisfied.

Termination of the Merger Agreement

The Merger Agreement may be terminated, and the Merger may be abandoned at any time prior to its completion:

•	by mutual written agreement of Telenav and V99;

•	by either Telenav (with approval of an Independent Committee) or V99, if:

•

a governmental entity having competent jurisdiction has enacted, issued, promulgated, enforced or entered any law or order which is then in effect, or taken any other action, in each case, permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order or other action has become final and nonappealable; provided, that the right to terminate the Merger Agreement in connection therewith will not be available to a party whose breach of, or failure to fulfill, any of its obligations under the Merger Agreement has been a primary cause of, or resulted in, the enactment, issuance, promulgation, enforcement or entry of any such order or other action, or who has failed to use its reasonable best efforts to avoid the entry of, oppose, or have vacated or terminated, any such order in accordance with its obligations under the Merger Agreement (the “Injunction Termination”);

•

the Merger has not occurred by Initial Termination Date; provided, however, that if on such date, the Automatic Extension Conditions are met, then the Initial Termination Date will be automatically extended to the Second Termination Date; provided further that, if on the Second

Termination Date, the Automatic Extension Conditions are met, then the Second Termination Date will be automatically extended to the Third Termination Date; provided further that the right to terminate the Merger Agreement shall not be available to any party whose breach of, or failure to fulfill, any of its obligations under the Merger in any manner has been a primary cause of the failure to consummate the Merger by the applicable termination date (the “Outside Date Termination”); or

•

the Company Stockholder Approval, including the Two-Thirds of the Minority Approval, has not have been obtained at the special meeting (after taking into account any adjournment or postponement thereof); provided, however, that V99 will not have the right to terminate the Merger Agreement if the failure to obtain the Company Stockholder Approval is due to the failure of one or more Support Agreement Stockholders to vote the shares of Common Stock beneficially owned by it in accordance with the Voting and Support Agreement;

•	by V99, if:

•

there has been a breach or failure of any representation, warranty or covenant of Telenav under the Merger Agreement, which breach or failure has given rise to the failure of any of V99’s conditions to effect the Merger, which has not been cured within thirty (30) days of the receipt by Telenav of written notice from V99 of such breach or failure stating V99’s intention to terminate the Merger Agreement; provided, however, that, V99 will not have the right to terminate the Merger Agreement pursuant to this provision if it is in material breach of the Merger Agreement; or

•	prior to obtaining the Company Stockholder Approval and the Two-Thirds of the Minority Approval, the Telenav Board or an Independent Committee has effected a Change in Recommendation; or

•	by Telenav, if:

•

there has been a breach or failure of any representation, warranty or covenant of V99 or Merger Sub under the Merger Agreement, which breach or failure has given rise to the failure of any of Telenav’s conditions to effect the Merger and which has not been cured within thirty (30) days of the receipt by V99 of written notice from Telenav of such breach or failure stating Telenav’s intention to terminate the Merger Agreement; provided, however, that Telenav will not have the right to terminate the Merger Agreement pursuant to this provision if it is in material breach of the Merger Agreement;

•

prior to the receipt of the Company Stockholder Approval and the Two-Thirds of the Minority Approval, the Telenav Board authorizes Telenav to enter into a definitive agreement with respect to a Superior Proposal, to the extent permitted by and in accordance with the terms of the Merger Agreement; provided, however, that Telenav shall concurrently with, and as a condition of, such termination, pay the Company Termination Fee (as defined below) in accordance with the applicable provisions of the Merger Agreement;

•

(a) all mutual conditions to the Merger have been satisfied or waived (other than those conditions that by their nature are only capable of being satisfied at the closing), (b) all of the conditions to the Purchaser Parties’ obligations to effect the Merger have been satisfied or waived (other than those conditions that by their nature are only capable of being satisfied at the closing), (c) Telenav has irrevocably confirmed by written notice to V99 that (1) all of the conditions to Telenav’s obligations to effect the Merger have been satisfied or waived (other than those conditions that by their nature are only capable of being satisfied at the closing) and (2) Telenav stands ready, willing and able to consummate the Merger and the transactions contemplated thereby, and (d) V99 fails to consummate the closing within two (2) business days of such notice; or

•	V99 has materially breached its obligation under the Merger Agreement to maintain at least $6,000,000 in its identified bank account.

Termination Fees and Expenses

Telenav has agreed to pay V99 a termination fee of $3.5 million (the “Company Termination Fee”) in the event that:

•

The Merger Agreement is terminated by V99 following the Telenav Board or an Independent Committee having effected a Change in Recommendation (provided that such termination fee will be $2.0 million if V99 has terminated the Merger Agreement following a Change in Recommendation in connection with a Superior Proposal by an Excluded Party);

•

The Merger Agreement is terminated by Telenav following the Telenav Board authorizing Telenav to enter into a definitive agreement with respect to a Superior Proposal (provided, that, such termination fee will be $2.0 million if Telenav has terminated the Merger Agreement in connection with a Superior Proposal by an Excluded Party); or

•	The following occurs:

•

the Merger Agreement is terminated by Telenav or V99 due to the Merger not having been consummated on or before the applicable termination date or due to the failure to obtain the Company Stockholder Approval or the Two-Thirds of the Minority Approval at the special meeting; provided, however, that such failure to obtain the Company Stockholder Approval is not due to the failure of one or more Support Agreement Stockholders to vote the shares of Common Stock beneficially owned by it in accordance with the Voting and Support Agreement;

•

following the execution and delivery of the Merger Agreement and prior to termination of the Merger Agreement, an Acquisition Proposal has been made directly to Telenav stockholders or publicly announced and not publicly withdrawn or otherwise abandoned; and

•

within twelve (12) months following such termination, either a transaction contemplated by such Acquisition Proposal is consummated or Telenav enters into a definitive agreement providing for the consummation of a transaction contemplated by such Acquisition Proposal and such transaction is subsequently consummated; provided that for purposes of this provision, all references to “15%” in the definition of “Acquisition Proposal” will be deemed to be references to “50%.”

If Telenav is required to pay the Company Termination Fee, the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Purchaser Parties and the other members of the Purchaser Group, without prejudice the Purchaser Parties’ right of specific performance, against Telenav and its subsidiaries and any of its or their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, members, managers, general or limited partners, assignees, or any representatives of the foregoing (each a “Telenav Related Party” and collectively, the “Telenav Related Parties”) for any breach, loss or damage will be to terminate the Merger Agreement and receive payment of the Company Termination Fee, and upon payment of such amount, no member of the Purchaser Group will have any rights or claims against any Telenav Related Party (or any of such party’s affiliates or representatives) under the Merger Agreement or otherwise in connection with this the Merger Agreement or the transactions contemplated hereby; provided, however, that this provision shall not relieve or release any Telenav Related Party from any liabilities or damages arising out of actual or intentional fraud as specified in the Merger Agreement.

V99 has agreed to pay Telenav a termination fee of $3.5 million (the “Parent Termination Fee”) in the event that:

•	the Merger Agreement is terminated by Telenav following V99’s material breach of its obligation under the Merger Agreement to maintain at least $6,000,000 in its identified bank account;

•	the Merger Agreement is terminated by Telenav after the following circumstances have been met: (i) all mutual conditions to the Merger have been satisfied or waived (other than those conditions that by their nature are only capable of being satisfied at the closing), (ii) all of the conditions to the Purchaser Parties’ obligations to effect the Merger have been satisfied or waived (other than those conditions that by their nature are only capable of being satisfied at the closing), (iii) Telenav has irrevocably confirmed by written notice to V99 that (a) all of the conditions to Telenav’s obligations to effect the Merger have been satisfied or waived (other than those conditions that by their nature are only capable of being satisfied at the closing) and (b) Telenav stands ready, willing and able to consummate the Merger and the transactions contemplated thereby, and (iv) V99 fails to consummate the closing within two (2) business days of such notice;

•

there has been an Outside Date Termination, and at the time of such termination, all conditions to V99’s obligations to consummate the Merger, other than the HSR Condition or the No Injunction Condition, have been satisfied or waived (other than those conditions that by their nature are only capable of being satisfied at the closing); or

•

there has been an Injunction Termination, and at the time of such termination, all conditions to V99’s obligations to consummate the Merger, other than the HSR Condition or the No Injunction Condition, have been satisfied or waived (other than those conditions that by their nature are only capable of being satisfied at the closing).

If the Purchaser Parties are required to pay the Parent Termination Fee, the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of Telenav against the Purchaser Parties (or any obligor under the Commitment Letter) or any of their respective former, current or future general or limited partners, shareholders, controlling persons, managers, members, directors, officers, employees, affiliates, agents or any their respective assignees or successors or any former, current or future general or limited partner, shareholder, controlling person, manager, member, director, officer, employee or any representatives of the foregoing (each a “V99 Related Party” and collectively, the “V99 Related Parties”) for any breach, loss or damage is to terminate the Merger Agreement and receive payment of the Parent Termination Fee, and upon payment of such amount, Telenav will have no rights or claims against any V99 Related Party (or any of such party’s affiliates or representatives) under the Merger Agreement or otherwise in connection with the Merger Agreement or the transactions contemplated thereby; provided that this provision will not relieve or release any Purchaser Party from any liabilities or damages arising out of actual or intentional fraud as specified in the Merger Agreement.

Except as described above, all fees and expenses incurred in connection with the Merger Agreement, the Merger and the other transactions contemplated under the Merger Agreement will be paid by the party incurring such fees or expenses, whether the Merger is consummated.

Effect of Termination

If the Merger Agreement is terminated, it will immediately become void and there shall be no liability under the Merger Agreement on the party of any party thereto, except that:

•

certain provisions of the Merger Agreement, including, among others, the provisions relating to the confidentiality agreement between V99 and Telenav, the provisions related to publicity, the effect of termination of the Merger Agreement, fees and expenses, the notice information and obligations of the parties, governing law, jurisdiction and waiver of jury trial will survive termination; and

•	no termination will relieve any party for any liability for damages resulting from its actual or intentional fraud of the Merger Agreement prior to such termination.

Specific Performance

The Merger Agreement provides that the parties are entitled to an injunction or any other form of specific performance or any other appropriate form of equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in the Court of Chancery of the State of Delaware, in addition to any other remedy to which they are entitled at law or in equity. If the Delaware Supreme Court determines that the Court of Chancery does not have or should not exercise jurisdiction, then they may seek to enforce specifically the terms and provisions of the Merger Agreement in the Superior Court of the State of Delaware or any federal court located in the State of Delaware. The parties to the Merger Agreement agreed that no person other than Telenav will be entitled to seek specific performance of the Merger Agreement against the Purchaser Parties, and no person other than Telenav will be entitled to seek payment of the Parent Termination Fee.

Employee Matters

For the period beginning on the closing date and ending on the date which is not less than twelve (12) months after the closing date (or earlier, if the applicable continuing employee’s employment terminates), V99 has agreed to provide, or cause the Surviving Corporation and its subsidiaries to provide, each employee of Telenav and its subsidiaries as of the day immediately prior to closing with (x) base salary or wages, as applicable, and target bonus opportunities (excluding equity-based compensation), which are no less favorable in the aggregate than provided by Telenav or its applicable subsidiary immediately prior to the closing, and (y) retirement and welfare benefits that are substantially comparable in the aggregate to those provided by Telenav or its applicable subsidiary immediately prior to the closing.

After the closing date, V99 has agreed to and will cause the Surviving Corporation to, (i) honor all rights to paid time off, including vacation, personal and sick days, accrued but unused by continuing employees prior to the closing under any Telenav compensatory or benefit plan, agreement or arrangement, subject to the terms and conditions thereof (collectively, “Paid Time Off”), (ii) provide continuing employees with a reasonable opportunity to use Paid Time Off under the Surviving Corporation’s Paid Time Off plans, and (iii) all employment agreements, in accordance with their terms, between Telenav and its subsidiaries on the one hand and any officer, director or employee, of Telenav and its subsidiaries on the other hand, as such agreements are in effect on the day prior to the closing date.

Amendment; Extension and Waiver

The Merger Agreement may be amended, modified and supplemented at any time prior to the Effective Time in writing by the parties by action taken by their respective boards of directors (or individuals holding similar positions, with Telenav acting solely through any Independent Committee) except that if the Company Stockholder Approval and Two-Thirds of the Minority Approval has been obtained, no amendment may be made that would reduce the amount or change the type of consideration into which each share of Common Stock will be converted upon consummation of the Merger or that by law otherwise would require further approval or authorization by Telenav stockholders without such further approval or authorization.

Any failure of any of the parties to comply with any obligation, covenant, agreement or condition in the Merger Agreement may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party expressly granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure, and the failure of any party to assert any of its rights under the Merger Agreement or otherwise will not constitute a waiver of those rights.

Independent Committee Approval

Subject to applicable law, Telenav agreed that any amendment, consent, waiver or other determination to be made, or action to be taken, by Telenav or the Telenav Board under or with respect to the Merger Agreement will be made or taken at the direction and upon the approval of, and only at the direction and upon the approval of, an Independent Committee. Further, Telenav agreed that only an Independent Committee may pursue any action or litigation with respect to breaches of the Merger Agreement on behalf of Telenav.

No Third Party Beneficiaries

The parties to the Merger Agreement agreed that, subject to certain specified exceptions, including the express provisions in the Merger Agreement benefiting the Indemnified Parties, nothing in the Merger Agreement is intended to or will confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of the Merger Agreement.

No Attribution

V99 agreed that no action or failure to act of any member of the Purchaser Group (in their capacity as such) will be attributed to Telenav or its subsidiaries when determining whether Telenav or any of its subsidiaries or any of their representatives breached, or otherwise failed to comply with, any of the representations, warranties, covenants, agreements or other terms of the Merger Agreement.

Governing Law

The Merger Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, without giving effect to any principles of conflicts of law that would result in the application of the laws of another jurisdiction.

VOTING AND SUPPORT AGREEMENT

Concurrently with the initial execution of the Merger Agreement, as an inducement to Telenav to enter into the Merger Agreement, the Support Agreement Stockholders (H.P. Jin, Samuel Chen, Fiona Chang, Digital, Yi-Ting Chen, Yi-Chun Chen and Changbin Wang) entered into the Voting and Support Agreement with Telenav, pursuant to which, among other things, and subject to the terms and conditions set forth therein, the Support Agreement Stockholders agreed to vote all shares of Common Stock owned by them in accordance with the Public Board Recommendation, irrespective of whether such Public Board Recommendation is to vote: (i) in favor of the adoption of the Merger Agreement and the approval of the Merger and the transactions contemplated thereby or against an extraordinary corporate transaction or proposal that would result in a change of control of Telenav and that would reasonably be expected to (a) result in a breach of any covenant, representation or warranty or any other obligation or agreement of Telenav under the Merger Agreement, (b) result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled, or (c) impede, frustrate, interfere with, delay, postpone or adversely affect the Merger and the other transactions contemplated by the Merger Agreement, (ii) in favor of an Accepted Superior Proposal (as defined below) if, in the event that the Merger Agreement is terminated, the Telenav Board or Independent Committee has delivered a Change in Recommendation Notice (as defined in “The Merger Agreement—No Solicitation; Recommendations of the Merger”) to V99 no later than December 16, 2020 with respect to a Superior Proposal received from an Excluded Party including an Accepted Superior Proposal, and if recommended to Telenav stockholders by a Public Board Recommendation, on any other matter with respect to such Accepted Superior Proposal that is submitted to a vote of Telenav stockholders (provided, however, that H.P. Jin is not require to vote his shares of Common Stock in accordance with this clause (ii) if the definitive agreement related to an Accepted Superior Proposal includes any provision which would have the effect of establishing terms of, or in any way limiting, his role or compensation, if any, in Telenav or its acquiror after the closing of the transactions described in such definitive agreement), or (iii) in favor of or against any other matter determined by action of the Telenav Board, the Independent Committee or any other duly constituted committee of the Telenav Board, in good faith, to be necessary or appropriate in connection with the Merger Agreement and the Merger or any Accepted Superior Proposal, in each case if recommended to Telenav stockholders by a Public Board Recommendation.

As of, 202[●], the record date for the special meeting, the Support Agreement Stockholders held in the aggregate [●] shares of Common Stock, representing approximately [●]% of the outstanding shares of Common Stock.

The foregoing description of the Voting and Support Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Voting and Support Agreement, which is included as Exhibit 2.1.1 to Telenav’s Current Report on Form 8-K filed on November 3, 2020 and is incorporated herein by reference.

PROVISIONS FOR UNAFFILIATED STOCKHOLDERS

No provision has been made (i) to grant Telenav’s unaffiliated stockholders access to the corporate files of Telenav, any other party to the Merger or any of their respective affiliates, or (ii) to obtain counsel or appraisal services at the expense of Telenav or any other such party or affiliate.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of December 5, 2020 regarding beneficial ownership of the Common Stock by:

•	each person who, to Telenav’s knowledge, is the beneficial owner of more than 5% of the outstanding Common Stock;

•	each of Telenav’s directors;

•	each of Telenav’s named executive officers; and

•	all of Telenav’s current directors and executive officers as a group.

In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to such Telenav Options that are exercisable and the vesting and settlement of Telenav RSUs as of or within 60 days after December 5, 2020. Shares issuable pursuant to Telenav Options that are exercisable and Telenav RSUs that will vest and settle within 60 days after December 5, 2020, are deemed outstanding for computing the percentage of the person holding such securities but are not outstanding for computing the percentage of any other person.

The calculation of the percentages of beneficial ownership below are based on 47,980,554 shares of Common Stock outstanding as of December 5, 2020.

Unless otherwise indicated, the address for each listed stockholder is: c/o Telenav, Inc., 4655 Great America Parkway, Suite 300, Santa Clara, CA 95054. To Telenav’s knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Shares	Percentage
5% Stockholders:
Digital Mobile Venture Limited(1) c/o Rayson Technology Co. Ltd. 5F No. 550 Ruei Guang Road Taipei, Taiwan	7,313,467	15.2%
Nokomis Capital L.L.C.(2) 2305 Cedar Springs Road, Suite 420 Dallas, Texas 75201	4,494,205	9.4%
Named Executive Officers and Directors:
H.P. Jin(3)	2,433,825	5.1%
Salman Dhanani(4)	360,534	*
Adeel Manzoor(5)	26,363	*
Hassan Wahla(6)	242,165	*
Steve Debenham(7)	24,942	*
Samuel Chen(8)	7,395,116	15.4%
Wes Cummins(9)	104,848	*
Douglas Miller(10)	70,450	*
Randy Ortiz(11)	99,848	*
All current executive officers and directors as a group (9 people)(12)	10,758,091	22.3%

*	Represents beneficial ownership of less than one percent.
(1)	Samuel Chen and his wife, Fiona Chang, share voting and dispositive power over the shares of Common Stock held by Digital.

(2)	Based solely upon a Schedule 13G/A filed with the SEC on July 2, 2020 by Nokomis Capital L.L.C.
(3)	Includes (i) 2,358,200 shares held by Dr. Jin and (ii) 75,625 shares issuable upon the exercise of options exercisable within 60 days of December 5, 2020.
(4)

Includes (i) 267,721 shares held by Mr. Dhanani, (ii) 76,146 shares issuable upon the exercise of options exercisable within 60 days of December 5, 2020, and (iii) 16,667 shares issuable upon the settlement of RSUs that vest within 60 days of December 5, 2020.

(5)	Includes 26,363 shares held by Mr. Manzoor.
(6)	Includes (i) 87,541 shares held by Mr. Wahla and (ii) 154,624 shares issuable upon the exercise of options exercisable within 60 days of December 5, 2020.
(7)	Includes 24,942 shares held by Mr. Debenham.
(8)	Includes (i) 7,313,467 shares held by Digital, (ii) 54,183 shares held by Mr. Chen and (iii) 27,466 shares issuable upon the exercise of options exercisable within 60 days of December 5, 2020.
(9)

Includes (i) 89,848 shares held by Mr. Cummins and (ii) 15,000 shares issuable upon the exercise of options exercisable within 60 days of December 5, 2020. Mr. Cummins ended his service relationship with Nokomis Capital L.L.C. in February 2020 and disclaims any voting or dispositive power over shares held by Nokomis Capital L.L.C. and its affiliates.

(10)	Includes (i) 69,049 shares held by Mr. Miller and (ii) 1,401 shares held by a trust over which Mr. Miller has shared control.
(11)	Includes 99,848 shares held by Mr. Ortiz.
(12)

Includes (i) 348,861 shares issuable upon the exercise of options exercisable within 60 days of December 5, 2020, and (ii) 16,667 shares issuable upon the settlement of RSUs that vest within 60 days of December 5, 2020.

Transactions in Common Stock

There have not been any purchases or sales of the Common Stock during the past sixty (60) days by any member of the Purchaser Group, except as set forth below:

•	On November 20, 2020, Mr. Chen received 21,326 shares of Common Stock upon the settlement of a previously granted Telenav RSU; and

•	On December 1, 2020, Dr. Jin received 417 shares of Common Stock upon the settlement of a previously granted Telenav RSU.

During the past sixty days, neither Telenav nor any of its majority-owned subsidiaries or associates has purchased any of its securities. During the past two years, Telenav repurchased shares as part of a stock repurchase program announced on February 7, 2019. The repurchase authorization expired on August 4, 2020. The table below sets forth the number of shares of Common Stock repurchased by Telenav and the average purchase price per share for each quarter in calendar 2019 and 2020:

	Total Number of Shares Purchased	Average Price Paid Per Share
First Quarter 2019	221,333	$5.89
Second Quarter 2019	N/A	N/A
Third Quarter 2019	N/A	N/A
Fourth Quarter 2019	766,583	$5.24
First Quarter 2020	925,624	$5.76
Second Quarter 2020	N/A	N/A
Third Quarter 2020	N/A	N/A
Fourth Quarter 2020	N/A	N/A

During the past two years, no member of the Purchaser Group purchased any Common Stock except as set forth below:

Dr. Jin

During the past two years, Dr. Jin acquired a total of 460,481 shares of Common Stock through settlement of Telenav RSUs or exercise of Telenav Options. In 2019, Dr. Jin acquired a total of 249,000 shares of Common Stock through a series of open market transactions. The table below sets forth the number of shares of Common Stock purchased through such open market transactions, the range of prices paid and the average purchase price per share for each quarter in calendar 2019:

	Total Number of Shares Purchased	Range of Prices Paid	Average Price Paid Per Share
First Quarter 2019	N/A	N/A	N/A
Second Quarter 2019	N/A	N/A	N/A
Third Quarter 2019	99,000	$10.43-$11.40	$10.98
Fourth Quarter 2019	150,000	$4.87-$4.97	$4.92

Samuel Chen

During the past two years, Mr. Chen acquired a total of 43,223 shares of Common Stock through settlement of Telenav RSUs or exercise of Telenav Options.

Yi-Ting Chen

During the past two years, Yi-Ting Chen acquired a total of 654,009 shares of Common Stock through a series of open market transactions. The table below sets forth the number of shares of Common Stock purchased through such open market transactions, the range of prices paid and the average purchase price per share for each quarter during that time period:

	Total Number of Shares Purchased	Range of Prices Paid	Average Price Paid Per Share
Fourth Quarter 2018	114,509	$3.620-$3.896	$3.75
First Quarter 2019	14,500	$4.530	$4.530
Second Quarter 2019	90,000	$7.880-$7.909	$7.89
Third Quarter 2019	235,000	$5.977-$8.726	$6.27
Fourth Quarter 2019	100,000	$4.714	$4.714
First Quarter 2020	100,000	$4.627	$4.627
Second Quarter 2020	N/A	N/A	N/A
Third Quarter 2020	N/A	N/A	N/A
Fourth Quarter 2020	N/A	N/A	N/A

Yi-Chun Chen

During the past two years, Yi-Chun Chen acquired a total of 369,075 shares of Common Stock through a series of open market transactions. The table below sets forth the number of shares of Common Stock purchased through such open market transactions, the range of prices paid and the average purchase price per share for each quarter during that time period:

	Total Number of Shares Purchased	Range of Prices Paid	Average Price Paid Per Share
First Quarter 2019	N/A	N/A	N/A
Second Quarter 2019	269,075	$7.060-$7.518	$7.23
Third Quarter 2019	N/A	N/A	N/A
Fourth Quarter 2019	N/A	N/A	N/A
First Quarter 2020	100,000	$4.449	$4.449
Second Quarter 2020	N/A	N/A	N/A
Third Quarter 2020	N/A	N/A	N/A
Fourth Quarter 2020	N/A	N/A	N/A

Changbin Wang

During the past two years, Changbin Wang acquired a total of 2,250,000 shares of Common Stock through a series of open market transactions. The table below sets forth the number of shares of Common Stock purchased through such open market transactions, the range of prices paid and the average purchase price per share for each quarter during that time period:

	Total Number of Shares Purchased	Range of Prices Paid	Average Price Paid Per Share
First Quarter 2019	N/A	N/A	N/A
Second Quarter 2019	1,248,000	$6.89-$7.95	$7.42
Third Quarter 2019	902,000	$5.531-$11.57	$9.04
Fourth Quarter 2019	100,000	$5.411-$5.485	$5.45

CERTAIN INFORMATION REGARDING THE PURCHASER GROUP

V99, Inc.

V99 was formed as a corporation in the state of Delaware on September 30, 2020, for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the debt financing in connection with the Merger. V99’s business address is Attention: H.P. Jin, c/o Telenav, Inc., 4655 Great America Parkway, Suite 300, Santa Clara, CA 95054. V99’s telephone number is (408) 245-3800. Dr. Jin is the sole stockholder, sole director, and President, Chief Executive Officer and Treasurer of V99. V99 currently does not beneficially own any shares of Common Stock.

Telenav99, Inc.

Telenav99 is a wholly owned subsidiary of V99 and was formed as a corporation in the state of Delaware on November 2, 2020, solely for the purpose of facilitating V99’s acquisition of Telenav. Dr. Jin is the sole director and Chief Executive Officer, President and Treasurer of Telenav99. Telenav99’s business address is Attention: H.P. Jin, c/o Telenav, Inc., 4655 Great America Parkway, Suite 300, Santa Clara, CA 95054. Telenav99’s telephone number is (408) 245-3800. Telenav99 currently does not beneficially own any shares of Common Stock.

H.P. Jin

Dr. Jin is a citizen of the United States. He co-founded Telenav in 1999, and since then, has been serving as the President and Chief Executive Officer and Chair of the Telenav Board. Dr. Jin is the sole stockholder, sole director, Chief Executive Officer, President and Treasurer of V99. Also, Dr. Jin is the sole director and Chief Executive Officer, President and Treasurer of Telenav99. Dr. Jin’s address is c/o Telenav, Inc., 4655 Great America Parkway, Suite 300, Santa Clara, CA 95054. Dr. Jin’s business telephone number is (408) 245-3800. For information about Dr. Jin’s beneficial ownership of the Common Stock, see the section of this proxy statement captioned “Security Ownership of Certain Beneficial Owners and Management.”

Digital Mobile Venture Limited

Digital is a British Virgin Islands company. It is headquartered in Taipei, Taiwan. The primary focus of the business operations of Digital is to invest in internet startups in Silicon Valley. Samuel T. Chen and Fiona Chang are the only directors and stockholders of Digital. Digital does not have any other executive officers. The business address of Digital is c/o Rayson Technology Co. Ltd., 5F, No. 550, Ruei Guang Road, Taipei F5, Taiwan. Digital’s business telephone number is 886-2-26599198. For information about Digital’s beneficial ownership of the Common Stock, see the section of this proxy statement captioned “Security Ownership of Certain Beneficial Owners and Management.”

Samuel Chen and Fiona Chang

Samuel Chen and Fiona Chang are citizens of The Republic of China (Taiwan). Both of them have served as directors of Digital since 2010 and are currently serving as directors of Digital. Mr. Chen and Ms. Chang are married and share voting and dispositive power over the shares of Common Stock held of record by Digital. The business address of Mr. Chen and Ms. Chang is c/o Rayson Technology Co. Ltd., 5F, No. 550, Ruei Guang Road, Taipei F5, Taiwan. Mr. Chen is also a member of the Telenav Board. Mr. Chen’s and Ms. Chang’s business telephone number is 886-2-26599198. For information about Mr. Chen’s beneficial ownership of the Common Stock, see the section of this proxy statement captioned “Security Ownership of Certain Beneficial Owners and Management.”

Yi-Ting Chen and Yi-Chun Chen

Yi-Ting Chen and Yi-Chun Chen are citizens of The Republic of China (Taiwan). They are sisters and are children of Samuel Chen and Fiona Chang. Both of them are entrepreneurs and have worked for Digital Mobile

Inc., which is a company engaged in zoom video marketing in Taiwan, since 2014. The business address of Yi-Ting Chen and Yi-Chun Chen is c/o Digital Mobile Inc., 5F, No. 550, Ruiguang Road, Neihu Dist., Taipei, Taiwan. Yi-Ting Chen’s and Yi-Chun Chen’s business telephone number is 886-2-77205000. Yi-Ting Chen beneficially owns 2,221,293 shares of Common Stock, representing approximately 4.6% of the outstanding shares of Common Stock as of December 5, 2020. Yi-Chun Chen beneficially owns 2,229,136 shares of Common Stock, representing approximately 4.6% of the outstanding shares of Common Stock as of December 5, 2020.

Changbin Wang

Changbin Wang is a citizen of the People’s Republic of China. He has served and is serving as the President and Chief Executive Officer of Beijing Beyond Technology Development Co. Ltd., a company based in China, since May 2014. The primary focus of the business operations of Beijing Beyond Technology Development Co. Ltd. is to manufacture and distribute environmental technology equipment. The business address of Changbin Wang is c/o Beijing Beyond Technology Development, Room 1901, Suite A, Botai Guoji, No Beijing, 100102, China. Changbin Wang’s business telephone number is 010-64708180-010. Changbin Wang beneficially owns 2,350,000 shares of Common Stock, representing approximately 4.9% of the outstanding shares of Common Stock as of December 5, 2020.

No member of the Purchaser Group has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

TRANSACTIONS BETWEEN TELENAV AND THE PURCHASER GROUP

Except for the arrangements in connection with the Merger discussed elsewhere in this proxy statement, during the past two years: (i) there were no negotiations, transactions or material contacts between Telenav and its affiliates, on the one hand, and any member of the Purchaser Group (in their capacity as such), on the other hand, concerning any merger, consolidation, acquisition, tender offer for or other acquisition of any class of Telenav’s securities, election of Telenav’s directors or sale or other transfer of a material amount of assets of Telenav; (ii) Telenav and its affiliates did not enter into any other transaction with an aggregate value exceeding 1% of Telenav’s consolidated revenues with any member of the Purchaser Group; and (iii) none of Telenav’s executive officers, directors or affiliates that is a natural person entered into any transaction during the past two years with an aggregate value (in respect of such transaction or series of similar transactions with that person) exceeding $60,000 with any member of the Purchaser Group.

PROPOSAL 1

MERGER AGREEMENT PROPOSAL

Telenav is asking you to approve and adopt the Merger Agreement and the Merger contemplated by the Merger Agreement.

For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement and the Merger throughout this proxy statement, including the information set forth in the sections captioned “Special Factors” beginning on page 23 of this proxy statement and “The Merger Agreement” beginning on page 84 of this proxy statement. A copy of the Merger Agreement is attached to this proxy statement as Annex A. You are urged to read the Merger Agreement carefully in its entirety.

Under applicable law, Telenav cannot complete the Merger without the affirmative vote of the holders of (1) at least 66 and two-thirds percent of the outstanding shares of Common Stock not beneficially owned by any member of the Purchaser Group (which will also serve as a waiver of certain limitations set forth in Section 203 of the Delaware General Corporation Law) and (2) at least a majority of the outstanding shares of Common Stock voting in favor of the Merger Agreement Proposal. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the Merger Agreement Proposal.

The Telenav Board (unanimously, among those independent and disinterested directors voting) recommends that you vote “FOR” the Merger Agreement Proposal.

PROPOSAL 2

ADJOURNMENT PROPOSAL

Telenav stockholders are also being asked to consider and vote on the Adjournment Proposal. Telenav is seeking stockholder approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement. Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock having voting power present in person or represented by proxy at the special meeting and entitled to vote on the subject matter.

The Telenav Board (unanimously, among those independent and disinterested directors voting) recommends that you vote “FOR” the Adjournment Proposal.

PROPOSAL 3

EXECUTIVE COMPENSATION PROPOSAL

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that Telenav provide stockholders with the opportunity to vote to approve, on an advisory, nonbinding basis, the payment of certain compensation that will or may become payable to Telenav’s named executive officers in connection with the Merger, as disclosed in the sections of this proxy statement captioned “Special Factors—Interests of Telenav’s Directors and Executive Officers in the Merger—Golden Parachute Compensation,” including the additional disclosures referenced therein that otherwise are disclosed in the section captioned “Special Factors—Interests of Telenav’s Directors and Executive Officers in the Merger.” Approval of the Executive Compensation Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock having voting power present in person or represented by proxy at the special meeting and entitled to vote on the subject matter.

Telenav is asking stockholders to indicate their approval of the various compensation that will or may become payable to Telenav’s named executive officers in connection with the Merger. These payments are set forth in the sections captioned “Special Factors—Interests of Telenav’s Directors and Executive Officers in the Merger—Golden Parachute Compensation,” and the accompanying footnotes and additional disclosures referenced therein.

Accordingly, Telenav is seeking approval of the following resolution at the special meeting:

“RESOLVED, that the stockholders of Telenav, Inc. approve, on a nonbinding, advisory basis, the compensation that will or may become payable to Telenav’s named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the sections captioned “Special Factors—Interests of Telenav’s Directors and Executive Officers in the Merger—Golden Parachute Compensation.”

Stockholders should note that this proposal is not a condition to completion of the Merger, and as an advisory vote, the result will not be binding on Telenav, the Telenav Board or V99. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated Telenav’s named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the Merger in accordance with the terms and conditions applicable to those payments.

The Telenav Board (unanimously, among those independent and disinterested directors voting) recommends that you vote “FOR” the Executive Compensation Proposal.

APPRAISAL RIGHTS

If the Merger is consummated, holders of Common Stock who do not vote in favor of the adoption and approval of the Merger Agreement and who have properly and validly perfected, and not effectively withdrawn or lost, their statutory rights of appraisal in respect of such shares of Common Stock in accordance with Section 262 of the DGCL (“Section 262”).

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex C. The following summary does not constitute any legal or other advice and does not constitute a recommendation that holders of Common Stock exercise their appraisal rights under Section 262. Only a holder of record of shares of Common Stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A person having a beneficial interest in shares of Common Stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of Common Stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee.

Under Section 262, holders of shares of Common Stock who (1) do not vote in favor of the adoption and approval of the Merger Agreement; (2) continuously are the record holders of such shares through the Effective Time; and (3) otherwise follow the procedures set forth in Section 262 may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the Delaware Court of Chancery.

Under Section 262, where a Merger Agreement is to be submitted for adoption and approval at a meeting of stockholders, the corporation, not less than twenty (20) days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes notice to holders of Common Stock that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached to this proxy statement as Annex C. In connection with the Merger, any holder of shares of Common Stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review Annex C carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL. A holder of Common Stock who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration described in the Merger Agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Common Stock, stockholders considering exercising such rights should seek the advice of legal counsel.

Stockholders wishing to exercise the right to seek an appraisal of their shares of Common Stock must do ALL of the following:

•	the stockholder must not vote in favor of the Merger Agreement Proposal;

•	the stockholder must deliver to Telenav a written demand for appraisal before the vote on the Merger Agreement at the special meeting;

•

the stockholder must continuously hold the shares from the date of making the demand through the Effective Time (a stockholder will lose appraisal rights if the stockholder transfers the shares before the Effective Time); and

•

a stockholder or the surviving company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within one hundred twenty (120) days after the Effective Time. The surviving company is under no obligation to file any petition and has no intention of doing so.

Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the Merger Agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption and approval of the Merger Agreement, abstain or not vote its shares.

Filing Written Demand

Any holder of shares of Common Stock wishing to exercise appraisal rights must deliver to Telenav, before the vote on the adoption and approval of the Merger Agreement at the special meeting at which the Merger Agreement Proposal will be submitted to the stockholders, a written demand for the appraisal of the stockholder’s shares of Common Stock and that stockholder must not vote or submit a proxy in favor of the adoption and approval of the Merger Agreement. A holder of shares of Common Stock exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the Effective Time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption and approval of the Merger Agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption and approval of the Merger Agreement or abstain from voting on the adoption and approval of the Merger Agreement. Neither voting against the adoption and approval of the Merger Agreement nor abstaining from voting or failing to vote on the Merger Agreement Proposal will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption and approval of the Merger Agreement. A proxy or vote against the adoption and approval of the Merger Agreement will not constitute a demand. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption and approval of the Merger Agreement at the special meeting will constitute a waiver of appraisal rights.

Only a holder of record of shares of Common Stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of Common Stock should be executed by or on behalf of the holder of record, and must reasonably inform Telenav of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the Merger. If the shares of Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BANK, BROKER OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKER OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

Telenav, Inc.

4655 Great America Parkway, Suite 300

Santa Clara, CA 95054

Attn: Corporate Secretary

Any holder of shares of Common Stock who has not commenced or joined an appraisal proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the Merger Agreement by delivering to Telenav a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than sixty (60) days after the Effective Time will require written approval of the Surviving Corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

Notice by the Surviving Corporation

If the Merger is completed, within ten (10) days after the Effective Time, the Surviving Corporation will notify each holder of shares of Common Stock who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption and approval of the Merger Agreement, that the Merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within one hundred twenty (120) days after the Effective Time, but not thereafter, the Surviving Corporation or any holder of shares of Common Stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of Common Stock held by all stockholders entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and holders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of Common Stock. Accordingly, any holders of shares of Common Stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of Common Stock within the time and in the manner prescribed in Section 262. The failure of a holder of Common Stock to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal.

Within one hundred twenty (120) days after the Effective Time, any holder of shares of Common Stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon request given in writing, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption and approval of the Merger Agreement and with respect to which Telenav has received demands for appraisal, and the aggregate number of holders of such shares. The Surviving Corporation must give this statement to the requesting stockholder within ten (10) days after receipt of the request for such a statement or within ten (10) days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares of Common Stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the Surviving Corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

If a petition for an appraisal is duly filed by a holder of shares of Common Stock and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within twenty (20) days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss that stockholder from the proceedings. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings as to all holders of shares of a class of stock who assert appraisal rights unless (x) the total number of such shares for which appraisal rights have been pursued and perfected exceeds 1% of the outstanding shares of the class of stock entitled to appraisal, measured in accordance with subsection (g) of Section 262 or (y) the value of the Merger Consideration in respect of such total number of shares for which appraisal rights have been pursued and perfected exceeds $1 million.

Determination of Fair Value

After determining the holders of Common Stock entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of the shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. At any time before the entry of judgment in the appraisal proceeding, the Surviving Corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided in the preceding sentence only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of shares as determined by the Delaware Court of Chancery and (2) interest theretofore accrued, unless paid at that time. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to, and does not in any manner address, fair value under Section 262. Although Telenav believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither Telenav nor V99 anticipates offering more than the Merger Consideration to any stockholder exercising appraisal rights, and each of Telenav and V99 reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Common Stock is less than the Merger Consideration. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of his, her or its shares of Common Stock under Section 262 fails to perfect, or loses or successfully withdraws, such holder’s right to appraisal, the stockholder’s shares of Common Stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if, among other things, no petition for appraisal is filed within one hundred twenty (120) days after the Effective Time or if the stockholder delivers to the Surviving Corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the Merger Consideration in accordance with Section 262.

From and after the Effective Time, no stockholder who has demanded appraisal rights will be entitled to vote such shares of Common Stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of Common Stock, if any, payable to stockholders as of a time prior to the Effective Time. If no petition for appraisal is filed within one hundred twenty (120) days after the Effective Time, then the right of such stockholder to an appraisal will cease. If the stockholder delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal and an acceptance of the Merger, either within sixty (60) days after the Effective Time or thereafter with the written approval of the Surviving Corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder who commenced the proceeding or joined that proceeding as a named party without the approval of the court. Failure to comply strictly with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

If the Merger is completed, Telenav does not expect to hold another annual meeting of stockholders. However, if the Merger is not completed, Telenav will hold its next annual meeting of stockholders in 2021. Stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for Telenav’s next annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act, or Rule 14a-8. Further, in accordance with Telenav’s bylaws, nominations of persons for election to the Telenav Board and other stockholder proposals will be eligible for consideration at next year’s annual meeting without inclusion in the proxy materials.

Proposal for Inclusion in the Proxy Statement for Telenav’s Next Annual Meeting of Stockholders—A stockholder who wishes to present a proposal for inclusion in Telenav’s proxy statement for Telenav’s next annual meeting of stockholders in accordance with Rule 14a-8 must deliver the proposal to Telenav’s principal executive offices a reasonable time before Telenav begins to print and send its proxy materials. Submissions must be delivered to the Corporate Secretary at Telenav, Inc., 4655 Great America Parkway, Suite 300, Santa Clara, CA 95054, Attn: Corporate Secretary. The submission by a stockholder of a proposal for inclusion in the proxy statement is subject to regulation by the SEC under Rule 14a-8.

Proposal for Consideration at Telenav’s Next Annual Meeting of Stockholders —Under Telenav’s bylaws, a stockholder who desires to present a nomination of persons for election to the Telenav Board or other proposal for consideration at the next annual meeting, but not for inclusion in next year’s proxy statement, must, if such annual meeting is advanced by more than 30 days prior to, or delayed by more than 60 days after, the one-year anniversary of our last annual meeting of stockholders, deliver the proposal no later than 5:00 p.m., Eastern Time, on the later of (i) the ninetieth day prior to such annual meeting and (ii) the tenth day following the day on which notice of the date of such meeting is first made by Telenav and no earlier than one hundred twenty (120) days prior to such annual meeting.

The submission must contain the information specified in Telenav’s bylaws, including a description of the proposal and a brief statement of the reasons for the proposal, the name and address of the stockholder (as they appear in Telenav’s books and records), the number of shares of Common Stock owned of record and, if the proposal is being made on behalf of a beneficial owner of the Common Stock, the number of shares of Common Stock owned beneficially by such beneficial owner, and the other information specified in Telenav’s bylaws. For additional information about these requirements, see Telenav’s Bylaws, which have been incorporated by reference as an exhibit to Telenav’s Annual Report on Form 10-K/A for the fiscal year ended June 30, 2020. Proposals must be delivered to the Corporate Secretary at Telenav, Inc., 4655 Great America Parkway, Suite 300, Santa Clara, CA 95054, Attn: Corporate Secretary.

The provisions of Telenav’s bylaws concerning notice of proposals by stockholders are not intended to affect any rights of stockholders to seek inclusion of proposals in Telenav’s proxy statement under Rule 14a-8.

WHERE YOU CAN FIND MORE INFORMATION

Telenav files annual, quarterly and current reports, proxy statements and other information with the SEC. Telenav’s public filings are also available to the public from document retrieval services and the website maintained by the SEC at http://www.sec.gov.

Because the Merger is a “going-private” transaction, Telenav has filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available as described above.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows Telenav to “incorporate by reference” information into this proxy statement. This means that Telenav can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement (except with respect to any reference in such document to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995) and, with respect to this proxy statement but not with respect to the Schedule 13E-3, later information that Telenav files with the SEC will update and supersede that information. This proxy statement may update and supersede the information incorporated by reference. Similarly, the information that Telenav later file with the SEC may update and supersede the information in this proxy statement.

This proxy statement also incorporates by reference the following documents filed by Telenav with the SEC under the Exchange Act and, with respect to this proxy statement but not with respect to the Schedule 13E-3, any documents filed by Telenav pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting or termination of the Merger Agreement, including period reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials (provided that this proxy statement does not incorporate by reference any information furnished to, but not filed with, the SEC):

•	Telenav’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020 filed with the SEC on August 21, 2020, as amended by Form 10-K/A filed with the SEC on October 26, 2020;

•	Telenav’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, filed with the SEC on November 5, 2020;

•

Telenav’s Current Reports on Form 8-K filed with the SEC on September  29, 2020, October  2, 2020, October  6, 2020, November  3, 2020, December  3, 2020 and December 18, 2020 (other than documents or portions of those documents deemed to be furnished but not filed).

Telenav’s annual, quarterly and current reports are available, without exhibits, to any person, including any beneficial owner of the Common Stock, to whom this proxy statement is delivered, without charge, upon written request directed to Telenav by emailing IR@telenav.com.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

No persons have been authorized to give any information or to make any representations other than those contained, or incorporated by reference, in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by Telenav or any other person.

ANNEX A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

V99, INC.,

TELENAV99, Inc.

and

TELENAV, INC.

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of November 2, 2020 (this “Agreement”), by and among Telenav, Inc., a Delaware corporation (the “Company”), V99, Inc., a Delaware corporation (“Parent”), and Telenav99, Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub” and, together with Parent, the “Purchaser Parties”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 1.1 hereof.

RECITALS

WHEREAS, the Parties intend that Merger Sub be merged with and into the Company, with the Company being the surviving corporation on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each share (collectively, the “Shares”, and each, a “Share”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”), not Beneficially Owned by the Purchaser Group (collectively, the “Unaffiliated Shares”) will be converted into the right to receive the Merger Consideration;

WHEREAS, the board of directors of the Company (the “Board”) acting upon the recommendation of a special committee of independent and disinterested directors previously appointed by the Board (the “Special Committee”), has unanimously (other than HP Jin and Samuel Chen), (i) determined that this Agreement and the Merger, are advisable and fair to, and in the best interests of, the Company and the Company’s stockholders; (ii) approved this Agreement and the Merger; and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement and approve the Merger (the “Company Recommendation”);

WHEREAS, the respective boards of directors of Parent and Merger Sub have each unanimously (i) determined that this Agreement and the Merger, are advisable and in the best interests of Parent, and Merger Sub, respectively, and their respective stockholders; and (ii) approved this Agreement and the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of the Company to enter this Agreement, certain members of the Purchaser Group are entering into a Voting and Support Agreement (the “Support Agreement”) with the Company pursuant to which, among other things, such stockholders have agreed to vote their Shares in accordance with instructions delivered to them by the Special Committee;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of the Company to enter this Agreement, Parent has delivered to the Company the Commitment Letter among Samuel Chen, Digital Mobile Venture Limited, HP Jin and Parent with respect to financing transactions contemplated hereby.

WHEREAS, each of the Purchaser Parties and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Confidentiality Agreement” means an executed confidentiality agreement (including any confidentiality agreement entered into prior to the date of this Agreement together with any amendment thereto), containing terms determined in good faith by any Independent Committee or its Representatives to be appropriate for transactions of the nature contemplated by an Acquisition Proposal; provided, for the avoidance of doubt, that an Acceptable Confidentiality Agreement need not prohibit the making or amendment of an Acquisition Proposal or otherwise prohibit compliance by the Company with any of the provisions of Section 6.3. Notwithstanding the foregoing, an “Acceptable Confidentiality Agreement” need not contain any “standstill” or other similar provisions.

“Acquired Companies” means the Company and each of the Company’s Subsidiaries.

“Acquisition Proposal” means, other than the Merger, any offer or proposal of any Third Party relating to (i) any acquisition or purchase, direct or indirect, of assets equal to 15% or more of the consolidated assets of the Acquired Companies or to which 15% or more of the consolidated revenues or earnings of the Acquired Companies are attributable or 15% or more of the total voting power of the equity securities of the Company; (ii) any tender offer or exchange offer that, if consummated, would result in such Third Party Beneficially Owning 15% or more of the total voting power of the equity securities of the Company; (iii) a merger, consolidation, statutory share exchange, business combination, sale of assets, liquidation, dissolution or other similar extraordinary transaction involving any of the Acquired Companies whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Acquired Companies or to which 15% or more of the consolidated revenues or earnings of the Acquired Companies are attributable; or (iv) any combination of the foregoing.

“Affiliate” has the meaning given to such term in Rule 12b-2 under the Exchange Act; provided, that (a) no Purchaser Party nor any other member of the Purchaser Group shall be deemed to be Affiliates of any of the Acquired Companies and (b) the Acquired Companies shall not be deemed to be Affiliates of any Purchaser Party or any other member of the Purchaser Group for any purpose hereunder.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Authority” shall mean the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.

“Antitrust Filings” has the meaning set forth in Section 6.7(b).

“Antitrust Laws” shall mean the Sherman Act, 15 U.S.C. §§ 1-7, as amended; the Clayton Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53, as amended; the HSR Act; the Federal Trade Commission Act, 15 U.S.C. § 41-58, as amended; and all other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, or lessening of competition through merger or acquisition.

“Automatic Extension Conditions” has the meaning set forth in Section 8.1(b)(iii).

“Beneficially Owns” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Benefits Plan” means any (i) deferred compensation, bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; (ii) severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA); (iii) profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); (iv) employment, retirement, termination, change in control or severance agreement; or (v) other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any ERISA Affiliate of the Company, or to which the Company or any ERISA Affiliate of the Company is party, whether written or oral, for the benefit of any employee of any of the Acquired Companies.

“Board” has the meaning set forth in the Recitals.

“Book-Entry Shares” has the meaning set forth in Section 3.1(d).

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in San Francisco, California or in the City of New York are authorized or obligated by Law or executive order to close.

“Bylaws” means the Bylaws of the Company, as further amended from time to time.

“Cancelled Shares” has the meaning set forth in Section 3.1(c).

“Capitalization Date” has the meaning set forth in Section 4.2(a).

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (P.L. 116-136).

“Cash-Out RSU Award” has the meaning set forth in Section 3.5(b).

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as further amended from time to time.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Certificates” has the meaning set forth in Section 3.1(d).

“Change in Recommendation” has the meaning set forth in Section 6.3(d).

“Change in Recommendation Notice” has the meaning set forth in Section 6.3(d).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et seq. of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letter” has the meaning set forth in Section 5.14(a).

“Common Stock” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Disclosure Letter” has the meaning set forth in Article IV.

“Company Employees” has the meaning set forth in Section 6.17.

“Company Equity Plan” means the Company’s 2019 Equity Incentive Plan, the Company’s 2009 Equity Incentive Plan, the Amended and Restated TeleNav, Inc. 2011 Stock Option and Grant Plan, and the Company’s 1999 Stock Option Plan.

“Company Equity Award” means an award of Stock Options or RSUs granted under any Company Equity Plan.

“Company ESPP Rights” has the meaning set forth in Section 3.6.

“Company Intellectual Property” has the meaning set forth in Section 4.14.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had, or would be reasonably expected to have, a material adverse effect on: (a) the business, financial conditions, results of operations or assets of the Acquired Companies, taken as a whole, other than any such Effect resulting from (i) any change or prospective change in the market price or trading volume of the Common Stock or the credit ratings of the Company (but not any Effect underlying such change to the extent that such Effect would otherwise constitute a Company Material Adverse Effect), (ii) general economic conditions in the United States or any other country or region in the world (or changes in such conditions) or conditions in the global economy generally (or changes in such conditions), (iii) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (A) changes in interest rates or credit ratings in the United States or any other country; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, (iv) changes in applicable Laws (or any interpretation or enforcement thereof) that are binding on any of the Acquired Companies, (v) changes in GAAP or regulatory accounting requirements (or any interpretation or enforcement thereof), (vi) geopolitical conditions (or changes in such conditions) or acts of war, outbreak of hostilities, sabotage, military actions, terrorism, civil unrest, protests, or riots (including any escalation or general worsening of any such acts of war, outbreak of hostilities, sabotage, military actions, terrorism, civil unrest, protests, or riots) in the United States or any other country or region in the world, (vii) changes in regulatory, legislative or political conditions in the United States or any other country or region in the world, (viii) the existence, occurrence or continuation of any force majeure event, including any earthquakes, floods, mudslides, hurricanes, tropical storms, nuclear incidents, pandemics, epidemics, or disease outbreaks (including COVID-19), quarantine restrictions, severe weather conditions, tsunamis, tornados, volcanic eruptions, fires or other natural disasters in the United States or any other country or region in the world (including any COVID-19 Measures), (ix) changes in conditions generally affecting the principal industry in which the Acquired Companies operate, (x) any failure by the Company to meet any analysts’ estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the Effects giving rise to or contributing to such failures may constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect), (xi) any matter disclosed on Section 4.9(b) of the Company Disclosure Letter, (xii) the execution and delivery of this Agreement and compliance by the Company with the terms of, or any action taken or not taken by any of the Acquired Companies that is expressly required by, this Agreement, or any action taken or not taken by or at the written request of a Purchaser Party, or the public announcement of this Agreement or the Merger, departures of officers or employees, changes in relationships with suppliers or customers or other business relations, in each case only to the extent resulting from the execution and delivery of this Agreement and the Merger; provided that any Effect resulting from any of the matters described in clauses (ii) through (ix) may be taken into account in determining whether or not there has been, or would reasonably expected to be, a Company Material Adverse Effect if, but only if, such Effect has a disproportionate adverse effect on the Acquired Companies, taken as a whole, as compared to other companies of a similar size in the industry in which the Acquired Companies operate (in which case, only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect), or (b) the ability of the Company to consummate the Merger or comply with its obligations under this Agreement, other than any such Effect resulting from any of the matters described in the immediately preceding clause (xii).

“Company Material Contracts” has the meaning set forth in Section 4.13(a).

“Company Material Leased Real Property” has the meaning set forth in Section 4.15(b).

“Company Material Real Property Lease” has the meaning set forth in Section 4.15(c).

“Company Meeting” has the meaning set forth in Section 6.6(b).

“Company Permits” has the meaning set forth in Section 4.11.

“Company Recommendation” has the meaning set forth in the Recitals.

“Company Related Party” or “Company Related Parties” has the meaning set forth in Section 8.2(f).

“Company RSU Award” means an award of one or more RSUs granted pursuant to a Company Equity Plan.

“Company SEC Reports” has the meaning set forth in Section 4.6(a).

“Company Stockholder Approval” has the meaning set forth in Section 4.16.

“Company Termination Fee” means an amount in cash equal to $3,500,000. However, the Company Termination Fee means an amount in cash equal to $2,000,000 if this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii), or by Parent pursuant to Section 8.1(d)(ii), in each case, in connection with a Superior Proposal from an Excluded Party.

“Contract” means any written or oral legally binding agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, license, sublicense, insurance policy, benefit plan or other legally binding commitment or undertaking of any nature.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19, including the CARES Act.

“Delaware Secretary of State” has the meaning set forth in Section 2.3.

“DGCL” has the meaning set forth in Section 2.1.

“Dissenting Shares” has the meaning set forth in Section 3.4(a).

“Effect” means any effect, event, fact, development, occurrence, circumstance, condition or change.

“Effective Time” has the meaning set forth in Section 2.3.

“Encumbrances” means liens, pledges, charges, encumbrances, claims, hypothecation, mortgages, deeds of trust, security interests, covenants, restrictions, rights of first refusal, defects, irregularities or imperfections in title, prior assignment, license, sublicense or other burdens, options or encumbrances of any kind or any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing (any action of correlative meaning, to “Encumber”).

“Enforceability Exceptions” means any exceptions to the enforceability of any agreement under applicable bankruptcy, insolvency, reorganization or other similar Laws affecting the enforcement of creditors’ rights generally or under principles of equity regarding the availability of remedies.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, joint venture syndicate, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Law” means any Law, Order or other requirement of Law, including common law, relating to the protection of the environment, the protection of human health or the manufacture, use, transport, treatment, storage, disposal, release or threatened release of Hazardous Materials.

“Equity Interests” has the meaning set forth in Section 6.1(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“ESPP” means the Company’s 2019 Employee Stock Purchase Plan.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Fund” has the meaning set forth in Section 3.2(a).

“Excluded Party” means any Person or group of Persons from whom the Company, the Board (or any Independent Committee) or any of their respective Representatives has received a bona fide written Acquisition Proposal prior to the No-Shop Period Start Date that the Board (or any Independent Committee) determines in good faith (such determination to be made no later than three (3) Business Days after the No-Shop Period Start Date and after consultation with its financial advisor and outside legal counsel), constitutes or is reasonably likely to constitute or lead to a Superior Proposal; provided that any Person shall immediately and irrevocably cease to be an Excluded Party (and the provisions of this Agreement applicable to Excluded Parties shall cease to apply with respect to such Person) if the Acquisition Proposal submitted by such Person is withdrawn or terminated (it being understood that a modification of an Acquisition Proposal submitted by such Person or group of Persons shall not, in and of itself, be deemed to be a withdrawal or termination of an Acquisition Proposal submitted by such Person or group of Persons).

“Final Exercise Date” has the meaning set forth in Section 3.6.

“Financial Advisor” has the meaning set forth in Section 4.20.

“Financing” has the meaning set forth in Section 5.14(a).

“Financing Source” has the meaning set forth in Section 5.14(a).

“Foreign Plan” means any: (a) plan, program, policy, practice, Contract or other arrangement of any Acquired Company mandated by a Governmental Entity outside the United States; (b) Benefits Plan that is subject to the Law of any jurisdiction outside the United States as a result of or in connection with being sponsored or maintained outside of the United States; or (c) Benefits Plan that is primarily for the benefit of any current or former employee, contract worker, advisor, officer, member of the board of directors or managers (or similar body) or other individual service provider of or to any of the Acquired Companies or any Affiliate of any Acquired Company, whose services are or have been performed primarily outside of the United States.

“GAAP” has the meaning set forth in Section 4.6(a).

“Governmental Entity” means any: (a) nation, state, commonwealth, province, territory, county, municipality, tribal territory, district or other jurisdiction of any nature; (b) U.S. federal, state, local or municipal, non-U.S. or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

“Hazardous Materials” means any toxic or hazardous material or substances; solid wastes, including asbestos, polychlorinated biphenyls, mercury, flammable or explosive materials; radioactive materials, including naturally occurring radioactive materials; and any other chemical, pollutant, contaminant, substance, or waste, including a petroleum or petroleum-derived substance or waste, that is regulated under any Environmental Laws, including any substance that would require remediation, clean-up, or other action if spilled or released.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C. § 18a et seq., as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (c) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (d) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; (e) indebtedness of others as described in clauses (a) through (d) above guaranteed by such Person; but Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, and the endorsement of negotiable instruments for collection in the ordinary course of business.

“Indemnified Party” has the meaning set forth in Section 6.5(a).

“Independent Committee” means the Special Committee and, solely if the Special Committee no longer exists, any other committee of the Board composed solely of disinterested and independent directors who are (i) unaffiliated with the Purchaser Group and (ii) appointed by the Board (including by directors constituting at least a majority of the Unaffiliated Directors).

“Initial Termination Date” has the meaning set forth in Section 8.1(b)(iii).

“Intellectual Property” means any and all proprietary, industrial and intellectual property rights, under the applicable Law of any jurisdiction or rights under international treaties, both statutory and common law rights, including rights in: (a) utility models, supplementary protection certificates, patents and applications for the same, and extensions, divisions, continuations, continuations-in-part, reexaminations, and reissues thereof; (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof (including all goodwill associated with the foregoing); (c) copyrights, moral rights, database rights, other rights in works of authorship and registrations and applications for registration of the foregoing; and (d) trade secrets, know-how, and rights in confidential information, including such rights in designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable.

“Intervening Event” means any material Effect with respect to the Acquired Companies taken as a whole that (A) was not, as of the date of this Agreement, known to or reasonably foreseeable to the Board or the Special Committee or if known to, or reasonably foreseeable to the Board or the Special Committee as of the date hereof, the material consequences of which were not known and reasonably foreseeable to the Board or the Special Committee as of the date hereof and (B) becomes known to or by the Board or the Special Committee prior to the receipt of the later of the Company Stockholder Approval and the Majority of the Minority Approval; provided, however, that in no event shall the following alone constitute an Intervening Event: (i) the receipt, existence or terms of any Acquisition Proposal or any matter relating thereto; or (ii) any change in the price, or change in trading volume, of the Common Stock or the fact that the Company meets or exceeds internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period (provided, however, that the underlying causes giving rise to or contributing to such change or fact may be taken into account in determining whether an Intervening Event has occurred) or (iii) any matters generally affecting the industry in which the Company operates as a whole that have not had or would not reasonably be expected to have a disproportionate effect on the Acquired Companies.

“knowledge” means, with respect to any Acquired Company, the actual knowledge of the individuals listed in Section 1.01(a) of the Company Disclosure Letter, and with respect to any Purchaser Party, “knowledge” means the actual knowledge of the executive officers of such Purchaser Party.

“Law” means any federal, state, provincial, local, municipal or foreign law, statute, ordinance, regulation, constitution, code, Order, requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Majority of the Minority Approval” has the meaning set forth in Section 4.16.

“Maximum Premium” has the meaning set forth in Section 6.5(c).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Stockholder Consent” has the meaning set forth in Section 5.2.

“NASDAQ” means the NASDAQ Capital Market.

“No-Shop Period Start Date” has the meaning set forth in Section 6.3(a).

“Notice Period” has the meaning set forth in Section 6.3(d).

“Order” means any order, writ, ruling, injunction, judgment, stipulation, determination, award or decree of or by a Governmental Entity.

“Organizational Documents” means, collectively, the Certificate of Incorporation and the Bylaws.

“other Party” means (a) when used with respect to the Company, the Purchaser Parties and (b) when used with respect to any or all of the Purchaser Parties, the Company.

“Paid Time Off” has the meaning set forth in Section 6.17.

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Letter” has the meaning set forth in Article V.

“Parent Material Adverse Effect” means any Effect that, individually or when taken together with all other Effects, prevents or materially impedes, or materially delays or would reasonably be expected to prevent or materially impede, or materially delay (i) the consummation by the Purchaser Parties of the Merger or (ii) the compliance by each of the Purchaser Parties of each of their respective obligations under this Agreement in any material respect.

“Parent Proposal” has the meaning set forth in Section 6.3(d).

“Parent Termination Fee” means an amount in cash equal to $3,500,000.

“Party” or “Parties” means a party or the parties to this Agreement, except as the context may otherwise require.

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Permitted Encumbrances” means (a) with respect to real property, Encumbrances consisting of easements, restrictive covenants, encroachments, rights-of-way and other similar restrictions or limitations or irregularities in, or exceptions to, title thereto which, individually or in the aggregate, do not materially detract from the value of, or impair the use of, such property by the Company or zoning, building code or planning restrictions or regulations imposed by Governmental Entities having jurisdiction over such real property, (b) Encumbrances for Taxes (i) not yet due and payable or (ii) the validity of which is being contested in good faith through appropriate proceedings for which adequate reserves required pursuant to GAAP have been made with respect thereto, (c) mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising in the ordinary course of business securing amounts that are not past due, (d) non-exclusive licenses of Intellectual Property, (e) statutory or common law Encumbrances to secure landlords, lessors or renters under leases or rental agreements, and (f) other imperfections of title or encumbrance, if any, which do not, individually or in the aggregate, materially impair the continued use and operation of any real property or tangible personal property of the Company to which they relate as currently used or operated.

“person” or “Person” means any individual, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), Entity or Governmental Entity.

“Policies” has the meaning set forth in Section 4.17.

“Pre-Closing Period” has the meaning set forth in Section 6.1.

“Preferred Stock” means the shares of preferred stock, par value $0.001 per share, of the Company.

“Proxy Statement” has the meaning set forth in Section 4.7.

“Purchaser Group” means each of the Purchaser Parties and any Affiliate of any of the Purchaser Parties, including HP Jin, Samuel Chen, Fiona Chang, Yi-Ting Chen, Yi-Chun Chen, Changbin Wang, and Digital Mobile Venture Limited, and any Affiliate of the foregoing or trust in which any of the foregoing are a beneficiary.

“Purchaser Parties” has the meaning set forth in the Preamble.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Relevant Matter” has the meaning set forth in Section 9.8(a).

“Representatives” means a Person’s directors, officers, other employees, agents, attorneys, accountants, consultants, advisors and representatives.

“RSU” means a restricted stock unit representing the right to vest in and be issued shares of Common Stock or cash equal to the fair market value per share of Common Stock, which vesting is based in whole or in part upon the attainment of performance goals or continued service of the holder, whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.6(c).

“Schedule 13E-3” has the meaning set forth in Section 4.7.

“SEC” means the United States Securities and Exchange Commission.

“Second Termination Date” has the meaning set forth in Section 8.1(b)(iii).

“Section 16” has the meaning set forth in Section 6.9.

“Securities Act” means the Securities Act of 1933.

“Shares” has the meaning set forth in the Recitals.

“Special Committee” has the meaning set forth in the Recitals.

“Stock Option” has the meaning set forth in Section 3.5(a).

“Subsidiary” means, as to any Person, any Person (a) of which such first Person directly or indirectly owns securities or other equity interests representing more than 50% of the aggregate voting power, (b) of which such first Person possesses directly or indirectly the right to elect a majority of the board of directors or Persons holding similar positions, (c) that would otherwise be deemed a “subsidiary” under Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act or (d) that is otherwise listed on Section 4.3 of the Company Disclosure Letter.

“Superior Proposal” means a bona fide written Acquisition Proposal which did not arise from a material breach of Section 6.3(b) (with all references to “15%” in the definition of Acquisition Proposal increased to “50%”) that the Board or any Independent Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, to be more favorable from a financial point of view to the holders of

Unaffiliated Shares than the transactions contemplated hereby (including the Merger), in each case taking into account all financial considerations, the identity of the third party making such Superior Proposal, all legal and regulatory (including antitrust and CFIUS) considerations, the anticipated likelihood, timing and conditions thereof (including any financing condition or the reliability of any debt or equity funding commitments, any break-up fee, expense reimbursement provisions and conditions to consummation) and after taking into account any changes to this Agreement proposed by Parent in connection with the exercise of its rights in response to such Superior Proposal pursuant to Section 6.3(d); and all other factors and matters that the Board or any Independent Committee determines in good faith to be relevant.

“Support Agreement” has the meaning set forth in the Recitals.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Surviving Corporation Common Stock” means the common stock, par value $0.001 per share, of the Surviving Corporation.

“Takeover Statutes” has the meaning set forth in Section 4.22.

“Tax” or “Taxes” means any federal, state, local or non-U.S. or other tax, charge, fee, duty (including customs duty), levy or assessment (however denominated) of any kind in the nature of a tax, including, but not limited to, any income, gross receipts, excise, estimated, real or personal property, sales, value added, franchise, withholding, social security, occupation, use, margin, environmental, workers’ compensation, service, service use, license, net worth, payroll, franchise, alternative, transfer or recording tax or fee, and including any interest, fines, penalties or additions thereto, whether disputed or not.

“Tax Return” means any report, return, claim for refund, estimate, schedule, statement, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to any Governmental Entity with respect to any Tax.

“Termination Date” has the meaning set forth in Section 8.1(b)(iii).

“Third Termination Date” has the meaning set forth in Section 8.1(b)(iii).

“Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than a member of the Purchaser Group or any of their respective Affiliates.

“Transaction Litigation” has the meaning set forth in Section 6.12.

“ Unaffiliated Director” shall mean a member of the Board who is not an employee of any of the Acquired Companies and who is (a) independent from the Purchaser Group, (b) not an Affiliate (including an employee, director or officer) of any member of the Purchaser Group, and (c) has not received any material consideration from any member of the Purchaser Group or entered into any agreement, arrangement or understanding (whether written or oral) to receive any material consideration from any member of the Purchaser Group.

“Unaffiliated Shares” has the meaning set forth in the Recitals.

“Underwater Stock Option” has the meaning set forth in Section 3.5(a).

“Unvested Company RSU Award” has the meaning set forth in Section 3.5(c).

Section 1.2. Other Definitional Provisions; Interpretation.

(a) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to Articles, Sections, paragraphs, Exhibits and Schedules are to the Articles, Sections and paragraphs of, and Exhibits and Schedules to, this Agreement, unless otherwise specified.

(b) The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections of this Agreement in which such words occur.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.”

(d) Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.

(e) When used in reference to information or documents, the phrase “made available” means that the information or documents referred to have been made available if requested by the Party to which such information or documents are to be made available.

(f) The terms “or” “any” or “either” are not exclusive and the word “will” shall be construed to have the same meaning and effect as the word “shall.”

(g) The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and shall not simply mean “if.”

(h) The term “dollars” and the symbol “$” mean United States Dollars.

(i) References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder, in effect as of the date of this Agreement.

ARTICLE II

THE MERGER

Section 2.1. The Merger. Subject to the terms and conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, the Company and Merger Sub shall consummate the Merger, pursuant to which (i) Merger Sub shall merge with and into the Company and the separate existence of Merger Sub shall thereupon cease and (ii) the Company shall continue its existence under the DGCL as the surviving corporation (the “Surviving Corporation”) in the Merger and shall continue to be governed by the laws of the State of Delaware. The Merger shall have the effects set forth in this Agreement and the DGCL.

Section 2.2. Closing. Unless this Agreement shall have been terminated pursuant to Article VIII, the closing of the Merger (the “Closing”) will take place at the offices of Norton Rose Fulbright US LLP in San Francisco, California at 9:00 a.m., San Francisco, California local time (or such other place and time specified by the Parties), on a date to be specified by the Parties, which shall be no later than two Business Days after the satisfaction or waiver (subject to restrictions on waiver of Section 7.1(a)) of all of the conditions set forth in Article VII (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) (the date on which the Closing takes place being the “Closing Date”).

Section 2.3. Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company and Parent shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Delaware

Secretary of State or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.4. Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the Certificate of Incorporation and the Bylaws of the Company in effect immediately prior to the Effective Time shall continue to be the certificate of incorporation and the bylaws of the Surviving Corporation, until thereafter amended, subject to Section 6.5, in accordance with their respective terms and applicable Law.

Section 2.5. Directors and Officers of the Surviving Corporation. The Parties shall take all necessary action such that the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

ARTICLE III

CONVERSION OF SHARES

Section 3.1. Conversion of Capital Stock.

(a) At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) Cancelled Shares, and (ii) Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof or the Company or the Purchaser Parties, be converted into the right to receive $4.80 in cash, without any interest thereon (the “Merger Consideration”).

(b) The common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share of the Surviving Corporation.

(c) All shares of Common Stock that are owned by the Company as treasury stock immediately prior to the Effective Time or that are owned by any member of the Purchaser Group immediately prior to the Effective Time (collectively, “Cancelled Shares”) shall, at the Effective Time, be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) At the Effective Time, each share of Common Stock converted into the right to receive the Merger Consideration pursuant to Section 3.1(a) shall automatically cease to exist and the holders immediately prior to the Effective Time of shares of outstanding Common Stock not represented by certificates (“Book-Entry Shares”) and the holders of certificates that, immediately prior to the Effective Time, represent shares of outstanding Common Stock (the “Certificates”) shall cease to have any rights with respect to such shares of Common Stock other than the right to receive, upon surrender of such Book-Entry Shares or Certificates in accordance with Section 3.2, the Merger Consideration for each such share of Common Stock held by them.

(e) If at any time between the date of this Agreement and the Effective Time any change in the number of outstanding shares of Common Stock shall occur as a result of a reclassification, reorganization, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the amount of the Merger Consideration as provided in Section 3.1(a) shall be equitably adjusted to reflect such change.

Section 3.2. Exchange of Certificates Representing Common Stock; Payments.

(a) As soon as reasonably practicable after the execution of this Agreement, Parent shall designate the Company’s transfer agent or a U.S.-based bank or trust company to act as paying agent hereunder (the

“Paying Agent”), the identity and the terms of appointment of which shall be reasonably acceptable to the Company, for the purpose of exchanging Certificates and Book-Entry Shares for the Merger Consideration. Prior to the Effective Time, Parent and the Exchange Agent shall enter into an exchange agent agreement on customary terms, which terms shall be in form and substance reasonably acceptable to the Company. Immediately prior to the Effective Time, the Purchaser Parties shall deliver or cause to be delivered, in trust, to the Paying Agent, for the benefit of the holders of shares of Common Stock at the Effective Time, sufficient funds for timely payment of the aggregate Merger Consideration to be paid pursuant to this Section 3.2 in exchange for all outstanding shares of Common Stock immediately prior to the Effective Time (other than (x) Cancelled Shares and (y) Dissenting Shares) (such cash amounts being hereinafter referred to as the “Exchange Fund”). Parent or the Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of the shares of Common Stock for the Merger Consideration. The Purchaser Parties’ obligation to deliver to the Paying Agent sufficient funds for timely payment of the aggregate Merger Consideration to be paid pursuant to this Section 3.2 in exchange for all outstanding shares of Common Stock immediately prior to the Effective Time (other than (x) Cancelled Shares and (y) Dissenting Shares) shall be joint and several.

(b) As promptly as practicable after the Effective Time (and in any event not later than the second Business Day following the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Certificates or Book-Entry Shares whose shares were converted into the right to receive Merger Consideration pursuant to Section 3.1: (i) a letter of transmittal, which shall be in customary form and shall specify that delivery of such Certificates or Book-Entry Shares shall be deemed to have occurred, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent, upon adherence to the customary procedures set forth in the letter of transmittal; and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration to which the holder thereof is entitled. Upon surrender of a Certificate (or affidavit of loss in lieu thereof) for cancellation to the Paying Agent together with such letter of transmittal, duly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor cash, in the amount (after giving effect to any required withholding of Taxes) equal to (1) the number of shares of Common Stock formerly represented by such Certificate multiplied by (2) the Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. As promptly as practicable after the Effective Time, the Paying Agent shall issue and deliver to each holder of Book-Entry Shares a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 3.1(a) in respect of such Book-Entry Shares, without such holder being required to deliver a stock certificate or letter of transmittal to the Paying Agent; provided, that an “agent’s message” has been previously delivered to the Paying Agent regarding such Book-Entry Shares, and such Book-Entry Shares shall then cease to represent any right to receive the Merger Consideration hereunder. No interest shall be paid or accrued on the Merger Consideration payable to holders of Book-Entry Shares or Certificates. If any Merger Consideration is to be paid to a Person other than a Person in whose name the Book-Entry Share or Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes required by reason of payment of the Merger Consideration to a Person other than the registered holder of the Book-Entry Share or Certificate surrendered, or shall establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not applicable.

(c) The Exchange Fund shall be invested by the Paying Agent as directed by Parent, or after the Effective Time, the Surviving Corporation; provided that any such investments shall be in securities issued or directly and fully guaranteed or insured as to principal and interest by the United States government or any agency or instrumentality thereof and having maturities of not more than one month from the date of investment. Earnings on the Exchange Fund shall be the sole and exclusive property of the Surviving Corporation and shall be paid to the Surviving Corporation. No investment of the Exchange Fund shall relieve any of the Purchaser Parties, the Surviving Corporation or the Paying Agent from making the payments required by this Article III, and following any losses from any such investment (or any other circumstance in which the Exchange Fund diminishes below the level required for the Paying Agent to promptly pay the cash amounts contemplated by Section 3.1, or all or any portion of the Exchange Fund is unavailable for Parent (or the Paying Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 3.1 for any reason), the Purchaser Parties shall promptly provide, or shall cause to be promptly provided, additional funds to the Paying Agent for the benefit of the holders of shares of Common Stock at the Effective Time in the amount of such losses (or in the amount necessary to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Exchange Agent to make the payments contemplated by Section 3.1), which additional funds shall be deemed to be part of the Exchange Fund.

(d) Prior to the Effective Time, Parent and the Company will cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) with the objective that the Paying Agent shall transmit to DTC or its nominees no later than the first (1st) Business Day after the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (i) the number of shares of Company Common Stock (other than (x) Cancelled Shares and (y) Dissenting Shares) held of record by DTC or such nominee immediately prior to the Effective Time; multiplied by (ii) the Merger Consideration.

(e) At the Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration with respect to the Common Stock formerly represented thereby pursuant to this Article III, except as otherwise provided by Law.

(f) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company for twelve months after the Effective Time shall be delivered, upon demand, to Parent, and any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article III with respect to such Certificates or Book-Entry Shares shall thereafter look only to Parent for payment of their claim for Merger Consideration in respect thereof.

(g) Notwithstanding the foregoing, none of the Paying Agent, Parent, Merger Sub, the Surviving Corporation or the Company, or any stockholder, partner, member, Representative or Affiliate thereof, shall be liable to any Person in respect of cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share shall not have been surrendered prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and any holder of such Certificate or Book-Entry Share who has not theretofore complied with this Article III with respect thereto shall thereafter look only to the Surviving Corporation for payment of its claim for Merger Consideration in respect thereof.

(h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to the Parent and the Paying Agent) by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Paying Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this Article III.

Section 3.3. Withholding Rights. Each of Parent, Merger Sub, the Surviving Corporation, its Subsidiaries and the Paying Agent shall be entitled to deduct and withhold from amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code or any provision of any other applicable Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 3.4. Shares of Dissenting Stockholders.

(a) Notwithstanding any provision of this Agreement to the contrary, all shares of Common Stock that are issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and held by holders who shall neither have voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly perfected, and not effectively withdrawn or lost, their statutory rights of appraisal in respect of such shares of Common Stock in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and cease to exist, and each holder who holds any Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL or, pursuant to the terms of this Section 3.4, to receive payment of the Merger Consideration as provided in Section 3.1(a). Such holders of the Dissenting Shares shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares, unless and until such holder fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or otherwise loses such rights to receive payment of the fair value of such holder’s shares of Common Stock under Section 262 of the DGCL or if a court of competent jurisdiction determines that such holder is not entitled to the appraisal provided by Section 262 of the DGCL. If, after the Effective Time, such holder of the Dissenting Shares fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or loses such right or if a court of competent jurisdiction determines that such holder is not entitled to the appraisal provided by Section 262 of the DGCL, such Dissenting Shares shall thereupon be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration, without interest thereon.

(b) The Company will give Parent (i) prompt notice of any demands received by the Company for appraisal of Shares, attempted withdrawals of such demands and any other instruments served pursuant to applicable Law that are received by the Company related to the stockholders’ rights of appraisal; and (ii) the opportunity to participate in all negotiations and proceedings with respect to such notices and demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent (not to be unreasonably withheld, conditioned, or delayed), make any payment with respect to any demands for appraisal, or offer to settle or settle any such demands.

Section 3.5. Treatment of Stock Options and Other Stock-Based Compensation.

(a) Stock Options. No option to acquire shares of Common Stock (each, a “Stock Option”) will be assumed by Parent. The Company shall take all requisite action so that, at the Effective Time, each Stock Option that is outstanding and unexercised as of immediately prior to the Effective Time, shall become immediately vested and be, by virtue of the Merger and without any action on the part of the holder thereof, cancelled and extinguished, and converted automatically into the right to receive at the Effective Time an amount in cash, without interest, equal to the product of (i) the excess, if any, of the Merger Consideration over the per share exercise price under such Stock Option, and (ii) the total number of shares of Common Stock subject to such Stock Option as of immediately prior to the Effective Time, less any taxes required to be withheld; provided, however, that any Stock Option for which its per share exercise price is greater than the Merger Consideration (an “Underwater Stock Option”) will be cancelled and terminated at the Effective Time for no consideration;

(b) Vested Company RSU Awards. At the Effective Time, each Company RSU Award (or portion thereof) that is outstanding and vested as of immediately prior to the Effective Time but for which the shares of Common Stock issuable with respect thereto have not yet been delivered immediately prior to the Effective Time (after giving effect to any acceleration provided under the terms of the Company Equity Plan, the applicable Company RSU Award agreement and any other written agreement between the holder of such Company RSU Award and an Acquired Company governing any vesting terms of such Company RSU Award) shall, by virtue of the Merger and without any action on the part of the holder thereof be cancelled and converted into the right to receive, at the Effective Time, an amount in cash, without interest, equal to the Merger Consideration for each share of Common Stock otherwise deliverable in settlement of such vested Company RSU Award (or portion thereof), less any taxes required to be withheld.

(c) Unvested Company RSU Awards. At or prior to the Effective Time, the Company shall take all requisite action so that, at the Effective Time, unless otherwise provided for in written agreements entered into after the start of the No Shop Period and prior to the Closing Date between Parent and no more than twelve (12) individuals that hold Unvested Company RSU Awards, and each Company RSU Award (or portion thereof) that is unvested, outstanding and unsettled immediately prior to the Effective Time (after giving effect to any acceleration provided under the terms of the Company Equity Plan, the applicable Company RSU Award agreement and any other written agreement between the holder of such Company RSU Award and an Acquired Company governing any vesting terms of such Company RSU Award) (each, an “Unvested Company RSU Award”) shall be cancelled and converted into the unfunded, unsecured right (the “Cash-Out RSU Award”) to receive an amount in cash, without interest, equal the Merger Consideration (less any taxes required to be withheld), subject to the holder’s satisfaction of any time-based vesting terms (including any accelerated vesting in connection with a termination of service) that applied with respect to the underlying Company RSU Award immediately prior to the Effective Time. Each Cash-Out RSU Award shall continue to have, and shall be subject to, the same terms and conditions (including time vesting conditions and, if applicable, any accelerated vesting in connection with a termination of service) that applied to the underlying Unvested Company RSU Award immediately prior to the Effective Time, except that the Surviving Corporation may modify terms rendered inoperative by reason of the transactions contemplated by this Agreement, or as necessary or appropriate to reflect that the Surviving Corporation’s securities are not publicly traded, or for such other immaterial administrative or ministerial changes as in the reasonable and good faith determination of the Surviving Corporation are appropriate to effectuate the administration of the Cash-Out RSU Award.

(d) Resolutions and Other Company Actions. At or prior to the Effective Time, the Company, the Company Board, and the compensation committee of such board, as applicable, shall (i) adopt any resolutions and take any actions (including obtaining any employee consents) that may be reasonably necessary to effectuate the provisions of paragraphs Section 3.5(a), Section 3.5(b) and Section 3.5(c) of this Section 3.5, and to ensure that, from and after the Effective Time, the holders of Stock Options or Company RSU Awards have no rights with respect thereto other than those specifically provided in this Section 3.5, if any, and (ii) deliver written notice to each holder of a Stock Option or Company RSU Award informing such holder of the effect of the Merger on the Stock Option or Company RSU Award, as applicable. All Company Equity Plans will terminate as of the Effective Time, and the Company will take all action necessary to effect the foregoing.

Section 3.6. Treatment of ESPP . As soon as practicable after the date of this Agreement, the Company shall take all action that may be necessary to provide that: (a) no new offering period or purchase period (or similar period during which shares may be purchased) shall commence under the ESPP following the date of this Agreement; (b) participants in the ESPP as of the date of this Agreement may not increase their payroll deductions under the ESPP from those in effect on the date of this Agreement; and (c) no new participants may commence participation in the ESPP following the date of this Agreement. Without limiting the foregoing, as soon as reasonably practicable after the date of this Agreement (but in any event prior to the Closing), the Company shall take such action as may be necessary to: (i) cause any offering period or purchase period (or similar period during which shares may be purchased) in progress under the ESPP as of the date of this Agreement to be the final such period under the ESPP and to be terminated no later than three Business Days prior to the anticipated Closing Date (the “Final Exercise Date”); (ii) make any pro-rata adjustments that may be necessary to reflect the shortened offering period (or similar period), but otherwise treat such shortened offering or purchase period (or similar period) as a fully effective and completed offering or purchase period for all purposes under the ESPP; (iii) cause each participant’s then-outstanding share purchase right under the ESPP (the “Company ESPP Rights”) to be exercised as of the Final Exercise Date; and (iv) terminate the ESPP as of the Effective Time. On the Final Exercise Date, the funds credited as of such date under the ESPP within the associated accumulated payroll withholding account for each participant under the ESPP shall be used to purchase shares of Common Stock in accordance with the terms of the ESPP (as amended pursuant to this Section 3.6), and each share purchased thereunder immediately prior to the Effective Time shall be canceled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with Section 3.1(a), less any Taxes required to be withheld in accordance with Section 3.3. Any accumulated contributions of each participant under the ESPP as of immediately prior to the Effective Time shall, to the extent not used to purchase shares in accordance with the terms and conditions of the ESPP (and consistent with this Section 3.6), be refunded to such participant as promptly as practicable following the Final Exercise Date (without interest). No further Company ESPP Rights shall be exercised under the ESPP after the Final Exercise Date. The Company shall provide timely notice to participants of the setting of the Final Exercise Date and the termination of the ESPP in accordance with the terms of the ESPP.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the corresponding sections or subsections of disclosure letter dated as of the date of this Agreement and delivered by the Company to the Purchaser Parties (the “Company Disclosure Letter”), or (ii) as disclosed in the Company SEC Reports (including all exhibits and schedules thereto publicly filed with the SEC) filed with or furnished to the SEC on or after January 1, 2019 and publicly available prior to the date of this Agreement (excluding any disclosures set forth in any such Company SEC Reports in any risk factor section, any forward-looking statement disclosure or any other statements that are predictive or cautionary in nature, in each case other than current or historical facts included therein), the Company represents and warrants to each Purchaser Party as follows:

Section 4.1. Organization. Each of the Acquired Companies is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Acquired Companies is duly qualified or licensed to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction in which it currently conducts business and the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.2. Capitalization.

(a) At the close of business on September 30, 2020 (the “Capitalization Date”), the authorized capital stock of the Company consists of: (i) 600,000,000 shares of Common Stock, of which 47,822,790 shares were issued and outstanding, and (ii) 50,000,000 shares of Preferred Stock, of which no shares are issued and outstanding. As of the Capitalization Date, the Company does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. None of the Acquired Companies holds any shares of Common Stock or any rights to acquire shares of Common Stock. There is no Contract to which any Acquired Company is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Common Stock. As of the Capitalization Date, the Company Equity Plans are the only stock option, stock incentive or equity compensation plan or agreement sponsored or maintained by any of the Acquired Companies.

(b) At the close of business on the Capitalization Date: (i) 1,615,274 shares of Common Stock were subject to issuance pursuant to outstanding Stock Options; (ii) 2,195,036 shares of Common Stock were reserved for future issuance pursuant to the ESPP; (iii) 4,042,490 shares of Common Stock were subject to issuance and/or delivery pursuant to RSUs (of which 1,495,000 shares were subject to issuance and/or delivery pursuant to performance-based RSUs); (iv) no shares of restricted Common Stock are outstanding; (v) no shares of Common Stock were subject to stock appreciation rights, whether granted under the Company Equity Plan or otherwise; (vi) no Stock Options or RSUs were outstanding other than those granted under the Company Equity Plan; and (vii) 4,796,459 shares of Common Stock were reserved for future issuance pursuant to future awards not yet granted under the Company Equity Plan. As of the date of the Agreement, the Company has made available to Parent accurate and complete copies of all equity-based plans or, if not granted under an equity plan, such other Contract, pursuant to which any stock options, stock appreciation rights, restricted stock units, deferred stock units or restricted stock awards (including all outstanding Company Equity Awards, whether payable in equity, cash or otherwise) are currently outstanding, and the forms of all stock option, stock appreciation right, restricted stock unit, deferred stock unit and restricted stock award agreements evidencing such stock options, stock appreciation rights, restricted stock units, deferred stock units or restricted stock awards (whether payable in equity, cash or otherwise). To the knowledge of the Company, no grants of any Stock Options involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant (whether intentionally or otherwise).

(c) Other than the Company Equity Awards, as of the date hereof, there are no outstanding: (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other securities of the Company; (ii) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any securities or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company or its Subsidiaries. All outstanding shares of Common Stock, all outstanding Company Equity Awards, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of the Company have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(d) There are no outstanding Contracts requiring the Company or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any shares of Common Stock, Company Equity Awards or any outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of the Company. Other than the Support Agreements, neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to any shares of Common Stock, Company Equity Award or any outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of the Company.

(e) From the Capitalization Date until and including the date hereof, the Company has not issued or granted any shares of capital stock or other securities or entered into any other agreements or commitments to issue any shares of capital stock or other securities, or granted any other awards in respect of any shares of its capital stock (other than shares issued in accordance with the terms of Company Equity Awards or any warrant or other convertible security exercised or settled after the Capitalization Date), and has not split, combined or reclassified any of its shares of capital stock.

Section 4.3. Company Subsidiaries. All the outstanding shares of capital stock, voting securities of, and other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned by the Company, by another Acquired Company or by the Company and another Acquired Company, free and clear of (a) all Encumbrances (other than Permitted Encumbrances) and (b) any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except, in the case of the foregoing clauses (a) and (b), as imposed by this Agreement, the Organizational Documents (or equivalent organizational documents) of any of the Acquired Companies or applicable securities Laws. No Acquired Company owns any shares of capital stock or voting securities of, or other equity interests in, any Person other than the Acquired Companies.

Section 4.4. Authorization; Validity of Agreement; Company Action.

(a) Assuming the accuracy of the representations in Section 5.7, the Company has the requisite corporate power and authority to execute and deliver this Agreement, and, subject to obtaining the Company Stockholder Approval, to consummate the Merger and the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the transactions contemplated hereby, have been duly authorized by the Board. Assuming the accuracy of the representations in Section 5.7, except for obtaining the Company Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Merger and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, subject to the Company Stockholder Approval (assuming due and valid authorization, execution and delivery hereof by each of the Purchaser Parties and assuming the accuracy of the representations in Section 5.7), is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

(b) The Special Committee is composed of three members of the Board who are Unaffiliated Directors. The Board, at a meeting duly called and held, and acting upon the recommendation of the Special Committee (as determined in good faith, after consultation with its financial advisor and outside legal counsel), (other than HP Jin and Samuel Chen) has unanimously (i) determined that this Agreement, the Merger and the transactions contemplated hereby are advisable and in the best interests of, and fair to, the Company’s stockholders; (ii) approved this Agreement and the Merger; and (iii) resolved to recommend that the stockholders of the Company adopt the Merger Agreement and approve the Merger. The Board, acting upon the recommendation of the Special Committee, has directed that this Agreement be submitted to the stockholders of the Company at the Company Meeting for their adoption.

Section 4.5. Consents and Approvals; No Violation.

(a) Except for (i) compliance with the applicable requirements of the Securities Act and the Exchange Act (including the filing of the Schedule 13E-3 and the Proxy Statement, and the filing of one or more amendments to the Schedule 13E-3 and such Proxy Statement to respond to comments of the SEC, if any, on such documents), (ii) compliance with the rules and regulations of NASDAQ, (iii) the filing of the Certificate of Merger, (iv) compliance with any applicable foreign or state securities or “blue sky” laws, (v) all required Antitrust Filings and termination or expiration of any waiting periods thereunder or (vi) such filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain would not have a Company Material Adverse Effect, and assuming the accuracy of the representations in Section 5.3(a), neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the Merger will require on the part of the Company any filing or registration with, notification to, or authorization, consent or approval of any Governmental Entity.

(b) Assuming the consents, approvals, qualifications, orders, authorizations and filings referred to in Section 4.5(a) have been made or obtained (or waiting periods have terminated or expired) and subject to the receipt of the Company Stockholder Approval, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the Merger will (i) violate any provision of the Organizational Documents (or equivalent organizational documents) of any of the Acquired Companies, (ii) result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the respective properties or assets of any of the Acquired Companies under, any of the terms, conditions or provisions of any Company Material Contract, or (iii) assuming the accuracy of the representations in Section 5.7 and the obtainment of the Company Stockholder Approval, violate any Law applicable to the Company, any of its Subsidiaries or any of their properties or assets, except, in each case of clauses (ii) or (iii), for such violations, breaches, defaults, terminations, cancellations, accelerations or Encumbrances that would not have a Company Material Adverse Effect.

Section 4.6. SEC Reports; Internal Control.

(a) The Company has filed or furnished all reports and other documents with the SEC required to be filed or furnished by the Company since July 1, 2018 (such documents, together with any current reports filed during such period by the Company with the SEC on a voluntary basis on Form 8-K, the “Company SEC Reports”). As of their respective filing dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment (and in the case of registration statements and proxy statements, on the date of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Reports (a) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (b) except to the extent that information contained in such Company SEC Reports has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed Company SEC Report, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes, where applicable) of the Company included in the Company SEC Reports was prepared in all material respects in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, and except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended, except as otherwise noted therein (subject, in the case of unaudited statements, to normal year-end adjustments and to any other adjustments described therein, including the notes thereto).

(b) The Company is in compliance in all material respects with: (i) the applicable rules and regulations of NASDAQ and (ii) the applicable listing requirements of NASDAQ.

(c) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the related rules and regulations promulgated thereunder. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The management of the Company completed its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended June 30, 2020, and such assessment concluded that as of June 30, 2020 such controls were effective. The Company’s principal executive officer, principal accounting officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Board (x) all significant deficiencies, if any, in the design or operation of internal control over financial reporting which are reasonably likely to materially adversely affect the Company’s ability to record, process, summarize and report financial data and have identified to such auditors any material weaknesses in internal controls and (y) to the knowledge of the Company, any fraud, whether or not material, that involves management or other employees of the Company or any of the Subsidiaries who have a significant role in the Company’s internal control over financial reporting.

Section 4.7. Proxy Statement; Other Information. Subject to the last sentence of this Section 4.7, the information supplied by the Company for inclusion in the proxy statement (the “Proxy Statement”) to be filed by the Company with the SEC in connection with seeking the adoption of this Agreement by the stockholders of the Company and the transaction statement on Schedule 13E-3 to be filed with the SEC with respect to the Merger (the “Schedule 13E-3”) will not, at the respective times when such are filed with the SEC or are first mailed to the stockholders of the Company, as the case may be, or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Schedule 13E-3 will each comply as to form in all material respects as of the date of its first use with the requirements of the Exchange Act. No representation is made by the Company with respect to statements made in the Proxy Statement or the Schedule 13E-3 based on information supplied, or required to be supplied, by or on behalf of any Purchaser Party or any of their Affiliates for inclusion or incorporation by reference therein.

Section 4.8. No Undisclosed Liabilities. Except for (a) liabilities incurred in the ordinary course of business and consistent with past practices since June 30, 2020, (b) liabilities disclosed in or reflected or reserved against in the Company’s consolidated financial statements (or notes thereto) included in the Company SEC Reports, (c) liabilities arising under this Agreement or in connection with the Merger or for performance of obligations under Contracts binding upon the Acquired Companies or applicable Law, (d) liabilities which have been discharged or paid in full in the ordinary course of business and consistent with past practices, (e) other liabilities that are otherwise the subject of any other representation or warranty contained in this Article IV, and (f) liabilities or obligation that have not had or would not reasonably expected to have, individually, or in the aggregate, a Company Material Adverse Effect, none of the Acquired Companies has any liabilities or obligations of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise .

Section 4.9. Absence of Certain Changes. Since June 30, 2020, except for actions or omissions taken by or at the direction of any Purchaser Party or except as expressly required by this Agreement:

(a) the business of the Acquired Companies has been carried on and conducted in all material respects in the ordinary course of business consistent with past practices;

(b) there has not been any Company Material Adverse Effect; and

(c) there has not been any action taken by any of the Acquired Companies that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a material breach of any covenants contained in clauses (c) through (e), (g), (h), (j), (l), (m), (n), or (p) of Section 6.1.

Section 4.10. Litigation; Orders.

(a) There are no Legal Proceedings pending or, to the knowledge of the Company, threatened against the Acquired Companies, before any Governmental Entity, except as has had not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) There is no continuing or outstanding Order with respect to any of the Acquired Companies, except as has had not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.11. Company Permits; Compliance with Law. The Acquired Companies hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary to own, lease or operate their respective properties and assets and for the lawful conduct of their respective businesses (the “Company Permits”), except where the failure to so hold has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, and the Acquired Companies are in compliance with the terms of the Company Permits, except where such suspension or cancellation, or the failure of such Company Permits to be in full force and effect, or where the failure to so comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, the businesses of the Acquired Companies are currently being conducted, and at all times since July 1, 2018 have been conducted, in compliance with all applicable Laws, except where the failure to so comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12. Taxes.

(a) Each of the Acquired Companies has (i) timely filed all material Tax Returns required to be filed by it and all such Tax Returns are true, correct and complete in all material respects and (ii) timely paid all material Taxes due and payable (whether or not shown to be due on a Tax Return) by it. No Acquired Company has incurred any material liability for Taxes since the date of the Company’s most recent financial statements filed with the SEC outside the ordinary course of business.

(b) There are no ongoing federal, state, local or non-U.S. Legal Proceedings with respect to any income or other material Tax Return or income or other material Taxes of any Acquired Company. No Acquired Company has received a written notice that indicates that a Legal Proceeding with respect to any income or other material Tax Return or income or other material Taxes of any Acquired Company is being contemplated or will be commenced that has not yet commenced. No deficiencies for income or other material Taxes with respect to any of the Acquired Companies have been claimed, proposed or assessed by a Governmental Entity in writing, which have not been fully paid or finally resolved.

(c) There are no outstanding written requests, agreements, consents or waivers to extend (i) the statutory period of limitations applicable to the assessment or collection of any material Taxes or deficiencies against any of the Acquired Companies, or (ii) for any Acquired Company to file an income or other material Tax Return (excluding automatic extensions that do not require any action by a Governmental Entity).

(d) No written claim has been made by any Governmental Entity in the past three years in a jurisdiction where an Acquired Company has not filed a Tax Return that indicates that it is or may be subject to Tax by, or required to file Tax Returns in, such jurisdiction.

(e) No Acquired Company is a party to any Contract providing for the allocation, sharing or indemnification of Taxes (other than Contracts entered in the ordinary course of business the primary purpose of which is not Tax).

(f) There are no Encumbrances for Taxes upon the assets of any of the Acquired Companies, except for Permitted Encumbrances.

(g) No Acquired Company has been a “distributing corporation” or a “controlled corporation” in any distribution in which the parties to such distribution treated (or intend to treat) the distribution as one to which Section 355 of the Code is applicable in the two year period ending on the date hereof.

(h) Each of the Acquired Companies has (i) withheld and collected all material amounts required by Law to be withheld or collected, including sales and similar Taxes and amounts required to be withheld for Taxes of employees, independent contractors, creditors, stockholders or other Persons, and, to the extent required, has timely paid over such amounts to the proper Governmental Entities and (ii) properly collected and maintained in all material respects any and all certificates, forms, and other documents required by applicable Law related to Tax withholding, including for any reduction of or exemption from withholding and remitting any Taxes.

(i) No Acquired Company has entered into any “closing agreement” under section 7121 of the Code, or other Contract with a Governmental Entity in respect of Taxes that remains in effect, , and no request for a ruling, relief or advice that relates to the Taxes or Tax Returns of the Company or any Subsidiary is currently pending with any Governmental Entity, and no such ruling, relief or advice has been obtained since December 31, 2016.

(j) No Acquired Company has participated in any “listed transaction” as defined under Treasury Regulations Section 1.6011-4(b)(2) or any tax shelter transaction in any other jurisdiction.

(k) No Acquired Company will be required to include any item of income in (or exclude any item of deduction from) taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following in existence as of the Closing Date: (i) gain recognition agreement; (ii) “domestic use election” (or similar elections or agreements under state, local or non-U.S. Laws); (iii) installment sale or open transaction; (iv) prepaid amount or deferred revenue received outside the ordinary course of business; (v) intercompany item under Treasury Regulation Section 1.1502-13 or an excess loss account under Treasury Regulation Section 1.1502-19; (vi) change in method of accounting; (vii) use of an improper method of accounting; or (viii) election under Section 965 of the Code.

(l) No Acquired Company (i) is currently or has ever been a member of a group (other than a group the common parent of which is the Company or another Acquired Company) filing a consolidated, combined or unitary Tax Return or (ii) has any liability for the Taxes of any other Person (other than an Acquired Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Laws), or as a transferee or successor, by Contract (other than Contracts entered in the ordinary course of business the primary purpose of which is not Tax) or otherwise by operation of Law.

(m) No Acquired Company is a party to any agreement, contract, arrangement, or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Laws) or an obligation to indemnify, gross-up or otherwise compensate any Person, in whole or in part, for any excise tax under Section 4999 of the Code (or any corresponding provision of state, local or foreign Laws) that is imposed on such Person or any other Person.

(n) The Acquired Companies are in compliance in all material respects with all applicable Laws with respect to transfer pricing.

(o) No Acquired Company has (i) deferred any “applicable employment taxes” under Section 2302 of the CARES Act or any “applicable taxes” under IRS Notice 2020-65, (ii) claimed any Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act, as signed into law by the President of the United States on March 18, 2020, and Section 2301 of the CARES Act, or (iii) sought (nor has any Affiliate that would be aggregated with any Acquired Company and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(p) Each Acquired Company has complied in all material respects with all Laws related to escheat, abandoned or unclaimed property.

Section 4.13. Material Contracts.

(a) Except for (i) this Agreement, (ii) any Benefit Plans, (iii) any Contracts to which the Company or any Subsidiary of the Company is a party as of the date of this Agreement filed as exhibits to the Company SEC Reports or (iv) as set forth in Section 4.13(a) of the Company Disclosure Letter (the Contracts referred to in the foregoing clause (iii), the “Company Material Contracts”), as of the date of this Agreement, none of the Acquired Companies is a party to or bound by:

(i) any Contract relating to any credit, loan or facility arrangement, guarantee or indebtedness (whether or not incurred, assumed, guaranteed or secured by any asset of any of the Acquired Companies) of more than $1.0 million other than (x) any indebtedness between or among any of the Company and/or any of its Subsidiaries; (y) accounts receivable and accounts payable in the ordinary course of business; or (z) extensions of credits to customers in the ordinary course of business;

(ii) any joint venture Contract, strategic cooperation or partnership arrangements, or other agreement, in each case, involving a sharing of profits, losses, costs or liabilities by any of the Acquired Companies with any Third Party, and in each case that involves an annual payment or receipt of amounts by any of the Acquired Companies of more than $1.0 million, and excluding, for the avoidance of doubt, reseller agreements and other commercial agreements that do not involve the formation of an entity with any Third Party;

(iii) any Contract that expressly limits, or purports to expressly limit, the ability of any of the Acquired Companies to compete in any line of business or with any Person or Entity in any geographic area or during any period of time, except for such limitations that are not material to the business of the Acquired Companies taken as a whole;

(iv) any Contract involving an annual payment or receipt of amounts by any of the Acquired Companies of more than $1.0 million during the most recent fiscal year, other than contracts in the ordinary course of business that are terminable by the Acquired Companies without penalty on 90 or fewer days’ notice;

(v) any Contract involving the pending acquisition or sale of (or option to purchase or sell) assets or properties pursuant to which any of the Acquired Companies is required to pay to any Person, or any Person is required to pay to any of the Acquired Companies, an aggregate annual amount in excess of $5.0 million;

(vi) each Contract that contains any “most favored nation” or most favored customer provision, call or put option, preferential right or rights of first or last offer, negotiation or refusal, in each case other than those contained in any Contract in which such provision is solely for the benefit of any of the Acquired Companies; or

(vii) each Contract pursuant to which any Acquired Company (A) is granting any license to Company Intellectual Property or (B) is granted any license to Intellectual Property of a third party which is incorporated into any product sold by the Acquired Companies and necessary for the operation of the businesses of each of the Acquired Companies as presently conducted, in each case, (A) and (B), other than (u) nonexclusive licenses granted in connection with the sale of Company products or otherwise in the ordinary course of business of the Acquired Companies, (v) licenses granted for the benefit of the Acquired Companies in employee and contractor agreements, (w) nondisclosure agreements, (x) licenses for open source software or services, (y) Contracts for “shrink wrap” and other widely available commercial software or services, and (z) any other agreements that are not material to the business of the Acquired Companies, taken as a whole.

(b) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Material Contract is valid and binding on the Company or its Subsidiaries and in full force and effect, except as enforceability may be limited by the Enforceability Exceptions, (ii) no Acquired Company, nor to the knowledge of the Company, any other party to a Company Material Contract is in breach or violation of, or default under, any Company Material Contract, (iii) the Acquired Companies have not received any written claim or notice of default under any Company Material Contract and (iv) the Company has not received any written notice in writing from any person that such person intends to terminate or materially reduce its business under any Company Material Contract, which termination or reduction is material to the Acquired Companies, taken as a whole.

Section 4.14. Intellectual Property. The Acquired Companies own all Intellectual Property which the Acquired Companies own or purport to own (collectively, the “Company Intellectual Property”) free and clear of all Encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such properties would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, the use of the Company Intellectual Property by the Acquired Companies in the operation of the business of each of the Acquired Companies as presently conducted does not infringe upon or misappropriate any Intellectual Property of any other Person, except for such matters that have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no Person is infringing or violating the Company Intellectual Property owned by the Acquired Companies, except where such infringement or violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Acquired Companies have taken reasonable measures to protect the confidentiality of trade secrets used in the businesses of each of the Acquired Companies as presently conducted, except where failure to do so has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.15. Real Property.

(a) No Acquired Company owns or has ever owned any real property.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Acquired Companies have valid leasehold estates in all material real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any Subsidiary of the Company (collectively, including the improvements thereon, the “Company Material Leased Real Property”) free and clear of all Encumbrances, except Permitted Encumbrances.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each agreement under which the Company or any Subsidiary of the Company is the landlord, sublandlord, tenant, subtenant, or occupant with respect to the Company Material Leased Real Property (each, a “Company Material Real Property Lease”) to the knowledge of the Company is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, subject as to Enforceability Exceptions, and no Acquired Company has received written notice of any default under any Company Material Real Property Lease.

Section 4.16. Stockholder Approval. Assuming the accuracy of the representations in Section 5.7, the only vote of stockholders of the Company required under the DGCL, the Organizational Documents of the Company and the rules and regulations of NASDAQ in order for the Company to validly perform its obligations under this Agreement is the adoption of this Agreement by the affirmative vote of a majority of the aggregate voting power of the issued and outstanding shares of Common Stock (the “Company Stockholder Approval”). This Agreement also requires, as a non-waivable condition to the Closing, that the holders of a majority of outstanding shares of Common Stock not Beneficially Owned by any member of the Purchaser Group shall have voted in favor of the adoption of this Agreement (the “Majority of the Minority Approval”).

Section 4.17. Insurance. Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, (i) all insurance policies (“Policies”) with respect to the business and assets of the Acquired Companies are in full force and effect, (ii) none of the Acquired Companies is in breach or default, and no Acquired Company has taken any action or failed to take any action that, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of any of the Policies and (iii) the Acquired Companies have not received any written notice of cancellation of any of the Policies or of any claim pending regarding any of the Acquired Companies under any of such Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Policies. To the knowledge of the Company, the Acquired Companies maintain insurance with reputable insurers in such amounts and against such risks as is customary for companies of similar size and stage of development in the industries in they operate.

Section 4.18. Employee Matters.

(a) The Company has made available to Parent correct and complete copies (or, if a plan is not written, a written description) of all material Benefits Plans and amendments thereto in each case that are in effect as of the date hereof, and, to the extent applicable, (i) all related trust agreements, funding arrangements and insurance contracts now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise, (ii) the most recent determination letter received regarding the tax-qualified status of each material Benefits Plan, (iii) the most recent financial statements for each material Benefits Plan, (iv) the Form 5500 Annual Returns/Reports for the two most recent plan years for each material Benefits Plan, (v) the current summary plan description for each material Benefits Plan and (vi) all actuarial valuation reports related to any material Benefits Plans. None of the Acquired Companies has committed in writing to establish or enter into any new arrangement that would constitute a material Benefits Plan or to materially modify any material Benefits Plan (except to conform any such Benefits Plan to the requirements of any applicable Law).

(b) (i) Each Benefits Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) all the Benefits Plans that are intended to be qualified under Section 401(a) of the Code have received timely determination letters from the IRS and no such determination letter has been revoked nor, to the knowledge of the Company, has any such revocation been threatened, and no circumstance exists that is reasonably likely to adversely affect the qualified status of such plan under Section 401(a) of the Code; and (iii) no Acquired Company has engaged in a transaction that could subject any Acquired Company to a material Tax or material penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c) None of the Acquired Companies, and no ERISA Affiliate of the Company, has ever maintained, established, sponsored, participated in, or contributed to, or been obligated to contribute to or has any liability in respect of, any: (i) plan subject to Title IV of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code. No Benefits Plan is or has been funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code. The fair market value of the assets of each funded material Foreign Plan, the Liability of each insurer for any material Foreign Plan funded through insurance, or the book reserve established for any material Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Foreign Plan according to the reasonable actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan, and the Merger will not cause any such assets or insurance obligations to be less than such benefit obligations. No Benefits Plan provides post-termination or retiree health and welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Law.

(d) There is no pending or, to the knowledge of the Company, threatened Legal Proceedings relating to a Benefits Plan (other than routine claims for benefits), and no Benefits Plan has within the three years prior to the date hereof, been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity.

(e) Each Benefits Plan that is subject to Section 409A of the Code has been operated in material compliance with such section and all applicable regulatory guidance.

(f) Each of the Acquired Companies complies in all material respects with the applicable requirements of COBRA or any similar state statute with respect to each Benefits Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute. Each of the Acquired Companies complies in all material respects with the applicable requirements of the Patient Protection and Affordable Care Act.

(g) Neither the execution of this Agreement, the consummation of the Merger, nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any reasonably foreseeable additional or subsequent events that standing alone would not trigger such request): (i) entitle any current or former director, employee, contractor or consultant of the Company to severance pay or any other compensation or benefits; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such individual; or (iii) increase the amount payable or result in any other material obligation pursuant to any Benefits Plan. No Benefits Plan provides for the gross-up or reimbursement of Taxes under Section 409A of the Code.

(h) Except as has not had, no would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Acquired Companies: (i) is in compliance with all applicable Laws and agreements respecting hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee health and safety, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes and immigration with respect to employees of the Company and contingent workers and (ii) is in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council or other body representing employees of the Company.

(i) None of the Acquired Companies is party to, or, subject to, any collective bargaining agreement or other agreement with any labor organization, work council or trade union with respect to any of its or their operations. No material work stoppage, slowdown or labor strike against any of the Acquired Companies has occurred in the last two (2) years or, to the knowledge of the Company, is pending or threatened. None of the employees of the Company are represented by a labor organization, work council or trade union and, to the knowledge of the Company, there is no organizing activity.

(j) Except as has not had, nor would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no material Legal Proceedings, government investigations, or labor grievances pending, or, to the knowledge of the Company, threatened relating to any employment related matter involving any employee of the Company or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices or other alleged violations of Law.

Section 4.19. Environmental Matters.

(a) The Acquired Companies are, and have been since January 1, 2019, in compliance with Environmental Laws, except as has not had, individually or in the aggregate, a Company Material Adverse Effect;

(b) Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company, there have been, since January 1, 2019, no Releases of Hazardous Materials at any property currently or formerly owned, operated or otherwise used by the Acquired Companies, or by any predecessors of any Acquired Company, which Releases are reasonably likely to result in liability to the Company under Environmental Law, and, no Acquired Company has received any written notice asserting a liability or obligation under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of the Release of any Hazardous Materials at or from any property currently or formerly owned, operated, or otherwise used by the Company, or at or from any off-site location where Hazardous Materials from the Acquired Companies’ operations have been sent for treatment, disposal storage or handlings.

Section 4.20. Brokers or Finders. No investment banker, broker, finder, consultant or intermediary other than B. Riley Securities, Inc. (the “Financial Advisor”) is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Merger based upon arrangements made by or on behalf of any of the Acquired Companies. The Company has made available to Parent a copy of its engagement letter with the Financial Advisor.

Section 4.21. Opinion of Financial Advisor. The Special Committee has received the opinion of the Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the qualifications, limitations, assumptions and other matters considered by the Financial Advisor in connection with the preparation of the opinion, the consideration to be received by the holders of the Unaffiliated Shares in the Merger pursuant to this Agreement is fair from a financial point of view to such holders. A complete copy of the written opinion will be made available to Parent solely for informational purposes as soon as practicable after the date of this Agreement.

Section 4.22. Takeover Statutes. Assuming the accuracy of the representations in Section 5.7, no further actions or votes are necessary to render the restrictions of any “fair price,” “moratorium,” “control share acquisition” or any other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”), inapplicable to this Agreement or the Merger.

Section 4.23. Information Technology. The Company employs commercially reasonable disaster recovery and business continuity plans, procedures and facilities for the business of the Acquired Companies and takes commercially reasonable steps designed to safeguard the information technology systems utilized in the operation of the business of the Acquired Companies from unauthorized access. To the knowledge of the Company, there have been no material breaches of or material failures in the security systems or measures related to the Company’s information technology systems that have resulted in unauthorized access to personally identifiable information.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER PARTIES

Except as set forth in the corresponding sections or subsections of disclosure letter dated as of the date of this Agreement and delivered by the Purchaser Parties to the Company (the “Parent Disclosure Letter”), the Purchaser Parties jointly and severally represent and warrant to the Company as follows:

Section 5.1. Organization. Each of the Purchaser Parties is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a Parent Material Adverse Effect. Each of the Purchaser Parties is duly qualified or licensed to do business and in good standing as a foreign corporation or legal entity in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.2. Authorization; Validity of Agreement; Necessary Action. Prior to the date hereof, Parent, as the sole stockholder of Merger Sub, duly executed and delivered a stockholder consent, effective as of immediately following execution of this Agreement, which, when effective, will duly adopt this Agreement (the “Merger Sub Stockholder Consent”). The Merger Sub Stockholder Consent has not been revoked and is in full force and effect. Each of the Purchaser Parties has the requisite power and authority to execute and deliver this Agreement and, upon effectiveness of the Merger Sub Stockholder Consent, to consummate the Merger. The execution, delivery and performance by each of the Purchaser Parties of this Agreement, and, in the case of Parent, and the consummation of the Merger, have been duly authorized by the board of directors of both Parent and Merger Sub, and, subject to the effectiveness of the Merger Sub Stockholder Consent, and no other action on the part of any Purchaser Party is necessary to adopt this Agreement or to authorize the execution and delivery by such Purchaser Party of this Agreement and the consummation by them of the Merger. This Agreement has been duly executed and delivered by each of the Purchaser Parties, and assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each Purchaser Party, enforceable against them in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

Section 5.3. Consents and Approvals; No Violations.

(a) Except for (i) compliance with the applicable requirements of the Securities Act and the Exchange Act, (ii) compliance with the rules and regulations of NASDAQ, (iii) the filing of the Certificate of Merger, (iv) compliance with any applicable foreign or state securities or “blue sky” laws, (v) all required Antitrust Filings and termination or expiration of any waiting periods thereunder, or (vi) such filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain would not have a Parent Material Adverse Effect, and assuming the accuracy of the representation in Section 4.5(a), neither the execution, delivery or performance of this Agreement by any Purchaser Party nor the consummation by such Purchaser Party of the Merger will require on the part of such Purchaser Party any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity.

(b) Assuming the consents, approvals, qualifications, orders, authorizations and filings referred to in Section 5.3(a) have been made or obtained (or waiting periods have terminated or expired), neither the execution, delivery or performance of this Agreement by any Purchaser Party nor the consummation by such Purchaser Party of the Merger will (i) violate any provision of the certificate of incorporation or bylaws (or equivalent organizational documents) of such Purchaser Party, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Encumbrance upon any of the respective properties or assets of any of the Purchaser Parties under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, Contract, agreement or other instrument or obligation to which such Purchaser Party is a party or by which any of them or any of their respective properties or assets may be bound or (iii) assuming the effectiveness of the Merger Sub Stockholder Consent, violate any Law applicable to such Purchaser Party or any of its Subsidiaries or any of their respective properties or assets; except in the case of clauses (ii) and (iii) for such violations, breaches, defaults, terminations, cancellations, accelerations or Encumbrances that would not have a Parent Material Adverse Effect.

Section 5.4. Proxy Statement; Other Information. None of the information provided by any Purchaser Party to be included in the Proxy Statement or Schedule 13E-3 will, at the respective times such are filed with the SEC or are first mailed to the stockholders of the Company, as the case may be, or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Schedule 13E-3 will comply as to form with respect to the information provided by each Purchaser Party in all material respects as of the date of its first use with the requirements of the Exchange Act.

Section 5.5. Merger Sub’s Operations. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, directly or indirectly owned by Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any Person other than Parent may directly or indirectly acquire any equity security of Merger Sub. Merger Sub has been formed solely for the purpose of the Merger Agreement, and Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.6. Brokers or Finders. No investment banker, broker, finder, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Merger based upon arrangements made by or on behalf of any member of the Purchaser Group or any of their respective Subsidiaries or Affiliates.

Section 5.7. Share Ownership. None of the Purchaser Parties nor any of their respective Affiliates or any other member of the Purchaser Group became an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company at any time during the last three years. None of the Purchaser Parties nor any of their respective Affiliates or any other members of the Purchaser Group, as of the date of this Agreement, beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any shares of Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Common Stock or any securities of any Subsidiary of the Company, and none of Parent, its Subsidiaries or Affiliates has any rights to acquire, directly or indirectly, any shares of Common Stock except pursuant to this Agreement and as set forth in Section 5.7 of the Parent Disclosure Letter.

Section 5.8. Independent Investigation. The Purchaser Parties have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Acquired Companies, which investigation, review and analysis was performed by the Purchaser Parties, their respective Affiliates and any Representatives of the foregoing. Each of the Purchaser Parties acknowledges that it, its Affiliates and its and their respective Representatives have been provided reasonable access to the personnel, properties, facilities and records of the Acquired Companies for such purpose. In entering into this Agreement, each of the Purchaser Parties acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or its or their respective Representatives (except for the representations, warranties and covenants of the Company set forth in this Agreement).

Section 5.9. Non-Reliance on Company Estimates. The Company has made available to the Purchaser Parties and/or members of the Purchase Group, and may continue to make available, certain estimates, projections and other forecasts for the business of the Acquired Companies and certain plan and budget information. Each of the Purchaser Parties acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of the Purchaser Parties acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that the Purchaser Parties are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that none of the Purchaser Parties is relying on any estimates, projections, forecasts, plans or budgets furnished by any of the Acquired Companies or their respective Affiliates or any Representative of the foregoing, or the accuracy or completeness thereof, and none of the Purchaser Parties shall, and shall cause its Affiliates and their respective Representatives not to, hold any such person liable with respect thereto.

Section 5.10. Litigation. There is no Legal Proceeding pending or, to the knowledge of Parent, threatened against the Purchaser Parties, except as would not and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. Parent is not subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity, except as would not, and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.11. No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement and the Merger. The vote or consent of Parent, as the sole stockholder of Merger Sub, is the only vote or consent of the capital stock of, or other equity interest in, Merger Sub necessary to approve this Agreement and the Merger.

Section 5.12. Parent Capitalization. No Person other than H.P. Jin holds any shares of capital stock of Parent or options, warrants, rights (including conversion or preemptive rights), proxy or stockholder agreements, or other agreements or arrangements for the purchase or acquisition from Parent of any shares of capital stock of Parent or any securities convertible into or ultimately exchangeable or exercisable for any shares of capital stock of Parent.

Section 5.13. No Other Arrangements. As of the date of this Agreement, there are no contracts, undertakings, commitments, agreements, obligations, arrangements or understandings, whether written or oral, between the Purchaser Parties, any other member of the Purchaser Group or any of their respective Affiliates, on the one hand, and any beneficial owner of outstanding Shares or any member of the Company’s management or the Board (other than another member of the Purchaser Group), on the other hand, relating in any way to such Shares, the transactions contemplated by this Agreement, or to the ownership or operations of the Company after the Effective Time.

Section 5.14. No Discussions. No member of the Purchaser Group, nor any of their respective Affiliates or Representatives have had, directly or indirectly, any discussions or communications, or entered into any agreement, arrangement or understanding, whether oral or written, with any director, officer or other employee of the Acquired Companies (other than another member of the Purchaser Group) relating to (i) any retention, severance or other compensation, incentives or benefits that may be or become payable to any such director, officer or employee of the Company in connection with the Merger or following the consummation thereof, or (ii) any equity rollover or other similar transaction, or any equity or other investment in the Company or any Affiliate of the Company or any parent company thereof, following the consummation of the Merger, or (iii) any directorship, employment, consulting arrangement or other similar association or involvement of any directors, officers or other employees of the Company or any of its Subsidiaries with the Company or any of its Subsidiaries or Affiliate of the Company or any parent company thereof, following the consummation of the Merger.

Section 5.15. Solvency. Neither Purchaser Party is entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Acquired Companies. As of the Effective Time, assuming (i) satisfaction of the conditions to Parent’s obligation to consummate the Merger, or waiver of such conditions, (ii) the accuracy, in all material respects, of the representations and warranties of the Company in this Agreement (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or similar materiality qualifiers set forth therein) and the compliance, in all material respects, by the Company with the covenants contained in this Agreement and (iii) the most recent financial forecasts of the Company and the Company Subsidiaries delivered to Parent have been prepared in good faith based upon assumptions that were and continue to be reasonable, immediately after giving effect to the transactions contemplated by this Agreement, payment of all amounts to be paid on the Closing Date, including the aggregate Merger Consideration, the Surviving Corporation and the Subsidiaries of the Company, on a consolidated basis, will be Solvent. For the purposes of this Section 5.15, the term “Solvent,” when used with respect to any Person, means that, as of any date of determination, (a) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date; and (b) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature (including a reasonable estimate of the amount of contingent liabilities). For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or lines of credit, or a combination thereof, to meet its obligations as they become due.

Section 5.16. Bank Account. Section 5.16 of the Parent Disclosure Letter sets forth the bank in which Parent maintains a bank account (the “Parent Bank Account”), the account number of the Parent Bank Account, the names of all signatories thereof, the authorized powers of each such signatory, and the cash balance of the Parent Bank Account as of the date of this Agreement.

Section 5.17. Financing.

(a) Commitment Letter. As of the date of this Agreement, Parent has delivered to the Company a true, accurate and complete copy of a duly executed debt commitment letter, dated as of the date of this Agreement (including all exhibits, schedules, and annexes thereto, the “Commitment Letter”), among H.P. Jin, Samuel Chen and Digital Mobile Venture Limited, a British Virgin Islands company (the “Financing Sources”) and Parent, pursuant to which the Financing Sources have committed, jointly and severally, subject to the terms and conditions thereof, to provide the debt financing described therein for the purpose of funding the transactions contemplated by this Agreement, including without limitation, funding the full amount of the Merger Consideration (collectively, the “Financing”). Any reference in this Agreement to the “Commitment Letter” will include such document as amended or modified in compliance with the provisions of Section 6.15 and any reference to “Financing” will include the financing contemplated by the Commitment Letter as amended or modified in compliance with the provisions of Section 6.15.

(b) Sufficiency of Funds. The aggregate proceeds contemplated by the Commitment Letter are sufficient (after netting out applicable fees, expenses, and premiums and charges) to enable Parent and Merger Sub to (i) consummate the transactions contemplated by this Agreement upon the terms contemplated by this Agreement, (ii) pay all of the Merger Consideration payable pursuant to this Agreement, (iii) pay all other amounts required to be paid by Parent or Merger Sub in connection with the Merger or the transactions contemplated by this Agreement, and (iv) pay all related fees and expenses associated with the transactions contemplated by this Agreement or the Commitment Letter incurred by Parent, Merger Sub or any of their respective Affiliates and required to be paid at the Closing by such party. Parent understands and acknowledges that under the terms of this Agreement, the obtaining of the Financing, or any alternative financing is not a condition to Closing.

(c) No Amendment. As of the date of this Agreement, (i) the Commitment Letter has not been amended or modified; (ii) no such amendment or modification is contemplated; and (iii) the commitments contained therein have not been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or rescission is contemplated. As of the date of this Agreement, there are no other Contracts, agreements, side letters or arrangements to which Parent is a party relating to the funding or investing, as applicable, of the full amount of the Financing, other than as expressly set forth in the Commitment Letter. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any term or condition of the Commitment Letter, or otherwise result in any portion of the Financing contemplated thereby becoming unavailable.

(d) Validity. The execution, delivery and performance by Parent of the Commitment Letter has been duly authorized by the board of directors of Parent and no other action on the part of Parent is necessary to authorize its execution and delivery. As of the date of this Agreement, the Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligations of the Parent and, to the knowledge of Parent, the other parties thereto, enforceable against Parent and, to the knowledge of Parent, the other parties thereto in accordance with its terms, subject to the Enforceability Exceptions. Parent acknowledges and agrees, for itself and for each member of the Purchaser Group, that the Company is an express third party beneficiary of the Commitment Letter. Other than as expressly set forth in the Commitment Letter, there are no conditions precedent or other contingencies related to the funding of the full proceeds of the Financing pursuant to any agreement relating to the Financing to which Parent or the Financing Sources, or any of their respective Affiliates, is a party. As of the date of this Agreement, no event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default or breach on the part of Parent or, to the knowledge of Parent, the Financing Sources, pursuant to the Commitment Letter (it being understood that Parent is not making any representation or warranty regarding the effect of any inaccuracy of the representations and warranties in Article IV or the Company’s compliance hereunder). As of the date of this Agreement, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of the Financing to be satisfied by it, or that the Financing will not be available to Parent at the Closing, including any reason to believe that any of the Financing Sources will not perform its funding obligations under the Commitment Letter in accordance with its terms and conditions (it being understood that Parent is not making any representation or warranty regarding the effect of any inaccuracy of the representations and warranties in Article IV or the Company’s compliance hereunder). As of the date of this Agreement, Parent has fully paid, or caused to be fully paid, all commitment or other fees that are due and payable on or prior to the date hereof, in each case, pursuant to and in accordance with the terms of the Commitment Letter. Parent will pay, or cause to be paid, when due all fees arising under the Commitment Letter as and when they become due and payable thereunder.

Section 5.18. No Other Representations.

Each of the Purchaser Parties acknowledges and agrees, for themselves and for each member of the Purchaser Group, on behalf of itself and its Affiliates, that:

(a) (i) except for the representations and warranties contained in Article IV, neither the Company or any Subsidiary of the Company nor any other Person makes or has made any representation or warranty, express or implied, with respect to the Company or any Subsidiary or Affiliate thereof or any of their respective businesses, operations, assets, liabilities, or other matters, or with respect to any discussions, information, documents, projections, forecasts, or other material provided or made available to, or otherwise in the possession of any member of the Purchaser Group or any of their respective Affiliates or any Representative of the foregoing or the accuracy or completeness thereof, (ii) except for the representations and warranties contained in Article IV, no Person has been has been authorized by the Company or any of its Subsidiaries or any of their Affiliates or any Representative of the foregoing to make any representation or warranty relating to the Company or any of its Subsidiaries or any of their businesses, operations, assets, liabilities, or other matters, in connection with this Agreement or the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon any member of the Purchaser Group or any of their respective Affiliates or any Representative of the foregoing as having been authorized by the Company or any of its Subsidiaries or any of their Affiliates or any Representative of the foregoing (or any other Person), (iii) the representations and warranties made by the Company in Article IV are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company has disclaimed any other or implied representations or warranties, notwithstanding the delivery or disclosure to the members of the Purchaser Group or any of their respective Affiliates or any Representative of the foregoing of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements);

(b) except for the representations and warranties contained in Article IV, no member of the Purchaser Group or any of their Affiliates or any Representative of the foregoing is acting (including, as applicable, by entering into this Agreement or consummating the Merger ) in reliance on, or has relied upon, or otherwise induced by (i) any representation or warranty (express or implied) or (ii) any discussions, representation, warranty, estimate, projection, financial information, management presentation, memorandum, presentation, documents or other materials or information, or the accuracy or completeness of any of the foregoing; and

(c) neither the Company, the Special Committee, any of their Representatives nor any other Person will have or be subject to any liability or indemnification obligation to any member of the Purchaser Group or any other Person resulting from the distribution or failure to distribute to the Purchaser Parties or any of their respective Affiliates, or any Purchaser Party’s or any such Affiliate’s use of, any estimate, projection, financial information, management presentation, memorandum, presentation, documents or other materials or information, or the accuracy or completeness of any of the foregoing, unless and solely to the extent any such information is expressly included in a representation or warranty contained in Article IV.

ARTICLE VI

COVENANTS

Section 6.1. Interim Operations of the Company. During the period from the date of this Agreement through the Closing or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1 (the “Pre-Closing Period”), except (u) for any actions required to comply with any COVID-19 Measure, (v) as may be required by Law, (w) with the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed), (x) as required or specifically contemplated by this Agreement, (y) as set forth in Section 6.1 of the Company Disclosure Letter or (z) with respect to actions or omissions taken by or at the direction of any member of the Purchaser Group (including in such Person’s capacity as a director, officer or employee of any of the Acquired Companies), the Company shall, subject to the restrictions and exceptions set forth in Section 6.1 or elsewhere in this Agreement, ensure that the business and operations of the Acquired Companies are conducted in the ordinary course of business in accordance with past practices and in compliance with all then-applicable Law. Without limiting the generality of the foregoing, except (u) for any actions required to comply with any COVID-19 Measure, (v) as may be required by Law, (w) with the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed), (x) as required by, in connection with, or specifically contemplated by this Agreement, (y) as set forth in Section 6.1 of the Company Disclosure Letter or (z) with respect to actions or omissions taken by or at the direction of any member of the Purchaser Group (including in such Person’s capacity as a director, officer or employee of any of the Acquired Companies), during the Pre-Closing Period, none of the Acquired Companies will:

(a) offer, issue, deliver, sell, grant, dispose of, pledge or otherwise Encumber (other than Permitted Encumbrances), or authorize or propose the offering, issuance, delivery, sale, grant, disposition, or Encumbrance (other than Permitted Encumbrances) of (i) any shares of capital stock of any class or any other ownership interest of any of the Acquired Companies, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of any of the Acquired Companies, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other ownership interest of any of the Acquired Companies or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other ownership interest of any of the Acquired Companies (collectively, the “Equity Interests”) or (ii) any other securities of any of the Acquired Companies in respect of, in lieu of, or in substitution for, Common Stock outstanding on the date hereof, other than, with respect to each of clauses (i) and (ii), (A) the issuance of or sales of Common Stock pursuant to the ESPP or pursuant to a Benefits Plan in effect as of the date of this Agreement in accordance with its terms, (B) grants of Company Equity Awards covering up to 50,000 shares of Common Stock and made in the ordinary course of business in accordance with past practices, and the issuance of or sales of Common Stock in settlement of such Company Equity Awards in accordance with their terms, or (C) in connection with the settlement of Company Equity Awards pursuant to the terms of award agreements in effect as of the date of this Agreement, or as contemplated by Section 6.1(f);;

(b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding shares of capital stock or other securities of any Acquired Companies, except (i) in order to satisfy Tax obligations with respect to awards granted under a Company Equity Plan or the exercise price of Stock Options, in accordance with the terms and conditions of the Company Equity Plan or award agreement governing the applicable award, (ii) upon forfeiture of any awards granted under any Company Equity Plans or ESPP by the holder thereof, (iii) transactions between the Company and any of its Subsidiaries, or (iv) in connection with Contracts in effect as of the date of this Agreement or entered into in compliance with the terms of this Agreement;

(c) split, combine, subdivide or reclassify any capital stock or other Equity Interests of any of the Acquired Companies or declare, accrue, set aside for payment or pay any dividend in respect of any outstanding capital stock or other Equity Interests of any of the Acquired Companies or otherwise make any payments to any such holders in their capacity as such (other than dividends and distributions by a Subsidiary of the Company to its parent and distributions resulting from the vesting, exercise or settlement (as applicable) of Company Equity Awards or under the ESPP);

(d) acquire, sell, transfer, Encumber or dispose of, or agree to acquire, sell, transfer, Encumber or dispose of, any material assets or properties owned by the Acquired Companies, except (i) in connection with Contracts in effect as of the date of this Agreement or entered into in compliance with the terms of this Agreement, (ii) any Intellectual Property abandoned or permitted to lapse in accordance with the Company’s reasonable business judgment, (iii) Permitted Encumbrances or (iv) otherwise in the ordinary course of business (including sales of products of the Acquired Companies, and ordinary course disposals of inventory or used equipment);

(e) (i) incur, create, issue or assume any indebtedness or guarantee or otherwise become liable for any indebtedness (including increasing the indebtedness under Contracts in existence as of the date hereof) in excess of $50,000; or (ii) make any loans, advances or capital contributions to, or investments in, any other Person in excess of $50,000, other than (A) to the Company or any wholly-owned Subsidiary of the Company, (B) trade payables and extensions of credit in the ordinary course of business, and (C) advances to employees, in each case in the ordinary course of business consistent with past practice;

(f) except as may be required to the terms of a Benefits Plan, or as otherwise required by Law, (A) increase the compensation or other benefits payable or to become payable to current or former employees, directors or officers of any of the Acquired Companies, other than in the ordinary course of business consistent with past practice and in an amount not to exceed $1,000,000 in the aggregate for all such individuals, (B) grant any rights to severance or termination pay or other termination benefit, or enter into or amend any employment or severance agreement with, any current or former employees, directors, or officers of any of the Acquired Companies, (C) enter into any consulting, bonus, retention, retirement or similar agreement with any employee, officer or director of the Company (including any change to performance targets associated therewith), (D) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former employees, directors or officers or any of their beneficiaries, except, in each case, such action with respect to current or former employees that would not result in an increase to the Company in the cost of maintaining such collective bargaining agreement, plan, trust, fund, policy or arrangement; (E) amend or adopt any material Benefits Plans (other than (i) any such adoption or amendment that is not material to and does not materially increase the cost to the Company of maintaining such material Benefits Plan, (ii) as required pursuant to the terms of such material Benefits Plan or (iii) at-will offer letters with new-hire employees entered into in the ordinary course of business consistent with past practice that do not provide for any severance or change-in-control benefits)); (F) amend or adopt any Company Equity Plan; (G) accelerate the vesting, exercisability or payment of (or waive any performance conditions with respect to), any compensation or benefit (including any equity-based awards), except as otherwise expressly set forth in this Agreement; or (H) grant any additional awards under the Company Equity Plan;

(g) terminate, materially modify, assign or materially amend, or waive or assign any material rights under, any Company Material Contract, except in the ordinary course of business or for renewals, expirations or terminations in accordance with the terms of any Company Material Contract;

(h) change any of its accounting principles, practices or methods unless required by Law or GAAP, including Regulation S-X under the Exchange Act;

(i) amend or permit the adoption of any amendment to the Organizational Documents or to the charter or other organizational documents of any of the other Acquired Companies, or form any Subsidiary;

(j) acquire any equity interest or other interest in any other Entity or effect or become a party to any merger, consolidation, plan of arrangement, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, issuance of bonus shares, division or subdivision of shares, consolidation of shares or similar transaction;

(k) authorize or make any commitment with respect to any material capital expenditure greater than $100,000 that is not budgeted in the Company’s current plan approved by the Board as of the date hereof;

(l) (i) make, revoke or change any material Tax election, (ii) adopt or change any method of Tax accounting, (iii) file any amended Tax Return, (iv) enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement or similar Contract relating to any Tax (other than Contracts entered in the ordinary course of business consistent with past practices the primary purpose of which is not Tax), (v) surrender the right to claim a Tax refund, (vi) settle or compromise any claim, notice, assessment or Legal Proceeding in respect of any Tax, (vii) consent to any waiver of the statute of limitations period applicable to any material Tax claim or assessment, (viii) request any Tax ruling, (ix) fail to pay any material Tax when due and payable, (x) incur any material Taxes outside of the ordinary course of business, or (xi) prepare and file any income or other material Tax Return in a manner which is not consistent with the past custom and practice with respect to the preparation of such Tax Return;

(m) commence any Legal Proceeding, except (A) as required with respect to continuation of Legal Proceedings previously commenced and routine collection matters and other matters in the ordinary course of business consistent with past practices; (B) Legal Proceedings to enforce the terms of this Agreement, (C) as required to perfect or protect material rights of the Acquired Companies or (D) Legal Proceedings in connection with this Agreement and the Merger;

(n) subject to Section 6.12, waive, release, assign, settle or compromise or offer or propose to waive, release, assign, settle or compromise any material Legal Proceeding;

(o) take affirmative action to extend, renew or enter into any Contracts containing non-compete or exclusivity provisions that (A) would restrict or limit, in any material respect, the operations of any of the Acquired Companies and (B) apply to any current or future affiliates of the Company, the Surviving Corporation or Parent;

(p) authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, merger (other than the Merger), consolidation or other reorganization (other than reorganizations involving only wholly owned subsidiaries of the Company which would not result in a material increase in the Tax liability of any of the Acquired Companies); or

(q) enter into any Contract to do any of the foregoing.

Section 6.2. Access to Information. During the Pre-Closing Period, upon reasonable notice, subject to applicable Laws, the Acquired Companies shall (and shall cause the respective Representatives of the Acquired Companies to): (a) provide Representatives of Parent reasonable access, in a manner not disruptive to the operations of the business of the Acquired Companies, during normal business hours, to the properties, books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies, and (b) furnish promptly to such Representatives all information concerning the business, properties and personnel of the Acquired Companies as may reasonably be requested and (c) provide reasonable access to the Acquired Companies’ officers and employees, to the extent such individuals are not members of the Purchaser Group; provided, that nothing herein shall require any of the Acquired Companies to disclose any information or provide access to the Purchaser Parties if such disclosure or access would, in the reasonable judgment of the Company, (i) cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (ii) violate applicable Law, an obligation of confidentiality owing to a third party or the provisions of any agreement to which any of the Acquired Companies is a party, (iii) jeopardize any attorney-client, work product doctrine or other legal privilege, or (iv) enable the Purchaser Parties to review or access documents or information that are directly related to any adverse Legal Proceeding between the Company and its Affiliates on the one hand, and Parent and its Affiliates, on the other hand. Each Purchaser Party agrees that it will not, and will cause its respective Representatives not to, use any information obtained pursuant to this Section 6.2 for any competitive or other purpose unrelated to the consummation of the Merger. Each party hereto will hold any such information that is nonpublic in confidence to the extent required by, and in accordance with, the provisions of that certain agreement, dated October 15, 2020 (the “Confidentiality Agreement”), between the Company, Parent and the other party thereto. Nothing in this Section 6.2 will be construed to require the Company or any of its Subsidiaries or any of their Representatives to prepare any formal reports, analyses, appraisals or opinions in writing.

Section 6.3. Acquisition Proposals.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (California time) on December 2, 2020 (the “No-Shop Period Start Date”), the Company and the other Acquired Companies and their respective Representatives shall have the right to (i) initiate, solicit, facilitate and encourage any inquiry or the making of any proposal or offer that constitutes, or could reasonably be expected to constitute or lead to an Acquisition Proposal, including by providing information (including non-public information and data) regarding, and affording access to the business, properties, assets, books, records and personnel of, the Company and its Subsidiaries to any Person (and its Representatives, including potential financing sources) subject to the entry into, and in accordance with, an Acceptable Confidentiality Agreement; provided that the Company shall make available to Parent and Merger Sub any non-public information or data concerning the Company or its Subsidiaries that is provided to any Person given such access that was not previously made available to Parent or Merger Sub promptly (and in any event within forty-eight (48) hours) after the time it is furnished to such Person, and (ii) engage in, enter into or otherwise participate in any discussions or negotiations with any Persons (and their respective Representatives, including potential financing sources) with respect to any Acquisition Proposals (or inquiries, proposals or offers or other efforts that constitute or could reasonably be expected to constitute or lead to an Acquisition Proposal, including any Person that has informed the Company or its Representatives of an intention to make or has publicly announced an intention to make an Acquisition Proposal) and cooperate with or assist or participate in or facilitate or encourage any such inquiries, proposals, offers, discussions or negotiations or any effort or attempt to make any Acquisition Proposals, including granting a waiver, amendment or release under any confidentiality or pre-existing standstill or similar provision with respect to the Company or its Subsidiaries; provided, that the Company and its Subsidiaries will not pay, agree to pay or cause to be paid or reimburse, agree to reimburse or cause to be reimbursed, the expenses of any such Person in connection with any Acquisition Proposals or any inquiries, discussions or requests with respect to or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal. No later than forty-eight (48) hours after the No-Shop Period Start Date, the Company shall notify Parent in writing of the number of parties that submitted an Acquisition Proposal prior to the No-Shop Period Start Date, which notice shall include a summary of all material terms of any pending Acquisition Proposals that were made in writing by any Excluded Party or any other Acquisition Proposal which the Board or any Independent Committee determined in good faith, after consultation with its Financial Advisor and outside legal counsel, warranted the Board’s or any Independent Committee’s further discussion.

(b) Except as it may relate to any Excluded Party or as permitted by this Section 6.3, including the last sentence of this Section 6.3(a), from 11:59 p.m. (California time) on the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, and except for actions or omissions taken by or at the direction of any Purchaser Party, including in such Person’s capacity as a director, officer or employee of any of the Acquired Companies, the Company and the other Acquired Companies shall not, and the Company and the other Acquired Companies shall instruct and use their reasonable best efforts to cause their respective Representatives not to, directly or indirectly:

(i) solicit or initiate, or knowingly facilitate or knowingly encourage the submission of any Acquisition Proposal;

(ii) furnish any nonpublic information regarding or afford access to the properties, books or records of any of the Acquired Companies to any Person for the purpose of knowingly facilitating or knowingly encouraging an Acquisition Proposal;

(iii) engage in discussions or negotiations with any Person for the purpose of knowingly facilitating or knowingly encouraging any Acquisition Proposal;

(iv) approve, endorse, recommend or enter into any agreement in principle, letter of intent, merger agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.3(d)); or

(v) resolve to propose, agree or publicly announce an intention to do any of the foregoing.

Except as it may relate to any Excluded Party, the Company also agrees that immediately following 11:59 p.m. (California time) on the No-Shop Period Start Date, it shall cease, and shall cause the other Acquired Companies to cease, and shall direct the Representatives of the Company and the other Acquired Companies to cease, any solicitations, discussions or negotiations with any Person (other than the Purchaser Parties and their respective Representatives) in connection with any Acquisition Proposal. For the avoidance of doubt, notwithstanding the occurrence of the No-Shop Period Start Date, until the receipt of the Company Stockholder Approval and the Majority of the Minority Approval, the Company, the other Acquired Companies and their Representatives may continue to engage in the activities described in Section 6.3(a) with respect to any Excluded Party so long as such Excluded Party remains an Excluded Party, including with respect to any amended Acquisition Proposal submitted by an Excluded Party following the No-Shop Period Start Date if such Excluded Party’s Acquisition Proposal has not been withdrawn or terminated at any time prior to the submission of such amendment), and the restrictions in Section 6.3(b) will not apply with respect thereto.

(c) Except as it may relate to an Excluded Party, the Company also agrees that following the No-Shop Period Start Date, it will promptly (and in any event within three (3) Business Days thereof) request each Person (other than the Purchaser Parties and their respective Representatives) that has executed a confidentiality agreement in connection with its consideration of a potential transaction involving the acquisition of the Company to return or destroy all confidential information furnished to such Person by or on behalf of the Company or any of the other Acquired Companies. Except as it may relate to an Excluded Party, the Company shall promptly (and in any event within forty-eight (48) hours thereof) notify in writing Parent of the receipt of any Acquisition Proposal (or any inquiry that could reasonably be expected to lead to an Acquisition Proposal) after the No-Shop Period Start Date, which notice shall include a copy of any such Acquisition Proposal made in writing and any other written terms and proposals provided (including financing commitments) to the Company or its Representatives and a written summary of material terms and conditions of any such Acquisition Proposal not made in writing. Thereafter, the Company shall keep Parent reasonably informed of the status and material terms of any such Acquisition Proposal including any material changes in respect of any such Acquisition Proposal and the material terms thereof. The Company agrees that it will not enter into any agreement with any Person that prohibits the Company from providing any information or materials to Parent in accordance with, or otherwise complying with this Section 6.3(c). Notwithstanding anything to the contrary herein, the Company may grant a waiver, amendment or release under any confidentiality or standstill agreement to allow for an Acquisition Proposal to be made to the Company or the Board or any Independent Committee so long as the Company promptly (and in any event within forty-eight hours thereof) notifies Parent thereof after granting any such waiver, amendment or release.

(d) Anything in this Agreement to the contrary notwithstanding, at any time prior to the receipt of the later of the Company Stockholder Approval and the Majority of the Minority Approval, the Company may furnish nonpublic information regarding the Acquired Companies to, afford access to, and engage in discussions or negotiations with, any Person or group of Persons in response to an Acquisition Proposal submitted to the Company, the Board or any Independent Committee by such Person or group after the No-Shop Period Start Date if (A) the Board or any Independent Committee concludes in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to constitute or lead to a Superior Proposal, (B) such Acquisition Proposal did not arise from a material breach of Section 6.3(b) (other than any such breach caused by any member of the Purchaser Group); (C) the Board or any Independent Committee determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; (D) (x) prior to furnishing nonpublic information regarding the Acquired Companies, the Company receives from such Person or group of Persons an executed Acceptable Confidentiality Agreement and (y) subsequent to entering into discussions with such Person or group of Persons, the Company gives Parent written notice setting forth the identity of such Person or group of Persons and the Company’s intention to furnish nonpublic information to, or enter into discussions with, such Person or group of Persons; and (E) concurrently with furnishing any such material nonpublic information to such Person or group of Persons, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished or made available by the Company to any Purchaser Party); provided that, notwithstanding the foregoing, following the receipt of an Acquisition Proposal that did not arise from a material breach of Section 6.3(b) (other than such breach caused by any member of the Purchaser Group), the Board or any Independent Committee may contact the Person or group of Persons who has made such Acquisition Proposal solely to clarify and understand the terms and conditions thereof.

(e) During the Pre-Closing Period, neither the Company nor the Board (in accordance with Section 9.14) nor any committee thereof shall (i) withhold, withdraw, amend, qualify or modify, in a manner adverse to the Purchaser Parties, the Company Recommendation, (ii) adopt, approve or recommend any Acquisition Proposal, (iii) fail to include the Company Recommendation in the Proxy Statement or fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in any solicitation or recommendation statement on Schedule 14D-9 as promptly as practicable after the commencement of such Acquisition Proposal (but in any event within 10 Business Days following such commencement), (iv) following receipt of an Acquisition Proposal, fail to reaffirm its approval or recommendation of this Agreement and the Merger within 10 Business Days after receipt of any reasonable request to do so from Parent or (v) resolve or agree to take any of the foregoing actions (any of the actions or events described in clauses (i) through (v), a “Change in Recommendation”). Notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the later of the Company Stockholder Approval and the Majority of the Minority Approval, if (A) in response to an Intervening Event, the Board or any Independent Committee determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law or (B) in response to an Acquisition Proposal that did not arise from a material breach of Section 6.3(b) (other than any such breach caused by any member of the Purchaser Group) and that has not been previously withdrawn or terminated, the Board or any Independent Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal and that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, the Board or any Independent Committee may make a Change in Recommendation in respect of such Intervening Event or such Superior Proposal, as the case may be. The Board or any Independent Committee may make a Change in Recommendation only if (i) the Board or any Independent Committee has notified Parent in writing of its intent to take such action (any such notice, a “Change in Recommendation Notice”), which notice shall be provided at least four Business Days in advance of such action (and the Purchaser Parties shall keep the contents of such Change in Recommendation Notice confidential until such Change in Recommendation is made public by the Company) and, if delivered in connection with (A) a Superior Proposal, such Change of Recommendation Notice shall include the material terms and conditions of the Superior Proposal and a copy of the available proposed transaction agreement to be entered into in respect of such Superior Proposal) or (B) an Intervening Event, such Change of Recommendation Notice contains a reasonably detailed description of the material details of such Intervening Event; provided, that it is agreed that the provision of such Change in Recommendation Notice to Parent, in each case, shall not constitute a Change in Recommendation; (ii) if requested by Parent, the Company shall, and shall cause its Representatives to, following receipt by Parent of the Change in Recommendation Notice and for such period of at least four Business Days in advance of making a Change of Recommendation (such time period, the “Notice Period”), negotiate with Parent and any Representative of Parent in good faith (to the extent Parent desires to negotiate) to permit Parent to propose amendments to the terms and conditions of this Agreement and the Merger (a “Parent Proposal”); (iii) following the Notice Period, and taking into account any Parent Proposal received during the Notice Period, the Board or any Independent Committee shall have considered in good faith such Parent Proposal, if any, and shall have determined, in respect of such Superior Proposal, that the Superior Proposal would continue to constitute a Superior Proposal or, in respect of such Intervening Event, the failure to make a Change in Recommendation with respect to such Intervening Event would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, if the revisions proposed in such Parent Proposal, if any, were to be given effect; and (iv) such Superior Proposal did not arise from a material breach of this Section 6.3(b) (other than any such breach caused by any member of the Purchaser Group).

The Company acknowledges and agrees that, in connection with a Change in Recommendation Notice delivered in connection with an Acquisition Proposal that is determined to be a Superior Proposal, each successive material modification to the financial terms or other material terms or conditions (including the provision of financing) of such Acquisition Proposal shall be deemed to constitute a new Acquisition Proposal for purposes of this Section 6.3(e) and shall trigger a new obligation (taking into account any changes offered and agreed to in writing by Parent during the Notice Period), except that such Change in Recommendation Notice shall be provided at least two Business Days (instead of four Business Days otherwise contemplated by clause (ii) above) in advance of a Change in Recommendation.

(f) Nothing contained in this Agreement shall prohibit the Company or the Board or any committee thereof from, directly or indirectly through their respective Representatives, (i) making any disclosure to the Company’s stockholders if the Board or any committee thereof has determined in good faith that the failure to do so would be inconsistent with applicable Law (including fiduciary duties) or (ii) complying with Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with respect to an Acquisition Proposal (or any similar communication to its stockholders in connection with the making or amendment of a tender offer or exchange offer); provided, that any such action taken or statement made that relates to an Acquisition Proposal shall not be deemed to be a Change in Recommendation if the Board or any Independent Committee reaffirms the Company Recommendation in such statement or in connection with such action. During the Pre-Closing Period, upon the written request by Parent (A) following any disclosure specified in clauses (i) or (ii) above or (B) in the event an Acquisition Proposal has been publicly announced, the Board or any Independent Committee shall expressly publicly reaffirm the Company Recommendation within 10 Business Days following such request, and failure to do so shall be deemed to be a Change in Recommendation.

Section 6.4. Publicity. The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be reasonably acceptable to Parent and the Company. Neither the Company nor Parent (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the Merger without the prior agreement of the other Party, except (a) as may be required by Law or by any listing agreement with a national securities exchange, in which case the Party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other Party before making any such public announcements, (b) each party may make any public statement in response to questions from the press, analysts, investors, or communicate with employees, suppliers, customers, partners or vendors so long as such statements are consistent with previous press releases, public disclosures or public statements, (c) that the Company shall not be required to obtain the prior agreement of any Purchaser Party in connection with the receipt and existence of an Acquisition Proposal and matters related thereto or a Change in Recommendation and (d) the Company may otherwise communicate in the ordinary course with its employees, joint venturers, customers, suppliers and vendors as it deems appropriate. Nothing herein shall preclude any party from initiating, prosecuting or defending against any litigation between the parties arising out of this Agreement or the Merger.

Section 6.5. Directors’ and Officers’ Insurance and Indemnification.

(a) For a period of six (6) years from and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless all past and present directors and officers of the Company and the Company Subsidiaries (collectively, the “Indemnified Parties”) against any costs (including attorneys’ fees and advancement costs), expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit, proceeding or investigation, whether civil, criminal, administrative or investigative in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger), whether asserted or claimed prior to, at or after the Effective Time, in connection with such Persons serving or having served as an officer, director or other fiduciary of the Company or any Subsidiary of the Company or of any other Person if such service was at the request of the

Company or any Subsidiary of the Company, to the fullest extent permitted by applicable Law, the Organizational Documents of the Company, and the corresponding organizational documents of the Company’s Subsidiaries, as applicable, as in effect on the date of this Agreement, or any indemnification, employment or other similar Contracts by and between any Acquired Company and an Indemnified Party. The Parties agree that the foregoing rights to indemnification and advancement shall also apply with respect to any action to enforce this provision or any other indemnification or advancement right of any Indemnified Party and that all rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in the Organizational Documents of the Company, or the corresponding organizational documents of the Company’s Subsidiaries, as in effect on the date of this Agreement, or in any indemnification, employment or other similar Contracts by and between any Acquired Company and an Indemnified Party, shall survive the Merger and shall continue in full force and effect in accordance with the terms thereof. Notwithstanding anything herein to the contrary, if any Indemnified Party notifies the Surviving Corporation in writing on or prior to the sixth (6th) anniversary of the Effective Time of a matter in respect of which such Person intends in good faith to seek indemnification pursuant to this Section 6.5(a), the provisions of this Section 6.5(a) shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.

(b) For a period of six (6) years from and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation and its Subsidiaries to, cause the organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to exculpation, indemnification and advancement of expenses that are at least as favorable as the exculpation, indemnification and advancement of expenses provisions set forth in the Organizational Documents of the Company or the corresponding organizational documents of any of the Company’s Subsidiaries as in effect immediately prior to the Effective Time, and the Surviving Corporation shall not, and Parent shall cause the Surviving Corporation and its Subsidiaries not to, amend repeal or otherwise modify such exculpation, indemnification and advancement of expenses provisions, or similar provisions in any in any indemnification, employment or other similar Contracts by and between any Acquired Company and an Indemnified Party in effect immediately prior to the Effective Time, except as required by applicable Law.

(c) The Company shall obtain, prior to or at the Effective Time, “tail” insurance policies from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier, with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms, conditions and exclusions that are not less advantageous to the Indemnified Parties than the Company’s current directors’ and officers’ liability insurance policies, in each case in respect of claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event will the Company be required to expend an annual premium for such coverage in excess of three hundred percent (300%) of the last annual premium paid by the Company or any of its Subsidiaries for such insurance prior to the date of this Agreement (the “Maximum Premium”). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Company will obtain the greatest coverage available for a cost not exceeding an annual premium equal to the Maximum Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. If such “tail” policy has been established by the Company, Parent shall not terminate such policy and shall cause all of the Company’s obligations thereunder to be honored by Parent and the Surviving Corporation and its Subsidiaries.

(d) The provisions of this Section 6.5 shall survive the consummation of the Merger and (i) may not be terminated, amended or otherwise modified in any manner that materially adversely affects any Indemnified Party without the prior written consent of such affected Indemnified Party, (ii) are intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties and their heirs and representatives as if such person were a party to this Agreement and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnified Party may have under the organizational documents of the Company and its Subsidiaries, under employment agreements and indemnification agreements entered into with the Company or any of its Subsidiaries, or under applicable Law (whether at law or in equity). The obligations of the Surviving Corporation, Parent and their respective Subsidiaries pursuant to this Section 6.5 shall be joint and several.

(e) In the event Parent, the Surviving Corporation or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.5. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy or indemnification agreement that is or has been in existence with respect to the Company or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 6.5 is not prior to, or in substitution for, any such claims under any such policies or agreements.

Section 6.6. SEC Filings; Other Actions.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company will prepare and cause to be filed with the SEC, with the assistance of the Purchaser Parties, the Proxy Statement, and the Company and the Purchaser Parties will prepare and cause to be filed with the SEC the Schedule 13E-3. The Purchaser Parties and the Company will use their respective reasonable best efforts to cooperate with each other in connection with the preparation of the foregoing documents. Each of the Purchaser Parties will use its reasonable best efforts to promptly provide such information regarding Purchaser Parties and any other member of the Purchaser Group that the Company may reasonably request for inclusion in the Proxy Statement and Schedule 13E-3. Each of the Company and the Purchaser Parties shall use its reasonable best efforts so that the Proxy Statement and the Schedule 13E-3 comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the Company and the Purchaser Parties will use its reasonable best efforts to have the Proxy Statement and the Schedule 13E-3 cleared by the SEC as promptly as reasonably practicable after such filing. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the date the Proxy Statement is cleared by the SEC. The Company will as promptly as reasonably practicable notify Parent of the receipt of any oral or written comments from the SEC relating to the Proxy Statement. The Company will reasonably cooperate and provide Parent with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto), and the Purchaser Parties and the Company will cooperate and provide each other with a reasonable opportunity to review and comment in good faith on the draft Schedule 13E-3 (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with or sending such to the SEC, and the Purchaser Parties and the Company will provide each other with copies of all such filings made and correspondence with the SEC with respect thereto. Notwithstanding the foregoing, the Company assumes no responsibility with respect to written information supplied by or on behalf of any Purchaser Party for inclusion or incorporation by reference in the Proxy Statement. If at any time prior to the Company Meeting, any information should be discovered by any Party which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement or the Schedule 13E-3 would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party which discovers such information will promptly notify the other Party and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the appropriate Party with the SEC and, to the extent required by applicable Law, disseminated by the Company to the stockholders of the Company.

(b) The Company shall (i) use reasonable efforts to take all action required under the DGCL, its Organizational Documents and the rules of NASDAQ to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Company Stockholder Approval and the Majority of the Minority Approval (the “Company Meeting”), and (ii) subject to a Change in Recommendation in accordance with Section 6.3, use all reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and approval of the Merger. Notwithstanding the foregoing, the Company shall not be required to convene and hold the Company Meeting at any time prior to the 20th Business Day following the mailing of the Proxy Statement to the Company’s Stockholders. The Company may not adjourn or postpone the Company Meeting without the prior written consent of Parent, except (A) after consultation with Parent, for not more than two (2) periods not to exceed ten (10) Business Days each if on the date on which the Company Meeting is then-scheduled, the Company has not received proxies representing a sufficient number of shares of Common Stock to obtain the Company Stockholder Approval or Majority of the Minority Approval, (B) after consultation with Parent, to the extent necessary under applicable Law to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Meeting, (C) in order to obtain a quorum of stockholders, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting, or (D)  the Company is required to postpone or adjourn the Company Meeting by applicable Law or request from the SEC or its staff.

Section 6.7. Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the Company and Parent shall each use their reasonable best efforts to promptly (i) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties to this Agreement in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger; (ii) obtain from any Governmental Entities any actions, non-actions, clearances, waivers, consents, approvals, permits or Orders required to be obtained by the Company, Parent or any of their respective Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the Merger; (iii) make all registrations, filings, notifications or submissions which are necessary or advisable, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) any applicable federal or state securities laws and (B) any other applicable Law; provided, that the Company, on the one hand, and Parent, on the other hand, will cooperate with each other in connection with the making of all such filings, including providing copies of all such filings and attachments to outside counsel(s) for the non-filing Party and including the timing of the initial filings; (iv) furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the Merger; (v) keep the other Party promptly (and in any event within three days) informed in all material respects of any material communication received by such Party from, or given by such Party to, any Governmental Entity and of any material communication received or given in connection with any Legal Proceeding by a private party, in each case relating to the Merger, and if in writing, provide a copy of such material communication to the other Party; (vi) permit the other Party to review in advance any material communication (and consider the other Party’s reasonable comments thereto) delivered to any Governmental Entity relating to the Merger or in connection with any Legal Proceeding by a private party relating thereto; (vii) consult in advance with and give the other Party the opportunity to attend and participate in any meetings and conferences with any Governmental Entity relating to the Merger or in connection with any Legal Proceeding by a private party relating thereto (to the extent permitted by such Governmental Entity or private party); (viii) avoid the entry of, or have vacated or terminated, any decree, Order, or judgment that would restrain, prevent or delay the consummation of the

Merger, including defending any lawsuits or other Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger; and (ix) execute and deliver any additional instruments necessary to consummate the Merger; provided, that in no event shall any of the Acquired Companies, prior to the Effective Time, be required to pay or agree to pay any fee, penalty or other consideration to any Third Party for any consent or approval required for the consummation of the Merger under any Contract (except to the extent of the amount of any fee or other consideration set forth in such Contract, and except for ordinary course fees or other consideration which are not material in amount).

(b)    The Company and Parent shall use their respective reasonable best efforts to promptly file or cause to be filed, within ten Business Days from the date hereof, all required filings under the HSR Act or under any other Antitrust Law promulgated by any Governmental Entity set forth on Schedule 6.7(b) hereto (collectively, the “Antitrust Filings”). The Company and Parent shall consult and cooperate with each other in the preparation of such filings, and shall promptly inform the other parties of any material communication received by such party from any Antitrust Authority or other Governmental Entity regarding the transactions contemplated by this Agreement. No party shall agree to any voluntary extension of any statutory deadline or waiting period without the written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed). Each of Parent and the Company shall be responsible for its own filing fees required to be paid in connection with any Antitrust Filing.

(c)    In addition to the foregoing, the obligations of the Company and Parent under this Section 6.7 to use reasonable best efforts also shall include responding timely to all aspects of any investigation conducted by any Antitrust Authority or other Governmental Entity including, for example, by producing documents and/or information and producing representatives for interviews and meetings to such Antitrust Authority or other Governmental Entity on a voluntary and compulsory basis. The Parties also agrees to cooperate fully with each other in any such investigation including, for example, providing information necessary for the other Party to prepare white papers or similar submissions to such Antitrust Authority or other Governmental Entity.

(d)    Parent’s obligations under this Section 6.7 to use reasonable best efforts shall include, solely to the extent that any of the following actions are not material to the business, financial condition, results of operations of assets of the Acquired Companies, taken as a whole, (i) proposing, negotiating, committing to or effecting, by consent decree, hold separate order, or otherwise, the sale, transfer, license, divestiture or other disposition of, or any prohibition or limitation on the ownership (including conduct or behavioral remedies or covenants), operation, effective control or exercise of full rights of ownership of, any of the businesses, product lines or assets of Parent or any of its Affiliates or of the Company, and (ii) defending any judicial or administrative action or similar proceeding instituted (or threatened to be instituted) by any Governmental Entity or seeking to have any stay, restraining order, injunction or similar order entered by any Governmental Entity vacated, lifted, reversed, or overturned.

(e)    No Party shall consent to any voluntary delay of the consummation of the Merger without the consent of the other parties to this Agreement. Notwithstanding anything in this Agreement to the contrary, unless required by Law or any Governmental Entity, materials provided pursuant to this Section 6.7 may be redacted (i) to remove references concerning the valuation of the business of the Acquired Companies, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address privilege or confidentiality concerns.

Section 6.8.    Merger Sub and Surviving Corporation. Parent will take all actions necessary to (a) cause Merger Sub and the Surviving Corporation, to perform promptly their respective obligations under this Agreement, (b) cause Merger Sub to commence and consummate the Merger on the terms and conditions set forth in this Agreement and (c) ensure that, prior to the Effective Time, Merger Sub does not conduct any business, make any investments or incur or guarantee any indebtedness. Parent and Merger Sub shall be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

Section 6.9.    Section 16 Matters. Prior to the Effective Time, the Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act (“Section 16”) of Common Stock or other securities under the Company Equity Plans pursuant to this Agreement in connection with the Merger shall be an exempt transaction for purposes of Section  16.

Section 6.10.    Takeover Statutes. If the restrictions of any Takeover Statutes become or are deemed to be applicable to the Company, the Purchaser Parties, or the Merger, then each of the Company and the Purchaser Parties, and their respective board of directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the Merger may be consummated as promptly as practicable on the terms contemplated hereby, and otherwise act to render the restrictions of such Takeover Statute inapplicable to the foregoing.

Section 6.11.    Stock Exchange Delisting. Prior to the Effective Time, the Company and Parent shall take such actions reasonably required to cause the shares of Common Stock to be de-listed from NASDAQ and deregistered under the Exchange Act as soon as practicable following the Effective Time.

Section 6.12.    Stockholder Litigation. Except as set forth in Section 3.4 with regard to appraisal rights, in the event that any stockholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought, or to the Company’s knowledge, is threatened, against the Company or any members of its Board (or a duly authorized committee thereof) on or after the date of this Agreement and prior to the Effective Time (the “Transaction Litigation”), the Company shall promptly notify Parent of any such Transaction Litigation (including by providing copies of all pleadings with respect thereto) and shall keep Parent reasonably informed with respect to the status thereof. The Company shall (a) give Parent the opportunity to participate, at Parent’s expense, in the defense or settlement of any Transaction Litigation and (b) consult with Parent with respect to the defense and settlement of any Transaction Litigation. The Company shall not settle or agree to settle any Transaction Litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). Notwithstanding anything to the contrary in this Section 6.12, any litigation or claim relating to Dissenting Shares shall be governed by Section 3.4.

Section 6.13.    Certain Contracts. Without the prior written consent of any Independent Committee, none of the Purchaser Parties shall, and each of the Purchaser Parties shall use reasonable best efforts to cause the other members of the Purchaser Group not to, (a) have any communications or discussions, or enter into any side letters or other oral or written agreements or understandings, with any of the Company’s or its Subsidiaries’ directors, officers, employees or stockholders (i) that relate to the Merger, (ii) regarding any directorship, employment arrangement, consulting arrangement or similar association with the Surviving Corporation or any of its Subsidiaries, Affiliates or parent companies from and after the Effective Time, (iii) regarding any retention, severance or other compensation, incentives or benefits that may be or become payable to such individuals in connection with the Merger or following the consummation thereof (iv) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration, (v) pursuant to which any such individual would agree to provide, directly or indirectly, an equity investment, debt financing or similar transaction to Parent, Merger Sub, the Surviving Corporation or any of their respective Subsidiaries, Affiliates or parent companies, or (vi) pursuant to which any stockholder of the Company will agree to vote to approve this Agreement or the Merger or against any Superior Proposal or (b) enter into or modify any Contract which would prevent or materially impair the ability of any management member, director or stockholder of the Company or any of their respective Affiliates, with respect to any Acquisition Proposal the Company may receive, from taking any of the actions described in Section 6.3 to the extent such actions are permitted to be taken by the Company thereunder.

Section 6.14.    Special Committee. Prior to the Effective Time, without the consent of the Special Committee, (a) the Board shall not eliminate the Special Committee, or revoke or diminish the authority of the

Special Committee, (b) none of the Purchaser Parties shall, and each of the Purchaser Parties shall cause each member of the Purchaser Group not to, remove or cause the removal of any director of the Board that is a member of the Special Committee either as a member of the Board or such Special Committee and (c) each of the Purchaser Parties shall, and shall cause each member of the Purchaser Group to, vote, or cause to be voted, all shares of Common Stock Beneficially Owned by any member of the Purchaser Group, or over which any member of the Purchaser Group has voting control, from time to time and at all times, in whatever manner necessary to ensure that at any annual or special meeting of the stockholders of the Company at which an election of directors is held or pursuant to any written consent of the stockholders of the Company, each director of the Board that is a member of the Special Committee shall be elected to the Board.

Section 6.15.    Financing.

(a)    During the period commencing on the date of this Agreement and terminating on the earlier to occur of the Closing and the termination of this Agreement pursuant to Article VIII, Parent shall not without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) permit any amendment, supplement, replacement or other modification to be made to, or any consent or waiver of any provision or remedy pursuant to, the Commitment Letter if such amendment, supplement, replacement, modification, condition or waiver would, or would reasonably be expected to, (i) reduce the aggregate amount of the Financing from that contemplated in the Commitment Letter; (ii) impose new or additional conditions or other terms or otherwise expand, amend or modify any of the conditions to the receipt of the Financing as set forth in the Commitment Letter or any other terms to the Financing as set forth in the Commitment Letter in a manner that would reasonably be expected to (A) materially delay, impede or prevent the consummation of the transactions contemplated by this Agreement; (B) make the timely funding of the Financing, or the satisfaction of the conditions to obtaining the Financing, less likely to occur in any respect; or (C) adversely impact the ability of Parent or the Company to enforce its rights against the Financing Sources under the Commitment Letter or the definitive agreements with respect thereto; provided however, for the avoidance of doubt, Parent may (x) amend, supplement and/or modify the Commitment Letter solely to add lenders, syndication agents or similar entities as parties thereto who had not executed the Commitment Letter as of the date hereof and (y) correct non-substantive typographical errors, in each case, so long as the commitments of the Financing Sources are not reduced. Parent shall furnish to the Company a copy of any amendment, restatement, replacement, supplement, modification, waiver or consent of or relating to the Commitment Letter promptly upon execution thereof. Parent shall not release or consent to the termination of the Commitment Letter or the termination or reduction of any commitments provided thereunder.

(b)    During the period commencing on the date hereof and terminating on the earlier to occur of the Closing and the termination of this Agreement pursuant to and in accordance with Article VIII, Parent will use its reasonable best efforts to take or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange and obtain the Financing on the terms and conditions described in the Commitment Letter, including using its reasonable best efforts to (i) maintain in effect the Commitment Letter in accordance with its terms and subject to the conditions thereof (subject to Parent’s right to replace, restate, supplement, modify, assign, substitute or amend the Commitment Letter in accordance with this Section 6.15), (ii) satisfy on a timely basis (or obtain the waiver thereof) all conditions to funding that are to be satisfied by Parent in the Commitment Letter; (iii) in the event that all conditions in the Commitment Letter (other than conditions that by their nature are to be satisfied at the Closing) have been satisfied (other than those conditions that would be expected to be satisfied substantially concurrently with the Closing) consummate or cause to be consummated the Financing at or prior to the Closing; (iv) comply with its obligations pursuant to the Commitment Letter; and (v) enforce its rights pursuant to the Commitment Letter, including seeking specific performance against the Financing Sources.

(c)    Parent shall (i) keep the Company fully informed on a reasonably current basis of the status of its efforts to arrange the Financing, and (ii) promptly provide the Company with copies of all executed definitive agreements related to the Financing. Without limiting the generality of the foregoing, Parent shall give the Company prompt written notice (but in any event not later than two Business Days after the occurrence or discovery thereof) (i) of any breach (or threatened breach), default (or any event or circumstance that, with notice or lapse or time or both, could reasonably be expected to give rise to any breach or default), termination or repudiation by any party to the Commitment Letter or definitive agreements related to the Financing of which Parent becomes aware, (ii) of the receipt by Parent of any notice or other communication from any Person with respect to any (A) actual or potential breach, default (or any event or circumstance that, with notice or lapse or time or both, could reasonably be expected to give rise to any breach or default), termination or repudiation by any party to the Commitment Letter, of any provisions thereof or of any definitive agreements related to the Financing or (B) material dispute or disagreement between or among Parent on the one hand, and any of the Financing Sources on the other hand, that could reasonably be expected to result in an actual or threatened breach, default, termination or repudiation by any party to the Commitment Letter, or any provision thereof, or (iii) of the occurrence of any event or development that is reasonably likely to prevent, materially delay or materially impede the timely funding of all or any portion of the Financing or the satisfaction of the conditions to obtaining the Financing materially less likely to occur. Upon the reasonable request of the Company, Parent shall provide the Company information in reasonable detail about the status of its efforts to arrange the Financing.

(d)    Parent expressly acknowledges and agrees that, notwithstanding anything in this Agreement to the contrary, its obligations hereunder, including its obligation to consummate the Closing, are not subject to, or conditioned on, receipt of the Financing or any other financing.

Section 6.16.    Cooperation. Prior to the Closing Date, the Company agrees to use reasonable best efforts to provide, and shall cause its Subsidiaries and its and their respective officers, directors and employees to use, reasonable best efforts to provide and shall use its reasonable best efforts to direct its and their respective Representatives to provide, in each case at Parent’s and Merger Sub’s sole cost and expense, the following cooperation in connection with the arrangement of the Financing contemplated by the Commitment Letter:

(a)    assisting Parent in connection with the preparation and registration of (but not executing, unless effective only at or following the Effective Time) any definitive financing documents as may be reasonably requested by Parent or the Financing Sources;

(b)    delivering notices of prepayment within the time periods required by the relevant agreements governing indebtedness and obtaining customary payoff letters, lien terminations and instruments of discharge to be delivered at the Closing, and giving any other necessary notices, to allow for the payoff, discharge and termination in full at the Closing of all indebtedness required by the Commitment Letter to be paid, discharged or terminated at Closing;

(c)    taking all corporate and other actions, subject to the occurrence of the Closing, reasonably requested by Parent to (1) permit the consummation of the Financing (including, to the fullest extent permitted by applicable Law, distributing the proceeds of the Financing, if any, obtained by any Subsidiary of the Company to the Surviving Corporation), and (2) cause the direct borrowing or incurrence of all of the proceeds of the Financing by the Surviving Corporation or any of its Subsidiaries concurrently with or immediately following the Effective Time; and

(d)    furnishing Parent and the Financing Sources with all documentation and other information required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations, provided that the request for such information has been made at least ten Business Days prior to Closing.

Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Agreement will require the Company or any of its Subsidiaries to (A) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent, (B) enter into any definitive agreement that is effective prior to the Closing, (C) give any indemnities in connection with the Financing that are effective prior to the

Effective Time, (D) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business or the Company and its Subsidiaries or create an unreasonable risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries, (E) provide any information the disclosure of which is prohibited or restricted under applicable Law or is legally privileged, or (F) take any action that will conflict with or violate its organizational documents or any applicable Laws or would result in a violation or breach of, or default under, any agreement to which the Company or any of its Subsidiaries is a party. In addition, no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Financing will be effective until the Effective Time, and neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (including being an issuer or other obligor with respect to the Financing) that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time. Nothing in this Section 6.16 will require (A) any officer or Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action pursuant to Section 6.16 or any other provision of this Agreement that could reasonably be expected to result in personal liability to such officer or Representative, or (B) the members of the Company Board as of immediately prior to the Effective Time to approve any financing or Contracts related thereto.

If the Closing fails to occur for any reason, upon request by the Company, Parent shall promptly (and in any event within thirty (30) calendar days of invoice) reimburse the Company and its Subsidiaries for all out-of-pocket costs and expenses (including legal fees and expenses) incurred by the Company and/or any of its Subsidiaries in connection with providing the support and cooperation contemplated by this Section 6.16. Parent shall indemnify and hold harmless the Company and its Subsidiaries, and each of their respective directors, officers, employees, agents and other representatives, from and against any and all losses, damages, claims, interest, costs or expenses (including legal fees and expenses), awards, judgments, penalties and amounts paid in settlement suffered or incurred by any of them in connection with providing the support and cooperation contemplated by this Section 6.16 and any information utilized in connection therewith (other than information provided by the Company or any of the Company’s Subsidiaries).

Section 6.17.    Employees; Compensation and Benefits. During the period commencing on the Closing Date and ending on the date which is not less than twelve (12) months after the Closing Date (or earlier, if a Company Employee’s (as defined below) employment with the Company or its Subsidiaries terminates), Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, provide to each employee of the Acquired Companies as of the day immediately prior to the Closing (the “Company Employees”): (i) base salary or wages, as applicable, and target bonus opportunities (excluding equity-based compensation), which are no less favorable in the aggregate than provided by the Company or the applicable Subsidiary of the Company immediately prior to the Closing; and (ii) retirement and welfare benefits that are substantially comparable in the aggregate to those provided by the Company or the applicable Subsidiary of the Company immediately prior to the Closing. After the Closing Date, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to (I) honor all rights to paid time off, including vacation, personal and sick days, accrued but unused by Company Employees prior to the Closing under any Benefit Plan, subject to the terms and conditions thereof (collectively, “Paid Time Off”); and (II) provide Company Employees with a reasonable opportunity to use Paid Time Off under the Surviving Corporation’s Paid Time Off plans. Parent shall honor, or shall cause the Surviving Corporation to honor, in accordance with their terms, all employment agreements between the Company and its Subsidiaries on the one hand and any officer, director or employee, of the Company or such Subsidiary on the other hand, as such agreements are in effect on the day prior to the Closing Date. Notwithstanding anything to the contrary set forth in this Agreement, this Section 6.17 will not be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate any Company Employee for any reason; (ii) subject to the limitations and requirements specifically set forth in this Section 6.17, require Parent, the Surviving Corporation or any of their respective Subsidiaries to continue any Benefits Plan or prevent the amendment, modification or termination thereof after the Effective Time; (iii) create any third party beneficiary rights in any Person; or (iv) establish, amend or modify any Benefit Plan.

Section 6.18.    Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent approving the Merger in accordance with the DGCL.

Section 6.19.    Conduct of the Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

Section 6.20.    Parent Bank Account. Prior to the date of this Agreement, Parent deposited, or caused to be deposited, an amount of cash equal to not less than the $6,000,000 (the “Minimum Parent Bank Account Amount”) into the Parent Bank Account. During the period commencing on the date hereof and terminating on the earlier to occur of the Closing and the termination of this Agreement pursuant to and in accordance with Article VIII, Parent shall maintain a cash balance in the Parent Bank Account of an amount not less than the Minimum Parent Bank Account Amount, and Parent shall not, and Parent shall cause its Representatives not to, transfer, distribute, or otherwise dispose of any cash to the extent that such transfer, distribution or dispositions would result in the Parent Bank Account having a cash balance less than the Minimum Parent Bank Account Amount.

Section 6.21.    Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party will use their reasonable best efforts to take such action.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1.    Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Company, on the one hand, and the Purchaser Parties, on the other hand, to consummate the Merger are subject to the satisfaction (or mutual waiver by the Company and the Purchaser Parties, if permissible under applicable Law; provided, that the condition in Section 7.1(a) cannot be waived by any Person, including the Company or the Purchaser Parties in any circumstance) of the following conditions:

(a)    the Majority of the Minority Approval shall have been obtained;

(b)    the Company Stockholder Approval shall have been obtained;

(c)    any waiting periods in connection with the Antitrust Filings and all other consents, waivers and approvals from Governmental Entities set forth on Schedule 7.1(c) shall have expired, been terminated, been made or been obtained; and

(d)    no Governmental Entity of any competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order or Law or taken any other action which is then in effect (whether temporary, preliminary or permanent) and has the effect of enjoining, restraining or otherwise prohibiting the consummation of the Merger.

Section 7.2.    Conditions to the Purchaser Parties’ Obligations to Effect the Merger. The obligations of the Purchaser Parties to effect the Merger are subject to the satisfaction (or waiver by the Purchaser Parties) of the following conditions:

(a)    (a) (i) The representations and warranties of the Company contained in Section 4.1 (Organization), Section 4.2 (Capitalization), Section 4.4 (Authorization; Validity of Agreement; Company

Action), Section 4.21 (Opinion of Financial Advisor) and Section 4.9(b) (Absence of Certain Changes) of this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date (except, with respect to Section 4.2, for any de minimis inaccuracies) (other than to the extent any such representation and warranty addresses matters only as of a particular date or only with respect to a specific period of time which representation and warranty needs only be true and correct as of such date or with respect to such period); and (ii) all other representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date hereof and shall be true and correct (without giving effect to any limitation as to “materiality” or Company Material Adverse Effect) as of the Closing Date as though made on the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and correct as of such date or with respect to such period), except, in the case of this clause (iii), where the failure of such representations and warranties of the Company to be so true and correct (without giving effect to any limitation as to “materiality” or Company Material Adverse Effect set forth therein), does not have, and would not reasonably be expected to have, individually, or in the aggregate, a Company Material Adverse Effect;

(b)    The Company shall have performed all obligations and complied with all covenants, in each case in all material respects, required by this Agreement to be performed or complied with by it at or prior to the Closing; and

(c)    The Company shall have delivered to Parent a certificate, dated as of the Closing Date, signed by a duly authorized officer of the Company, certifying to the satisfaction of the conditions specified in Section 7.2(a) and Section 7.2(b).

Section 7.3.    Conditions to Company’s Obligations to Effect the Merger. The obligations of Company to effect the Merger are subject to the satisfaction (or waiver by Company) of the following conditions:

(a)    The representations and warranties of each of the Purchaser Parties contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties of such Purchaser Party to be so true and correct (without giving effect to any limitation as to “materiality” or Parent Material Adverse Effect set forth therein), does not have, and would not reasonably be expected to have, individually, or in the aggregate, a Parent Material Adverse Effect.

(b)    Each of the Purchaser Parties shall have performed all obligations and complied with all covenants, in each case in all material respects, required by this Agreement to be performed or complied with by it at or prior to the Closing.

(c)    Parent shall have delivered to the Company certificates, dated as of the Closing Date, signed by a director or duly authorized officer of Parent, certifying as to the satisfaction of the conditions specified in Section 7.3(a) and Section 7.3(b).

Section 7.4.    Frustration of Conditions. None of the Company or any Purchaser Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s failure to act in good faith or use its reasonable best efforts to consummate the Merger, as required by and subject to Section 6.7, or by such Party’s breach in any material respect of any provision of this Agreement.

ARTICLE VIII

TERMINATION

Section 8.1.    Termination. This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding the adoption of this Agreement by the stockholders of the Company or Merger Sub), only as follows (it being understood and agreed that this Agreement may not be terminated for any reason or on any other basis):

(a)    by the mutual written agreement of the Company (in accordance with Section 9.14) and Parent.

(b)    by either the Company (in accordance with Section 9.14) or Parent:

(i)    if any Governmental Entity having competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect, or taken any other action, in each case, permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Order or other action shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to a Party (A) whose breach of, or failure to fulfill, any of its obligations under this Agreement has been a primary cause of, or resulted in, the enactment, issuance, promulgation, enforcement or entry of any such Order or other action or (B) who has failed to use its reasonable best efforts to avoid the entry of, oppose, or have vacated or terminated, any such Order in accordance with its obligations under Section 6.7;

(ii)    if the Company Stockholder Approval, including the Majority of the Minority Approval, shall not have been obtained at the Company Meeting (after taking into account any adjournment or postponement thereof); provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) if the failure to obtain the Company Stockholder Approval is due to the failure of one or more stockholder parties to the Support Agreement to vote the shares of Common Stock Beneficially Owned by it in accordance with the Support Agreement; or

(iii)    if the Merger shall not have occurred by 11:59 p.m. (California time), on May 2, 2021 (the “Initial Termination Date”); provided, however, that if on such date, the conditions set forth in Section 7.1(c) or Section 7.1(d) have not been satisfied, and each of other conditions set forth in Section 7.1, Section 7.2, and Section 7.3 are satisfied or waived (other than Section 7.1(a), which cannot be waived by any Person, including the Company or the Purchaser Parties in any circumstance), or are capable of being satisfied if the Closing Date were to occur on such date (such requirements, the “Automatic Extension Conditions”), then the Initial Termination Date shall be automatically extended, with no action on the part of any Party, to 11:59 p.m. (California time) on July 31, 2021 (the “Second Termination Date”), provided, further, that if on the Second Termination Date, the Automatic Extension Conditions are met, then the Second Termination Date shall be automatically extended with no action on the part of any Party to 11:59 p.m. (California time) on October 29, 2021 (the “Third Termination Date”); provided further that the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) shall not be available to any Party whose breach of, or failure to fulfill, any of its obligations under this Agreement in any manner has been a primary cause of the failure to consummate the Merger by the Termination Date (it being understood that the Purchaser Parties and the other members of the Purchaser Group shall be deemed a single Party for purposes of the foregoing proviso). For purposes of this Agreement, “Termination Date” means the Initial Termination Date, or, if extended pursuant to this Section 8.1(b)(iii), the Second Termination Date, or, if extended pursuant to this Section 8.1(b)(iii), the Third Termination Date.

(c)    by the Company (in accordance with Section 9.14):

(i)    if a breach or failure of any representation, warranty or covenant of any Purchaser Party set forth in this Agreement, shall have occurred, which breach or failure has given rise to the failure of a condition set forth in Section 7.1 or Section 7.3 and shall not have been cured within 30 days of the receipt by the Purchaser Parties of written notice from the Company of such breach or failure stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(c)(i) (or any shorter period of the time that remains between the date the Company provides written notice of such breach or failure and the Termination Date); provided, however, that, the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if it is then in material breach of this Agreement;

(ii)    at any time prior to the receipt of the Company Stockholder Approval and the Majority of the Minority Approval, if the Board authorized the Company to enter into a definitive agreement with respect to a Superior Proposal, to the extent permitted by and in accordance with the terms of Section 6.3; provided, however, that the Company shall concurrently with, and as a condition of, such termination, pay the Company Termination Fee to Parent pursuant to Section 8.2(b)(i);

(iii)    if (a) all of the conditions set forth in Section 7.1 have been satisfied or waived (other than those conditions that by their nature are only capable of being satisfied at the Closing), (b) all of the conditions set forth in Section 7.2 have been satisfied or waived (other than those conditions that by their nature are only capable of being satisfied at the Closing), (c) the Company has irrevocably confirmed by written notice to Parent that (1) all conditions set forth in Section 7.3 have been satisfied or waived (other than those conditions that by their nature are only capable of being satisfied at the Closing) and (2) the Company stands ready, willing and able to consummate the Merger and the transactions contemplated hereby, and (d) Parent fails to consummate the Closing within two (2) Business Days of such notice; or

(iv)    if there has been a material breach of Section 6.20.

(d)    by Parent, if:

(i)    a breach or failure of any representation, warranty or covenant of the Company set forth in this Agreement shall have occurred, which breach or failure has given rise to the failure of a condition set forth in Section 7.1 or Section 7.2 and shall not have been cured within 30 days of the receipt by the Company of written notice from Parent of such breach or failure stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(d)(i) (or any shorter period of the time that remains between the date Parent provides written notice of such breach or failure and the Termination Date); provided, however, that, Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if it is in material breach of this Agreement; or

(ii)    prior to obtaining the Company Stockholder Approval and the Majority of the Minority Approval, the Board or an Independent Committee (in accordance with Section 9.14) shall have effected a Change in Recommendation.

Section 8.2.    Effect of Termination.

(a)    The Party terminating this Agreement pursuant to Section 8.1(b), Section 8.1(c) or Section 8.1(d), as the case may be, shall give written notice of such termination to the other Party in accordance with this Agreement specifying the provision or provisions hereof pursuant to which such termination is being effected. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party hereto; provided, however, that (i) the terms of the Confidentiality Agreement with respect to this Agreement and the Merger, Section 6.4, Article VIII and Article IX shall survive any termination of this Agreement in accordance with their respective terms and (ii) nothing herein shall relieve any Party hereto of any liability for damages resulting from its actual or intentional fraud of this Agreement prior to such termination (which damages the Parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs). The Parties acknowledge and agree that nothing in this Section 8.2 shall be deemed to affect their right to specific performance under Section 9.9.

(b)    If this Agreement is validly terminated (i) by the Company pursuant to Section 8.1(c)(ii), then the Company shall pay to Parent concurrently with, and as a condition of, such termination, the Company Termination Fee, or (ii) by Parent pursuant to Section 8.1(d)(ii), then the Company shall pay to Parent the Company Termination Fee within two (2) Business Days of receipt of the written notice of termination, in each case by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, which shall be promptly provided by Parent.

(c)    If this Agreement is validly terminated by:

(i)    the Company pursuant to Section 8.1(c)(iii) or Section 8.1(c)(iv).

(ii)    the Company or Parent pursuant to Section 8.1(b)(iii), and at the time of termination, all conditions to Parent’s obligations to consummate the Merger set forth in Article VII, other than the conditions set forth in Section 7.1(c) or Section 7.1(d), have been satisfied or waived (other than those conditions that by their nature are only capable of being satisfied at the Closing); or

(iii)    the Company or Parent pursuant Section 8.1(b)(i), and at the time of termination, all conditions to Parent’s obligations to consummate the Merger set forth in Article VII, other than the conditions set forth in Section 7.1(c) or Section 7.1(d), have been satisfied or waived (other than those conditions that by their nature are only capable of being satisfied at the Closing);

then Parent shall pay to the Company the Parent Termination Fee, within two (2) Business Days of receipt or delivery by Parent (as applicable) of the written notice of termination, by wire transfer of immediately available funds to an account or accounts designated in writing by the Company, which shall promptly be provided by the Company.

(d)    If (A) this Agreement is terminated pursuant to Section 8.1(b)(ii) or Section 8.1(b)(iii); (B) following the execution and delivery of this Agreement and prior to such termination of this Agreement an Acquisition Proposal has been made directly to the Company’s stockholders or publicly announced and not publicly withdrawn or otherwise abandoned; and (C) within twelve months following such termination of this Agreement, either a transaction contemplated by such Acquisition Proposal is consummated or the Company enters into a definitive agreement providing for the consummation of a transaction contemplated by such Acquisition Proposal and such transaction is subsequently consummated, then the Company shall promptly (and in any event within three Business Days after such consummation) pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, which shall be promptly provided by Parent. For purposes of this Section 8.2(c), all references to “15%” in the definition of “Acquisition Proposal” will be deemed to be references to “50%.”

(e)    In no event shall the Company be required to pay the Company Termination Fee, or Parent be required to pay the Parent Termination Fee, as the case may be, on more than one occasion.

(f)    Upon payment of the Company Termination Fee, the Company shall have no further liability to the Purchaser Parties with respect to the Merger, this Agreement or the transactions contemplated hereby. Upon payment of the Parent Termination Fee, the Purchaser Parties shall have no further liability to the Company with respect to the Merger, this Agreement or the transactions contemplated hereby.

(g)    Notwithstanding anything to the contrary in this Agreement, if the Company is required to pay the Company Termination Fee to Parent pursuant to this Agreement, the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Purchaser Parties and the other members of the Purchaser Group, without prejudice to the remedy of specific performance set forth in Section 9.9, against the Company or any other Acquired Company and any of its or their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, members, managers, general or limited partners, assignees, or any Representatives of the foregoing (each a “Company Related Party” and collectively, the “Company Related Parties”) for any breach, loss or damage shall be to terminate this Agreement and receive payment of the Company Termination Fee, in each case, only to the extent provided by this Section 8.2; and upon payment of such amount, none of the Purchaser Parties or any other member of the Purchaser Group shall have any rights or claims against any Company Related Party (or any of such party’s Affiliates or Representatives) under this Agreement or otherwise in connection with this Agreement or the transactions contemplated hereby, whether at law or equity, in contract, in tort or otherwise, and no Company Related Party (or any of such party’s Affiliates or Representatives) shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby(it being understood that this Section 8.2(g) shall not relieve or release any Company Related Party from any liabilities or damages arising out of actual or intentional fraud with respect to the representations and warranties contained in Article IV, or from its obligations pursuant to Section 8.2(a).

(h)    Notwithstanding anything to the contrary in this Agreement, if the Purchaser Parties are required to pay the Parent Termination Fee to the Company pursuant to this Agreement, the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company against Parent or Merger Sub (or any obligor under the Commitment Letter) or any of their respective former, current or future general or limited partners, shareholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, agents or any their respective assignees or successors or any former, current or future general or limited partner, shareholder, controlling Person, manager, member, director, officer, employee or any Representatives of the foregoing (each a “Parent Related Party” and collectively, the “Parent Related Parties”) for any breach, loss or damage shall be to terminate this Agreement and receive payment of the Parent Termination Fee, in each case, only to the extent provided by this Section 8.2; and upon payment of such amount, the Company shall have no rights or claims against any Parent Related Party (or any of such party’s Affiliates or Representatives) under this Agreement or otherwise in connection with this Agreement or the transactions contemplated hereby, whether at law or equity, in contract, in tort or otherwise, and no Parent Related Party (or any of such Party’s Affiliates or Representatives) shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby (it being understood that this Section 8.2(h) shall not relieve or release any Purchaser Party from any liabilities or damages arising out of actual or intentional fraud with respect to the representations and warranties contained in Article V, or from its obligations pursuant to Section 8.2(a)).

(i)    The Company and each of the Purchaser Parties acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement; that the damages resulting from termination of this Agreement under circumstances where the Company Termination Fee or Parent Termination Fee are payable under this Section 8.2 are uncertain and incapable of calculation and, therefore, the amounts payable pursuant to this Section 8.2 are not a penalty, but are liquidated damages, in a reasonable amount that will compensate the Company, Parent, their respective Affiliates and their respective Representatives for the efforts and resources expended and opportunities foregone while negotiating this Agreement and other documents contemplated hereby and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement; and that, without these agreements, the Parties would not enter into this Agreement. In the event that the Company shall fail to pay the Company Termination Fee or the Purchaser Parties shall fail to pay the Parent Termination Fee, when due, and, in order to obtain such payment, a Purchaser Party or the Company, as applicable, commences a suit which results in a judgment against the Company or a Purchaser Party, as applicable, for any amount set forth in this Section 8.2, the non-prevailing party shall pay to the prevailing party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate prevailing during such period as published in the Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

ARTICLE IX

MISCELLANEOUS

Section 9.1.    Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented, whether before or after any vote of the stockholders of the Company contemplated hereby and whether before or after the effectiveness of the Merger Sub Stockholder Consent at any time prior to the Effective Time, with respect to any of the terms contained herein by written agreement of the Parties, by action taken by their respective boards of directors (or individuals holding similar positions) with the Company acting solely through any Independent Committee; provided, however, that following receipt of the Company Stockholder Approval and the Majority of the Minority Approval, no amendment may be made that would reduce the amount or change the type of consideration into which each share of Common Stock shall be converted upon consummation of the Merger or that by Law otherwise would require further approval or authorization by the stockholders of the Company without such further approval or authorization.

Section 9.2.    Nonsurvival. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

Section 9.3.    Notices. All notices, requests and other communications to any Party under, or otherwise in connection with, this Agreement shall be in writing (in the English language) and shall be deemed to have been duly given on the date of delivery (a) if delivered in person; (b) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received; provided that each notice Party shall use reasonable best efforts to confirm receipt of any such email correspondence promptly upon receipt of such request); or (c) if transmitted by national overnight courier, in each case as addressed as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.3):

(a)    if to any of the Purchaser Parties, to:

V99, Inc.

c/o Telenav, Inc.

4655 Great America Parkway, Suite 300

Santa Clara, CA 95054

Attention: H.P. Jin

Email: hpjin@telenav.com

with a copy (which shall not constitute notice) to:

Norton Rose Fulbright US LLP

555 California Street, Suite 3300

San Francisco, California 94104

Attention: Lior Nuchi

Email: lior.nuchi@nortonrosefulbright.com

(b)    if to the Company or the Special Committee, to:

Telenav, Inc.

4655 Great America Parkway, Suite 300

Santa Clara, CA 95054

Attention: General Counsel

Email: generalcounsel@telenav.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

One Market Plaza

San Francisco, California 94105

Attention: Robert Ishii and Rich Mullen

Email: rishii@wsgr.com and rich.mullen@wsgr.com

and

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304

Attention: Julia Reigel

Email: jreigel@wsgr.com

Section 9.4.    Interpretation.

(a)    Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to in this Agreement, and any and all drafts relating thereto exchanged between the Parties shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is expressly waived.

(b)    Disclosure of any fact, circumstance or information in any section of the Company Disclosure Letter or the Parent Disclosure Letter shall be deemed to be adequate response and disclosure of such fact, circumstance or information with respect to any representation, warranty or covenant in any section of Article IV, Article V or Article VI, calling for disclosure of such fact, circumstance or information, whether or not such disclosure is specifically associated with or purports to respond to one or more or all of such representations, warranties or covenants if the applicability of such disclosure to such representation, warranty or covenant is reasonably apparent. The inclusion of any item in the Company Disclosure Letter or the Parent Disclosure Letter shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

(c)    The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Letter or the Parent Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the Parties to determine whether any obligation, item or matter (whether or not described in this Agreement or included in any Schedule) is or is not material for purposes of this Agreement.

(d)    In this Agreement, except as the context may otherwise require, references to (i) any agreement (including this Agreement), Contract, statute or regulation are to the agreement, Contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or Contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity include any successor to that Governmental Entity; (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section; and (iv) “days” mean calendar days.

Section 9.5.    Counterparts. This Agreement may be executed in counterparts, including via facsimile or email in “portable document format” (“.pdf”) form transmission, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. No Party may raise the use of an electronic delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an electronic delivery, as a defense to the formation of a contract, and each party hereto forever waives any such defense, expect to the extent such defense relates to lack of authenticity.

Section 9.6.    Entire Agreement. This Agreement, including the Company Disclosure Letter, the Parent Disclosure Letter, the Confidentiality Agreement and the exhibits hereto, together with the other instruments referred to herein, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof. The representations and warranties set forth in Article IV and Article V and the covenants set forth in Section 6.1 have been made solely for the benefit of the Parties and (x) may be intended not as statements of fact, but rather as a way of allocating the risk to one of the Parties if those statements prove to be inaccurate; (y) have been qualified by reference to the Company Disclosure Letter and the Parent Disclosure Letter, which contains certain disclosures that are not reflected in the text of this Agreement; and (z) may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement will (i) not be superseded, (ii) survive any termination of this Agreement, and (iii) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

Section 9.7.    Severability. Each Party agrees that, should any court or other competent authority hold any provision of this Agreement or part of this Agreement to be null, void or unenforceable, or order any Party to take any action inconsistent herewith or not to take an action consistent with the terms of, or required by, this Agreement, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth in this Agreement shall not in any way be affected or impaired, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate. Upon such determination that any term or other provision is null, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the greatest extent possible.

Section 9.8.    Governing Law; Venue; Waiver of Jury Trial.

(a)    THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (“RELEVANT MATTERS”), SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY PRINCIPLES OF CONFLICTS OF LAW THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)    THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DGCL, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF OR IN CONNECTION WITH ANY RELEVANT MATTER, AND WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR OR IN CONNECTION WITH ANY RELEVANT MATTER THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL

COURT. THE PARTIES CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 8.2 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY RELATE TO OR BE IN CONNECTION WITH ANY RELEVANT MATTER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY RELEVANT MATTER. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION  9.8.

Section 9.9.    Specific Performance. The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties (including a Party’s failure to take such actions as are required of it hereunder in order to consummate the transactions contemplated by this Agreement). Prior to the termination of this Agreement pursuant to Section 8.1, it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, in each case in accordance with this Section 9.9, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity. Each Party accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 9.9. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.9, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If prior to the Termination Date, any Party brings any Legal Proceeding to enforce specifically the performance of the terms and provisions of this Agreement by any other Party, the Termination Date shall automatically be extended by such other time period established by the court presiding over such action or until such action is otherwise resolved. In addition, notwithstanding anything in this Agreement to the contrary: (x) no Person other than the Company shall be entitled to seek specific performance of this Agreement against the Purchaser Parties; and (y) no Person other than the Company shall be entitled to seek payment of the Parent Termination Fee.

Section 9.10.    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and assigns. Any purported assignment in violation of this Section 9.10 shall be void. No assignment by any Party shall relieve such Party of any of its obligations hereunder.

Section 9.11.    Expenses. Subject to Section 8.2, all costs and expenses incurred in connection with the Merger, this Agreement and the consummation of the Merger shall be paid by the Party incurring such costs and expenses, whether or not the Merger is consummated.

Section 9.12.    Headings. Headings of the Articles and Sections of this Agreement and the table of contents, Schedules and Exhibits are for convenience of the Parties only and shall be given no substantive or interpretative effect whatsoever.

Section 9.13.    Extension; Waivers. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party or Parties entitled to the benefits thereof only by a written instrument signed by the party expressly granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 9.14.    Independent Committee Approval. Notwithstanding anything to the contrary herein and subject to the requirements of applicable Law, any amendment, consent, waiver or other determination to be made, or action to be taken, by the Company or the Board under or with respect to this Agreement shall be made or taken at the direction and upon the approval of, and only at the direction and upon the approval of an Independent Committee. An Independent Committee, and only an Independent Committee, may pursue any action or litigation with respect to breaches of this Agreement on behalf of the Company.

Section 9.15.    Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that the Company and certain members of the Purchaser Group, including Parent, have previously executed the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms. Each member of the Purchaser Group will, and Parent shall cause each member of the Purchaser Group and their respective Representatives and Affiliates to, hold and treat all documents and information concerning the Company and its Subsidiaries furnished or made available to Parent, Merger Sub or their respective Representatives and Affiliates in connection with the Merger in accordance with the Confidentiality Agreement.

Section 9.16.    No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties hereto and no Affiliate or any of past, present or future, direct or indirect, equityholders, controlling persons, directors, officers, employees, incorporators, members, managers, partners, stockholders, or Representatives of any Party hereto or any of its Affiliates shall have any liability for any obligations or liabilities of the Parties or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 9.17.    No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that (i) Section 8.2(g) is intended to benefit the Company Related Parties and each other Representative of the Company or the other Acquired Companies, each of whom is an express third party beneficiary of, and has the right to enforce, such provision and (ii) Section 8.2(h) is intended to benefit the Parent Related Parties and each other Representative of the Parent Related Parties, each of whom is an express third party beneficiary of, and has the right to enforce, such provision; and provided, further, that Section 6.5 is intended to benefit the Indemnified Parties, each of whom is an express third party beneficiary of, and has the right to enforce, such provisions.

Section 9.18.    No Attribution. Notwithstanding anything herein to the contrary, no action or failure to act of any member of the Purchaser Group (in their capacity as such), shall be attributed to the Company and any other Acquired Company when determining whether the Company or any Acquired Company or any of their Representatives have breached, or otherwise failed to comply with, any of the representations, warranties, covenants, agreements or other terms of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and each of the Purchaser Parties has caused this Agreement to be signed by their respective officers or directors thereunto duly authorized as of the date first written above.

TELENAV, INC.

By:	/s/ Douglas Miller
Name:	Douglas Miller
Title:	Lead Independent Director

V99, INC.

By:	/s/ H.P. Jin
Name:	H.P. Jin
Title:	Chief Executive Officer

TELENAV99, INC.

By:	/s/ H.P. Jin
Name:	H.P. Jin
Title:	Chief Executive Officer, President and Treasurer

[Signature Page to Agreement and Plan of Merger]

EXECUTION

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to Agreement and Plan of Merger, dated as of December 17, 2020 (this “Amendment”), by and among Telenav, Inc., a Delaware corporation (the “Company”), V99, Inc., a Delaware corporation (“Parent”), and Telenav99, Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”). Each of the Company, Parent and Merger Sub are sometimes referred to as a “Party.” Capitalized terms used in this Amendment and not otherwise defined herein have the meaning given to them in the Merger Agreement (as defined below).

RECITALS

A.    The Company, Parent and Merger Sub previously entered into an Agreement and Plan of Merger, dated as of November 2, 2020 (the “Merger Agreement”).

B.    The Company, Parent and Merger Sub wish to amend certain provisions of the Merger Agreement as set forth in this Amendment.

C.    Pursuant to Section 9.1 of the Merger Agreement, the Parties may amend any of the terms contained in the Merger Agreement by written agreement of the Parties whether before or after any vote of the stockholders of the Company contemplated by the Merger Agreement and whether before or after the effectiveness of the Merger Sub Stockholder Consent at any time prior to the Effective Time, by action taken by their respective boards of directors with the Company acting solely through any Independent Committee.

D.    The Board, acting upon the recommendation of the Special Committee, and the respective boards of directors of each of Parent and Merger Sub, have approved the execution and delivery of this Amendment on behalf of the applicable Party.

E.    The Parties are entering into this Amendment so as to: (i) condition the Parties’ obligations to consummate the Merger on the affirmative vote of the holders of 66 and 2/3% of the outstanding shares of Common Stock not Beneficially Owned by any member of the Purchaser Group in favor of the adoption of the Merger Agreement; and (ii) amend the treatment of the shares of Common Stock owned by the members of the Purchaser Group immediately prior to the Effective Time so that such shares will be converted into the Merger Consideration like all other shares of Common Stock (other than Dissenting Shares and shares owned by the Company as treasury stock immediately prior to the Effective Time).

AGREEMENT

The Parties therefore agree as follows:

1.    Amendments to the Merger Agreement.

(a)    The last sentence of Section 4.16 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“This Agreement also requires, as a non-waivable condition to the Closing, that the holders of 66 and 2/3% of the outstanding shares of Common Stock not Beneficially Owned by any member of the Purchaser Group shall have voted in favor of the adoption of this Agreement (the “2/3 of the Minority Approval”).”

(b)    That all other references to “Majority of the Minority Approval” in the Merger Agreement are deleted in their entirety and replaced with “2/3 of the Minority Approval”.

(c)    Section 3.1(c) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“All shares of Common Stock that are owned by the Company as treasury stock immediately prior to the Effective Time (collectively, “Cancelled Shares”) shall, at the Effective Time, be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.”

2.    Agreement References. All references to the “Agreement” in the Merger Agreement will be deemed to be references to the Merger Agreement as amended by this Amendment.

3.    Headings. The headings set forth in this Amendment are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Amendment or any of its terms or provisions.

4.    Confirmation of the Merger Agreement. Other than as expressly modified by this Amendment, all provisions of the Merger Agreement remain unmodified and in full force and effect and are incorporated herein by reference.

5.    Miscellaneous Provisions. The provisions of Article IX of the Merger Agreement apply to this Amendment as if fully set forth in this Amendment with the necessary changes made, mutatis mutandis.

[Signature page follows.]

The Parties are signing this Amendment on the date stated in the introductory clause.

TELENAV, INC.

By:	/s/ Steve Debenham
Name: Steve Debenham
Title: General Counsel

V99, INC.

By:	/s/ H.P. Jin
Name: H.P. Jin
Title: Chief Executive Officer

TELENAV99, INC.

By:	/s/ H.P. Jin
Name: H.P. Jin
Title: Chief Executive Officer, President and Treasurer

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

ANNEX B 11100 Santa Monica Blvd., Ste. 800 Los Angeles, CA 90025 Tel: (310) 966-1444 | Fax: (310) 966-1448 www.brileyfin.com

November 2, 2020

The Special Committee of the

Board of Directors

Telenav, Inc.

4655 Great America Parkway, Suite 300

Santa Clara, CA 95054

Dear Committee Members:

We understand that Telenav, Inc. (“Telenav” or the “Company”) plans to enter into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, V99, Inc. (“V99”) and Telenav99, Inc., a wholly owned subsidiary of V99 (“Merger Sub”), pursuant to which, among other things, (i) Merger Sub will merge (the “Transaction”) with the Company, (ii) each outstanding share of common stock, par value $0.001 per share (“Common Stock”), of the Company, other than the Cancelled Shares (as this term is defined in the Merger Agreement), will be converted into the right to receive $4.80 per share in cash (the “Merger Consideration”), and (iii) the Company will become a wholly owned subsidiary of V99. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have requested our opinion (this “Opinion”) with respect to the fairness, from a financial point of view, to the holders of Unaffiliated Shares (as this term is defined in the Merger Agreement), of the Merger Consideration to be received by such holders in the Transaction pursuant to the Merger Agreement.

In arriving at this Opinion, we have, among other things:

•	Reviewed the financial terms of the final draft of the Merger Agreement, circulated to the Special Committee on November 1, 2020;

•	Reviewed certain publicly available business and financial information related to Telenav;

•

Reviewed certain other information relating to Telenav concerning its business, financial condition and operations, made available to us by Telenav, including forecasts with respect to the future financial performance of Telenav prepared and furnished to us by Telenav management (the “Projections”);

•	Held discussions with members of senior management of Telenav concerning the Transaction and the business, financial condition, and strategic objectives of Telenav;

•	Reviewed certain publicly available financial data, stock market performance data and trading multiples of companies which we deemed relevant;

•	Reviewed the publicly available financial terms of certain other business combinations that we deemed relevant; and

•	Performed such other financial studies, analyses and investigations, and considered such other matters, as we deemed necessary or appropriate for purposes of rendering this Opinion.

In preparing this Opinion, at your direction, we have relied, without assuming responsibility or liability for independent verification, upon the accuracy and completeness of all financial and other information available from public sources and all other information provided to us or otherwise discussed with or reviewed by us.

Telenav management has advised us and, at your direction, we have assumed that the Projections have been reasonably prepared in good faith and represent Telenav management’s best currently available estimates and judgments with respect to the future financial performance of Telenav. We have assumed no responsibility for and express no view or opinion as to such Projections or the assumptions on which they are based. At your direction, we have used and relied upon such Projections for purposes of our analyses and this Opinion and assumed that such Projections provide a reasonable basis upon which to evaluate Telenav and the proposed Transaction. We have also assumed that there have been no changes in the assets, financial condition, results of operations, business or prospects of Telenav since the respective dates of the last financial statements and other information, financial or otherwise, made available to us that would be material to our analyses or this Opinion, and that there is no information or any facts or developments that would make any of the information reviewed by us inaccurate, incomplete or misleading.

We have not been asked to undertake, and have not undertaken, an independent verification of any information provided to or reviewed by us, nor have we been furnished with any such verification, and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the assets or the liabilities (contingent or otherwise) of Telenav, nor have we evaluated the solvency of Telenav under any state or federal laws. We have undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities to which Telenav is a party or may be subject and our Opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

We also have assumed, with your consent, that (i) in the course of obtaining any regulatory or third party consents or approvals in connection with the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Telenav or the contemplated benefits of the Transaction, (ii) the representations and warranties made by the parties in the Merger Agreement are accurate and complete in all respects material to our analyses and this Opinion; (iii) each party to the Merger Agreement will perform all of its covenants and obligations thereunder; and (iv) the Transaction will be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any term, condition or provision thereof that is material to our analyses or this Opinion. We have also assumed that the Merger Agreement, when executed by the parties thereto, will conform to the version reviewed by us in all respects material to our analyses and this Opinion. We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessments of Telenav and its legal, tax and regulatory advisors with respect to such matters.

This Opinion is limited to the fairness, from a financial point of view, to the holders of Unaffiliated Shares of the Merger Consideration to be received by such holders in the Transaction pursuant to the Merger Agreement, and we express no view or opinion as to the fairness of the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company. This Opinion does not address any other aspect or implication of the Transaction, the Merger Agreement, or any other agreement or understanding entered into in connection with the Transaction or otherwise. We also express no view or opinion as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Merger Consideration or otherwise. We express no view or opinion as to the prices or range of prices at which Company Common Stock may trade at any time. Furthermore, we are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company, or the ability of the Company to pay its obligations when they become due.

This Opinion is necessarily based upon economic, market, monetary, regulatory and other conditions as they exist and can be evaluated, and the information made available to us, as of the date hereof. Although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm this Opinion. As you are aware, the credit, financial and stock markets have experienced significant volatility due to, among other things, the COVID-19 pandemic and related illnesses and the direct and indirect business, financial, economic and market implications thereof, and we express no view or opinion as to any potential effects of such volatility on the Company or the proposed Transaction.

We have acted as financial advisor to the Special Committee (the “Committee”) of the Board of Directors (the “Board”) of Telenav in connection with the Transaction and will receive a fee for such services, a significant portion of which is payable upon the consummation of the Transaction. We may become entitled to an additional fee in connection with the solicitation of third party indications of interest in acquiring the Company following the execution of the Agreement. We will also receive a fee for rendering this Opinion, which is not contingent upon the conclusion set forth in this Opinion or the successful completion of the Transaction. In addition, Telenav has agreed to indemnify us and certain related parties for certain liabilities arising out of or related to our engagement and to reimburse us for certain expenses incurred in connection with our engagement.

We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Telenav and certain of its affiliates. We and our affiliates have in the past provided, and may in the future provide investment banking and other financial services to Telenav and certain of its affiliates, for which we and our affiliates have received, or would expect to receive, compensation, including, during the past two years having provided financial advisory services to Telenav in connection with contemplated acquisition opportunities as well as financing alternatives. We and our affiliates may in the future provide investment banking and other financial services to V99 and certain of its affiliates, for which we and our affiliates would expect to receive compensation. We have adopted policies and procedures designed to preserve the independence of our research and credit analysts whose views may differ from those of the members of the team of investment banking professionals that are advising Telenav.

This Opinion is for the information of the Committee (in its capacity as such) in connection with its consideration of the proposed Transaction. This Opinion does not constitute a recommendation to the Committee, the Board, Telenav, any security holder of Telenav or any other person as to how to act or vote on any matter relating to the Transaction or otherwise. This Opinion does not address the relative merits of the Transaction as compared to alternative transactions or strategies that might be available to Telenav or any other party to the Transaction, nor does it address the underlying business decision of the Committee, the Board, the Company or any other party to effect the Transaction. The issuance of this Opinion was approved by an authorized internal committee of B. Riley Securities, Inc.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Unaffiliated Shares in the Transaction pursuant to the Merger Agreement is fair to such holders from a financial point of view.

Very truly yours,

B. Riley Securities, Inc.

/s/ B. Riley Securities, Inc.

ANNEX C

§ 262 Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §  228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§  251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PRELIMINARY PROXY CARD - SUBJECT TO COMPLETION VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until [TBD] the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/TNAV2021SM You may attend the meeting via the Internet and vote during the meeting. Have available the information that is printed in the box marked by the arrow and follow the instructions. Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until [TBD] the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TELENAV, INC. 4655 GREAT AMERICA PARKWAY, SUITE 300 SANTA CLARA, CA 95054 D28582-S14352 TELENAV, INC. The Special Committee recommends, and the Board of Directors (unanimously, among those independent and disinterested directors voting) recommends, you vote FOR proposals 1, 2 and 3. For Against Abstain ! ! ! 1. The proposal to adopt and approve the Agreement and Plan of Merger, dated as of November 2, 2020, (as amended on December 17, 2020, and as may be further amended, supplemented, or otherwise modified in accordance with its terms, the “Merger Agreement”) among Telenav, Inc., a Delaware corporation, V99, Inc., a Delaware corporation and Telenav99, Inc., a newly formed Delaware corporation and a wholly owned subsidiary of V99. 2. The proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement. ! ! ! ! ! ! 3. The nonbinding, advisory proposal to approve compensation that will or may become payable to Telenav’s named executive officers in connection with the merger. NOTE: Telenav will transact no other business at the special meeting, except such business as may properly be brought before the special meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:The Notice and Proxy Statement is available at www.proxyvote.com. D28583-S14352 TELENAV, INC. Special Meeting of Stockholders [TBD], 2021, [TBD] Pacific Standard Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Adeel Manzoor and Steve Debenham, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of TELENAV, INC. that the stockholder(s) is/are entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Special Meeting of Stockholders to be held at and, in their discretion, to vote upon such other business as may properly come before [TBD], PST on [TBD], 2021 and any adjournment or postponement thereof. This will be a virtual, live, audio meeting of stockholders. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Special Committee of the Board of Directors’ and the Board of Directors’ (unanimously, among those independent and disinterested directors voting) recommendations and as the proxy holder may determine in his discretion with respect to such other business as may properly come before the meeting and any adjournment or postponement thereof. Continued and to be signed on reverse side